    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1997
                                                  REGISTRATION NO. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                         NATIONAL HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)


              DELAWARE                        8051                        APPLICATION FILED

  (State or other jurisdiction of       (Primary Standard        (I.R.S. Employer Identification No.)
   incorporation or organization)    Industrial Classification
                                          Code Number)

                           100 VINE STREET, SUITE 1400
                          MURFREESBORO, TENNESSEE 37130
                                 (615) 890-2020
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             RICHARD F. LAROCHE, JR.
                       SENIOR VICE PRESIDENT AND SECRETARY
                         NATIONAL HEALTHCARE CORPORATION
                           100 VINE STREET, SUITE 1400
                          MURFREESBORO, TENNESSEE 37130
                                 (615) 890-2020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                                ERNEST E. HYNE II
                   HARWELL HOWARD HYNE GABBERT & MANNER, P.C.
                           1800 FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 256-0500


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]



                                               -------------------------------
                                               CALCULATION OF REGISTRATION FEE
===========================================================================================================================
         TITLE OF EACH CLASS                AMOUNT            PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT OF
            OF SECURITIES                    TO BE             OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
          TO BE REGISTERED                REGISTERED (1)         PER SHARE (2)           PRICE (2)                 FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share   10,819,400 shares        $32.46              $351,216,282            $106,429.18
===========================================================================================================================

(1) Based on the maximum number of shares of National HealthCare Corporation Common Stock issuable pursuant to the Distribution.

(2) Estimated in accordance with Rule 457(f)(1) solely for the purpose of calculating the registration fee, based on 70% of the market value of the outstanding units of National HealthCare L.P. as of September 29, 1997.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Dear Limited Partner:

         A special meeting of limited partners (the "Special Meeting") of National HealthCare L.P., a Delaware limited partnership ("NHC"), will be held on Thursday, November 20, 1997, at 9:00 a.m., Central Standard time, at NHC's partnership offices, 100 Vine Street, Suite 1400 Murfreesboro, Tennessee 37130.

         At the Special Meeting, holders of NHC general and limited partnership units ("Units") as of October 31, 1997 (the "Record Date") will be asked to consider and vote upon the following matters:

         1. Approval and adoption of a proposed plan of restructure (the "Plan of Restructure"), pursuant to which NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal tax laws (the "REIT"), to the holders of NHC general and limited partnership units and approximately 806,000 units of limited partnership interest in NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"), to National Health Corporation, NHC's administrative general partner, in the manner set forth in the accompanying proxy statement and NHC will then merge (the "Merger") with National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center, (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC, (iii) certain other assets having little or no book value on NHC's books and
                  (iv) certain liabilities.

         2. Approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposal (1) above (the "NHC Adjournment Proposal"); and

         3. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Partnership approval of the Plan of Restructure is being sought to ensure that NHC's Managing General Partner has identified and structured a transaction appropriate for NHC and its Unitholders.

         The Board of Directors of the Managing General Partner has unanimously approved the Plan of Restructure and the transactions contemplated thereby, all as described in the attached material, and has determined that the Plan of Restructure and the related transactions are fair to and in the best interests of NHC and its Unitholders. The Board of Directors of the Managing General Partner recommends that the Unitholders vote in favor of the Plan of Restructure. You are urged to consider carefully all aspects of the proposed Plan of Restructure discussed in the attached Proxy Statement/Prospectus.

         In the material accompanying this letter, you will find a Notice of Special Meeting of NHC Unitholders, a proxy card and a Proxy Statement/Prospectus relating to, among other things, the actions to be taken by NHC at the Special Meeting. The Proxy Statement/Prospectus more fully describes the Plan of Restructure. It also includes information about the REIT and the Corporation and also serves as a Prospectus for the REIT and the Corporation with respect to the securities of such entities to be issued upon the consummation of the Plan of Restructure.

         All Unitholders as of the Record Date are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your Units be represented and voted at the Special Meeting.

                                      Sincerely,


                                      Richard F. LaRoche, Jr.
                                      Senior Vice President and Secretary
                                      NHC, Inc.

                            NATIONAL HEALTHCARE L.P.
                                 100 VINE STREET
                                   SUITE 1400
                          MURFREESBORO, TENNESSEE 37130



                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                         TO BE HELD ON NOVEMBER 20, 1997


         NOTICE IS HEREBY GIVEN that a special meeting of Unitholders (the "Special Meeting") of National HealthCare L.P., a Delaware limited partnership ("NHC"), will be held on Thursday, November 20, 1997, at 9:00 a.m., Central Standard time, at NHC's partnership offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 to consider and vote upon the following matters more fully described in the accompanying Joint Proxy Statement/Prospectus:

         1. Approval and adoption of a plan of restructure, the ("Plan of Restructure"), pursuant to which NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal income tax laws (the "REIT"), to the holders of NHC general and limited partnership units and approximately 806,000 units of limited partnership interest in NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"), to National Health Corporation, NHC's administrative general partner, in the manner set forth in the accompanying proxy statement and NHC will then merge (the "Merger") with National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center, (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC, (iii) certain other assets having little or no book value on NHC's books and
                  (iv) certain liabilities.

         2. Approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposal (1) above; and

         3. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

         Only Unitholders of record at the close of business on October 31, 1997, are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

                        By order of NHC, Inc., the Managing General Partner




                        -------------------------------------------------------
                        Richard F. LaRoche, Jr.
                        Senior Vice President and Secretary

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                   PARTNERS OF
                            NATIONAL HEALTHCARE L.P.

                               JOINT PROSPECTUS OF
                         NATIONAL HEALTHCARE CORPORATION
                                       AND
                          NATIONAL HEALTH REALTY, INC.

     This Proxy Statement/Prospectus is being furnished by National HealthCare L.P., a Delaware limited partnership ("NHC"), in connection with the solicitation of proxies by the Board of Directors of NHC, Inc., the managing general partner of NHC (the "Managing General Partner"), in connection with a special meeting (the "Special Meeting") of the holders (the "Unitholders") of limited partnership interests of NHC to be held on November 20, 1997, and at any adjournment thereof to approve the proposed restructure of NHC as described in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus and form of proxy are being mailed to Unitholders on or about November 1, 1997.

     To counteract the governmentally mandated loss of taxation as a partnership which is effective January 1, 1998, NHC has proposed a restructure whereby NHC will make a distribution (the "Distribution") of all of the outstanding shares of common stock (the "REIT Shares") of National Health Realty, Inc., a newly-formed Maryland corporation which is intended to qualify as a real estate investment trust under federal tax laws (the "REIT"), to the holders of NHC general and limited partnership units (the "Units") on a pro rata basis, except for approximately 806,000 units of limited partnership interests in NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"), which will be distributed to National Health Corporation, NHC's administrative general partner ("National") as discussed under "The Plan of Restructure" and NHC will then merge (the "Merger") with and into National HealthCare Corporation, a newly-formed Delaware corporation (the "Corporation"). Pursuant to the Merger, each outstanding Unit of NHC will represent the right to receive one share of common stock (the "Shares") of the Corporation. Prior to the Distribution, but effective on the date thereof, NHC will transfer to the REIT and the Operating Partnership (i) the effective ownership (subject to certain debt thereon) in the land, building and fixtures of 17 licensed nursing homes, six assisted living facilities and one retirement center (the "Owned Healthcare Facility or Facilities"), (ii) NHC's interest in certain promissory notes totaling approximately $92.5 million secured by mortgages on approximately 23 additional nursing homes which are owned by third parties and managed by NHC (the "Notes"),
(iii) certain other assets having little or no book value on NHC's books (the "Other Assets") and (iv) certain liabilities (the "Assumed Liabilities"). See "Business -- The REIT" for a more complete description of these assets and liabilities.

     This Proxy Statement/Prospectus also constitutes the joint prospectus of:
(i) National HealthCare Corporation filed with the Securities and Exchange Commission (the "Commission") as a part of a Registration Statement on Form S-4 (the "Corporation Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 10,819,400 shares of National HealthCare Corporation Common Stock which will be issued in the Merger or upon the exercise of options or conversion of convertible securities and (ii) National Health Realty, Inc., filed with the Commission as a part of a Registration Statement on Form S-4 (the "REIT Registration Statement") under the Securities Act, with respect to up to 10,013,400 shares of National Health Realty, Inc. Common Stock which will be issued to NHC Unitholders in the Distribution or upon the exercise of options or conversion of convertible securities.

     A Unitholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the secretary of the Managing General Partner, by executing a proxy bearing a later date, or by attending the Special Meeting and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE PLAN OF RESTRUCTURE. Management does not know of any other matters that will be presented for action at the Special Meeting . If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

     The cost of this proxy solicitation will be borne by NHC. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and NHC will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to the beneficial Unitholders.

     The Merger will be effective at 11:59 p.m. on December 31, 1997 (the "Effective Time") and the Distribution will be made by NHC to Unitholders of record immediately prior to the Effective Time. The Unitholders entitled to receive the REIT Shares in the Distribution will not be required to pay any consideration or take any action to receive those REIT Shares. Prior to the Merger and the Distribution there has been no public market for the Shares or the REIT Shares. Each of the Corporation and the REIT have made application to list the Shares and REIT Shares, respectively, on the American Stock Exchange.

                SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF
                   CERTAIN FACTORS THAT SHOULD BE CONSIDERED.
                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
         The date of this Proxy Statement/Prospectus is ________, 1997.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
INTRODUCTION..................................................................................................... 1

AVAILABLE INFORMATION............................................................................................ 1

SUMMARY OF CERTAIN INFORMATION................................................................................... 2
     Summary Historical and Pro Forma Financial Information...................................................... 6

THE PLAN OF RESTRUCTURE.......................................................................................... 7
     Background and Reasons for the Plan of Restructure.......................................................... 7
     Certain Transactions Preceding the Distribution............................................................. 9
     Manner of Effecting the Distribution and Merger............................................................. 9
     Conditions to the Plan of Restructure....................................................................... 9
     Federal Income Tax Aspects of the Plan of Restructure....................................................... 9
     Businesses of the REIT and the Corporation after the Plan of Restructure.................................... 9
     NHC's Outstanding Options and Convertible Debentures........................................................10
     Effect on NHC Units.........................................................................................10
     Listing and Trading of Shares and REIT Shares...............................................................12
     Termination.................................................................................................12

RISK FACTORS.....................................................................................................13
     Risks Associated With Forward Looking Statements............................................................13
     The REIT....................................................................................................13
     The Corporation.............................................................................................19

VOTING AND PROXY INFORMATION.....................................................................................25
     Voting Procedures...........................................................................................25
     Revocation of Proxies.......................................................................................25
     Vote Required; Quorum.......................................................................................25
     Solicitation of Proxies.....................................................................................25
     Independent Auditors........................................................................................25
     No Appraisal Rights.........................................................................................25
     Other Matters...............................................................................................25

PRICE RANGE OF NHC UNITS.........................................................................................26

DIVIDEND POLICY..................................................................................................27
     NHC ........................................................................................................27
     The REIT....................................................................................................27
     The Corporation.............................................................................................27

BUSINESS.........................................................................................................28
     NHC ........................................................................................................28
     The REIT....................................................................................................28
     The Corporation.............................................................................................31

RELATIONSHIP BETWEEN THE REIT AND THE CORPORATION AFTER THE RESTRUCTURE..........................................46
     The Assumed Liabilities.....................................................................................46
     The Lease...................................................................................................46
     Advisory, Administrative Services and Facilities Agreement..................................................48

PRO FORMA FINANCIAL INFORMATION..................................................................................51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
       RESULTS OF OPERATIONS ....................................................................................57
     NHC ........................................................................................................57
     The Corporation.............................................................................................61
     The REIT....................................................................................................62

MANAGEMENT.......................................................................................................63
     NHC ........................................................................................................63
     The REIT....................................................................................................69
     The Corporation.............................................................................................70

                                                                                                                PAGE
                                                                                                                ----
CERTAIN TRANSACTIONS.............................................................................................74
     National ...................................................................................................74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................75
     NHC ........................................................................................................75
     The REIT....................................................................................................76

DESCRIPTION OF SECURITIES........................................................................................77
     Shares of the Corporation...................................................................................77
     Shares of the REIT..........................................................................................78
     Operating Partnership Agreement.............................................................................80

COMPARISON OF STOCKHOLDER/UNITHOLDER RIGHTS......................................................................82
     Fiduciary Duties............................................................................................88

FEDERAL INCOME TAX CONSIDERATIONS................................................................................89
     Introduction................................................................................................89
     Certain Differences Between the Ownership of Units, Shares..................................................89
     The REIT....................................................................................................89
     Federal Income Taxation of the REIT.........................................................................92
     Opinion of REIT Counsel.....................................................................................92
     Requirements for Qualification..............................................................................93
     Failure to Qualify..........................................................................................95
     Taxation of U.S. Stockholders...............................................................................96
     Special Tax Considerations for Foreign Stockholders.........................................................97
     Information Reporting Requirements and Backup Withholding Tax...............................................98
     Other Tax Considerations....................................................................................98
     Alternative Minimum Tax.....................................................................................99
     ERISA Considerations........................................................................................99
     The Corporation............................................................................................100
     State and Local Taxes......................................................................................101
     Unitholders Should Seek Their Own Tax Advice...............................................................101

LEGAL MATTERS...................................................................................................101

EXPERTS.........................................................................................................101

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

APPENDICES
     1.  Plan of Restructure...................................................................................A-1
     2.  Agreement of Merger ..................................................................................B-2

                                  INTRODUCTION

     To counteract the governmentally mandated loss of taxation as a partnership which is effective January 1, 1998, on August 19 and September 5, 1997, the Board of Directors of the Managing General Partner of National HealthCare L.P., a Delaware limited partnership, unanimously approved in principle (i) the formation of National Health Realty, Inc., a Maryland corporation, as a wholly owned subsidiary of NHC and the formation of NHR/OP, L.P., a Delaware limited partnership with respect to which the REIT would be the general partner and NHC and the REIT would be the limited partners, (ii) the transfer to the REIT and the Operating Partnership all of the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities, (iii) the formation of National HealthCare Corporation, a Delaware corporation, as a wholly-owned subsidiary of NHC, (iv) the Distribution of the REIT Shares to NHC's Unitholders and all of the Operating Partnership's limited partnership units held by NHC to National, and (v) the Merger of NHC with and into the Corporation (the "Plan of Restructure"). The Plan of Restructure will have the effect of separating NHC into two new independent public entities. The Distribution will be payable to the NHC Unitholders of record immediately prior to the Effective Time, at the rate of one REIT Share for each NHC Unit outstanding provided, however, National shall receive either one REIT share or one Operating Partnership Unit ("OP Unit") for each of its NHC Units. As a result of the Merger, each Unitholder certificate in NHC will represent the identical number of shares in the Corporation. The Merger will be effective at 11:59 p.m. on December 31, 1997. The REIT Shares issued in the Distribution will be mailed to the Unitholders as soon thereafter as is practicable. See "The Plan of Restructure -- Manner of Effecting the Distribution and Merger."

     Both the Corporation and the REIT were incorporated on September 26, 1997, each as a wholly-owned subsidiary of NHC for purposes of consummating the Plan of Restructure described herein. Prior to the Distribution, NHC will transfer to the REIT and the Operating Partnership the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities.

     Unitholders of NHC who have questions relating to the Plan of Restructure should contact NHC at its principal corporate offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, telephone (615) 890-2020, Attention:
Investor Relations. After the Effective Time, stockholders of the Corporation who have questions relating to the Plan of Restructure should contact the Corporation at its principal corporate offices, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, telephone (615) 890-2020, Attention: Investor Relations and shareholders of the REIT who have questions relating to the Distribution should contact the REIT at its principal office, 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130 and its telephone number is (615) 890-2020.


                              AVAILABLE INFORMATION

     Each of the Corporation and the REIT have filed a registration statement on Form S-4 (the "Registration Statements") with the Commission under the Securities Act with respect to the Shares and the REIT Shares, respectively. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statements and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to either of the Registration Statements. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. In addition, such Registration Statements may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.

     Following the Distribution, the Corporation and the REIT will each be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. The Corporation and the REIT will also each be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to their respective stockholders in connection with its annual meetings of stockholders. Following the listing of the Corporation and the REIT common stock on the American Stock Exchange ("AMEX"), the Corporation and the REIT will each be required to file with AMEX copies of such reports, proxy statements and other information which then can be inspected at the offices of AMEX at 86 Trinity Place, New York, New York 10006-1881.

     NO PERSON IS AUTHORIZED BY NHC, THE CORPORATION OR THE REIT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NHC, THE REIT OR THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                         SUMMARY OF CERTAIN INFORMATION

     This summary is qualified by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus, which should be read in its entirety.

THE REIT....................................    National Health Realty, Inc., a Maryland corporation, which is intended to qualify as a real estate investment trust under Section
                                                   856 of the Internal Revenue Code of 1986, as amended (the
                                                   "Code").  As used in this Proxy Statement/Prospectus, the REIT means National Health Realty, Inc. and its subsidiaries (including the Operating Partnership).  At the time of the Distribution, the
                                                   REIT will own (i) 15 of  the Owned Healthcare Facilities and lease nine of the Owned Healthcare Facilities with a nominal purchase option, (ii) the Notes, and (iii) Other Assets subject to the
                                                   Assumed Liabilities.  See "Business -- The REIT."

THE CORPORATION.............................    National HealthCare Corporation, a Delaware corporation and its
                                                   subsidiaries.   At the Effective Time of the Merger, it will acquire
                                                   all of the assets, operations and liabilities of NHC, other than the assets and liabilities transferred to the REIT.  See "Business --
                                                   The Corporation."

NHC.........................................    National HealthCare L.P., a Delaware limited partnership and its subsidiaries.  See "Business -- NHC."

RISK FACTORS................................    After the Effective Time, the REIT and the Corporation will continue to be subject to a number of risks, including those which were applicable to the business historically operated by NHC and litigation to which it was subject, as well as new risks, such as a significant conflict of interest.  See "Risk Factors."

REIT SHARES TO BE DISTRIBUTED...............    Approximately 10,013,400 shares of common stock of National
                                                   Health Realty, Inc., a Maryland corporation.  The actual number of
                                                   REIT Shares to be distributed will depend upon the number of
                                                   NHC Units outstanding at the Effective Time. Unitholders will not be required to pay any cash or other consideration or to exchange their Units for the REIT Shares they receive in the Distribution.
                                                   See "The Plan of Restructure -- Manner of Effecting the
                                                   Distribution and Merger" and "-- NHC's Outstanding Options and
                                                   Convertible Debentures."

SHARES TO BE ISSUED IN THE MERGER ..........    Approximately 10,819,400 Shares of common stock of National
                                                   HealthCare Corporation, a Delaware corporation. The actual num ber of Shares to be issued will depend upon the number of NHC
                                                   Units outstanding at the Effective Time.  Unitholders will receive one Share of stock for each Unit held at the Effective Time.  See
                                                   "The Plan of Restructure -- Manner of Effecting the Distribution
                                                   and Merger" and "-- NHC's Outstanding Options and Convertible
                                                   Debentures."

DISTRIBUTION RATIO..........................    One REIT Share for each outstanding NHC Unit, except for certain
                                                   Units held by National Health Corporation, which will receive one
                                                   OP Unit in the Operating Partnership for each such NHC Unit.
                                                   See "The Plan of Restructure -- Manner of Effecting the
                                                   Distribution and Merger", "-- NHC's Outstanding Options and
                                                   Convertible Debentures" and "Certain Transactions -- National."

MERGER CONSIDERATION .......................    One Share for each outstanding NHC Unit.  See "The Plan of
                                                   Restructure -- Manner of Effecting the Distribution and Merger"
                                                   and "-- NHC's Outstanding Options and Convertible Debentures."

DISTRIBUTION DATE...........................    The distribution of REIT shares to Unitholders shall be effective on the date of, but prior to, the Effective Time.  However, with respect to the physical delivery of REIT shares, as soon as practical after the Effective Time, NHC will deliver the REIT Shares to the distribution agent. The distribution agent will mail stock certificates representing the REIT Shares as soon thereafter as practicable.  Current Unit certificates will be deemed to represent shares of the Corporation after the Effective Time.  See "The Plan of Restructure -- Manner of Effecting the Distribution and
                                                   Merger."

EFFECTIVE TIME .............................    11:59 p.m. Central Standard time on December 31,1997. As of the
                                                   Effective Time, each Unit will represent one share of the
                                                   Corporation.  See "The Plan of Restructure -- Manner of Effecting
                                                   the Distribution and Merger."

REIT'S INITIAL ASSETS AND DEBT..............    The REIT's initial assets will consist of: (i) fee ownership or capitalized leases on 17 skilled nursing centers, six assisted living facilities and one retirement center (the "Owned Healthcare
                                                   Facilities"), (ii) certain promissory notes secured by mortgages on approximately 23 additional nursing homes managed by NHC (the
                                                   "Notes") and (iii) certain other assets with nominal book value on the current books of NHC (the "Other Assets"). The transfer of the
                                                   Owned Healthcare Facilities, the Notes and the Other Assets will be subject to (and the REIT will agree to pay and perform) certain
                                                   NHC debt of approximately $105.9 (the "Assumed Liabilities").
                                                   All of the REIT's assets will be owned by the Operating
                                                   Partnership or a subsidiary partnership of the Operating
                                                   Partnership.  See "Relationship between the REIT and the
                                                   Corporation After the Restructure -- Assumed Liabilities."

CORPORATION'S INITIAL ASSETS AND LIABILITIES    The Corporation's initial assets and liabilities will consist of all of the assets and liabilities of NHC, other than those transferred to the REIT; however, the Corporation will
                                                   continue to be contingently liable on debt which the REIT has agreed to pay. See "Business -- The Corporation."



RELATIONSHIP BETWEEN THE
CORPORATION AND THE REIT
AFTER THE PLAN OF RESTRUCTURE ..............    After the Plan of Restructure, the Corporation will continue to be engaged in the development and operation of nursing homes, assisted living and retirement centers, home health agencies and other related services and will lease the Owned Healthcare
                                                   Facilities from the REIT. The Corporation will render certain advice and services to the REIT pursuant to an Advisory,
                                                   Administrative Services and Facilities Agreement (the "REIT
                                                   Advisory Agreement"), for which it will receive a fee.  See
                                                   "Relationship Between the REIT and the Corporation After the
                                                   Restructure -- Advisory Administrative Services and Facility
                                                   Agreement."

REASONS FOR THE PLAN OF RESTRUCTURE ........    NHC is currently a publicly traded limited partnership.  Under current federal tax laws, beginning January 1, 1998, NHC would be taxed as a corporation and not as a partnership.  Management of NHC believes that by dividing NHC into two entities, one of which will be taxed as a real estate investment trust and one of which will be taxed as a corporation, the NHC Unitholders will be able to retain some benefits of a single federal taxable entity with respect to the income derived from  assets transferred to the REIT. In addition, there will be a public market for the REIT Shares and the Shares.
                                                   NHC intends to transfer only tax qualifying assets to the REIT so that the REIT will be taxed for federal income tax purposes as a real estate investment trust and not as a taxable corporation.  See
                                                   "The Plan of Restructure -- Background and Reasons for the Plan
                                                   of Restructure."

TRADING MARKET..............................    Application has been made to list both the REIT Shares and the Shares on the American  Stock Exchange.

FEDERAL TAX CONSEQUENCES....................    The formation of the Corporation and the REIT by NHC and the contribution of assets to the REIT by NHC are intended to qualify as tax free transfers under the Internal Revenue Code of 1986, as amended (the "Code"), with respect to which neither the
                                                   Corporation, the REIT nor NHC generally would recognize gain, except (as to NHC) to the extent that liabilities assumed by the
                                                   REIT or subject to assets transferred to the REIT exceed NHC's adjusted tax basis in such assets immediately prior to such transfer.

                                                   It is not anticipated that such liabilities will exceed such bases. See "Federal Income Tax Considerations -- The REIT
                                                   -- Formation of the REIT -- Tax Consequences, -- Nonrecognition
                                                   Rule of Code Section 351" and "Federal Income Tax
                                                   Considerations -- The Corporation -- Formation."

                                                The formation of, and transfer of assets to, the Operating
                                                   Partnership are intended to qualify as a tax free contribution to a partnership under the Code, with respect to which neither the Operating Partnership, NHC nor the REIT generally would recognize gain.

                                                The Distribution and Merger will be treated for federal income tax purposes as a complete termination and liquidation of NHC in which NHC Unitholders receive Corporation shares and REIT shares in exchange for Units. The merger of NHC into the
                                                   Corporation will be treated as a contribution of NHC's assets
                                                   (other than those contributed to the REIT or the Operating
                                                   Partnership) to the Corporation, which would generally be tax free to the Corporation and NHC, except (as to NHC) to the extent liabilities assumed by the Corporation or subject to assets transferred to the Corporation exceed NHC's adjusted tax bases in such assets immediately prior to the transfer. It is not anticipated that such liabilities will exceed such
                                                   bases. See "Federal Income Tax Considerations -- The
                                                   Corporation -- The Merger."

                                                The REIT is intended to qualify as a real estate investment trust under the Code, the applicable provisions of which will generally allow the REIT to avoid the"double taxation" of
                                                   corporate earnings to the extent of distributions made to its shareholders. REIT shareholders would generally be taxed upon such distributions as ordinary income to the extent of the
                                                   REIT's accumulated and current earnings and profits. See
                                                   "Federal Income Tax Considerations -- The REIT -- Taxation as
                                                   a Real Estate Investment Trust."

                                                The Corporation will not be a pass-through entity such as NHC or a quasi pass-through entity like the REIT. Instead, the
                                                   Corporation's earnings will be taxed at the corporate level and, to the extent distributions are made to the Corporation's shareholders, such distributions will generally be taxed at the shareholder level (as ordinary income) to the extent of the Corporation's accumulated and current earnings and
                                                   profits. See "Federal Income Tax Considerations -- Certain
                                                   Differences Between the Ownership of Units, REIT Shares and
                                                   Shares."

INVESTOR BASIS IN SHARES AND REIT SHARES        Since the Distribution and Merger will be treated as a
                                                   complete termination and liquidation of NHC, a Unitholder's initial tax basis in the REIT Shares and Shares would in the aggregate generally be based upon such Unitholder's tax basis in his Units. See "Federal Income Tax Considerations -- The
                                                   REIT -- The Distribution -- Tax Consequences."


 INVESTMENT POLICIES........................    The Corporation intends to continue NHC's historical investment policy of developing and acquiring nursing homes, assisted living and retirement centers and of managing such types of facilities for others.  See "Business-- The Corporation."

                                                The REIT will lease the Owned Healthcare Facilities to the
                                                   Corporation. The REIT may purchase additional properties,
                                                   however, the REIT Advisory Agreement provides that the REIT will only do business with the Corporation so long as both the
                                                   REIT Advisory Agreement is in effect and the Corporation
                                                   continues to advise National Health Investors, Inc. See
                                                   "Business -- The REIT -- Investment and Other Policies."

DIVIDENDS...................................    The REIT intends to pay quarterly dividends to its shareholders in an amount at least sufficient to satisfy the distribution requirements of a REIT. Such requirements generally necessitate that at least 95%
                                                   of the REIT's taxable income (which term does not include net capital gains realized by the REIT) be distributed annually.
                                                   See "Federal Income Tax Considerations -- The REIT -- Taxation
                                                   as a REIT -- Annual Distribution Requirements." The REIT may
                                                   elect to distribute dividends in excess of 95% of its REIT taxable income. Payment of dividends, however, will always be at the discretion of the REIT's Board of Directors and will depend upon such factors as the REIT's financial condition, its earnings, anticipated investments, bank covenants and
                                                   other relevant factors. It may be necessary for the REIT to borrow or liquidate investments to satisfy its distribution requirements. The REIT's Board of Directors anticipates paying a dividend that would initially be at the annual rate of $1.33 per REIT Share. See "Risk Factors -- Risks Associated with
                                                   Forward Looking Statements" and "Dividend Policy."

                                               The Corporation may pay dividends at the discretion of the
                                                   Corporation's Board of Directors. The Corporation does not anticipate initially paying dividends.

LEASES.......................................   Initially, each of the Owned Healthcare Facilities will be leased to the
                                                   Corporation. Each lease (each a "Lease" and collectively the
                                                   "Leases") will be a "triple net" lease with (i) an original fixed term expiring December 31, 2007, (ii) an option of the Corporation to renew the Lease for two additional periods of 5 years each (on the same terms as the initial 10 year term, and (iii) a right of first refusal for NHC to purchase the Owned Healthcare Facilities. See
                                                   "Relationship Between the REIT and the Corporation after the
                                                   Restructure -- The Leases."

DEBT OF THE REIT.............................   The REIT will assume (or take the Owned Healthcare Facilities subject to and agree to pay and perform) the Assumed Liabilities amounting to approximately $105.9 million.  The REIT expects to refinance the Assumed Liabilities soon after the Effective Time.
                                                   See "Business -- The REIT -- Assumed Liabilities."  The
                                                   Corporation will remain directly liable on all of the remaining debt of NHC.  Since both the REIT and the Corporation resulted from
                                                   NHC, creditors of NHC may be able to reach the assets of both.
                                                   See "Risk Factors -- The REIT -- Lack of Consents; Acceleration
                                                   of Certain Maturities" and "-- The Corporation -- Lack of
                                                   Consents; Acceleration of Certain Maturities."

INTENTION OF THE REIT TO QUALIFY
  AS A REAL ESTATE INVESTMENT TRUST..........   The REIT was organized and intends to conduct its operations so as to qualify for taxation as a real estate investment trust under
                                                   Sections 856 through 860 of the Code. The primary advantage to the REIT if it so qualifies is that it will generally be allowed to deduct from its taxable income an amount equal to the dividends paid to its shareholders. This treatment substantially eliminates the
                                                   "double taxation" normally imposed on corporate earnings. The
                                                   REIT could be subject to state excise taxes in the event a state recognizes a REIT to be a corporation subject to such state's excise tax. If the REIT fails to qualify as a REIT at any time, distributions to shareholders in any such year will not be deductible by the REIT and the amount of cash available for distribution to shareholders could accordingly be reduced. As a result, its income subject to taxation (including the alternative minimum tax) will be greater than if the REIT continued to qualify as a REIT. See "Federal
                                                   Income Tax Considerations -- The REIT -- Taxation as a Real
                                                   Estate Investment Trust."

OUTSTANDING OPTIONS AND DEBENTURES...........   NHC has certain outstanding unit options (the "Options") and 6% subordinated convertible debentures (the "6% Debentures"). Any of the Options which are not exercised, or 6% Debentures which are not converted, into NHC Units prior to the Plan of Restructure (the payment obligation of which will remain the obligation of the Corporation) will convert, at the election of the holder, into the same number of Shares and REIT Shares that it would have been convertible or exercisable into Units prior to the Plan of
                                                   Restructure. Certain covertible notes issued in October 1997 will only be converted into Shares. See "The Plan of Restructure -- NHC's Outstanding
                                                   Options and Covertible Debentures."


SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     Audited Financial Statements. The following selected financial data of the Corporation has been derived from the NHC audited financial statements included elsewhere herein. The selected financial data should be read in conjunction with NHC's consolidated financial statements and notes thereto.

     Pro Forma Financial Data. The following pro forma financial data of the Corporation and the REIT has been prepared by the Corporation and the REIT assuming that the transfer of the Owned Healthcare Facilities, the Notes and the Assumed Liabilities and the execution of the Leases occurred as of January 1, 1996. The unaudited pro forma data, in the opinion of management, reflects all adjustments necessary to present fairly the data set forth therein.

                        NATIONAL HEALTHCARE CORPORATION, SUCCESSOR TO
                                  NATIONAL HEALTHCARE L.P.
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                                                  -----------------------
                                                                                                                    SIX
                                                                                                      YEAR         MONTHS
                                                                                                      ENDED        ENDED
                                                                                                     OR AS OF     OR AS OF
                      SIX MONTHS ENDED                       YEAR ENDED OR                         DECEMBER 31,   JUNE 30,
                      OR AS OF JUNE 30,                   AS OF DECEMBER 31,                      -----------------------
                      1997       1996         1996       1995     1994      1993       1992          1996          1997
                      ----       ----         ----       ----     ----      ----       ----          ----          ----
INCOME STATEMENT DATA:
Net revenues......... $212,054   $183,784    $388,660  $350,957  $298,901  $269,858  $216,378       $379,623     $207,188
Income before taxes..   14,300     11,472      29,286    21,115    15,853    37,562     9,501         15,504        7,655
Net Income...........   14,300     11,472      29,286    21,115    15,853    37,562     9,501          9,382        4,695
Earnings per
Unit/Share...........     1.41       1.18        2.98      2.31      1.80      4.05      1.23           1.02         0.50

BALANCE SHEET DATA:
Working capital......  $24,000    $26,639      $7,291   $30,393   $42,468   $69,493   $37,983                    $ 46,168
Total assets.........  462,505    361,106     404,740   355,491   396,133   344,680   304,074                    $255,331
Long-term debt.......  144,867    111,291     124,678   100,871   104,243    54,625    49,299                      58,009
Partners' Capital....  137,767    116,073     128,537   108,899   101,006    92,526    67,922                           0
Stockholders' Equity.        0          0           0         0         0         0         0                      17,451


                          NATIONAL HEALTH REALTY, INC.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                                             ----------------------------
                                                                                                                SIX
                                                                                                 YEAR          Months
                                                                                                 ENDED         Ended
                                                                                                OR AS OF      or as of
                                                                                               DECEMBER 31    June 30,
                                                                                               -----------    --------
                                                                                                  1996           1997
                                                                                                  ----           ----
INCOME STATEMENT DATA:
     Net Revenues............................................................................     $20,210      $ 11,247
     Net Income..............................................................................      11,893         5,684
     Earnings per share......................................................................        1.23          0.57

BALANCE SHEET DATA:
     Total Assets............................................................................                  $232,473
     Long-term debt..........................................................................                    86,858
     Stockholders' Equity....................................................................                   145,615

                             THE PLAN OF RESTRUCTURE

BACKGROUND AND REASONS FOR THE PLAN OF RESTRUCTURE

     In 1986, the predecessor to NHC converted from a corporation to a limited partnership by forming NHC and transferring all assets to it. At that time, the limited partnership form offered important tax advantages since there was (i) no separate taxation of cash distributions to a partner, (ii) no federal income tax at the partnership level and (iii) personal income tax rates were lower than corporate tax rates. However, in late 1987, Congress passed the Revenue Act of 1987, one of the provisions of which provided that publicly traded limited partnerships, which are frequently referred to as master limited partnerships ("MLPs"), with certain exceptions, would be taxed for federal income tax purposes as corporations. MLPs existing on December 17, 1987 were "grandfathered" for ten years until December 31, 1997.

     For taxable periods beginning after December 31, 1997, the benefit to an MLP of being treated as a partnership for federal income tax purposes will be significantly reduced. For such taxable periods, existing MLPs generally have the option of (i) being taxed as a corporation or (ii) being taxed as a partnership by electing to be subject to additional tax at the rate of 3.5% on its gross income. Based on NHC's projected gross income for 1997, the 3.5% partnership tax (which would be in addition to income tax paid by NHC's Unitholders) NHC would be required to pay if such provision had been in effect during 1997 would be approximately $15.6 million.

     In considering the best way for NHC to deal with the approaching change in its taxation, the Board of Directors of the Managing General Partner focused on NHC's desire to continue to make distributions to its Unitholders in conjunction with the necessity for retaining earnings needed for NHC to continue its growth plan. The Board agreed in its analysis of the restructuring consequences that the first premise would be that NHC retain substantially the same percentage of its cash flow after the restructure as it presently retains and second, that the cash flow not retained should be available for distribution to investors to the greatest extent practicable. With these premises in mind, the Board of Directors of the Managing General Partner considered various alternatives, including the following:

     1. Remain a limited partnership, delist the Units from the AMEX and cease being a "publicly traded" entity by restricting the trading in the Units and granting investors the right to be "cashed out" by selling their interest to third party investors.

         Disadvantages
              -   Investors would lose the liquidity of the Units.
              - Uncertainty as to whether there would be a sufficient number of third party investors to buy Units of current investors who wanted out.
         Advantages
              - NHC would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.
              - NHC would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.

     2. Remain a limited partnership, delist the Units from the AMEX and cease being a "publicly traded" entity by further restricting the trading in the Units and granting investors the right to be "cashed out" by selling their interests, one half to third party investors and one half purchased by the limited partnership.

         Disadvantages
              -   Investors would lose the liquidity of the Units.
              - NHC would have to incur new debt to purchase selling Unitholders' interests, which would likely restrict NHC's ability to grow.
              - NHC's cash balance would likely be adversely impacted by incurring additional debt and the resulting increase in interest expense.
              - Uncertainty as to whether there would be a sufficient number of third party investors to buy one half of the Units of current investors who wanted out.

         Advantages
              - NHC would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.
              - NHC would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.
              - There would not be as big a need for new third party investors if one half of interests sold by Unitholders were purchased by NHC

     3. Convert NHC to a corporate form, which is what will happen under current tax law, effective January 1, 1998, if NHC retains its existing business structure.

         Disadvantages
              - There would be a significant loss of after tax return to investors from distributions due to double taxation and NHC's need to retain sufficient cash to maintain growth.

         Advantages
              - There would likely be an increased market for NHC shares since they would no longer produce UBIT (unrelated business income tax), thus attracting institutional investors.
              - Since the corporate form of NHC would be a public entity, the investors would maintain liquidity in their shares.
              - This would be the easiest transaction, from a structural point of view.

     4. Split NHC into two companies, one a publicly-traded entity which owns all current real estate and notes receivables, which leases the real estate back to NHC which would delist, and impose trading restrictions to become a private partnership. Again, the private partnership would offer existing investors the right to "cashout" using third party investors or purchasing the interests at the partnership level.

         Disadvantages
              - Investors would lose the liquidity of the Units in the private partnership.
              - NHC would have to incur new debt to purchase at least some of the selling Unitholders' interests, which would likely restrict NHC's ability to grow.
              - NHC's cash balance would likely be adversely impacted by incurring additional debt and the resulting increase in interest expense.
              - Uncertainty as to whether there would be a sufficient number of third party investors to buy at least some portion of the Units of current investors that wanted out.
              - NHC would need to include some restrictions on the publicly-traded real estate company in order to avoid conflicting with the objectives of National Health Investors, Inc. ("NHI").

         Advantages
              - At least some of the investors liquidity would be preserved through the publicly-traded real estate entity, which could also avoid tax at the entity level by meeting the requirements of an exception to the taxation of MLPs that is available to publicly-traded partnerships with certain passive income or a real estate investment trust.
              - The operating company would continue as a limited partnership without being taxed as a corporation because of the restrictions on transferability.
              - The operating company would be able to continue to make distributions to its Unitholders because it would not be subject to double taxation.
              - There would not be as big a need for new third party investors if one entity maintained a public market and at least some of the interests sold by Unitholders were purchased by the operating entity.

     Finally, management considered the Plan of Restructure, pursuant to which the real estate and certain other qualifying assets are contributed to a real estate investment trust, and the remaining operating entity is converted into a corporation. Management believes that the Plan of Restructure has the following benefits:

     - No Double Taxation of the REIT. By transferring assets to the REIT that will generally enable it to qualify as a real estate investment trust under the Code, the REIT will be able to continue to make distributions to its stockholders without incurring the double taxation which would be incurred by the Corporation.

     - Maintain Public Market. The Managing General Partner has made listing applications to list the common stock of both the Corporation and the REIT on AMEX, thereby maintaining the public market that currently exists for the NHC Units.

     - Tax Reporting. The Managing General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions.

     - Expanded Investor Base. By creating a real estate investment trust and a corporation, instead of a passive income MLP, the Managing General Partner believes that both entities will have a broader investor base, which will include institutional and other investors who do not typically invest in MLPs, including NHC, because of various tax and administrative reasons.

     Management also recognized and considered the following disadvantages to the Plan of Restructure:

     - No Dividends by the Corporation. The Corporation would likely retain its earnings in order to maintain its growth plan and would not likely pay dividends to its shareholders, at least initially. Any distribution would be subject to double taxation.

     - Restrictions on REIT's Business. NHC would need to include some restrictions on the REIT in order to avoid conflicting with the objectives of NHI.

     After careful analysis of each of the possible structures, the Board of Directors concluded, based on advice from investment advisors, accountants and legal counsel, that the Plan of Restructure was the best alternative overall.

     NHC, the REIT and the Corporation will enter into a Plan of Restructure and Agreement of Merger which provide for the Plan of Restructure described herein. The following is a summary of certain provisions of the Plan of Restructure and Agreement of Merger, however, such summary does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the Plan of Restructure and Agreement of Merger which are attached hereto as Annex A and B, respectively, and are incorporated herein by reference.

CERTAIN TRANSACTIONS PRECEDING THE DISTRIBUTION

     Immediately prior to the Distribution, NHC will transfer to the REIT and its subsidiaries, including the Operating Partnership, the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities in exchange for a number of REIT Shares equal to the number of NHC Units (except for the OP Units that will be distributed to National) outstanding immediately prior to the Effective Time. In addition, the REIT will agree to issue additional REIT Shares as required to be issued upon the exercise of current NHC options and conversion of currently outstanding debentures. The REIT will be the sole general partner of the Operating Partnership, which will then lease the Owned Healthcare Facilities to the Corporation and the Corporation will enter into the REIT Advisory Agreement with the REIT.

MANNER OF EFFECTING THE DISTRIBUTION AND MERGER

     Subject to the approval of the Plan of Restructure by the Unitholders, the REIT Shares issued in the Distribution will be mailed to the Unitholders as soon as practicable after the Effective Time. Promptly after the Effective Time, the REIT Shares will be delivered to SunTrust Bank, Atlanta which will act as the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, the Distribution Agent will mail to each NHC Unitholder of record at the Effective Time one REIT Share for every Unit.

                  Holders of NHC Units will not be required to pay any cash or other consideration or to exchange their Units for the REIT Shares they receive in the Distribution. The Distribution will not change the number of NHC Units outstanding.

     National Health Corporation, NHC's Administrative General Partner, ("National") will receive approximately 794,000 REIT Shares and 806,000 OP Units, in connection with approximately 1,600,000 NHC Units in order for the REIT to meet one of the requirements of a real estate investment trust. See "Certain Transactions -- National."

     At the Effective Time, each outstanding Unit will represent one Share of the Corporation. New certificates will not be issued for the Shares until the holder thereof subsequently sells, exchanges or surrenders the certificate to the Corporation's transfer agent. In the event a Unitholder claims his certificate representing his Units has been stolen, lost or destroyed, upon the making of an affidavit of that fact by such Unitholder, the Corporation's Board of Directors may direct a new certificate representing the Shares to be issued in the place of such stolen, lost or destroyed certificate representing the Units. When authorizing such issue of a new certificate, the Corporation's Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or legal representative to advertise the same in such manner as it shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

CONDITIONS TO THE PLAN OF RESTRUCTURE

     Certain lenders to NHC must consent to the transfer of the Owned Healthcare Facilities, the Notes, the Other Assets and the Assumed Liabilities and the Merger. Although NHC has no reason to believe that certain lenders will not consent, and, in fact, have received certain oral indications that consents will be given, in the event they do not, NHC may terminate the Plan of Restructure, or NHC may pay down the debt to a level sufficient to obtain, or obviate the need for, a lender's consent or attempt to find substitute lenders. There can be no assurances that NHC can obtain the funds to pay down such debt or that there will not be penalties and other costs associated with such payments.

     With respect to certain other lenders from whom NHC will not seek consent, see "Risk Factors -- The REIT -Lack of Consents; Acceleration of Certain Maturities."

FEDERAL INCOME TAX ASPECTS OF THE PLAN OF RESTRUCTURE

     For a discussion of the income tax aspects of the Plan of Restructure, see "Federal Income Tax Considerations."

BUSINESSES OF THE REIT AND THE CORPORATION AFTER THE PLAN OF RESTRUCTURE

     The Corporation intends to continue NHC's historical business of developing and acquiring nursing homes, assisted living and retirement centers and also managing such types of facilities for other owners. The Corporation will also continue to operate home health agencies and provide related ancillary services to its patients, residents and third parties. The REIT may from time to time provide financing to the Corporation by either acquiring facilities and having the Corporation manage or lease them or by providing first mortgage loans to the Corporation in order to enable it to acquire, construct or expand facilities. In such event, a special disinterested committee will be formed by the REIT to negotiate the terms with the Corporation.

     While managed by the Corporation the REIT intends to own, but not operate, healthcare facilities, which shall be solely healthcare facilities operated by the Corporation. However, the REIT Advisory Agreement provides that for that period of time equal to the lesser of (i) the term of the REIT Advisory Agreement and (ii) the Corporation being actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure. The investment policies of the REIT are explained in "Business -- The REIT -- Investment and Other Policies of the REIT."

     In connection with the REIT's assumption of, or taking property subject to, the Assumed Liabilities, a Unitholder should be aware that a default by the REIT under such debt could default certain of the Corporation's debt which the REIT is not assuming. Similarly, the Corporation's default under certain of its obligations could default the Assumed Liabilities. Although the REIT has agreed to indemnify, defend and hold NHC and the Corporation harmless with respect to all debt assumed by or which the REIT has agreed to pay in accordance with the Plan of Restructure and agreed, that without the written consent of the Corporation, the REIT will not cause or suffer any such debt to be defaulted or otherwise breached, no assurance can be given that the REIT will not default on such debt or will be able to pay any amounts due as a result of such indemnification. In addition, although the Corporation has agreed to indemnify, defend and hold the REIT harmless with respect to all debt and all obligations of NHC except those specifically assumed by or which the REIT has agreed to pay in accordance with the Plan of Restructure and the Corporation agreed, that without the written consent of the REIT, the Corporation will not cause or suffer any such debt to be defaulted or otherwise breached, no assurance can be given that the Corporation will not default on such debt or will be able to pay any amounts due as a result of such indemnification. Thus, either entity could cause the other to incur substantial obligations or to lose certain of its facilities through foreclosures. Creditors (whether contingent or absolute liabilities) of NHC at the Effective Time could make a claim against either or both the Corporation and the REIT and it is likely that they each would be liable. Generally, any risk factors that applied to NHC at the time an investor purchased his Units will continue to apply to the Corporation. For certain risks associated with the REIT, see "Risk Factors -- The REIT", and for certain risks associated with the Corporation, see "Risk Factors -- The Corporation."

NHC'S OUTSTANDING OPTIONS AND CONVERTIBLE DEBENTURES

     All options and convertible debentures of NHC which grant rights to subscribe for NHC Units exercisable or convertible after the Effective Time, shall be deemed to grant the right to acquire an equal number of REIT Shares and Shares as such right grants in NHC Units, except for the October 1997 convertible notes described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Corporation." The exercise price for such options and receipt thereof shall be divided pro rata between REIT and Corporation (and the pro rata distribution shall be equal to the ratio that the closing price on the American Stock Exchange at the close of business on the first trading day in 1998 of the REIT Shares and the Shares bear to each other). The interest and principal and all other payments due under or obligations due as a result of such convertible debentures is to be paid and performed by the Corporation and if any of such debt is converted then the Corporation shall provide written notification thereof to the REIT, and the REIT shall issue REIT Shares equal to the number of Shares issued by Corporation upon such conversion; and the REIT agrees, at the expense of the Corporation, to cause to be filed any registration statement relating to REIT Shares required by agreements binding on the Corporation or needed as determined in the sole discretion of the Corporation.

EFFECT ON NHC UNITS

     Following the Plan of Restructure, an NHC Unitholder will own a number of REIT Shares and Shares equal to the number of Units of such Unitholder (except for the OP Units issued to National described in "Certain Transactions
-- National"). The following is a brief description of certain inherent differences between NHC Units, REIT Shares and Shares.

     CASH DISTRIBUTIONS

         NHC Units. NHC presently makes quarterly cash distributions equal to approximately sixty percent (60%) of its taxable income. If NHC were to remain a partnership but be taxed as a corporation, its investors' after-tax return on the dividends would be significantly reduced because of the double tax on corporate earnings distributed as dividends.

         REIT Shares. Distributions are declared from funds legally available therefor in the discretion of the Board of Directors. To qualify for taxation as a real estate investment trust, however, the REIT must generally distribute at least 95% of its taxable income. Initially, it is anticipated that approximately 120% of the REIT's taxable income will be paid as a dividend. See "Risk Factors -- Risks Associated with Forward Looking Statements."

         Shares. Dividends may be declared from funds legally available therefor in the discretion of the Board of Directors. At least initially, the Corporation anticipates retaining its earnings for operation and expansion of its business and does not anticipate paying dividends.

     LIQUIDITY AND MARKETABILITY

         NHC Units. NHC Units are freely transferable and are traded on AMEX.

         REIT Shares. The REIT Shares will be freely transferable and application has been made to list the REIT Shares on AMEX. See "Listing and Trading of Shares and REIT Shares" below.

         Shares. The Shares will be freely transferable, and application has been made to list the Shares on AMEX. See "Listing and Trading of Shares and REIT Shares" below.

     CONTINUITY OF EXISTENCE

         NHC. NHC's Partnership Agreement provides that it will terminate in 2085. However, pursuant to the Plan of Restructure, NHC will merge with and into the Corporation and thereafter cease to exist as a limited partnership.

         REIT.  The REIT will have perpetual existence.

         Corporation.  The Corporation will have perpetual existence.

     TAXATION

         For a discussion of certain differences in the tax treatment of REIT Shares and Shares, see "Federal Income Tax Considerations -- Certain Differences Between the Ownership of Units and REIT Shares."

     PERSONAL LIABILITY

         NHC Units. A limited partner's liability for the obligations of NHC is limited to his total agreed upon investment in NHC and his share of NHC's assets and undistributed profits if he does not participate in the control of NHC's business.

         REIT Shares. REIT Shares of common stock are fully paid and non-assessable. REIT shareholders generally do not have personal liability for obligations of the REIT.

         Shares. Shares of common stock are fully paid and non-assessable. Shareholders generally do not have personal liability for obligations of the Corporation.

     VOTING AND LIQUIDATION RIGHTS

         NHC Units. Management of NHC is vested in the Managing General Partner, and Limited Partners have limited voting rights on matters affecting the partnership. Certain matters require the prior approval of either (i) the holders of more than 50% of the Units together with the unanimous approval of the Board of the Managing General Partner or (ii) holders of 70% or more of the Units. Holders of Units are entitled to share ratably in 99% of the proceeds resulting from liquidation of partnership assets (subsequent to the payment of positive capital accounts), or in limited circumstances to receive interests in those assets, on liquidation of NHC.

         REIT Shares. Each REIT Share entitles its holder to cast one vote on matters as to which voting is permitted or required, including the election of Directors. Certain matters require the prior approval of either (i) the holders of more than 50% of the REIT Shares together with the majority approval of the REIT's disinterested Board of Directors or (ii) the holders of 70% or more of the REIT Shares. Each REIT Share entitles its holder to share ratably in any assets available for distribution to holders of REIT Shares on liquidation of the REIT. A shareholder has a right to inspect the books and records of the REIT, including stock transfer records, upon notice and during reasonable business hours.

         Shares. Each Share entitles its holder to cast one vote on matters as to which voting is permitted or required, including the election of Directors. Certain matters require the prior approval of either (i) the holders of more than 50% of the Shares together with the unanimous approval of the Corporation's Board of Directors or (ii) the holders of 70% or more of the Shares. Each Share entitles its holder to share ratably in any assets available for distribution to holders of Shares on liquidation of the Corporation. A shareholder has a right to inspect the books and records of the Corporation including stock transfer records upon notice and during reasonable business hours. See "Description of Securities."

     REPORTING REQUIREMENTS

         NHC Units. NHC is subject to the reporting requirements of the Exchange Act and files annual and quarterly and other periodic reports thereunder.

         REIT Shares. The REIT will also be subject to the reporting requirements of the Exchange Act and will file quarterly and other periodic reports thereunder. The REIT will be required to hold annual meetings of its shareholders.

         Shares. The Corporation will also be subject to the reporting requirements of the Exchange Act and will file annual and quarterly and other periodic reports thereunder. The Corporation will be required to hold annual meetings of its shareholders.

     TAX BASIS

         NHC Units. A holder's tax basis in each Unit generally will be allocated between each Share and REIT Share distributed with respect to or in exchange for, such Unit, which will generally be allocated between the Share and the REIT Share based upon the relative adjusted bases to NHC of the Share and the REIT Share.

         REIT Shares. The REIT Shares delivered in the Distribution generally will have an initial tax basis equal to such Unitholder's basis in his Units minus the tax basis in such shareholder's Shares. This tax basis will be reduced if and to the extent that the REIT's dividends in any one year exceed the REIT's current and accumulated earnings and profits. Any reduction in such basis will be reported on the Form 1099 distributed annually to each REIT Shareholder.

         Shares. The Shares issued in the Merger will have an initial tax basis equal to such shareholder's tax basis in his NHC Unites minus the tax basis in such holder's REIT Shares. This tax basis will be reduced if and to the extent that the Corporation's dividends in any one year exceed the Corporation's current and accumulated earnings and profits. Any reduction in such basis will be reported on the Form 1099 distributed annually to each Shareholder. See "Federal Income Tax Consideration -- The REIT -- Other Tax Consequences."

     OTHER DIFFERENCES

     For a description of certain other differences between NHC, the REIT and the Corporation which relate to differences between owning a Unit, a REIT Share and a Share, see "Description of Securities".

LISTING AND TRADING OF SHARES AND REIT SHARES

     No trading market for the Shares or the REIT Shares currently exists because the Corporation and the REIT are wholly-owned subsidiaries of NHC. The widespread ownership of the Shares and REIT Shares after the Effective Time of the Plan of Restructure should assist in the establishment of a trading market, but there can be no assurance as to the extent to which a market for Shares or REIT Shares will develop or the prices at which Shares or REIT Shares may trade after the Effective Time of the Plan of Restructure.

     The market price and liquidity of Shares may be affected by many factors, including, among others, the results of the Corporation's operations, the economic condition and investor perception of the industry in which the Corporation operates and the Corporation's dividend policy and general economic and market conditions. Until the Shares are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. The market price and liquidity of Shares may also be affected by certain provisions of the Corporation's Articles of Incorporation and By-Laws provided for under the Delaware General Corporation Law which may also have antitakeover effects.

     The market price and liquidity of REIT Shares may be affected by many factors, including, among others, the results of the REIT's operations, the restrictions on the REIT's ability to do business with entities other than the Corporation, the results of the Corporation's operations, the economic condition and investor perception of the industry in which the REIT operates, the REIT's dividend policy and investment policy and general economic and market conditions. Since the REIT is restricted to doing business only with the Corporation generally, then the operational stability of the Corporation may greatly impact the financial stability of the REIT. Until the REIT Shares are fully distributed and an orderly market develops, the prices at which trading occurs may fluctuate significantly. The market price and liquidity of REIT Shares may also be affected by certain provisions of the REIT's Articles of Incorporation and By-Laws provided for under the Maryland General Corporation Law or designed to enhance the REIT's ability to meet the requirements of a REIT but that may also have antitakeover effects.

     The Corporation and the REIT have each made application to list the Shares and the REIT Shares, respectively, on AMEX.

     Shares and REIT Shares will be freely transferable, except for Shares or REIT Shares received by persons who may be deemed to be affiliates of the Corporation, the REIT or NHC under the Securities Act or as otherwise required to ensure the REIT satisfies certain ownership tests to maintain its qualification as a real estate investment trust. Persons who may be deemed to be affiliates of the Corporation, the REIT or NHC after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Corporation, the REIT or NHC, and may include certain officers and directors as well as principal stockholders and/or unitholders, if any, of the Corporation, the REIT or NHC. Persons who are affiliates will be permitted to sell their Shares or REIT Shares only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration, including, among others, Rule 144 under the Securities Act. The REIT may also disallow the sale of REIT Shares to a person who, after acquiring ownership of such REIT Shares, would cause the REIT to be disqualified as a real estate investment trust. See "Description of Securities -- Shares of the REIT -- REIT Provisions."

TERMINATION

     NHC, Inc., the Managing General Partner of NHC, if in its sole discretion it deems that it is in the best interest of the Unitholders, may determine not to proceed with the Plan of Restructure at any time prior to the Effective Time.

                                  RISK FACTORS

     Investment in the Shares and REIT Shares involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Proxy Statement/Prospectus, Unitholders should consider the following factors before making a decision to hold or dispose of the Shares or REIT Shares.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS.

     This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Corporation's and the REIT's expectations concerning their future profitability and distributions and the Corporation's and the REIT's operating and growth strategy, including possible strategic acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Prospectus. Although the Corporation and the REIT believe that the assumptions underlying the forward-looking statements contained herein are reasonable, based on information available on the date hereof, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors discussed below as well as changing economic and market conditions, changes in tax laws, and other factors discussed in Managements Discussion and Analysis of Results of Operation and Financial Condition. Moreover, new risk factors may emerge from time to time and it is not possible for management to predict all such risks factors, nor can it assess the impact of all such risks on the business of the REIT or the Corporation or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by NHC, the Corporation, the REIT or any other person that the objectives and plans of the Corporation and the REIT will be achieved.

THE REIT

     NEWLY ORGANIZED COMPANY

     The REIT was recently organized and has no stand-alone operating history. There has been no market for the REIT Shares and no assurance can be given that an active trading market will develop.

     REIT'S RELIANCE ON THE CORPORATION

     The Owned Healthcare Facilities initially consists of 17 skilled nursing centers, six assisted living facilities and one retirement center each of which will be leased to the Corporation. Thus, the financial returns to the REIT and the condition of the REIT are dependent upon the successful operation of the Owned Healthcare Facilities by the Corporation. Such facilities will be transferred to the REIT subject to certain debt. In addition, the Notes are secured by mortgages on additional nursing homes that are managed by the Corporation and have been pledged as collateral for part of the Assumed Liabilities. Thus, a default by the Corporation under its debt instruments, including the Assumed Liabilities, could cause the REIT to lose its assets through foreclosure or other means or be called upon to pay the same. Such a loss of assets could also be triggered by the Corporation's failure to fulfill its obligations in respect of debt, the holders of which may not have consented to the Plan of Restructure. Accordingly, the holders of such debt may have rights to the assets of the REIT. The REIT will not have significantly diversified its investment portfolio to include assets unrelated to the Corporation's obligations.

     Payments of rent under the Leases comprise a substantial portion of the REIT's net income (interest payments on the Notes and investment income comprise the remainder of such net income). Certain of the Owned Healthcare Facilities do not generate sufficient cash flow to the Corporation to pay the entire base rent due under the Lease of such facilities.

     In the event the Corporation voluntarily or involuntarily defaults under the terms of a Lease, the REIT will not be able to operate the facility and, therefore, may need to find another healthcare provider willing to lease and operate the facility, and may have to negotiate new lease terms, including rentals due, which terms may be less favorable than those of the defaulted Lease. In addition, NHC is only contributing the real estate to the REIT. All of the equipment, furnishings and personal property will belong to the Corporation, and in the event a Lease is terminated for any reason, either the REIT or a new tenant will have to replace all equipment and furnishings. The REIT has no healthcare licenses nor any employees and it must have both to operate a health care facility. Any such default under or termination of a Lease could result in a reduction in revenue derived from the affected Lease and defaults under several Leases at the same time could have a material adverse effect on the REIT's results of operations.

     The REIT will be advised by the Corporation, under the supervision of the REIT's Board of Directors, which is ultimately responsible for the management of the REIT. The REIT will have no employees and will be managed by the Corporation. The REIT Advisory Agreement can be terminated within 90 days; however, the REIT has no other possible managers under consideration. In addition, all services provided by the Corporation will actually be by employees of National since the Corporation has no employees. Investment decisions of the REIT other transactions, including those with the Corporation, must be approved by a majority of the Directors.

     The Corporation has agreed to indemnify the REIT for certain liabilities which may be incurred by the REIT in connection with the Owned Healthcare Facilities, the Notes, and the Assumed Liabilities. Such indemnities relate to matters including, without limitation, certain financial obligations, acceleration of debt due to failure to obtain required consents, environmental liabilities and title matters. There can be no assurance that, at the time the REIT may seek any such indemnity, the Corporation will be financially able to meet its indemnity obligations, which obligations are unsecured.

     Since the REIT is dependent on the Corporation, all the risk factors starting on page 19 relating to the Corporation are also applicable to the REIT.

     CONFLICTS OF INTEREST

     Because all of the initial directors and all of the initial officers of the REIT occupy positions with the Corporation, there will be conflicts of interest in their duties to the Corporation's shareholders and the REIT's shareholders. Although management believes the terms of the Leases and the REIT Advisory Agreement are fair and reasonable, none of the terms of the Leases or the REIT Advisory Agreement were negotiated on an arms' length basis. Since the Corporation will be the REIT's investment advisor, it will have a conflict of interest in assessing the quality of the management services, determining if the REIT Advisory Agreement should be terminated, determining the price to be paid by the REIT for additional assets which may be purchased from the Corporation and the terms of any leases to be entered into between the REIT and the Corporation. Further, the REIT is likely to purchase additional equity interests in real estate from, or make additional mortgage loans to, the Corporation.

     Pursuant to the REIT Advisory Agreement, the REIT has agreed to only do business with the Corporation and not to compete with NHI as long as both the REIT Advisory Agreement and the NHI Advisory Agreement (as hereinafter defined) are obligations of the Corporation. Therefore, there may be situations where the REIT has cash available (such as from prepayments, insurance proceeds or condemnation settlements or receipt of normal payments on principal) at a time when the Corporation does not have a need for additional funds. In these situations, the REIT may not be able to invest such cash in an efficient manner.

     All but three of the directors of the REIT, and all of the executive officers of the REIT are also either directors or executive officers of NHI, a real estate investment trust that is also advised by the Corporation. The overlap of directors and executive officers may cause a conflict in the determination of the long term goals of the REIT, such as whether to terminate the REIT Advisory Agreement and seek to expand its portfolio beyond the properties leased to the Corporation, whether the REIT should consider a potential sale of all or substantially all of its assets or a potential merger with another real estate investment trust other than NHI. These conflicts could have an adverse effect on the long term value of the REIT's common stock.

     There may from time to time be disputes between the REIT as lessor and the Corporation as lessee with respect to maintenance, repairs, defaults, and similar items. However, since all board members of the REIT are also board members of the Corporation and the Corporation manages the REIT, it is uncertain whether potential disputes will be recognized as conflicts or that the REIT will recognize a need for independent persons to determine how to resolve such disputes. These disputes will be settled by binding arbitration.

     Prior to their acquisition by the REIT, the Owned Healthcare Facilities will have been owned and operated by NHC. The REIT's book and tax basis in the Owned Healthcare Facilities generally will be the same as NHC's basis in the properties. The REIT will not obtain independent appraisals of the Owned Healthcare Facilities.

     In connection with the Distribution, National, who is the Administrative General Partner of NHC, will receive approximately 794,000 REIT Shares and approximately 806,000 OP Units. The primary reason for the different treatment of National is to prevent National from receiving Excess Shares and to help ensure the qualification of the REIT as a real estate investment trust. As a result, National will be treated differently than all of the other Unitholders. See "Description of Securities -- Operating Partnership Agreement" for a description of the rights of the holder of an OP Unit.

     Counsel to the REIT also represents the Corporation on certain matters. In the course of such representation circumstances may arise in which the REIT and the Corporation have conflicting interests, in which event separate counsel may be retained to represent one or both of the parties.

     LEVERAGING

     The REIT will initially have debt representing 42% of its total capitalization, primarily because NHC's contribution of the Owned Healthcare Facilities to the REIT will result in the REIT's accounting for the Owned Healthcare Facilities at the same book value as NHC's depreciated cost, and because such contribution is subject to the Assumed Liabilities. All of the REIT's balance sheet debt will be mortgage indebtedness. If the REIT is unable to meet its obligations under the various mortgage loans and guarantees, and if there are foreclosures or conveyances in lieu of foreclosure, the REIT could lose its interest in the Notes and its equity investment in the affected Owned Healthcare Facilities.

     TITLE MATTERS

     NHC intends to transfer some of the Owned Healthcare Facilities to the REIT by means of "quitclaim" deeds. Such deeds contain no warranties of title, although NHC has warranted good title to the REIT to the extent described below. The REIT has not obtained policies insuring title to the Owned Healthcare Facilities. As a result, in the event of a title dispute, the REIT will have recourse solely to the Corporation (which after the Merger will be the successor to the obligations of NHC). With respect to any title problem or dispute, the Corporation has agreed to indemnify, defend and hold the REIT harmless to the maximum extent the Corporation has a claim against a predecessor-in-title or a title insurance company, but not otherwise. The REIT has no title insurance and could suffer significant losses if a title claim does not give rise to a claim against the Corporation under its limited indemnity described in the foregoing sentence. In addition, certain of the Owned Healthcare Facilities will be leased by NHC to the REIT pursuant to a 50 year lease with the REIT to have a purchase option for a nominal purchase price.

     ENVIRONMENTAL MATTERS

     The REIT will become the fee simple owner of fifteen of the Owned Healthcare Facilities and will have the right to purchase the remaining nine for a nominal purchase price. Pursuant to the terms of the Leases, the REIT does not have control over the operational activities of the Corporation, nor does it monitor the Corporation with respect to environmental matters. Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property (such as the REIT) may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and injuries to persons and adjacent property). Such laws often impose such liability without regard to whether the owner knew or, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the REIT's revenues and ability to make distributions. The Plan of Restructure and the REIT Master Agreement provide that the Corporation will indemnify the REIT for any environmental matters arising on or after January 1, 1998, but the REIT is liable for any such matters arising before such date.

     LACK OF CONSENTS; ACCELERATION OF CERTAIN MATURITIES

     The REIT is assuming approximately $105.9 million in Assumed Liabilities. In addition, the Corporation will retain approximately $112.6 in additional debt. The consent of such lenders is a requirement to the transfer of the underlying secured properties from the original obligor thereunder to any successor obligor, and the transfer of the Owned Healthcare Facilities and Notes to the REIT. Although NHC, the REIT and the Corporation believe that such consents can be obtained on reasonable terms in a timely manner with respect to the transfer of the Assumed Liabilities from NHC to the REIT or the transfer of the Owned Healthcare Facilities and the Notes to the REIT; no assurance can be made that such consents will be received. If the lenders were to assert their rights, that is that the transfer of the Assumed Liabilities or the Owned Healthcare Facilities from NHC to the REIT constituted a default under the relevant loan or guarantee documents, then such lenders could demand that the Corporation and the REIT perform under the loan agreements and pay the full amount of such debt plus any prepayment penalties and costs. There can be no assurance that the REIT or the Corporation would be able to repay such debt or replace such debt on the same or similar terms, if at all. Failing to timely repay such amounts could cross-default other loans.

     In addition, the Plan of Restructure may require the consent of various third parties in connection with the Notes or the Other Assets, which consents are not being sought. For example, all of the Notes being transferred to the REIT are owed by third parties for loans made relating to facilities managed by NHC. In the event a dispute arises with respect to the management contract, such third party may cease to make payments under the Notes and attempt to offset any damages claimed by such third party against NHC against amounts owed to the REIT pursuant to the Notes. Such offsets may be allowed if the third party has not consented to the transfer of the Notes. In addition, since the REIT and the Corporation both resulted from NHC, any existing NHC creditor (whether contingent or absolute) may be able to reach the assets of the REIT for any claim such creditor may have against NHC.


     OUTSTANDING NHC OPTIONS AND CONVERTIBLE DEBENTURES

     NHC currently has outstanding Options and 6% convertible debentures. The indenture which governs the debentures and the Unit Option Plan do not contemplate a restructure of NHC such as provided in the Plan of Restructure. NHC's management has reviewed the indenture and Unit Option Plan and determined that the indenture and Unit Option Plan provide that the debentures and Options will be convertible into a number of Shares and REIT Shares equal to the number of NHC Units, the debentures and Options are convertible into as of the Effective Time. The indenture and Unit Option Plan may be subject to different interpretations and there can be no assurance that holders of the debentures or Options will not claim that they are entitled to different treatment than is provided in the Plan of Restructure. If such a dispute should arise, there can be no assurance how a court or other authority would interpret the indenture or Unit Option Plan.

     INVOLVEMENT WITH FLORIDA CONVALESCENT CENTERS, INC.

     NHC has outstanding loans of approximately $75.8 million and has guaranteed approximately $36.5 million in loans made or letters of credit issued by third parties to or for the account of Florida Convalescent Centers, Inc., a Florida corporation ("FCC"), certain of which loans and letters of credit are guaranteed by such corporation's primary shareholder, James McCarver, a Florida resident. The REIT will assume NHC's position as lender. The default by such corporation or individual, or the bankruptcy or other financial difficulty of either of them, could result in the inability of such corporation or individual to pay its obligations to the REIT and the Corporation, and could result in the REIT's and the Corporation's having to make payments under their guarantees. In addition, NHC and FCC are currently involved in a lawsuit concerning the management agreements pursuant to which NHC manages the FCC facilities. The FCC management agreements, as well as the lawsuit, will be maintained by the Corporation. However, there can be no assurance that FCC will not include the payment of the Notes in the lawsuit. Although FCC is current on its notes, no assurance can be given that FCC will not cease making payments and attempt to set off any alleged damages. See "Business -- The Corporation -- Legal Proceedings," and " -- The REIT -- The Notes."

     REAL ESTATE INVESTMENT RISKS

     The Owned Healthcare Facilities and any subsequently acquired properties will be subject to various real estate related risks. The acquisition of additional properties may be subject to the ability of the REIT to borrow amounts sufficient to enable the REIT to pay the purchase price therefor. There can be no assurance that any such acquisition will not be made on terms less favorable than the terms for the Owned Healthcare Facilities and the Notes. Further, there can be no assurance that the value of any property acquired by the REIT will appreciate or that the value of any property securing the REIT's mortgage loans will not depreciate.

     There can be no assurance that rates payable by the Corporation under the Leases would be paid by an independent lessee. Therefore, in the event the Corporation defaults on or terminates a Lease prior to its expiration, or in the event that a Lease expires, there can be no assurance that a substitute lessee could be found nor that such a lessee, if found, would pay the same rent set forth in the relevant Leases.

     Additional risks of investing in real estate are the possibilities that the Leases will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of the inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors. Due to the illiquid nature of real estate investments, the REIT would have difficulty in altering its investment portfolio to respond to changes in such factors.

     It is the intention of the REIT to secure, or to require the Corporation to secure, adequate comprehensive property and liability insurance. Certain risks may, however, be uninsurable or not economically insurable and there can be no assurance that the REIT will have adequate funds to cover all contingencies. Should such an uninsurable loss occur, the REIT could lose both its invested capital, including its equity interests, and its anticipated profits relating to such property.

     Any lease arrangement, such as the Leases, creates the possibility that a tenant may either default on the lease or fail to exercise an option to renew the lease and in such event, the REIT may be unable to lease such property to another tenant or, even if it could, such lease may be on less favorable terms than those of the original lease. There can be no assurance, however, that the Corporation will exercise its options to renew the Leases upon the expiration of the initial terms or that, if such failure to renew were to occur, the REIT could lease the property to others on favorable terms. In such an instance, the REIT would continue to be responsible for payment of any indebtedness it had incurred with respect to such property.

     Certain local real property tax assessors may seek to reassess certain of the Owned Healthcare Facilities as a result of the Plan of Restructure and the transfer of interests to occur thereby. Further, there can be no assurance that local real property tax assessors will not seek to reassess the Owned Healthcare Facilities in the future. In the event any reassessment would be detrimental to the REIT, it would vigorously oppose any such reassessment; however, no assurance can be given that this opposition would succeed.

     CERTAIN RESTRICTIONS ON TRANSFER OF REIT SHARES; BUSINESS COMBINATIONS

     Provisions of the Articles of Incorporation (the "REIT Charter") of the REIT, primarily intended to enable the REIT to maintain its status as a real estate investment trust, authorize the REIT (i) to refuse to transfer REIT Shares to, or prohibit exercise of rights by, any person who as a result would beneficially own, directly or indirectly by attribution, REIT Shares in excess of 9.8% of the outstanding stock of the REIT ("Excess Stock") or any person whose accumulation of such stock would, in the opinion of the Board of Directors, jeopardize the status of the REIT as a real estate investment trust including as a result of a violation of the "related party tenant rules" and
(ii) to redeem Excess Stock, the accumulation of which would jeopardize the status of the REIT as a real estate investment trust. In addition, the REIT Charter prevents a shareholder from owning at any time, directly or indirectly by attribution, more than 9.8%.

If these transfer or ownership restrictions are declared to be void as a matter of law or are violated by any person, common stock of the REIT acquired in excess of these limits shall be deemed to have been acquired by and to be held on behalf of the REIT and, as the equivalent of treasury shares for such purpose, shall not be considered to be outstanding for quorum or voting purposes and shall not be entitled to receive dividends.

     The REIT will set forth in its Forms 10-Q and Forms 10-K filed under the Exchange Act the percentage limitation on share ownership applicable to the related period.

     For the REIT to qualify as a real estate investment trust in any taxable year (other than the first year for which the REIT elects to be taxed as a REIT), no more than 50% of its outstanding REIT Shares may be owned, directly or indirectly by attribution, by five or fewer individuals (which for this purpose includes pension funds and certain other tax exempt entities) at any time during the second half of the REIT's taxable year. In addition, the REIT Shares must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a short taxable year. Further, in all taxable years a large percentage (at least 75% and more likely 95%) of the REIT's income must generally be derived from lessees in which the REIT does not own, directly or indirectly by attribution, a 10% or greater interest. The REIT would be generally deemed to own that percentage interest in a lessee (including the Corporation) owned by a shareholder of the REIT who owned, directly or indirectly by attribution, 10% or more of the Shares. See "Federal Income Tax Considerations -- The REIT -- Taxation as a REIT -- Requirements for Qualification," "-- Tax and Accounting Income May Vary", and " -- Real Estate Investment Trust -- Income Tests".

     The limitations on ownership of REIT Shares set forth in the REIT Charter are intended to reduce the possibility of the REIT's failing to meet the percentage ownership requirements for qualification as a real estate investment trust. However, such provisions may inhibit market activity with respect to the REIT Shares and the resulting opportunity for Shareholders to receive a premium for their REIT Shares that might otherwise exist if an individual were attempting to assemble a block of REIT Shares in excess of the applicable percentage limitation. Also, there can be no assurance that such provisions will in fact prevent the REIT from failing to meet such ownership requirements. Accordingly, the REIT Charter restricts stock ownership of the REIT directly or indirectly by attribution to 9.8%.

     Such provisions would also make the REIT an unsuitable investment for any person seeking to obtain ownership of more than 9.8% of the outstanding voting equity of the REIT. Although the REIT does not anticipate that it will redeem or otherwise reduce the number of outstanding REIT Shares except for Excess Shares, if such number of REIT Shares were reduced, the percentage limitation might be exceeded by a shareholder without any action on his part.

     In addition, certain provisions of Maryland law regarding business combinations (as defined therein) require approval of the holders of 80% of the outstanding voting shares of the REIT. See "Certain Restrictions on Transfer of REIT Shares; Business Combinations."

     FEDERAL INCOME TAX RISKS

     The REIT was organized and intends to conduct its operations so as to qualify for federal income taxation as a real estate investment trust under Sections 856 through 860 of the Code. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust." The REIT has not sought, nor will it seek, a ruling from the Internal Revenue Service (the "IRS") with respect to its qualification as a real estate investment trust.

     ADVERSE CONSEQUENCES OF THE REIT'S FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The REIT intends to operate so as to qualify as a real estate investment trust under the Code, commencing with its taxable year ending December 31, 1998. Although management believes that the REIT will be organized and will operate in such a manner, no assurance can be given that the REIT will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a real estate investment trust involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the REIT's control. For example, in order to qualify as a real estate investment trust, at least 95% of the REIT's gross income in any year must be derived from qualifying sources, and the REIT must pay distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). The complexity of these provisions and of the applicable treasury regulations that have been promulgated under the Code is greater in the case of a real estate investment trust, such as the REIT, that holds its assets in partnership form. No assurance can be given that legislation, new regulation administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification. The REIT, however, is not aware of any pending tax legislation that would adversely affect the REIT's ability to operate as a real estate investment trust.

     Goodwin, Proctor & Hoar LLP, as special REIT tax counsel to the REIT, has rendered an opinion to the effect that the REIT is organized in conformity with the requirements for qualification as a real estate investment trust and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust." Such legal opinion, however, is based on various assumptions and factual representations by the REIT regarding the REIT's ability to meet the various requirements for qualification as a real estate investment trust, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the IRS or any court. Moreover, the REIT's qualification and taxation as a real estate investment trust will depend upon the REIT's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the result of which will not be reviewed by special REIT tax counsel to the REIT.

     If the REIT were to fail to qualify as a real estate investment trust in any taxable year, the REIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the REIT also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the REIT available for investment or distribution to shareholders because of the additional tax liability to the REIT for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust."

     In the Plan of Restructure, National will receive approximately 794,000 REIT Shares and approximately 806,000 OP Units in order to permit the REIT to comply with the various stock ownership rules referred to above.

     In order to minimize the chances that the REIT will violate certain stock ownership rules (see "Federal Income Tax Consideration -- The REIT -- Taxation as a Real Estate Investment Trust -- Asset Test" and " -- Income Tests"), the Directors of the REIT are given the power to redeem or prohibit the transfer of REIT Shares and the power to prohibit the distribution of the REIT Shares to any Unitholder if such transfer or distribution would cause the REIT to violate any stock ownership or source of income rule. Shareholders are cautioned, however, that because broad attribution rules are used in determining stock ownership and a large percentage of NHC Units is held by nominees in "street name," the REIT may be unaware of a violation of these stock ownership and source of income rules and therefore the qualification of the REIT as a real estate investment trust may be inadvertently lost. See also "Certain Considerations -- Certain Restrictions on the Transfer of Shares; Business Combinations" for a further discussion of additional requirements imposed by the Board of Directors of the REIT as a result of such attribution rules.

     If the IRS successfully challenged the status of the REIT as the owner of the Owned Healthcare Facilities and the status of the Leases as true leases, the REIT would not be entitled to claim depreciation with respect to any of the Owned Healthcare Facilities. As a result, the REIT's taxable income might increase and the REIT might fail to meet the 95% Distribution Requirement necessary to be taxed as a real estate investment trust, or if such requirement were met, then a larger percentage of distributions from the REIT would constitute ordinary dividend income, instead of a partial return of capital to the REIT's shareholders, or the REIT would be subject to an excise tax. REIT Counsel has rendered an opinion that it is more likely than not that the REIT will be treated as the owner of the Owned Healthcare Facilities and that the Leases will be treated as true leases for federal income tax purposes. This opinion is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of the REIT as the owner of the Owned Healthcare Facilities or the status of the Leases as true leases. The REIT has not sought, and will not seek, a ruling from the IRS with respect to its status as a real estate investment trust or the status of the Leases. See "Federal Income Tax Considerations -- Taxation as a Real Estate Investment Trust -- Income Tests."

     DEPENDENCE ON MANAGEMENT AND SKILLED PERSONNEL.

     The REIT believes it depends substantially on active involvement of its senior managers, including its executive officers (none of which are employees of the REIT). See "Relationship Between the REIT and the Corporation After the Restructure -- Advisory, Administrative Services and Facilities Agreement." The loss of one or more of such officers could have a material adverse effect on the REIT's business and future operations. The REIT does not maintain key-man insurance on the lives of its executive officers. The REIT does not have employment agreements with its executive officers. See "Management -- The REIT." The agreement by which such persons are made available to the REIT is between the Corporation and National and is outside the control of the REIT. This agreement could be terminated between the Corporation and National without any involvement of the REIT. See "Certain Transactions -- National."

     NO PUBLIC MARKET.

     There has been no public market for the REIT Shares and there can be no assurance that an active trading market will develop or be sustained following the Plan of Restructure. The REIT has applied for listing the REIT Shares on AMEX. No assurance can be given as to the liquidity of the trading market for the REIT Shares or that an active trading market for the REIT Shares will develop. If an active market does not develop, the market price and liquidity of the REIT Shares may be adversely affected.

     ANTI-TAKEOVER CONSIDERATIONS.

     The REIT is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors without shareholder approval. The REIT's Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. The REIT's Charter requires the approval of 70% of the outstanding REIT Shares to approve certain transactions and amend certain provisions of the REIT Charter. The foregoing matters may have the effect of discouraging or making more difficult an acquisition or change of control of the REIT. See "Description of Securities -- Shares of the REIT -- Control Share Acquisitions."

THE CORPORATION

     NEWLY ORGANIZED COMPANY

     The Corporation was recently organized and has no stand-alone operating history. There has been no market for the Shares and no assurance can be given that an active trading market will develop.

     CONFLICTS OF INTEREST

     Because all but one of the initial directors and all of the initial officers of the Corporation occupy positions with the REIT, there will be conflicts of interest in their duties to the Corporation's shareholders and the REIT's Shareholders. Although NHC's management believes the terms of the Leases and the REIT Advisory Agreement are fair and reasonable, none of the terms of the Leases or the REIT Advisory Agreement were negotiated on an arms-length basis. The Leases provide that all maintenance and repairs, including structural problems will be provided by the Corporation. Since the Corporation will be the REIT's investment advisor, it will have a conflict of interest in assessing the quality of the management services under the REIT Advisory Agreement or in determining if the REIT Advisory Agreement should be terminated or in determining the price to be paid by the REIT for additional assets which may be purchased from the Corporation and the terms of any leases to be entered into between the REIT and the Corporation. Further, the REIT is likely to purchase additional equity interests in real estate from, or make additional mortgage loans to, the Corporation.

     The Corporation will not have any employees. All of the personnel services will be provided by National pursuant to the Employee Services Agreement. The Employee Services Agreement can be terminated by either party at any time. Therefore, the Corporation will be dependent upon National to supply an adequate number of qualified personnel to meet the needs of the Corporation, and no assurance can be given that National will continue to provide such employees for any time period.

     There may from time to time be disputes between the Corporation as Lessee and the REIT as Lessor with respect to maintenance, repairs, defaults and similar items. However, since all but one of the board members of the Corporation are also board members of the REIT, it is uncertain whether potential disputes will be recognized as conflicts or that the Corporation will recognize a need for independent persons to determine how to resolve such disputes. Recognized disputes between the Corporation and the REIT will be settled by binding arbitration.

     Counsel to the Corporation also represents the REIT on certain matters. In the course of such representation circumstances may arise in which the Corporation and the REIT have conflicting interests, in which event separate counsel may be retained to represent one or both of the parties.

     DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS.

     Substantially all of the Corporation's nursing home revenues, including management fees, will be directly or indirectly dependent upon reimbursement from third-party payors, including the Medicare and Medicaid programs, and private insurers. For the period ended June 30, 1997, approximately 60% of NHC's net revenues were derived from Medicare and state Medicaid programs. It is not possible to predict the impact of the Balanced Budget Act of 1997 on the Corporation's reimbursement rates, and a further reduction in Medicare or Medicaid rates could have an adverse impact on the Corporation and other providers of nursing home services. The revenues and profitability of the Corporation will be affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Changes in the mix of the Corporation's patients among the Medicaid, Medicare, and private pay categories, and among different types of private pay sources, can significantly affect the revenues and the profitability of the Corporation's operations. There can be no assurance that the Corporation will be able to maintain a profitable payor or revenue mix. In addition, any changes in reimbursement levels under Medicaid, Medicare, or private payor programs and any changes in applicable government regulations could significantly affect the profitability of the Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Corporation Government Health Care Reimbursement Programs."

     In order to receive Medicare and Medicaid reimbursement, the Corporation must be certified by Medicare and Medicaid. In 1995, the Federal Government promulgated new survey, certification and enforcement rules governing long-term care facilities participating in the Medicare and Medicaid programs, which impose significant new requirements on long-term care facilities. The breadth of the new rules creates uncertainty over the manner in which the rules will be implemented, the ability of any long-term care facility to comply with them and the effect of the new rules on the Corporation. Facilities which are found not to be in compliance with the new rules are subject to decertification from participating in the Medicare/Medicaid programs; termination of provider agreement; temporary management; denial of payment for new admissions; civil money penalties; closure of the facility or transfer of patients or both; and on-site state monitoring. In the ordinary course of its business, NHC has received and the Corporation is likely to receive notices of deficiencies for failure to comply with various regulatory requirements. The Corporation will review such notices and take appropriate corrective action. It is anticipated that in most cases, the Corporation and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. See "Business -- The Corporation -- Regulation."

     IMPACT OF HEALTH CARE REFORM AND LIMITS ON GOVERNMENT REIMBURSEMENT AND OTHER PAYMENTS.

      Government at both the federal and state levels has continued in its efforts to reduce, or at least limit the growth of, spending for health care services, including services to be provided by the Corporation. On August 5, 1997, President Clinton signed into law The Balanced Budget Act of 1997 ("BBA"), which contains numerous Medicare and Medicaid cost-saving measures, as well as new anti-fraud provisions. The BBA has been projected to save $115 billion in Medicare spending over the next five years, and $13 billion in the Medicaid program. Section 4711 of BBA, entitled "Flexibility in Payment Methods for Hospital, Nursing Facility, ICF/MR, and Home Health Services", repealed the Boren Amendment, which had required that state Medicaid programs pay to nursing home providers amounts adequate to enable them to meet government quality and safety standards; the Boren Amendment was previously the foundation of litigation by nursing homes seeking rate increases. In place of the Boren Amendment, the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services, under which proposed rates, the methodologies underlying the establishment of such rates, and justifications for the proposed rates are published, and which gives providers, beneficiaries and other concerned state residents a reasonable opportunity for review and comment on the proposed rates, methodologies and justifications. Several of the states in which the Corporation will operate are actively seeking ways to reduce Medicaid spending for nursing home care by such methods as capitated payments and substantial reductions in reimbursement rates. The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year "transition period" commencing with the first cost reporting period beginning on or after July 1, 1998; home health agencies must also transition from a cost-based reimbursement system to a prospective payment system beginning in 1999. In addition, the BBA creates a managed care Medicare Program called "Medicare + Choice", which allows Medicare beneficiaries to participate in either the original Medicare fee-for-service program or to enroll in a coordinated care plan such as health maintenance organizations ("HMOs"). Such coordinated care plans would allow HMOs to enter into risk-based contracts with the Medicare program, and the HMO's would then contract with providers such as the Corporation. No assurances can be given that the facilities to be operated by the Corporation will be successful in negotiating favorable contracts with Medicare + Choice managed care organizations. The BBA also contains several new antifraud provisions. Given the recent enactment of the BBA, the Corporation is unable to predict the impact of the BBA and potential changes in state Medicaid reimbursement methodologies on its operations; however, any significant reduction in either Medicare or Medicaid payments could adversely affect the Corporation. Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. Failure to obtain and maintain Medicare and Medicaid certification at the Corporation's facilities will result in denial of Medicare and Medicaid payments which could result in a significant loss of revenue to the Corporation. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted fees or assume all or a portion of the financial risk for the delivery of health care services. Such measures may include capitated payments whereby the Corporation is responsible for providing, for a fixed fee, all services needed by certain patients. Capitated payments can result in significant losses if patients require expensive treatment not adequately covered by the capitated rate. Efforts to impose reduced payments, greater discounts and more stringent cost controls by government and other payors are expected to continue. For the fiscal year ended December 31, 1996, NHC derived 38% and 33% of its net patient revenues from the Medicare and Medicaid programs, respectively. Any reforms that significantly limit rates of reimbursement under the Medicare or Medicaid programs, therefore, could have a material adverse effect on the Corporation's profitability. The Corporation is unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on its operations. No assurance can be given that such reforms will not have a material adverse effect on the Corporation. See "Business -- The Corporation -- Sources of Revenue."

     Nursing homes and home health agencies have recently been the target of health care reform, from both a fraud and reimbursement perspective. Operation Restore Trust, a demonstration project which has been conducted by the Department of Health and Human Services in five states, is expanding to a dozen more states. "ORT Plus" will continue its focus on fraud in the areas of home health, nursing home and DME suppliers, as well as adding new anti-fraud and abuse targets. The Corporation will operate nursing homes and home health agencies in five ORT Plus states and could be subject to increased scrutiny. President Clinton recently announced a moratorium on the certification of home health agencies in an attempt to curb what is perceived to be rampant fraud and abuse in this area. The Corporation cannot predict what impact this ORT Plus or moratorium will have on its home care programs. Although NHC's management believes that its home care and nursing home operations are in compliance with applicable laws and regulations, there can be no assurance that the Corporation, its home care and nursing home operations will not be the subject of an investigation nor that they will be found to be in compliance if investigated. See "Business -- The Corporation -- Legal Proceedings."

     GOVERNMENT REGULATION.

     The United States government, and all states in which the Corporation will operate regulate various aspects of its business. Various federal and state laws regulate relationships among providers of services, including employment or service contracts and investment relationships. The operation of long-term care facilities and the provision of services are also subject to extensive federal, state, and local laws relating to, among other things, the adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, environmental compliance, ADA compliance, fire prevention and compliance with building codes. Long-term care facilities are also subject to periodic inspection to assure continued compliance with various standards and licensing requirements under state law, as well as with Medicare and Medicaid standards. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the Corporation's growth and could prevent it from offering the services currently offered by NHC or any additional services. In addition, health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods and costs of doing business and amounts of payments received from governmental and other payors. The Corporation's operations could be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded patients and revisions in licensing and certification standards. The Corporation will at all times attempt to comply with all applicable laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Corporation's operations or financial condition.

     Most states have adopted certificate of need ("CON") or similar laws that generally require that a state agency approve certain acquisitions and determine that a need exists for certain new services, the addition of beds and capital expenditures or other changes. To the extent that CON or other similar approvals are required for expansion of the Corporation's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in standards applicable to such approvals and possible delays and expenses associated with obtaining such approvals. CON laws are also subject to being repealed or modified which could increase competition by lowering competitors' barriers to enter certain markets.

     The sale or transfer of a CON is generally prohibited. If the regulatory body administering the CON program in a given state determines that the restructuring is a "transfer," the ability of the REIT or the Corporation to utilize an unimplemented or partially implemented CON could be restricted or a new CON could be required. Such a process could be costly and time consuming. The Corporation currently has four unimplemented CONs and ten partially implemented CONs.

     SELF-REFERRAL AND ANTI-KICKBACK LEGISLATION.

     The health care industry is highly regulated at the state and federal levels. In the United States, various state and federal laws regulate the relationships between providers of health care services, physicians, and other clinicians. These laws impose restrictions on physician referrals for designated health services to entities with which they have financial relationships. These laws also prohibit the offering, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health care program patients or patient care opportunities in return for the purchase, lease or order of any item or service that is covered by the Medicare and Medicaid programs. There can be no assurance the Corporation's operations will not be subject to review, scrutiny, penalties or enforcement actions under these laws, or that these laws will not change in the future. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare or Medicaid programs. Such exclusions or penalties, if applied to the Corporation, could have a material adverse effect on the profitability of the Corporation.

     FLORIDA AUDITS AND LAWSUIT

     In October 1996, two managed centers in Florida were audited by representatives of the regional office of the Office of Inspector General ("OIG") . As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center, the OIG indicated during an exit conference that it had no further questions, but has not yet issued a final report. At the second facility, which is one of the four named in the Braeuning lawsuit described below, the OIG determined certain records were insufficient and NHC supplied the additional requested information.

     NHC is also a defendant in a lawsuit styled Braeuning et al vs. National HealthCare L.P., et al. filed "under seal" in the U.S. District Court of the Northern District of Florida on April 9, 1996. The court removed the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997, with the government participating as an intervening plaintiff. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida. The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act". NHC is fully cooperating and the Corporation intends to fully cooperate with the government in an attempt to determine dollar amounts involved, and each intends to aggressively pursue an amicable settlement. The cost report periods under review include periods from 1991 through 1995.

     Florida is one of the states of which governmental officials are conducting "Operating Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs (the "ORT"). The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of ORT and ORT Plus. NHC and the Corporation will continue to review and monitor the cost reporting process and their compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future. An adverse determination in the lawsuit or as the result of an audit could subject the

Corporation to civil or criminal fines and penalties which could have a material negative impact on the profitability of the Corporation.

     CERTAIN GUARANTEED DEBT

     The Corporation will assume loan guarantees of approximately $69.5 million in loans made or letters of credit issued by third parties to or for the account of certain unrelated third parties for whom the Corporation will manage a licensed healthcare center. 53% of these guarantees are on behalf of FCC. A default by any such corporation or individual, or the bankruptcy or other financial difficulty of such entities, could result in the inability of such entity to pay its loan obligations, and could result in the Corporation having to make payments under its guarantees.

     FCC LAWSUIT

     FCC, an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, and NHC are currently involved in a lawsuit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. In the summer of 1997, FCC filed a Third Amended and Supplemental Complaint in the Sarasota County Court action asserting fifteen separate counts against NHC and its general partners, which are collectively referred to as NHC in the complaint. Among the claims added in the amended complaint are claims for breach of all management agreements between the parties, for a declaration that FCC does not owe any deferred contingent fees to NHC or in the alternative, a declaration that any such deferred fees constitute usurious interest, for breach of a 1994 loan agreement between FCC and defendants related to the construction of a facility in Orlando, for business libel, and for breach of fiduciary duty arising from defendants' alleged obstruction of FCC's right to audit, from defendants' alleged failure to properly manage FCC's facilities, and from defendants' alleged self dealing by causing FCC and defendants or their affiliates to enter into contracts that are not customary or usual in the industry. In additional to declaratory relief, FCC asserts that it is entitled to unspecified damages and to terminate all of the management agreements between the parties for cause. Defendants, including NHC, have filed an answer denying all of FCC's claims and asserting a counterclaim against FCC. No trial date has been set in this matter. To date, FCC has notified NHC that it currently does not intend to renew five of the sixteen management contracts, but has agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The balance of the FCC contracts may be terminated in the years 2001-2003. See "Business -- The Corporation -- Legal Proceedings."

     LACK OF CONSENTS; ACCELERATION OF CERTAIN MATURITIES

     The Corporation will retain approximately $112.6 million in debt of NHC. In addition, the REIT will assume approximately $105.9 million in Assumed Liabilities. The consent of such lenders is a requirement to the transfer of the underlying secured properties from the original obligor thereunder to any successor obligor, and the transfer of the Owned Healthcare Facilities and Notes to the REIT. NHC, the REIT and the Corporation have obtained the oral consent of these lenders. Written documentation of such consents may not be obtained on reasonable terms in a timely manner with respect to the transfer of the Assumed Liabilities from NHC to the REIT or the transfer of the Owned Healthcare Facilities and the Notes to the REIT. If the lenders were to assert their rights, that is that the transfer of the Assumed Liabilities or the Owned Healthcare Facilities from NHC to the REIT constituted a default under the relevant loan or guarantee documents, then such lenders could demand that the Corporation and the REIT perform under the loan agreements and pay the full amount of such debt plus any prepayment penalties and costs. There can be no assurance that the REIT or the Corporation would be able to repay such debt or replace such debt on the same or similar terms, if at all. Failing to timely repay such amounts could cross-default other loans.

     In addition, the Plan of Restructure may require the consent of various third parties to agreements with NHC which will be assumed by the Corporation in the Plan of Restructure. NHC and the Corporation have determined not to seek consents in connection with existing leases, management contracts or other operating agreements with NHC. As a result, such third parties could claim such agreements have been breached by NHC, seek to terminate such agreements and sue NHC, the Corporation and the REIT for damages. In addition, since the REIT and the Corporation both resulted from NHC, any existing NHC creditor (whether contingent or absolute) may be able to reach the assets of the Corporation for any claim such creditor may have against NHC. There can be no assurance that the number of such agreements terminated, the amount of damages that could be sought or the claims of any such creditors would not have a material adverse effect on the Corporation.

     RELATIONSHIPS BETWEEN LONG-TERM CARE FACILITIES AND OTHER PROVIDERS.

     Relationships between long-term care facilities and other providers such as providers of physical therapy and other ancillary service providers have recently come under increased scrutiny by government and private payors. To the extent that the Corporation, any facility with which it does business, or any of their owners or directors have a financial relationship with each other or with other health care entities providing services to long-term care patients, such relationships could be subject to increased scrutiny. There can be no assurance that the Corporation's business operations and agreements with other providers of health care services will not be subject to change, review, penalties or enforcement actions under state and federal laws regarding self-referrals or fraud and abuse, or that these laws will not change in the future. See "Business -- Government Regulation."

     THIRD-PARTY INDEBTEDNESS SECURED BY ASSETS LEASED OR MANAGED BY
     CORPORATION.

     The Corporation, through leases and management agreements, will operate facilities that secure the indebtedness of the owners of the facilities. As a result, the Corporation's leases at such facilities are subject to cancellation upon the default of these third-party owners under their credit agreements. In addition, the payment of management fees to the Corporation at these facilities is subordinated to the payment of the owners' debt obligations. To the extent that the owners of the Corporation's managed facilities experience financial difficulty or otherwise are unable to meet their obligations, the ability of the Corporation to receive management fees or continue as manager of such facility is jeopardized. See "Business -- Description of Management Services and Agreements."

     COMPETITION.

     The long-term care industry generally, and the nursing home and assisted living center businesses particularly, are highly competitive. The Corporation will face direct competition for the acquisition or management of facilities. In turn, its facilities face competition for employees, patients and residents. Some of NHC's present and potential competitors, which will likely be the Corporation's competitors, are significantly larger and have or may obtain greater financial and marketing resources than those of NHC or the Corporation. Some hospitals that provide long-term care services will also be a potential source of competition to the Corporation. In addition, the Corporation may encounter substantial competition from new market entrants. Consequently, there can be no assurance that the Corporation will not encounter increased competition in the future, which could limit its ability to attract patients or residents or expand its business, and could materially and adversely affect its business or decrease its market share. See "Business -- The Corporation -- Relationship with National Health Investors, Inc." and " -- Competition."

     LIABILITY AND INSURANCE.

     The provision of health care services involves an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. It is expected that the Corporation from time to time will be subject to such suits as a result of the nature of its business. NHC currently maintains liability insurance of $1.0 million per claim with additional umbrella coverage in the amount of $5.0 million in the aggregate per annum, intended to cover such claims which the Corporation intends to maintain and NHC believes its insurance coverage is consistent with industry standards. There can be no assurance, however, that claims in excess of the Corporation's insurance coverage or claims not covered by the Corporation's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Corporation in excess of the Corporation's insurance coverage could have a material adverse effect upon the Corporation and its financial condition. Claims against the Corporation, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Corporation's ability to attract patients or residents or expand its business. In addition, the Corporation's insurance policies must be renewed annually. There can be no assurance that the Corporation will be able to obtain liability insurance coverage in the future on acceptable terms, if at all. See "Business -- The Corporation -- Legal Proceedings."

     DEPENDENCE ON MANAGEMENT AND SKILLED PERSONNEL.

     The Corporation believes it will depend substantially on active involvement of its senior managers, including its executive officers. The loss of one or more of such officers could have a material adverse effect on the Corporation's business and future operations. The Corporation does not intend to maintain "key-man" insurance on the lives of its executive officers. The Corporation does not intend to have employment agreements with executive officers. See "Management -- The Corporation." In addition, the Corporation will depend upon skilled personnel such as nurses. In some areas in which the Corporation will operate there is from time to time a nursing shortage that could have a material adverse affect upon the Corporation's ability to attract or retain sufficient numbers of nurses. In addition, although NHC has not yet experienced unionization efforts, there have been reports of increased unionization within the senior care business. The Corporation cannot predict whether there will be successful attempts to organize unions at its facilities, or what effect such activities might have on its operations.

     ABILITY TO ACQUIRE ADDITIONAL LONG-TERM CARE FACILITY OPERATIONS.

     The Corporation intends to expand its business through the development and selective acquisition of additional long-term care facility operations. See "Business -- The Corporation -- Strategy." The Corporation's prospects for growth are directly affected by its ability to acquire suitable long-term care facility operations, which in turn will depend, among other things, upon the pricing expectations of sellers, the ability to obtain financing, including the availability of adequate working capital, the ability to obtain government licenses and approvals, and the competitive environment for acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the facility or operation and the type of services proposed. See "Business -- The Corporation -- Regulation." In making acquisitions, the Corporation will compete with other providers, some of which have greater financial resources than the Corporation. There can be no assurance that suitable acquisitions will be identified, that acquisitions can be consummated or that the acquired facility operations can be integrated successfully into the Corporation's operations. The various risks associated with the Corporation's acquisition of long-term care facility operations and uncertainties regarding the profitability of such operations may affect the Corporation's financial performance in any given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Corporation -- Liquidity, and Capital Resources and Financial Condition."

     NO PUBLIC MARKET.

     There has been no public market for the Shares and there can be no assurance that an active trading market will develop or be sustained following the offering. The Corporation has applied for listing of the Shares on the American Stock Exchange. No assurance can be given as to the liquidity of the trading market for the Shares or that an active trading market for the Shares will develop. If an active market does not develop, the market price and liquidity of the Shares may be adversely affected. There can be no assurance that the combined price at which the Shares and REIT Shares may trade in any market subsequent to the Plan of Restructure will not be lower than the current trading price of NHC Units.

     LACK OF DIVIDENDS

     The Corporation's initial policy will be to retain any earnings to finance the operation and expansion of the Corporation's business and, therefore, to pay no dividends in the foreseeable future. In addition, the Corporation may be prohibited from paying dividends under certain debt instruments.

     ANTI-TAKEOVER CONSIDERATIONS.

     The Corporation is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors without shareholder approval. The Corporation's Certificate of Incorporation (the "Corporation Certificate") provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. The Corporation's Certificate requires the approval of 70% of the outstanding shares to approve certain actions. Section 203 of the Delaware General Corporate Law restricts the ability of a Delaware corporation from engaging in any business combination with an interested stockholder. The foregoing matters may have the effect of discouraging or making more difficult an acquisition or change of control of the Corporation. See "Description of Securities -- Shares of the Corporation."

                          VOTING AND PROXY INFORMATION


VOTING PROCEDURES

     Under the Partnership Agreement, a holder of a Unit may vote only if the holder has been admitted as a general or limited partner of the Partnership on or before the record date for the Special Meeting. Each Unit entitles the holder thereof to one vote with respect to matters to be voted on at the Special Meeting. The Managing General Partner has set the close of business on October 31, 1997 as the record date (the "Record Date") for the determination of general and limited partners entitled to vote at the Special Meeting.

     NHC will accept proxies at any time before the Plan of Restructure is voted on at the Special Meeting. The enclosed form of proxy, when properly completed and returned, will constitute a general or limited partner's vote for or against, or abstention on, the Plan of Restructure. If a general or limited partner returns a form of proxy duly signed without voting, the general or limited partner will be deemed to have voted FOR the Plan of Restructure.

REVOCATION OF PROXIES

     A general or limited partner may revoke a proxy any time during the solicitation period before its exercise by (i) delivering written notice of revocation to NHC, (ii) executing and delivering to NHC a later dated form of proxy or (iii) voting in person at the Special Meeting. Any such written notice or later dated proxy should be sent to National HealthCare L.P., 100 Vine Street, Suite 1400, Murfreesboro, Tennessee 37130, Attention: Richard F. LaRoche, Jr.

VOTE REQUIRED; QUORUM

     Approval of the Plan of Restructure will require the affirmative vote of general and limited partners holding an aggregate of more than 50% of the outstanding Units. The presence, in person or by proxy, of general and limited partners holding an aggregate of more than 50% of the outstanding Units will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Plan of Restructure.

     The executive officers, directors and other affiliates of the Managing General Partner own or have the authority to vote approximately 54% of the outstanding Units. They have advised NHC that they each intend to vote their Units in favor of the Plan of Restructure and have delivered irrevocable proxies coupled with an interest to vote in favor of the Plan of Restructure. Therefore, approval of the Plan of Restructure is assured. For further information concerning the ownership of Units by the Managing General Partner's affiliates, executive officers and directors, see "Security Ownership of Certain Beneficial Owners and Management."

SOLICITATION OF PROXIES

     This solicitation is being made by the Managing General Partner on behalf of NHC. NHC will pay the cost of soliciting proxies. NHC will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of Units.

INDEPENDENT AUDITORS

     Representatives of Arthur Andersen LLP, NHC's independent accountants, are expected to be present at the Special Meeting.

NO APPRAISAL RIGHTS

     Unitholders who object to the Plan of Restructure will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving securities of the REIT and the Corporation, to seek a judicial determination of the "fair value" of their Units and to compel NHC to purchase their Units for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to limited partners by NHC. Thus, approval of the Plan of Restructure by the requisite vote of general and limited partners will bind all general and limited partners, and objecting general and limited partners will have no alternative to receipt of securities of the REIT and the Corporation other than selling their Units (or securities of the REIT and the Corporation) in the open market.

OTHER MATTERS

     The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Special Meeting. NHC is not aware of any other proposals planned to be made at the Special Meeting and has no current intention of making any additional proposals.

                            PRICE RANGE OF NHC UNITS

     NHC's Units are listed on AMEX under the symbol "NHC." The following table sets forth, for the periods indicated, the high and low sales prices for the Units as reported by AMEX.


                                                                    HIGH                           Low
1995
----
First Quarter                                                     $26.000                        $22.875
Second Quarter                                                     28.500                         24.375
Third Quarter                                                      31.500                         28.000
Fourth Quarter                                                     39.375                         29.500
1996
----
First Quarter                                                     $41.125                        $37.125
Second Quarter                                                     41.375                         34.875
Third Quarter                                                      39.875                         37.000
Fourth Quarter                                                     45.000                         37.500
1997
----
First Quarter                                                     $47.250                        $44.250
Second Quarter                                                     46.188                         40.750
Third Quarter                                                      59.250                         44.375

     On September 30, 1997, the last reported sale price of the Units on AMEX was $59.25 per Unit. On August 19, 1997, the date immediately preceding NHC's announcement of the Plan of Restructure, the last reported sale price of the Units on AMEX was $49.125 per Unit. At September 30, 1997, there were approximately 4,168 holders of the Units, comprised of 1,982 Unitholders of record and an additional 2,186 Unitholders indicated by security position listings.

                                 DIVIDEND POLICY

NHC

     NHC paid cash distributions on its outstanding partnership Units as follows: 1991, $1.20 per Unit; 1992, $.54 per Unit; 1993, $.88 per Unit; 1994,
$1.35 per Unit; 1995, $1.98 per Unit; and 1996, $2.16 per Unit.

THE REIT

     In order to qualify for the quasi pass through tax treatment accorded to a real estate investment trust, the REIT intends to make quarterly distributions to holders of its common stock equal on an annual basis to at least 95% of its real estate investment trust taxable income (excluding net capital gains), as defined in the Code. Generally, cash available for distribution to the REIT shareholders will be primarily derived from the distributions made by the Operating Partnership. The Operating Partnership's cash available for distribution will be derived primarily from the rental payments under the Leases and interest payments on the Notes. All distributions will be made by the REIT at the discretion of the Board of Directors and will depend on the cash flow and earnings of the REIT, its financial condition, bank covenants and such other factors as the Board of Directors deems relevant. The REIT's taxable income will be calculated without reference to its cash flow. Therefore, under certain circumstances, the REIT may not have available cash sufficient to pay its required distributions. See "Federal Income Tax Considerations -- Taxation of the REIT -- 95% Distribution Requirement." The REIT believes that it will have sufficient available cash to pay its required distributions for 1998 but this is subject to a number of risk factors. See "Risk Factors -- Risks Associated with Forward Looking Statements." The Board of Directors has not determined when any such distributions will be declared or paid.

     The REIT's Board of Directors anticipates that, commencing in 1998, the REIT and the Operating Partnership will pay initial annual dividend to holders of its common stock and distribution to the OP Units equal to $1.33 per REIT Share and OP Unit, although no assurances can be given that this will be the case. See "Risk Factors -- Risks Associated with Forward Looking Statements." Compensation payable by the REIT to the Corporation under the REIT Advisory Agreement will be deferred to the extent that the REIT either does not have Funds from Operations adequate to pay dividends at such annual rate. "Funds from Operations" is defined in the REIT Advisory Agreement as the net income of the REIT plus depreciation and amortization, less capital gains (or plus capital losses) included in such net income.

     For a discussion of the tax treatment of distributions to the REIT stockholders, see "Federal Income Tax Considerations -- The REIT -- The Distribution -- Tax Consequences."

THE CORPORATION

     The Corporation's initial policy will be to retain any earnings to finance the operations and expansion of the Corporation's business. In addition, the Corporation may be prohibited from paying dividends under certain debt instruments.

                                    BUSINESS

NHC

     NHC is a limited partnership organized under the laws of the State of Delaware which principally operates residential care facilities, long-term healthcare centers and home healthcare programs in the southeastern United States. At September 30, 1997, NHC operated 111 long-term healthcare centers with a total of 13,835 licensed beds in nine states. NHC's health care centers provide subacute, skilled and intermediate nursing and rehabilitative care. Of the 111 centers operated, 17 are owned, 40 are leased from NHI and 54 are managed for other owners. NHC's homecare programs provide rehabilitative care at a patient's residence. During 1996, NHC operated 33 homecare programs and provided 754,000 homecare patient visits. NHC also operates 387 retirement apartments located in one managed and three leased retirement centers. Additionally, NHC operates 14 assisted living centers at twelve owned or leased centers and two managed centers. Pursuant to the Plan of Restructure, NHC will contribute to the REIT through fee ownership or 50 year capitalized leases, the 17 Owned Healthcare Facilities, six assisted living facilities and one retirement center, certain promissory notes and certain other assets to the REIT. NHC will then merge with and into the Corporation so that all of NHC's remaining assets will be owned by the Corporation. The REIT will then lease the Owned Healthcare Facilities back to the Corporation.

     NHC has three general partners:

         1. Managing General Partner NHC, Inc., a Tennessee corporation. As of the Effective Time, W. Andrew Adams, NHC's Chief Executive Officer, President and a Director of NHC, will own approximately 52% of the voting securities of NHC, Inc. and Robert G. Adams, Senior Vice President and Chief Operating Officer of NHC will own approximately 19.3%.

         2. Administrative General Partner National Health Corporation, a Tennessee corporation. All of the authorized, issued and outstanding stock of National Health Corporation is owned by the National Health Corporation Leveraged Employee Stock Ownership Plan (the "ESOP"). See "Certain Transactions -- National."

         3. Individual General Partner W. Andrew Adams. Mr. Adams is the Chief Executive Officer and President of NHC and will be the Chief Executive Officer, President and a Director of both the REIT and the Corporation.

     The general partners own, in the aggregate, a general partnership interest in NHC representing a 1% interest in the profits, losses and distributions of the partnership.

THE REIT

     The REIT is a newly-formed Maryland corporation. Prior to the Distribution, the REIT, through the Operating Partnership will acquire the Owned Healthcare Facilities and the Notes and Other Assets (subject to the Assumed Liabilities) and will lease the Owned Healthcare Facilities to the Corporation. The REIT will also assume certain debt of NHC of approximately $105.9 million. See "Relationship Between the REIT and the Corporation after the Restructure -- The Assumed Liabilities." The Leases covering the Owned Healthcare Facilities will be "triple net" leases. See "Relationship between the REIT and the Corporation after the Restructure -- The Leases." The REIT will enter into an Advisory, Administrative Services and Facilities Agreement with the Corporation pursuant to which the Corporation will provide the REIT with investment advice, office space and personnel. See "Relationship Between the REIT and the Corporation after the Restructure -- The Advisory, Administrative Services and Facilities Agreement."

     However, the REIT Advisory Agreement provides that for that period of time equal to the lesser of (i) the term of the REIT Advisory Agreement and (ii) the Corporation being actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure.

                           OWNED HEALTHCARE FACILITIES

     The following table includes certain information regarding the Owned Healthcare Facilities.


                                                                    No.                         Minimum
                                                                    of            Book          Annual        Total Debt
           Name of Facility                   Location             Beds           Basis          Rent         Transferred
           ----------------            --------------------        ----       ------------     ----------     -----------
Healthcare Facilities
   Adams Place                         Murfreesboro, TN              40        $6,022,834       $572,129
   NHC HealthCare, Naples              Naples, FL                    60         5,646,872        536,453
   NHC HealthCare, Clinton             Clinton, SC                  131         3,732,339        354,572
   NHC HealthCare, Coconut             Ft. Lauderdale, FL           120         9,896,567        940,174
   Creek(2)
   NHC HealthCare, Daytona Beach       Daytona Beach, FL             60         6,297,586        598,271
   NHC HealthCare, Farragut(2)         Farragut, TN                  60         5,393,486        512,381
   NHC HealthCare, Garden City         Murrells Inlet, SC            88         6,133,219        487,656
   NHC HealthCare, Greenville          Greenville, SC               176         5,429,906        515,841
   NHC HealthCare, Lexington           Lexington, SC                 88         5,353,143        508,549
   NHC HealthCare, Mauldin             Greenville, SC               120         7,745,945        776,414
   NHC HealthCare, Imperial(3)         Naples, FL                    90         5,311,591        504,601
   NHC HealthCare, North Augusta       North Augusta, SC            132         5,028,383        477,696
   NHC HealthCare, Orlando             Orlando, FL                  120         8,628,798        819,736
   NHC HealthCare, Parklane            Columbia, SC                 120         8,594,178        816,447
   NHC HealthCare, Port Charlotte      Port Charlotte, FL           180         8,594,178        816,447
   West Plains Health, Care Center     West Plains, MO              120         3,801,401        361,133
   NHC HealthCare, Franklin(4)         Franklin, TN                 160         6,638,475        630,655

Assisted Living Facilities
   NHC Place/ Vero Beach               Vero Beach, FL                84         8,183,504        777,433
   NHC Place/Anniston                  Anniston, AL                  68         5,792,107        550,250
   Adams Place                         Murfreesboro, TN              84         6,490,387        616,587
   NHC Place/Merritt Island            Merritt Island, FL            84         7,144,486        678,726
   NHC Place/Stuart                    Stuart, FL                    84         6,808,672        646,824
   NHC HealthCare, Farragut(2)         Farragut, TN                  84         6,741,858        640,477

Retirement Center
   Adams Place                         Murfreesboro, TN              53        14,263,000      1,354,985

Debt Transferred                                                                                              105,857,629

----------------------

     (1) or debt which the property is subject to and being serviced by the REIT.
     (2)  currently under construction.
     (3)  30 additional beds under construction.
     (4) a facility to be constructed. Construction has not began on the date hereof.

     CONVEYANCE OF FACILITIES. Immediately prior to the Plan of Restructure, NHC will convey its fee ownership of six of the Owned Healthcare Facilities to the REIT by means of "quitclaim" deeds and nine of the Owned Healthcare Facilities pursuant to a 50 year capitalized lease with a purchase option at a nominal purchase price at any time at the election of the REIT. The remaining nine Owned Healthcare Facilities will be conveyed by warranty or special form deeds. All of the conveyances and 50 year capitalized leases will include NHC's representation that it has good and marketable title to the interests being conveyed and NHC will indemnify the REIT against any title problems. The Corporation will assume NHC's indemnification obligations to the REIT pursuant to the Merger. Quitclaim deeds and the 50 year capitalized leases will be used in order to minimize or eliminate, where possible, the imposition of transfer taxes.

     The master capitalized lease ("Master Capitalized Lease") has a 50 year term expiring December 31, 2048 and grants the REIT the right to purchase the property at any time upon 90 days notice for $100. Under the Master Capitalized Lease, the REIT as tenant is responsible for all taxes, utilities, insurance premium costs, repairs, maintenance (including the structural maintenance and repair of the improvements) and all other charges and expenses relating to the ownership of the property covered by the Master Capitalized Lease.

     Sources of Rental Payments. The REIT's revenues will be derived primarily from the Corporation under the Leases. Those payments will be derived primarily from the Owned Healthcare Facilities operated by the Corporation. See "Business -- The Corporation -- Sources of Revenue" for a description of the sources of revenue generated by the Owned Healthcare Facilities.

     THE NOTES.

     The REIT will own approximately 50 Notes representing approximately $92.5 million loaned to the owners of approximately 23 nursing homes, all but one of which are in Florida and managed by NHC. The loans were utilized by the owners to acquire land, then construct and equip the nursing homes. The Notes are secured by mortgages on each of the facilities. Forty-three of the Notes (representing approximately $74.9 million the principal amount) are from FCC and are personally guaranteed by its sole shareholder. The FCC Notes bear interest at 10.25 and are payable over 10 years. Most of the FCC Notes are due in 2004.

     The 19 nursing homes which are located in Florida are each licensed for approximately 120 to 180 beds. No defaults have occurred under any of the Notes. NHC has no reason to suspect any impending defaults under the Notes. In the event NHC's management agreement for the facilities is not extended by the owner at the completion of the term, the Note secured by such facility becomes immediately due and payable.

     ASSUMED LIABILITIES.

     The REIT will assume or take the Owned Healthcare Facilities subject to Assumed Liabilities of approximately $105.9 million. The Assumed Liabilities consist of four loan agreements which are secured by mortgages on certain of the Owned Healthcare Facilities. The interest rate on the Assumed Liabilities include fixed rates of 8% to 8.64% and floating rate based on prime rate and LIBOR plus 1%. The term of the loans range from 2005 through 2015. See "Relationship between the REIT and the Corporation after the Restructure -- The Assumed Liabilities."

     INVESTMENT AND OTHER POLICIES OF THE REIT.

     General. The REIT's investment objectives are: (i) to provide current income for distribution to stockholders, (ii) to provide the opportunity for additional returns to investors by participating in any increase in the operating revenues of its leased properties; (iii) to provide the opportunity to realize capital growth resulting from appreciation, if any, in the value of its portfolio properties, and (iv) to preserve and protect stockholder's capital. There is no assurance that these objectives will be realized. The REIT Advisory Agreement provides that the REIT will not, without the prior approval of the Corporation, be actively or passively engaged in the pursuit of additional investment opportunities until the earlier of the termination of the REIT Advisory Agreement or such time as the Corporation is no longer actively engaged as investment advisor to NHI.

     Objectives and Policies. The REIT was organized to own the Owned Healthcare Facilities. Because of the competitive restrictions contained in the REIT Advisory Agreement, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments. The REIT expects to continue to engage in transactions with the Corporation, but does not anticipate purchasing from, leasing to or financing other operations.

     The REIT has no present plans to issue securities other than the REIT Shares distributed in the Plan of Restructure, including senior securities or (except pursuant to its or NHC's stock option plan or NHC's 6% Debentures) any additional shares of common stock, although the Board of Directors is authorized to issue up to 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. See "Description of Securities -- Shares of the REIT." The REIT is authorized to offer shares of its capital stock in exchange for investments that conform to its standards and to repurchase or otherwise acquire its shares or other securities, but does not currently intend to do so. The REIT has no plans to invest in the securities of others for the purpose of exercising control.

     The REIT will not, without the prior approval of a majority of the Board of Directors, enter into any joint venture relationships with or acquire from or sell to any director, officer, or employee of the REIT or the Corporation, or any affiliate thereof, as the case may be, any of the assets or other property of the REIT.

     In addition, see "Federal Income Tax Considerations -- The REIT -- Taxation as a Real Estate Investment Trust" for a discussion of certain limitations on investments and other activities of the REIT.

     Subject to the REIT Advisory Agreement, the REIT Board of Directors may alter the REIT's investment policies if they determine in the future that such a change is in the best interests of the REIT and its stockholders. The methods of implementing the REIT's investment policies may vary as new investment and financing techniques are developed or for other reasons.

     Borrowing Policies. The REIT is currently negotiating with a lender to refinance the Assumed Liabilities. See "Relationship between the REIT and the Corporation after the Restructure -- The Assumed Liabilities." The REIT may incur additional indebtedness in the future to support its current investments in health care-related facilities when, in the opinion of the REIT Board of Directors, it is advisable. The REIT may, for short term purposes, negotiate other lines of credit, or arrange for other short term borrowings from banks or otherwise. The REIT may arrange for long term borrowerings from institutional investors or through public offerings. The REIT will own and may in the future invest in properties subject to existing loans or secured by mortgages, deeds of trust or similar liens with favorable terms.

THE CORPORATION

     GENERAL

     The Corporation is a newly formed Delaware corporation which will merge with NHC at the Effective Time. As a result of the merger, the Corporation will acquire all of the assets and liabilities of NHC other than those transferred to the REIT. Thus, the Corporation will primarily operate long-term health care centers and home health care programs in the southeastern United States. As of September 30, 1997, NHC operated 111 long-term health care centers with a total of approximately 13,835 licensed beds. Of these 111 centers operated, 17 will be leased from the REIT, 40 will be leased from NHI and 54 will be managed for other owners. As of September 30, 1997, NHC also operated 33 homecare programs, four retirement centers (one managed and three leased) and 14 assisted living centers (twelve leased and two managed). In addition, as of September 30, 1997, NHC operated specialized care units such as Alzheimer's Disease care units (10), sub-acute nursing units (8) and a number of in house pharmacies. Similar specialty units are under development or consideration at a number of the Corporation's centers, as well as free standing projects.

     LONG-TERM HEALTH CARE CENTERS

     The health care centers to be operated by the Corporation provide in-patient skilled and intermediate nursing care services and in-patient and out-patient rehabilitation services. Skilled nursing care consists of 24-hour nursing service by registered or licensed practical nurses and related medical services prescribed by the patient's physician. Intermediate nursing care consists of similar services on a less intensive basis principally provided by non-licensed personnel. These distinctions are generally found in the long-term health care industry although for Medicaid reimbursement purposes, some states in which the Corporation operates have additional classifications, while in other states the Medicaid rate is the same regardless of patient classification. Rehabilitative services consist of physical, speech, and occupational therapies, which are designed to aid the patient's recovery and enable the patient to resume normal activities.

     Each health care center has a licensed administrator responsible for supervising daily activities, and larger centers have assistant administrators. All have medical directors, a director of nurses and full-time registered nurse coverage. All centers provide physical therapy and most have other rehabilitative programs, such as occupational or speech therapy. Each facility is located near at least one hospital and is qualified to accept patients discharged from such hospitals. Each center has a full dining room, kitchen, treatment and examining room, emergency lighting system, and sprinkler system where required. NHC's Management believes that all centers are in compliance with the existing fire and life safety codes.

     NHC has developed a quality assurance program which it utilizes and the Corporation will continue to utilize in each of its health care centers to verify that high standards of care are maintained. An integral part of the program is a computerized patient assessment system which aids in placing the patient in the appropriate section of each center (skilled or intermediate) and monitors the health care needs of the patient, number and frequency of medications and other essential medical information. The data derived from this system is used not only to assure that appropriate care is given to each individual patient, but also to ascertain the appropriate amount of staffing of each section of the center. Additionally, NHC requires and the Corporation will require a patient care survey to be performed at least quarterly by the regional and home office nursing support team, and a "consumer view" survey by senior management at least twice a year. NHC developed and promotes a "customer satisfaction" rating system, using 1993 as a bench mark, and requires significant improvement in the ratings by each center as a condition of participation in its overall "Excellence Program". The Corporation intends to continue this system.

     The Corporation will provide centralized management and support services to the Corporation's health care nursing centers. The management and support services include operational support through the use of regional vice presidents and regional nurses, accounting and financial services, cash management, data processing, legal, consulting and services in the area of rehabilitative care. All personnel will be employed by National and will be leased to the Corporation pursuant to an Employee Services Agreement. National will be responsible for overall services in the area of personnel, loss control, insurance, education and training. The Corporation will reimburse National by paying all the costs of personnel employed for the benefit of the Corporation as well as a fee. National is located in Murfreesboro, Tennessee. See "Certain Transactions -- National."

     The Corporation will provide the same management services to centers operated under management contracts as it will provide to centers leased by the Corporation. The term of each contract and the amount of the management fee will be determined on a case-by-case basis. Typically, the Corporation will charge a minimum of 6% of net revenues. The term of the contracts will range from five years to twenty years. The Corporation will maintain a right of first refusal should any owner desire to sell a managed center and, in certain situations, special termination payments have been negotiated should an owner sell to a third party or terminate or not renew a management contract.

     All health care centers to be operated by the Corporation are licensed by the appropriate state and local agencies. All except two are currently certified as providers for Medicaid patients, and all are currently certified as Medicare providers. All of the Corporation's centers will be subject to state and federal licensure and certification surveys. These surveys, from time to time, may produce statements of deficiencies. In response to such a statement, if any, the staff at each center will file a plan of correction after consultation with the Regional Vice President and any alleged deficiencies will be corrected. Presently, none of NHC's facilities are operating under material statements of deficiencies which NHC believes would have a material adverse effect on its operations. The Corporation will have a significant monetary bonus to employees attached to passing these surveys with few or no deficiencies.

LONG-TERM HEALTH CARE CENTERS

                                                                                          Total   Beds under Development      Joined
State            City               Center                                    Affiliation  Beds   and Special Care Units       NHC
-----            ----               ------                                    -----------  ----   -------------------------   -----
Alabama          Anniston           NHC HealthCare, Anniston                  Leased(1)    151    55 bed Alzheimer's unit     1973
                 Moulton            NHC HealthCare, Moulton                   Leased(1)    136    29 beds under development   1973

Florida          Brooksville        Brooksville Nursing Manor                 Managed      180    30 bed Alzheimer's unit     1993
                 Hudson             Bear Creek Nursing Center                 Managed      120                                1993
                 Crystal River      Cypress Cove Care Center                  Managed      120                                1993
                 Datona Beach       NHC HealthCare, Daytona Beach             Leased(2)     60                                1996
                 Trenton            Ayers Health and Rehabilitation Center    Managed      120    30 bed Alzheimer's unit     1993
                                                                                                  36 beds under development
                 Ft. Lauderdale     NHC of Ft. Lauderdale                     Managed      253                                1984
                 New Port Richey    Heather Hill Nursing Home                 Managed      120                                1993
                 Hudson             NHC HealthCare, Hudson                    Leased(1)    180    50 bed subacute care unit   1986
                 Ft. Lauderdale     NHC HealthCare, Coconut Creek             Leased(2)    120                                1997
                 Merritt Island     NHC HealthCare, Merritt Island            Leased(1)    120    22 bed Alzheimer's unit     1990
                                                                                                  60 beds under development
                 Panama City        NHC of Panama City                        Managed      120                                1986
                 Port Charlotte     NHC HealthCare, Port Charlotte            Leased(2)    180    60 beds subacute care unit  1994
                                                                                                  30 bed Alzheimer's unit
                 Naples             NHC HealthCare, Naples                    Leased(2)     60                                1996
                 Naples             NHC HealthCare, Imperial                  Leased(2)     60    30 beds under development   1994
                 St. Petersburg     NHC HealthCare, St. Petersburg            Managed      159                                1984
                 Stuart             NHC HealthCare, Stuart                    Leased(1)    118    24 bed Alzheimer's unit     1989
                                                                                                  35 beds under development
                 Ocoee              Ocoee Health Care Center                  Managed      120                                1990
                 St. Cloud          Osceola Health Care Center                Managed      120                                1991
                 Palatka            Palatka Health Care Center                Managed      180    20 bed Alzheimer's unit     1989
                 Clearwater         Palm Garden of Clearwater                 Managed (3)  120                                1987
                 Gainesville        Palm Garden of Gainesville                Managed (3)  120                                1987
                 Jacksonville       Palm Garden of Jacksonville               Managed (3)  120                                1990
                 Largo              Palm Garden of Largo                      Managed (3)  140                                1987
                 N. Miami Beach     Palm Garden of N. Miami Beach             Managed (3)  120                                1988
                 Ocala              Palm Garden of Ocala                      Managed (3)  120    60 bed subacute care unit   1987
                 Orlando            Palm Garden of Orlando                    Managed (3)  120                                1987
                 Orlando            NHC HealthCare of Orlando                 Leased  (2)  120    30 bed Alzheimer's unit     1997
                                                                                                  20 bed subacute care unit
                 Pensacola          Palm Garden of Pensacola                  Managed (3)  180                                1987
                 Lake City          Palm Garden of Lake City                  Managed (3)  120    28 bed Alzheimer's unit     1992
                 Largo              Palm Garden of Pinellas                   Managed (3)  120    20 bed subacute care unit   1991
                 Port St. Lucie     Palm Garden of Port St. Lucie             Managed (3)  120                                1988
                 Tampa              Palm Garden of Tampa                      Managed (3)  120                                1987
                 Vero Beach         Palm Garden of Vero Beach                 Managed (3)  173    7 beds under development    1987

                 West Palm Beach    Palm Garden of West Palm Beach            Managed(3)   162                                1988
                 Winter Haven       Palm Garden of Winter Haven               Managed(3)   120                                1987
                 Plant City         NHC HealthCare, Plant City                Leased(1)    171    1 bed under development     1985
                 Dade City          Royal Oak Nursing Center                  Managed      120                                1993
                 Sarasota           Sarasota Health Care Center               Managed      120                                1990
                 Sun City           Palm Garden of Sun City                   Managed(3)   120                                1991
                 Niceville          The Manor at Blue Water Bay               Managed       60                                1993
                 Madison            Lake Park of Madison                      Managed       79    23 beds under development   1995
                 Miami              The Nursing Center at Mercy               Managed      120                                1995

Georgia          Fort Oglethorpe    NHC HealthCare, Fort Oglethorpe           Owned(4)      81    54 beds under development   1989
                 Rossville          NHC HealthCare, Rossville                 Leased(1)    112                                1971

Indiana          Brownsburg         Brownsburg Health Care Center             Managed      178    20 bed Alzheimer's unit     1990
                 Castleton          Castleton Health Care Center              Managed      120    18 bed Alzheimer's unit     1990
                 Evansville         Center for Geriatric Nursing              Managed      156                                1997
                 Ladoga             Ladoga Health Care Center                 Managed       95                                1990
                 Logansport         Camelot Care Center                       Managed       75                                1997
                 Markle             Markle Health Care                        Managed       66                                1997
                 Plainfield         Plainfield Health Care Center             Managed      199    22 bed Alzheimer's unit     1990
                 Westfield          Westfield Village Health Care             Managed       80                                1997

Kentucky         Dawson Springs     NHC HealthCare, Dawson Springs            Leased(1)     80                                1973
                 Glasgow            NHC HealthCare, Glasgow                   Leased(1)    206                                1971
                 Madisonville       NHC HealthCare, Madisonville              Leased(1)     94                                1973

Missouri         Desloge            NHC HealthCare, Desloge                   Leased(1)    120                                1982
                 Joplin             NHC HealthCare, Joplin                    Leased(1)    126                                1982
                 Kennett            NHC HealthCare, Kennett                   Leased(1)    160                                1982
                 Macon              Macon Health Care Center                  Managed      120                                1982
                 St. Louis          NHC HealthCare, Maryland Heights          Leased(1)    220                                1987
                 Osage Beach        Osage Beach Health Care Center            Managed      120                                1982
                 Springfield        Springfield Health Care Center            Managed      120                                1982
                 St. Charles        NHC HealthCare, St. Charles               Leased(1)    120                                1982
                 West Plains        West Plains Health Care Center            Leased(2)    120                                1982

North Carolina   Goldsboro          Guardian Care                             Managed       49                                1997

South Carolina   Anderson           NHC HealthCare, Anderson                  Leased(1)    290                                1973
                 Greenwood          NHC HealthCare, Greenwood                 Leased(1)    152                                1973
                 Sumter             NHC HealthCare, Hopewelll                 Managed       96                                1985
                 Laurens            NHC HealthCare, Laurens                   Leased(1)    176                                1973
                 Aiken              Mattie C. Hall Health Care Center         Managed      176    44 bed Alzheimer's unit     1982
                 Clinton            NHC HealthCare, Clinton                   Leased(2)    131                                1993

                 Murrells Inlet     NHC HealthCare, Garden City               Leased(2)     88                                1992
                 Greenville         NHC HealthCare, Greenville                Leased(2)    176                                1992
                 Lexington          NHC HealthCare, Lexington                 Leased(2)     88    12 bed subacute care unit   1994
                                                                                                  32 beds under development
                 Columbia           NHC HealthCare, Parklane                  Leased(2)    120    32 beds under development   1997
                                                                                                  30 bed Alzheimer's Unit
                                                                                                  ____ bed subacute care unit
                 North Augusta      NHC HealthCare, North Augusta             Leased(2)    132                                1991
                 Greenville         NHC HealthCare, Mauldin                   Leased(2)    120                                1997
                 Sumter             NHC HealthCare, Sumter                    Managed      120    3 beds under development    1985

Tennessee        Murfreesboro       Adams Place                               Leased(2)     40                                1997
                 Carthage           Smith County Health Care Center           Managed      128                                1997
                 Franklin           Franklin Manor                            Leased(2)     47                                1997
                 Athens             NHC HealthCare, Athens                    Leased(1)     98                                1971
                 Johnson City       NHC HealthCare, Johnson City              Leased(1)    179    18 bed Alzheimer's unit     1971
                 Columbia           NHC HealthCare, Columbia                  Leased(1)    120    12 bed subacute care unit   1973
                 Cookeville         NHC HealthCare, Cookeville                Managed       96                                1975
                 Franklin           NHC HealthCare, Franklin                  Leased(1)     84                                1979
                 Dickson            NHC HealthCare, Dickson                   Leased(1)    197                                1971
                 Columbia           NHC HealthCare, Hillview                  Leased(1)     98                                1971
                 Knoxville          NHC HealthCare, Knoxville                 Leased(1)    152                                1971
                 Knoxville          NHC HealthCare, Fort Sanders              Owned(4)     180    12 bed subacute unit        1977
                 McMinnville        NHC HealthCare, McMinnville               Leased(1)    150                                1971
                 Lewisburg          NHC HealthCare, Lewisburg                 Leased(1)     95                                1971
                 Murfreesboro       NHC HealthCare, Murfreesboro              Managed      190    69 bed subacute care unit   1974
                 Nashville          NHC HealthCare, Nashville                 Leased(1)    133                                1975
                 Hendersonville     NHC HealthCare, Hendersonville            Leased(1)    117                                1987
                 Lawrenceburg       NHC HealthCare, Lawrenceburg              Managed       97                                1985
                 Oak Ridge          NHC HealthCare, Oak Ridge                 Managed      130                                1977
                 Lewisburg          NHC HealthCare, Oakwood                   Leased(1)     62                                1973
                 Chattanooga        NHC HealthCare, Chattanooga               Leased(1)    212    20 bed subacute care        1971
                 Pulaski            NHC HealthCare, Pulaski                   Leased(1)    104                                1971
                 Milan              NHC HealthCare, Milan                     Leased(1)    129                                1971
                 Lawrenceburg       NHC HealthCare, Scott                     Leased(1)     62                                1971
                 Dunlap             NHC HealthCare, Sequatchie                Leased(1)     60    60 beds under development   1976
                 Somerville         NHC HealthCare, Somerville                Leased(1)     72                                1976
                 Sparta             NHC HealthCare, Sparta                    Leased(1)    150                                1975
                 Springfield        NHC HealthCare, Springfield               Leased(1)    112                                1973
                 Smithville         NHC HealthCare, Smithville                Leased(1)    107                                1971
                 Nashville          The Health Center of Richland Place       Managed       98                                1992
                 Nashville          West Meade Place                          Managed      120                                1993
                 Farragut           NHC HealthCare, Farragut                  Leased(2)     60                                1997

Virginia         Bristol            NHC HealthCare, Bristol                   Leased(1)    120                                1973

ASSISTED LIVING UNITS

State            City               Center
-----            ----               ------
Alabama          Anniston           NHC Place/Anniston (free-standing)        Leased(2)     68

Florida          Stuart             NHC Place, Stuart                         Leased(2)     84
                 Merrit Island      NHC Place, Merrit Island                  Leased(2)     84
                 Naples             NHC HealthCare, Imperial                  Leased(1)     60
                 Naples             NHC HealthCare, Naples                    Leased(1)     36
                 Vero Beach         NHC Place/Vero Beach (free-standing)      Leased(2)     84
                 West Palm Beach    Palm Garden of West Palm Beach            Managed(3)    25

Missouri         St. Charles        Lake St. Charles Retirement Center        Leased(1)     25

Tennessee        Murfreesboro       Adams Place                               Leased(2)     84
                 Dickson            NHC HealthCare, Dickson                   Leased(1)     20
                 Johnson City       NHC HealthCare, Johnson City              Leased(1)     15
                 Nashville,         Richland Place                            Managed       32
                 Somerville         NHC HealthCare, Somerville                Leased(1)     12
                 Farragut           NHC Place, Farragut                       Leased(2)     84


RETIREMENT APARTMENTS

Missouri         St. Charles        Lake St. Charles Retirement Apartments    Leased(1)    155                                 1984

Tennessee        Murfreesboro       Adams Place                               Leased (2)    53                                 1997
                 Johnson City       Colonial Hill Retirement Apartments       Leased(1)     63                                 1987
                 Chattanooga        Parkwood Retirement Apartments            Leased(1)     32                                 1986
                 Nashville          Richland Place Retirement Apartments      Managed      137                                 1993

HOMECARE PROGRAMS
                                                                                           Total  Beds under Development     Joined
State            City               Center                                   Affiliation   Beds   and Special Care Units       NHC
-----            ----               ------                                   -----------   ----   ----------------------      -----
Florida          Blountstown        NHC HomeCare of Blountstown               Owned                                           1994
                 Carrabelle         NHC HomeCare of Carrabelle                Owned                                           1994
                 Chipley            NHC HomeCare of Chipley                   Owned                                           1994
                 Crawfordville      NHC HomeCare of Crawfordville             Owned                                           1994
                 Madison            NHC HomeCare of Madison                   Owned                                           1994
                 Marianna           NHC HomeCare of Marianna                  Owned                                           1994
                 Ocala              NHC HomeCare of Ocala                     Owned                                           1996
                 Panama City        NHC HomeCare of Panama City               Owned                                           1994
                 Panama City        NHC Private Nursing                       Owned                                           1994

                 Perry              NHC HomeCare of Perry                     Owned                                           1994
                 Port St. Joe       NHC HomeCare of Port St. Joe              Owned                                           1994
                 Quincy             NHC HomeCare of Quincy                    Owned                                           1994
                 Stuart             NHC HomeCare of Stuart                    Owned                                           1996
                 Tallahassee        NHC HomeCare of Tallahassee               Owned                                           1994
                 Vero Beach         NHC HomeCare of Vero Beach                Owned                                           1997

South Carolina   Aiken              NHC HomeCare of Aiken                     Owned                                           1996
                 Greenwood          NHC HomeCare of Greenwood                 Owned                                           1996
                 Laurens            NHC HomeCare of Laurens                   Owned                                           1996

Tennessee        Athens             NHC HomeCare of Athens                    Owned                                           1984
                 Johnson City       NHC HomeCare of Johnson City              Owned                                           1978
                 Columbia           NHC HomeCare of Columbia                  Owned                                           1977
                 Cookeville         NHC HomeCare of Cookeville                Owned                                           1976
                 Dickson            NHC HomeCare of Dickson                   Owned                                           1977
                 Lawrenceburg       NHC HomeCare of Lawrenceburg              Owned                                           1977
                 Lewisburg          NHC HomeCare of Lewisburg                 Owned                                           1977
                 McMinnville        NHC HomeCare of McMinnville               Owned                                           1976
                 Murfreesboro       NHC HomeCare of Murfreesboro              Owned                                           1976
                 Knoxville          NHC HomeCare of Knoxville                 Owned                                           1977
                 Chattanooga        NHC HomeCare of Chattanooga               Owned                                           1985
                 Pulaski            NHC HomeCare of Pulaski                   Owned                                           1985
                 Milan              NHC HomeCare of Milan                     Owned                                           1977
                 Somerville         NHC HomeCare of Somerville                Owned                                           1983
                 Sparta             NHC HomeCare of Sparta                    Owned                                           1984
                 Springfield        NHC HomeCare of Springfield               Owned                                           1984

-----------------

(1)  Leased from NHI
(2)  Leased from REIT
(3) Managed by the NHC for FCC. NHC and FCC are currently involved in litigation regarding certain of these management agreements. See " -- Legal Proceedings."
(4) NHC HealthCare, Fort Oglethorpe and NHC HealthCare, Fort Sanders are owned by two limited partnerships. The Corporation will own approximately 79% of the partnership interest of the partnership which owns Fort Oglethorpe and 25% of the partnership interest of the partnership which owns Fort Sanders.

     HEALTH CARE CENTERS UNDER CONSTRUCTION

     The following table sets forth the long-term health care centers or additions to existing centers under construction as of June 30, 1997 which the Corporation will operate:


                                                                                                   Projected
              Location                      Number of Beds             Leased/ Managed            Opening Date
              --------                      --------------       --------------------------  -------------------
Ft. Lauderdale, FL                                120                     Leased                   October 1997
Greenville, SC                                    120                     Leased                   October 1997
Farragut, TN                                      144                     Leased                     May 1998
Palatka, FL                                       60*                    Managed                     July 1997
Dunlap, TN                                        60*                     Leased                   January 1998
Smithville, TN                                    31*                     Leased                     July 1997
Merrit Island, FL                                 60*                     Leased                   October 1997
Ft. Oglethorpe, GA                                54*                     Owned                    October 1997
Ocala, FL                                         60*                    Managed                    August 1997
Naples, FL                                        30*                     Leased                   December 1997
Vero Beach, FL                                     7*                    Managed                    August 1997
Columbia, SC                                      32*                     Leased                    August 1998

* Expansion of existing center

     OCCUPANCY RATES

     The following table shows certain information relating to occupancy rates for NHC with respect to the Corporation's continuing operated long-term health care centers:


                                                                                          Six months
                                               Year Ended December 31                   ended June 30,
                                               ----------------------                   --------------
                                       1994             1995             1996                1997
                                       ----             ----             ----                ----
Overall census                         92.8%            93.0%            93.6%              93.21%

Census excluding
acquisitions and new
openings                               94.5%            93.0%            93.8%              94.67%

     Occupancy rates are calculated by dividing the total number of days of patient care provided by the number of patient days available (which is determined by multiplying the number of licensed beds by 365 or 366).

     HOMECARE PROGRAMS

     The Corporation's home health programs (called "homecare" by the Corporation) will provide nursing and rehabilitative services to individuals in their residences and are licensed by the Tennessee, South Carolina and Florida state governments and certified by the federal government for participation in the Medicare program. Each of NHC's 32 Medicare certified homecare programs and its one private duty program is managed by a registered nurse, with speech, occupational and physical therapists either employed by the program or on a contract basis. Homecare visits increased from 717,000 visits in 1995 to 754,000 visits in 1996. Current projections are for approximately 765,000 visits in 1997.

     The Corporation will have homecare programs in Tennessee, Florida, and South Carolina. NHC opened two new program offices in South Carolina and two in Florida in 1996. The Corporation's Tennessee homecare programs will be associated with its long-term health care centers and, historically with NHC, have been based within the health care center. The Corporation's new homecare programs in Florida will be separately based in an effort to continually expand the Corporation's market leadership in these services. NHC's experience in this field indicates that homecare is not a substitute for institutional care in a hospital or health care center. Instead, the Corporation's homecare programs will provide an additional level of health care because its centers will be able to provide services to patients after they have been discharged from the center or prior to their admission.

     ASSISTED LIVING UNITS

     As of June 30, 1997, NHC operates 11 assisted living units, eight of which are located within the physical structure of a long-term health care center or retirement center and three of which are freestanding and were opened in 1996 and 1997. The Corporation plans to add at least two free standing assisted living projects each year with the first priority being to serve markets in which NHC already operates health care centers. Assisted living units provide basic room and board functions for the elderly with the on-staff availability to assist in minor medical needs on an as needed basis. Certificates of Need are generally not necessary to build these projects. NHC has opened one and the Corporation expects to start construction on two free standing projects in 1998.

     RETIREMENT CENTERS

     The Corporation's retirement centers will offer specially designed residential units for the active and ambulatory elderly and provide various ancillary services for their residents, including restaurants, activity rooms and social areas. In most cases, retirement centers will also include long-term health care facilities, either in contiguous or adjacent licensed health care centers. Charges for services will be paid from private sources without assistance from governmental programs. Retirement centers may be licensed and regulated in some states, but do not require the issuance of a Certificate of Need such as is required for health care centers. Although NHC has developed retirement centers adjacent to its health care properties with an initial construction of 57 to 137 units and which are rented by the month, these centers offer only the expansion of NHC's continuum of care, rather than a separate profit center. The projects are designed, however, to be expandable if the demand justifies. Thus, these retirement units offer a positive marketing aspect of the Corporation's health care centers.

     One retirement area which the Corporation will be entering is that of "continuing care communities", where the resident pays a substantial endowment fee and a monthly maintenance fee. The resident then receives a full range of services - including nursing home care - without additional charge.

     One such continuing care community, the 137 unit Richland Place Retirement Center, was opened in Nashville, Tennessee in January, 1993 and is fully occupied. NHC is currently marketing additional continuing care retirement communities in Murfreesboro and Knoxville, Tennessee.

     ADDITIONAL SERVICES

     The Corporation plans to continue to expand its continuum of care for the elderly by offering a comprehensive and increasing range of services through related or separately structured health care centers, homecare programs, specialized care units, pharmacy operations, rehabilitative services, assisted living centers and retirement centers, as described below:

     A. HOMECARE PROGRAMS. The Corporation's policy will be to affiliate each of its licensed and certified homecare programs with a Corporation operated health care center. Although NHC's existing programs have increased their total number of visits from 94,000 in 1989 to 754,184 in 1996, NHC has applied for and received CONs to expand the program services in both Florida and South Carolina, and the Corporation will pursue a number of acquisition opportunities. Such acquired or new programs are not presently planned to be operated out of a health care center. Additional certificate of need applications will be filed by the Corporation during 1998.

     B. REHABILITATIVE SERVICES. The Corporation will continue to operate an intensive offering of physical, speech, and occupational therapy provided by center specific therapists. NHC increased its staff of professionally licensed therapists from nearly 800 last year to over 1,000 in 1996. Starting in October, 1993, NHC redirected its focus from center-based therapists to a wider operational format and has created a separate rehabilitation subsidiary known as National Health Rehab (NHR), which will become a subsidiary of the Corporation. Because of NHC's extensive network of health care centers in the southeastern United States, the Corporation believes it will be better able to attract, employ, and retain therapists. The Corporation will also provide contract services to 606 health care centers owned by third parties. Provision of these services will not be covered under the Corporation's contracts to manage health care centers and must be renegotiated annually with the center owner. The Corporation believes its rates for these services will be competitive with other market rates.

     C. MEDICAL SPECIALTY UNITS. NHC has required all of its centers to participate in the Medicare program since 1973, which requirement the Corporation will continue and intends to expand its range of services by the creation of center-specific medical specialty units such as NHC's twelve Alzheimer's disease care units and nine subacute nursing units. The services will be provided not only at each of the Corporation's operated center, but also at existing specialized care units.

     D. PHARMACY OPERATIONS. The Corporation's policy will continue to be to have an in-house pharmacy located in each health care center in those states where licensure permits the operation of an in-house pharmacy. In other states, pharmaceutical services will be provided by third party contracts. The Corporation will continue to review opportunities for regional pharmacy operations and NHC now operates three, one in east Tennessee and two in central Florida. These pharmacy operations will operate out of a central office and supply (on a separate contractual basis) pharmaceutical services and supplies which were formerly purchased by each center from local vendors. NHC's regional pharmacy operations now have 5,450 nursing home beds under contract.

     E. ASSISTED LIVING PROJECTS. NHC presently operates eleven assisted living projects, eight of which are located within the physical structure of a long-term health care center or retirement complex. The Corporation has identified the assisted living market as an expanding area for the delivery of health care and hospitality services and will embark upon a market review in its states of operation for the construction of free-standing assisted living centers. Assisted living units provide basic room and board functions for the elderly with the on-staff availability to assist in minor medical needs on an as needed basis.

     F. NUTRITIONAL SUPPORT SERVICES. The Corporation will own a medical support services business, which will primarily provide nutritional enteral, parenteral feeding materials, urological and medical supplies to patients in the Corporation's facilities as well as in other long-term care or home settings. This company is headquartered in Knoxville, Tennessee and is known as Nutritional Support Services ("NSS"). Revenues from this subsidiary accounted for from 4% to 6% NHC's net revenues in 1996, 1995 and 1994.

     G. MANAGED CARE CONTRACTS. The Corporation will have seven regional contract management offices, staffed by experienced case managers who contract with managed care organizations ("MCOs") and insurance carriers for the provision of subacute and other medical specialty services within a regional cluster of centers. Florida, Middle and East Tennessee, and South Carolina are currently being serviced by NHC's seven case managers.

     RELATIONSHIP WITH NATIONAL HEALTH INVESTORS, INC.

     In 1991 NHC formed NHI, as a wholly-owned subsidiary. It then transferred to NHI certain healthcare facilities then owned by NHC and then distributed the shares of NHI to NHC's unitholders. The distribution had the effect of separating NHC and NHI into two independent public companies. As a result of the distribution, all of the outstanding shares of NHI were distributed to the then NHC unitholders.

     NHI MASTER AGREEMENT TO LEASE. The Master Agreement to Lease (the "NHI Master Agreement") with NHI covering 40 nursing homes and three retirement centers, sets forth certain terms and conditions applicable to all leases entered into by and between NHI and NHC (each an "NHI Lease", and together, the "NHI Leases"). the NHI Master Lease and all of the NHI Leases will be assumed by the Corporation pursuant to the Merger. The NHI Leases are for an initial term expiring on December 31, 2005 with two five-year renewal options at the election of the Corporation which allow for the renewal of the NHI Leases on an omnibus basis only unless otherwise specifically agreed in writing by NHI. During the initial term and the first renewal term (if applicable), the Corporation is obligated to pay annual base rent for the respective NHI Leased facilities aggregating $15.2 million plus additional rent described below on the properties initially sold to NHI. Additionally, $1.4 million in base rent per year as a result of expansion of three of the facilities. During the second renewal term, the Corporation is required to pay annual base rent based on the then fair market rental of the property as negotiated at that time between NHI and the Corporation. The NHI Master Agreement also obligates the Corporation to pay as additional rent under each NHI Lease (i) all payments of interest and principal,
(ii) any other payments due under each mortgage to which the conveyance of the respective health care facility to NHI was subject and (iii) any refinancing of such mortgage debt that matures or is required to be paid in its entirety during the term of the NHI Lease. In addition, each year after 1992 (the first full calendar year of the term of the NHI Master Agreement), the Corporation is obligated to pay percentage rent to NHI equal to 3% of the amount by which gross revenues of each NHI Leased facility in such later year exceeds the gross revenues of such facility in 1992. NHC paid $1.8 million as percentage rent for 1996 and expects to pay $2.3 million in 1997.

     The NHI Master Agreement is a "triple net lease", under which the Corporation will be responsible to pay all taxes, utilities, insurance premium costs, repairs (including structural portions of the buildings, constituting a part of the NHI Leased facilities) and other charges relating to the ownership and operation of the NHI Leased facilities. The Corporation will be obligated at its expense to keep all improvements and fixtures and other components of the NHI Leased facilities covered by "all risk" insurance in an amount equal to the full replacement costs thereof, insurance against boiler explosion and similar insurance, flood insurance if the land constituting the NHI Leased facility is located within a designated flood plain area and to maintain specified minimal personal injury and property damage insurance, protecting NHI as well as the Corporation at such NHI Leased facility. The Corporation will also be obligated to indemnify and hold harmless NHI from all claims resulting from the use and occupancy of each NHI Leased facility by the Corporation or persons claiming under the Corporation and related activities, as well as to indemnify NHI against, all costs related to any release, discovery, cleanup and removal of hazardous substances or materials on, or other environmental responsibility with respect to, each NHI Leased facility.

     NHI ADVISORY AGREEMENT. NHI entered into an Advisory, Administrative Services and Facilities Agreement (the "NHI Advisory Agreement") on October 15, 1991 with NHC as "Advisor", which agreement will be assumed by the Corporation pursuant to the Merger. Under the NHI Advisory Agreement, the Corporation will provide management and advisory services to NHI during the term of the NHI Advisory Agreement. Under the NHI Advisory Agreement, NHI will engage the Corporation to use its best efforts (a) to present to NHI a continuing and suitable investment program consistent with the investment policies of NHI adopted by NHI's Board of Directors from time to time; (b) to manage the day-to-day affairs and operations of NHI; and (c) to provide administrative services and facilities appropriate for such management. In performing its obligations under the NHI Advisory Agreement, the Corporation will be subject to the supervision of and policies established by NHI's Board of Directors.

     The NHI Advisory Agreement was initially for a stated term which expired December 31, 1996. The NHI Advisory Agreement is now on a year to year term. Either party may terminate the NHI Advisory Agreement at any time on 90 days notice, and NHI may terminate the NHI Advisory Agreement for cause at any time. For its services under the NHI Advisory Agreement, the Corporation will be entitled to annual compensation in a base amount of $1.625 million. Under the NHI Advisory Agreement, NHI will reimburse the Corporation for certain out of pocket expenses including those incurred in connection with borrowed money, taxes, fees to independent contractors, legal and accounting services and stockholder distributions and communications. For 1993 and later years the annual compensation is calculated on a formula which is related to the increase in fully diluted Funds from Operations per common share (as defined in the NHI Advisory Agreement). In 1996, the annual compensation under the NHI Advisory Agreement was $3.1 million and it is expected to be approximately $3.3 million in 1997.

     Pursuant to the NHI Advisory Agreement, the Corporation will manage all of the day-to-day affairs of NHI and provide all such services through the Corporation's personnel. The NHI Advisory Agreement provides that without regard to the amount of compensation received by the Corporation under the NHI Advisory Agreement, the Corporation shall pay all expenses in performing its obligations including the employment expenses of the officers and directors and the Corporation personnel providing services to NHI. The NHI Advisory Agreement further provides that NHI shall pay the expenses incurred with respect to and allocable to the prudent operation and business of NHI including any fees, salaries, and other employment costs, taxes and expenses paid to directors, officers and employees of NHI who are not also employees of the Corporation. Currently, other than the NHI directors who are not employees of NHC, NHI does not have any officers or employees who are not also employees of NHC. NHI's two executive officers, Mr. Adams and Mr. LaRoche, will be employees of the Corporation and all of their fees, salaries and employment costs will be paid by the Corporation.

     SOURCES OF REVENUE

     The Corporation's revenues will be primarily derived from its health care centers. The source and amount of the revenues are determined by (i) the licensed bed capacity of its health care centers, (ii) the occupancy rate of those centers, (iii) the extent to which the rehabilitative and other skilled ancillary services provided at each center are utilized by the patients in the centers, (iv) the mix of private pay, Medicare and Medicaid patients, and (v) the rates paid by private paying patients and by the Medicare and Medicaid programs.

     The following table sets forth sources of patient revenues to NHC from health care centers and homecare services for the periods indicated:



                                                               Year Ended December 31,
                                                -------------------------------------------------
Source                                          1994                   1995                  1996
------                                          ----                   ----                  ----
Private                                          28%                    28%                   28%
Medicare                                         35%                    38%                   38%
Medicaid/Skilled                                 11%                     9%                    9%
Medicaid/Intermediate                            25%                    24%                   24%
VA and Other                                      1%                     1%                    1%
                                                ---                    ---                   ---
     Total                                      100%                   100%                  100%
                                                ---                    ---                   ---

     GOVERNMENT HEALTH CARE REIMBURSEMENT PROGRAMS

     The federal health insurance program for the aged is Medicare, which is administered by the Department of Health and Human Services. State programs for medical assistance to the indigent are generally known as Medicaid. All health care centers to be operated by the Corporation are certified to participate in Medicare and all but two participate in Medicaid. Eligibility for participation in these programs depends upon a variety of factors, including, among others, accommodations, services, equipment, patient care, safety, physical environment and the implementation and maintenance of cost controls and accounting procedures. In addition, some of the centers to be operated by the Corproation have entered into separate contracts with the United States Veterans Administration which provides reimbursement for care to veterans transferred from Veterans Administration hospitals.

     Generally, government health care reimbursement programs make payments under a cost based reimbursement system. Although general similarities exist due to federal mandates, each state operates under its own specific system. Medicare, however, is uniform nationwide and pays, as defined by the program, the reasonable direct and indirect cost of services furnished to Medicare patients, including depreciation, interest and overhead. Medicare payments have previously been limited by ceilings which, pursuant to the 1993 Tax Reform Act, were frozen at their 1993 level for 1994, 1995 and the first nine months of 1996. During 1996 NHC had 48 owned or leased centers which operated at Medicare costs higher than the ceiling. NHC has filed "exception requests" with the fiscal intermediary for substantially all of these centers. Revenues therefrom will not be booked until paid and audited by the appropriate payors. Private paying patients, private insurance carriers and the Veterans Administration generally pay on the basis of the center's charges or specifically negotiated contracts. Average per capita daily room and board revenue from private paying patients is higher than from Medicare and Medicaid patients, while the average per capita daily revenue from Medicare patients is higher than from Medicaid patients. The Corporation will attempt to attract an increased percentage of private and Medicare patients by providing rehabilitative services and by NHC increasing its marketing of those services through market areas and "Managed Care Offices", of which four were open by December 31, 1996. These services are designed to speed the patient's recovery and allow the patient to return home as soon as is practical. In addition to educating physicians and patients to the advantages of the rehabilitative services, NHC also has implemented incentive programs which provide for the payment of bonuses to its regional and center personnel if they are able to obtain private and Medicare goals at their centers, which programs will be continued by the Corporation.

     Items eligible for payment under the Medicare program consist of nursing care, room and board, social services, physical and speech therapy, drugs and other supplies, and other necessary services of the type provided by skilled nursing facilities. Routine service costs for extended care facilities are subject to certain per diem costs limits. Medicare patients are entitled to have payment made on their behalf to a skilled nursing facility for up to 100 days during each calendar year and a prior 3-day hospital stay is required. A patient must be certified for entitlement under the Medicare program before the skilled nursing facility is entitled to receive Medicare payments and patients are required to pay approximately $95.00 per day after the first 20 days of the covered stay. Under the Medicare program, the federal government pays directly to the skilled nursing facility the reasonable direct and indirect costs of the services furnished. The Medicare program only reimburses for skilled nursing services, which generally afford a more intensive level of care.

     Medicaid programs provide funds for payment of medical services obtained by "medically indigent persons". These programs are operated by state agencies which adopt their own medical reimbursement formulas and standards, but which are entitled to receive supplemental funds from the federal government if their programs comply with certain federal government regulations. In all states in which the Corporation will initially operate, the Medicaid programs authorize reimbursement at a fixed rate per day of service. The fixed rate is established on the basis of a predetermined average cost of operating nursing centers in the state in which the facility is located or based upon the center's actual cost. The rate is adjusted annually based upon changes in historical costs and/or actual costs and a projected cost of living factor.

     During the fiscal year, each facility receives payments under the applicable government reimbursement program. Medicaid payments are generally "prospective" in that the payment is based upon the prior years actual costs. Medicare payments are "retrospective" in that current year payments are designed to reasonably approximate the facility's reimbursable costs during that year. Payments under Medicare are adjusted to actual allowable costs each year. The actual costs incurred and reported by the facility under the Medicare program are subject to audit with respect to proper application of the various payment formulas. These audits can result in retroactive adjustments of interim payments received from the program. If, as a result of such audits, it is determined that overpayment of benefits were made, the excess amount must be repaid to the government. If, on the other hand, it is determined that an underpayment was made, the government agency makes an additional payment to the operator. The Corporation will book as receivables the amounts which it expects to receive under the Medicare and Medicaid programs and book into profit or loss any differences in amounts actually received. To date, adjustments have not had a material adverse effect on NHC. NHC believes that its payment formulas have been properly applied and that any future adjustments will not be materially adverse to the Corporation. The current reimbursement system will be modified in accordance with the BBA. For further discussion of the BBA See "Health Care Reform."

     REGULATION

     Health care centers are subject to extensive federal, state and in some cases, local regulatory, licensing, and inspection requirements. These requirements relate, among other things, to the adequacy of physical buildings and equipment, qualifications of administrative personnel and nursing staff, quality of nursing provided and continued compliance with laws and regulations relating to the operation of the centers. In all states in which the Corporation will initially operate, before the facility can make a capital expenditure exceeding certain specified amounts or construct any new long-term health care beds, approval of the state health care regulatory agency or agencies must be obtained and a Certificate of Need issued. Alabama exempts from this review process any bed additions which are less than 10% of the total existing licensed beds or 10 beds, whichever is less. The appropriate state health planning agency must determine that a need for the new beds or expenditure exists before a CON can be issued. A CON is generally issued for a specific maximum amount of expenditure and the project must be completed within a specific time period. There is no advance assurance that the Corporation will be able to obtain a CON in any particular instance. In some states, approval is also necessary in order to purchase existing health care beds, although the purchaser is normally permitted to avoid a full scale CON application procedure by giving advance written notice of the acquisition and giving written assurance to the state regulatory agency that the change of ownership will not result in a change in the number of beds or the services offered at the facility.

     While there are currently no significant legislative proposals to eliminate CON pending in the states in which the Corporation initially intends to do business, deregulation in the CON area would likely result in increased competition among nursing home companies and could adversely affect occupancy rates and the supply of licensed and certified personnel.

     HEALTH CARE REFORM

     Government at both the federal and state levels has continued in its efforts to reduce, or at least limit the growth of, spending for health care services, including services to be provided by the Corporation. On August 5, 1997, President Clinton signed into law BBA, which contains numerous Medicare and Medicaid cost-saving measures, as well as new anti-fraud provisions. The BBA has been projected to save $115 billion in Medicare spending over the next five years, and $13 billion in the Medicaid program. Section 4711 of BBA, entitled "Flexibility in Payment Methods for Hospital, Nursing Facility, ICF/MR, and Home Health Services", repealed the Boren Amendment, which had required that state Medicaid programs pay to nursing home providers amounts adequate to enable them to meet government quality and safety standards; the Boren Amendment was previously the foundation of litigation by nursing homes seeking rate increases. In place of the Boren Amendment, the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services, under which proposed rates, the methodologies underlying the establishment of such rates, and justifications for the proposed rates are published, and which gives providers, beneficiaries and other concerned state residents a reasonable opportunity for review and comment on the proposed rates, methodologies and justifications. Several of the states in which the Corporation will operate are actively seeking ways to reduce Medicaid spending for nursing home care by such methods as capitated payments and substantial reductions in reimbursement rates. The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year "transition period" commencing with the first cost reporting period beginning on or after July 1, 1998. In addition, the BBA creates a managed care Medicare Program called "Medicare + Choice", which allows Medicare beneficiaries to participate in either the original Medicare fee-for-service program or to enroll in a coordinated care plan such as health maintenance organizations ("HMOs"). Such coordinated care plans would allow HMOs to enter into risk-based contracts with the Medicare program, and the HMO's would then contract with providers such as the Corporation. No assurances can be given that the facilities to be operated by the Corporation will be successful in negotiating favorable contracts with Medicare + Choice managed care organizations. The BBA also contains several new antifraud provisions. Given the recent enactment of the BBA, the Corporation is unable to predict the impact of the BBA and potential changes in state Medicaid reimbursement methodologies on its operations; however, any significant reduction in either Medicare or Medicaid payments could adversely affect the Corporation. Changes in certification and participation requirements of the Medicare and Medicaid programs have restricted, and are likely to continue to restrict further, eligibility for reimbursement under those programs. Failure to obtain and maintain Medicare and Medicaid certification at the Corporation's facilities will result in denial of Medicare and Medicaid payments which could result in a significant loss of revenue to the Corporation. In addition, private payors, including managed care payors, increasingly are demanding that providers accept discounted fees or assume all or a portion of the financial risk for the delivery of health care services. Such measures may include capitated payments whereby the Corporation is responsible for providing, for a fixed fee, all services needed by certain patients. Capitated payments can result in significant losses if patients require expensive treatment not adequately covered by the capitated rate. Efforts to impose reduced payments, greater discounts and more stringent cost controls by government and other payors are expected to continue. For the fiscal year ended December 31, 1996, NHC derived 38% and 33% of its net patient revenues from the Medicare and Medicaid programs, respectively. Any reforms that significantly limit rates of reimbursement under the Medicare or Medicaid programs, therefore, could have a material adverse effect on the Corporation's profitability. The Corporation is unable to predict what reform proposals or reimbursement limitations will be adopted in the future or the effect such changes will have on its operations. No assurance can be given that such reforms will not have a material adverse effect on the Corporation. See "Business --The Corporation -- Sources of Revenue"

     Nursing homes and home health agencies have recently been the target of health care reform, from both a fraud and reimbursement perspective. Operation Restore Trust, a demonstration project which has been conducted by the Department of Health and Human Services in five states, is expanding to a dozen more states. "ORT Plus" will continue its focus on fraud in the areas of home health, nursing home and DME suppliers, as well as adding new anti-fraud and abuse targets. The Corporation will operate nursing homes and home health agencies in five ORT Plus states and could be subject to increased scrutiny. President Clinton recently announced a moratorium on the certification of home health agencies in an attempt to curb what is perceived to be rampant fraud and abuse in this area. The Corporation cannot predict what impact ORT Plus or this moratorium will have on its home care programs. Although NHC's management believes that its home care and nursing home operations are in compliance with applicable laws and regulations, there can be no assurance that the Corporation, its home care and nursing home operations will not be the subject of an investigation nor that they will be found to be in compliance if investigated. See "Business -- The Corporation -- Legal Proceedings."

     Although it is likely that there will be a substantial reduction in the growth of governmental revenues for Medicare and Medicaid, the Corporation believes that loss of governmental revenues can be offset by increased private paying revenues and the continued expansion of its service component income.

     COMPETITION

     In most of the communities in which the health care centers which will be operated by the Corporation are located, there are other health care centers with which the Corporation will compete. In competing for patients and staff with these centers, the Corporation will rely upon referrals from acute care hospitals, physicians, residential care facilities, church groups and other community service organizations. The reputation in the community and the physical appearance of the Corporation's health care centers will also be important in obtaining patients, since members of the patient's family generally participate to a greater extent in selecting health care centers than in selecting an acute care hospital. The Corporation believes that by providing and emphasizing rehabilitative as well as skilled care services at its centers, it will be able to broaden its patient base and to differentiate its centers from competing health care centers.

     The Corporation will experience competition in employing and retaining nurses, technicians, aides and other high quality professional and non-professional employees. In order to enhance its competitive position, the Corporation will continue NHC's educational tuition loan program, an American Dietary Association approved internship program, a specially designed nurse's aide training class, and make financial scholarship aid available to physical therapy vocational programs and The Foundation for Geriatric Education. The Corporation will also continue NHC's "Administrator in Training" course, 24 months in duration, for the professional training of administrators. Presently, NHC has twelve full-time individuals in this program. Four of NHC's eight regional vice presidents and 53 of its 110 health care center administrators have graduated therefrom.

     The Corporation's employee benefit package will offer a tuition reimbursement program. The goal of the program will be to insure a well trained qualified work force to meet future demands. While the program will be offered to all disciplines, special emphasis will be placed on supporting students in nursing and physical therapy programs. Students will be reimbursed at the end of each semester after presenting tuition receipts and grades to management. The program has been successful for NHC in providing a means for many bright students to pursue a formal education.

     EMPLOYEES

     As of June 30, 1997, NHC's managed centers had approximately 16,000 full and part time employees, who are called "Partners" by NHC. The Corporation intends to retain all of these employees although they will be employees of National and provided to the Corporation pursuant to the Employee Services Agreement. No employees are presently represented by a bargaining unit. NHC and National believe their current relations with these employees are good. See "Certain Transactions -- National."

     LEGAL PROCEEDINGS

     In March 1996, FCC, an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew one management contract. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value. FCC responded on March 26, 1996, by filing a Declaratory Judgment suit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. FCC next sued on April 18, 1996 in the Circuit Court for Columbia County, Florida, removed on May 1, 1996 to the United States District Court, Middle District, Florida, Jacksonville Division to obtain possession of the center for which it alleged the management contract had been terminated. This suit has now been dismissed, and the issue of possession will be decided by the Sarasota Circuit Court.

     In January, 1997, FCC notified NHC that it currently does not intend to renew an additional four contracts which mature in 1997, but has agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The balance of the FCC contracts may be terminated in the years 2001-2003. In the summer of 1997, FCC filed a Third Amended and Supplemental Complaint in the Sarasota County Court action asserting fifteen separate counts against NHC and its general partners, which are collectively referred to as NHC in the complaint. Among the claims added in the amended complaint are claims for breach of all management agreements between the parties, for a declaration that FCC does not owe any deferred contingent fees to NHC or in the alternative, a declaration that any such deferred fees constitute usurious interest, for breach of a 1994 loan agreement between FCC and defendants related to the construction of a facility in Orlando, for business libel, and for breach of fiduciary duty arising from defendants' alleged obstruction of FCC's right to audit, from defendants' alleged failure to properly manage FCC's facilities, and from defendants' alleged self dealing by causing FCC and defendants or their affiliates to enter into contracts that are not customary or usual in the industry. In additional to declaratory relief, FCC asserts that it is entitled to unspecified damages and to terminate all of the management agreements between the parties for cause. Defendants, including NHC, have filed an answer denying all of FCC's claims and asserting a counterclaim against FCC. No trial date has been set in this matter.

     NHC is also a defendant in a lawsuit styled Braeuning, et al vs. National HealthCare L.P., et al filed "under seal" in the U.S. District Court of the Northern District of Florida on April 9, 1996. The court removed the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997, with the government participating as an intervening plaintiff. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida.

The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act".

     In regard to the allegations contained in the lawsuit, NHC believes that the cost report information of its centers have been either appropriately filed or, upon appropriate amendment, will reflect adjustments only for the correction of unintentional misallocations. Prior to the filing of the suit, NHC had commenced an in-depth review of the nursing time allocation process at its owned, leased and managed centers. A significant number of amended cost reports have been filed and the Corporation will continue to schedule and prepare revised cost reports and exception requests. It is anticipated that any years in question will be reviewed prior to there being further action in this matter at the judicial level. NHC is fully cooperating and the Corporation will fully cooperate with the government in an attempt to determine dollar amounts involved, and each intends to aggressively pursue an amicable settlement. The cost report periods under review include periods from 1991 through 1995.

     NHC would be responsible for any settlement related to its owned or leased facilities and to the extent that managed centers have settlements, NHC's 6% management fee would be adversely impacted. The Corporation will continue NHC's revenue policy not reflect routine cost limit exception requests as income until the process, including cost report audits, is completed. The Corporation cannot predict at this time the ultimate outcome of the suit but will strongly defend its actions in this matter.

     In October 1996 two managed centers in Florida were audited by representatives of the regional office of the OIG. As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center the OIG indicated during an exit conference that it had no further questions but has not yet issued a final report. At the second facility - which is one of four named in the Braeuning lawsuit - the OIG determined that certain records were insufficient and NHC supplied the additional requested information. These audits have been incorporated into the lawsuit.

     Florida is one of the states in which governmental officials are conducting "Operation Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs. The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of Operation Restore Trust. The Corporation will continue to review and monitor the cost reporting process and its compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future. An adverse determination in the lawsuit or as a result of an audit could subject the Corporation to civil or criminal fines and penalties which could have a material negative impact on the profitability of the Corporation.

     NHC is subject to claims and suits in the ordinary course of business, which will be assumed by the Corporation as a result of the Plan of Restructure. While there are several worker's compensation and personal liability claims presently in the court system, management believes that the ultimate resolution of such pending proceedings other than the legal proceedings described above will not have any material adverse effect on the Corporation or its operations.

                      RELATIONSHIP BETWEEN THE REIT AND THE
                        CORPORATION AFTER THE RESTRUCTURE

THE ASSUMED LIABILITIES

     The REIT will assume or take the Owned Healthcare Facilities subject to Assumed Liabilities of approximately $105.9 million. The Assumed Liabilities consist of four loan agreements which are secured by mortgages on certain of the Owned Healthcare Facilities. The interest rate on the Assumed Liabilities include fixed rates of 8% to 8.64% and floating rate based on prime rate and LIBOR plus 1%. The term of the loans range from 2005 through 2015.

     Although the REIT is assuming or taking the Owned Healthcare Facilities subject to the Assumed Liabilities, unless the holder of such debt has specifically consented, the Corporation will remain liable on such debt. The REIT has agreed to indemnify NHC and the Corporation in respect of such continuing liability. In connection with the transfer of the Owned Healthcare Facilities and the Notes to the REIT, and the assumption by the REIT of the Assumed Liabilities, NHC, the REIT and the Corporation have obtained oral consents, subject to the preparation and execution of definitive documentation, of the lenders of such Assumed Liabilities. Although there can be no assurance, NHC management has no reason to believe that such documentation will not be finalized in a timely manner. However, NHC, the REIT and the Corporation have not obtained consents of the lenders of the remaining principal amount. See "Risk Factors -- The REIT -- Lack of Consents; Acceleration of Certain Maturities." In the event that the REIT or the Corporation fails to obtain any required consent, such failure may be deemed to constitute a default under the related Assumed Liabilities, the REIT and/or the Corporation may be required to retire such Assumed Liabilities prior to its stated maturity. A default under such debt, if not waived or cured, could result in a loss of certain of the REIT's or the Corporation's assets through foreclosure or other means.

     The majority of the Assumed Liabilities is cross-defaulted with other NHC liabilities which will be assumed by the Corporation. Thus, in the event the Corporation defaulted on its remaining obligations under its debt package, the REIT could lose its interest in the Notes or the Owned Healthcare Facilities, even if its own payments on the Assumed Liabilities were current.

     The REIT is in the process of negotiating a new credit agreement (the "New REIT Credit Agreement") which, if obtained, will be used to replace all but approximately $14.8 million of the Assumed Liabilities. The REIT is seeking a $105 million unsecured credit facility. The REIT believes it will be able to obtain the new credit soon after the Effective Time. The New REIT Credit Agreement will be the sole obligation of the REIT and once it is in place, the Corporation will not have any obligations in the event of a default by the REIT. There can be no assurance that the REIT will be able to successfully negotiate the New REIT Credit Agreement or what the final terms of any such credit agreement will be.

     In addition, the Corporation is also in the process of negotiating a new credit agreement (the "New Corporation Credit Agreement") which, if obtained, will be used to replace a portion of its outstanding debt. The Corporation is seeking a $35 million credit facility. The Corporation believes it will be able to obtain the debt soon after the Effective Time. The New Corporation Credit Agreement will be the sole obligation of the Corporation and once it is in place, the REIT will not have any obligations in the event of a default by the Corporation. There can be no assurance that the Corporation will be able to successfully negotiate the New Corporation Credit Agreement or what the final terms of any such credit agreement will be.

THE LEASES

     Concurrently with NHC's conveyance of the Owned Healthcare Facilities to the REIT, the REIT as "Landlord" will lease back to the Corporation, as "Tenant" each of the Owned Healthcare Facilities. Each such facility will be the subject of a separate Lease Agreement that will incorporate the provisions of a Master Agreement to Lease between the REIT as Landlord and the Corporation as Tenant (the "REIT Master Agreement").The Lease of each Owned Healthcare Facility will include the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the Owned Healthcare Facility, but no personal property of the Corporation that is utilized in the Corporation's operation of the Owned Healthcare Facility will be the subject of a Lease.

     The REIT Master Agreement provides that each Lease will be for an initial term expiring on December 31, 2007 (the "Initial Term"). Provided that the Corporation is not then in default and gives at least six months notice, the Corporation has the option to renew all (but without REIT's consent not less than all) of the Leases for a further five-year term expiring December 31, 2012 (the "First Renewal Term"); and, provided that the Corporation is not then in default and gives at least six (6) months notice, the Corporation will have the option to renew all (but not less than all) of the Leases for a term expiring December 31, 2017 (the "Second Renewal Term").

     During the Initial Term and both Renewal Terms (if applicable), the Corporation is obligated to pay the REIT annual base rent for the respective Owned Healthcare Facilities in the respective amounts set forth under "Business -The REIT -- Owned Healthcare Facilities", which amounts initially to an aggregate $15,494,437 increased each year by 3% of the increase in gross revenues over 1999, the "base year."

     The REIT Master Agreement and the respective Leases will also obligate the Corporation to pay as "other additional rent" all real estate taxes, utility charges and other charges imposed by third parties and which, if not paid, might become a levy or a lien upon the property. In addition to the base rent, and other additional rent, in each year after 1999 the Corporation must pay percentage rent to the REIT equal to 3% of the amount by which gross revenues of each Owned Healthcare Facility in such later year exceeds the Gross Revenues of such Owned Healthcare Facility in 1999. Base Rent, Other Additional Rent and Percentage Rent are collectively referred to in the REIT Master Agreement as "Rent". NHC believes that the rent the Corporation will pay to the REIT under the various Leases represents the fair rental value for each leased property.

     Each Lease of an Owned Healthcare Facility is what is commonly known as a "triple net lease" or "absolute net lease," under which the Corporation is responsible to pay all taxes, utilities, insurance premium costs, repairs (including to structural portions of the buildings constituting a part of the Owned Healthcare Facilities) and other charges relating to the ownership and operation of the Owned Healthcare Facilities. The Corporation is obligated at its expense to keep all improvements and fixtures and other components of the Owned Healthcare Facilities covered by "all risk" insurance in an amount equal to at least 100% of the full replacement costs thereof, and insured against boiler explosion and similar insurance; to provide loss of rent insurance (if the same is available at a reasonable cost), and flood insurance if the land constituting the Owned Healthcare Facility is located within a designated flood plain area; and to maintain specified minimal personal injury and property damage insurance, protecting the REIT as well as the Corporation at each Owned Healthcare Facility. The Corporation is also obligated to indemnify and hold harmless the REIT from all claims resulting from the use and occupancy of each Owned Healthcare Facility by Corporation or persons claiming under the Corporation and related activities, as well as to be fully responsible for, and to indemnify and hold the REIT harmless against, all costs related to any hazardous substances or materials on, or other environmental responsibility with respect to, each Owned Healthcare Facility.

     Under each Lease, the Corporation's use of the Owned Healthcare Facility is limited to use as a nursing home, healthcare facility or other purpose for which the Leased Property is being used at the commencement date of the Lease unless the REIT's consent to some other use is obtained. The Corporation has responsibility to obtain and maintain all licenses, certificates and consents needed to use and operate each Owned Healthcare Facility for such purposes, and to use and maintain each Owned Healthcare Facility in a careful, safe and proper manner and in compliance with all local board of health and other applicable governmental and insurance regulations. Each Lease permits the Corporation to replace fixtures at each Owned Healthcare Facility and to finance such replacement (subject to the approval of the REIT in the case of any financing in excess of $10,000), and to make alterations with respect to any Owned Healthcare Facility (subject to the REIT's approval for any alteration in excess of $150,000 at any one Owned Healthcare Facility in any one year), with the title to any such replacement fixtures and alterations belonging to the REIT.

      An "Event of Default" will be deemed to have occurred under the REIT Master Agreement and any individual Lease if the Corporation fails to pay Rent within ten business days after notice of nonpayment from the REIT; if the REIT gives three or more notices of nonpayment of Rent to the Corporation in any one year (provided however that such will not be an Event of Default if REIT fails to exercise its remedies within 60 days after the last of such notices); if the Corporation fails to perform any other covenant and the Corporation does not diligently undertake to cure the same within 30 days' notice from the REIT; with respect to a Lease of any particular Owned Healthcare Facility, if the Corporation ceases operations thereof for more than 180 days other than as a result of destruction or condemnation; if any bankruptcy proceedings are instituted by or against the Corporation and, if against the Corporation, they are not dismissed within 90 days; if a custodian or receiver is appointed for any Owned Healthcare Facility and not discharged within 60 days or the Corporation is enjoined or prevented from conducting a substantial part of its business for more than 60 days; if uncontested liens on any part of the property of the Corporation are not dismissed or bonded within 60 days; or if the Corporation or any affiliate of the Corporation defaults on any other material obligation to the REIT or on any material obligation under any debt associated with any Owned Healthcare Facility or any debt co-guaranteed by the REIT and the Corporation.

     In the event of any Event of Default, the REIT may evict the Corporation and either terminate the Lease or re-let the premises in the REIT's name but for the account of the Corporation. In either event, the Corporation shall remain responsible for the rental value of the premises for the stated remainder period of the term in excess of rents received by the REIT from any successor occupant. In addition the REIT may exercise any other rights that it may have under law.

     In the event of any damage or destruction to any Owned Healthcare Facility, the Corporation has the obligation fully to repair or restore the same at the Corporation's expense, with the Base Rent, real estate taxes and other impositions on the particular Owned Healthcare Facility being appropriately abated during the time of restoration. If any Owned Healthcare Facility is damaged to such an extent that 50% of the licensed nursing home beds at such Owned Healthcare Facility are rendered unusable and if the Corporation has fully complied with the insurance obligations with respect to such Owned Healthcare Facility (including maintaining insurance against loss of rents), the Corporation may upon turning over all insurance proceeds with respect to such Owned Healthcare Facility terminate the Lease of that Owned Healthcare Facility.

     In the event of a condemnation or taking of any leased Owned Healthcare Facility, the Lease terminates as to the portion of the Owned Healthcare Facility taken, and in the event of a partial taking, the Corporation is obligated to repair the portion not taken, if the same may still be economically used, and the Base Rent therefor will abate in proportion to the number of beds remaining.

     The REIT Master Agreement provides that if during the Lease Term or within six months after termination of such Term the REIT receives a bona fide third party offer to purchase any Owned Healthcare Facility, then, prior to accepting such third party offer, the REIT shall give the Corporation a 15-day right of first refusal during which the Corporation may elect to purchase such Owned Healthcare Facility on the same terms and conditions offered by the third party. The Corporation also is granted a thirty day right of first refusal to lease an Owned Healthcare Facility expiring six months after the expiration of the Lease Term, on the same terms and conditions as offered by a third party.

     Various other provisions of the REIT Master Agreement with respect to Leases of the various Owned Healthcare Facilities provide for arbitration in the event of the REIT and the Corporation's inability to resolve disputes under the REIT Master Agreement or any Lease. Such Agreement also provides that upon its termination and the last of the Leases between the REIT and the Corporation, the REIT will, upon the Corporation's request within 12 months after such termination, use its best efforts to change its corporate name to a name that does not include the word "National".

     The REIT Master Agreement described above applies only to the 24 Leases of the Owned Healthcare Facilities. The REIT and the Corporation anticipate that any future leases of additional healthcare facilities between them will also become subject to the REIT Master Agreement with appropriate modifications to fit the specific situation. The foregoing summary of certain of the provisions of the REIT Master Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the REIT Master Agreement.

ADVISORY, ADMINISTRATIVE SERVICES AND FACILITIES AGREEMENT

     The REIT intends to enter into an Advisory, Administrative Services and Facilities Agreement with the Corporation as "Advisor" under which the Corporation will provide management and advisory services to the REIT during the term of the REIT Advisory Agreement. The following summary of certain provisions of the REIT Advisory Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all provisions of the REIT Advisory Agreement.

     SERVICES OF ADVISOR

     Under the REIT Advisory Agreement, the REIT engages the Corporation and the Corporation , as Advisor, agrees to use its best efforts (a) to present to the REIT a continuing and suitable investment program consistent with the investment policy of the REIT adopted by the Directors from time to time; (b) to manage the day-to-day affairs and operations of the REIT; and (c) to provide administrative services and facilities appropriate for such management. In performing its obligations under the Agreement, the Advisor is subject to the supervision of and policies established by the REIT's Board of Directors.

     The specific duties of the Advisor under the REIT Advisory Agreement include providing the REIT with economic information and evaluations with respect to additional investment opportunities, formulating an investment program and selecting potential investments for the REIT and recommending the terms thereof; and also evaluating and making recommendations as to the possible sale or other disposition of the assets of the REIT. The Advisor also is responsible for recommending selections of tenants, lenders, providers of professional and specialized services and handling other managerial functions with respect to the REIT's properties. The Advisor is also obligated to provide office and clerical facilities adequate for the REIT's operations, and to provide or obtain others to provide accounting, custodial, funds collection and payment, stockholder and debentureholder communications, legal and other services necessary in connection with the REIT's operations. The Advisor also undertakes to keep the REIT's Directors informed as to developments in the healthcare and REIT industries useful to the REIT's existing and potential future business and investments.

     The REIT Advisory Agreement also obligates the Advisor to handle or arrange for the handling of the REIT's financial and other records. The Advisor is also required to keep its own records with respect to its services under the REIT Advisory Agreement. Annually, or as more frequently requested by the REIT's Directors, the Advisor is obligated to report to the Directors its estimated costs in providing services under the REIT Advisory Agreement and such information as the Advisor may reasonably obtain concerning the cost to other REITs specializing in healthcare facility investments of administrative and advisory services comparable to those provided by the Advisor, in order that the REIT's Directors may evaluate the performance of the Advisor and the efficiency of the arrangements provided to the REIT under the Agreement.

     RESTRICTIONS ON INVESTMENT ACTIVITIES

     The REIT Advisory Agreement provides that prior to the earlier to occur of that period of time equal to the lesser of (i) the termination, for any reason, of the REIT Advisory Agreement or (ii) the Corporation ceasing to be actively engaged as the investment advisor for NHI, the REIT will not (without the prior approval of NHI) transact business with any party, person, company or firm other than the Corporation. It is the intent of the foregoing restriction that the REIT will not be actively or passively engaged in the pursuit of additional investment opportunities, but rather will focus upon its capacities as landlord and note holder of those certain assets conveyed to it in the Plan of Restructure.

     TERM

     The REIT Advisory Agreement is for a stated term expiring December 31, 2003 and thereafter from year to year unless earlier terminated. However, either party may terminate the REIT Advisory Agreement at any time on or after January 1, 2000 on 90 days written notice, and the REIT may terminate the REIT Advisory Agreement for cause at any time.

     Upon termination of the REIT Advisory Agreement for any reason, the Advisor is obligated to deliver all property of the REIT that the Advisor is holding in its capacity as Advisor, to render a full accounting to the REIT and to cooperate with the REIT Directors to provide an orderly management transition. The REIT is obligated, upon such termination, to pay the Corporation all compensation for services through the date of termination, including any compensation the payment of which was deferred during the period the REIT Advisory Agreement was in effect.

     COMPENSATION

     For its services under the REIT Advisory Agreement, the Corporation is entitled to annual compensation of the greater of (i) two percent (2%) of the REIT's gross consolidated revenues calculated according to generally accepted accounting principles, or (ii) the actual expenses incurred by the Corporation as outlined in the REIT Advisory Agreement.

     However, the REIT Advisory Agreement conditions payment of such annual compensation to the Advisor in any year upon the REIT's having Funds From Operations (as defined in the REIT Advisory Agreement) in such year equal to at least the product of (i) $1.33 times (ii) the average number of shares of the REIT outstanding on each dividend record date during such year (the "Dividend Requirement"). In the event that Funds From Operations is less than the Dividend Requirement for any year, the compensation payable to the Corporation in respect of such year shall be reduced by the amount of such shortfall ("Shortfall Amount"), and the Corporation is obligated to repay any portion of the Shortfall Amount previously received for such year. The Advisor is entitled to payment of any Shortfall Amount from a prior year, together with interest at 2% over the prime lending rate of the Corporation's principal bank in Tennessee, to the extent that Funds From Operations in a subsequent year exceeds the Dividend Requirement, and in any event upon the termination of the REIT Advisory Agreement for any reason.

     For purposes of determining the Advisor's compensation, the REIT Advisory Agreement defines "Funds From Operations" as the consolidated net income of the REIT computed in accordance with generally accepted accounting principles, plus depreciation and amortization, less the amount of any capital gains or plus the amount of any capital losses included in such net income, before applying the payment of the compensation under the REIT Advisory Agreement. Per share Funds From Operations, or per share dividends paid, in any year is the amount of the Funds From Operations, or dividends paid, for that year divided by the average number of shares of REIT Common Stock outstanding during the year determined in accordance with generally accepted accounting principles.

     PAYMENT OF EXPENSES

     The REIT Advisory Agreement provides that the Corporation shall pay all expenses incurred in performing its obligations thereunder, without regard to the amount of compensation received under the Agreement. Expenses specifically listed as expenses to be borne by the Corporation without reimbursement include: the cost of accounting, statistical or bookkeeping equipment necessary for the maintenance of the REIT's books and records; employment expenses of the officers and directors and personnel of the Corporation and all expenses, including travel expenses, of the Corporation incidental to the investigation and acquisition of properties for the REIT prior to the time the REIT Directors definitively decide to acquire the property or to have the Corporation continue with the acquisition process, whether the property is acquired or not, and after the REIT Directors definitively decide to dispose of a property; advertising and promotional expenses incurred in seeking and disposing of investments for the REIT; rent, telephone, utilities, office furniture and furnishings and other office expenses incurred by or allocable to the Corporation for its own benefit and account regardless of whether incurred or used in connection with rendering the services to the REIT provided for in the REIT Advisory Agreement; all miscellaneous administrative and other expenses of the Corporation, whether or not relating to the performance by the Corporation of its functions under the REIT Advisory Agreement; fees and expenses paid to independent contractors, appraisers, consultants, attorneys, managers and other agents retained by or on behalf of the REIT and expenses directly connected with the acquisition, financing, refinancing, disposition and ownership of real estate interests or of other property (including insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property); insurance as required by the REIT Directors (including REIT Directors' liability insurance); expenses connected with payments of dividends or distributions in cash or any other form made or caused to be made by the REIT Directors to REIT shareholders and expenses connected with payments of interest to holders of the REIT's debentures; all expenses connected with communication to holders of securities of the REIT and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the REIT's securities; transfer agent's, registrar's, dividend disbursing agent's, dividend reinvestment plan agent's and indenture trustee's fees and charges. The REIT Advisory Agreement also confirms that the Corporation shall pay all costs and expenses which it is obligated to pay as tenant under any lease of healthcare facilities from the REIT.

     The REIT Advisory Agreement also confirms that the Corporation is responsible for all legal and auditing fees and expenses of the REIT and legal, auditing accounting, underwriting, brokerage, listing, registration and other fees and printing, engraving and other expenses and taxes incurred in connection with the organization of the REIT, but such expenses incurred after January 1, 1998 for the issuance, distribution, transfer, registration and listing of the REIT Shares shall remain the REIT's obligation.

     The REIT Advisory Agreement provides that, except as the Corporation may have responsibility for such costs as tenant under the lease of any property from the REIT, the REIT is responsible to pay its own expenses of the following types: dividends, the cost of borrowed money; taxes on income and taxes and assessments on real property and all other taxes applicable to the REIT including, without limitation, franchise and excise fees; except as assumed by the Corporation, all ordinary and necessary expenses incurred with respect to and allocable to the prudent operation and business of the REIT including, without limitation, any fees, salaries and other employment costs, taxes and expenses paid to REIT Directors, officers and employees of the REIT who are not also employees of the Corporation.

                         PRO FORMA FINANCIAL INFORMATION

     The audited financial statements of NHC for each of the years ended December 31, 1996, 1995 and 1994 and the unaudited financial statements for the six months ended June 30, 1997 and 1996 are included in the Proxy
Statement/Prospectus.

     The following unaudited pro forma balance sheets as of June 30, 1997 and statements of income for the year ended December 31, 1996 and the six months ended June 30, 1997 of National HealthCare Corporation and National Health Realty, Inc. have been prepared based on the historical statements as adjusted to reflect the proposed Restructure between NHC, National HealthCare Corporation and National Health Realty, Inc. and the sale and subsequent conversion of subordinated convertible debentures by NHC as outlined in the notes to the pro forma financial statements as if they occurred on June 30, 1997 for the balance sheets and on January 1, 1996 for the statements of income.


                 NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                   Pro Forma
                                                                                  Adjustments
                                                                          ---------------------------
                                                               Actual        Debit          Credit          Pro Forma
                                                             -----------  -----------    ------------    ----------------
Revenues:
     Rent income                                             $        --                 $     11,173(a) $         11,173
     Interest                                                         --                        9,037(c)            9,037
                                                             -----------                 ------------    ----------------
          Net revenues                                                --                       20,210              20,210
                                                             -----------                 ------------    ----------------
Costs and Expenses:
     Operating and administrative                                     --  $       404(e)                              404
     Provision for depreciation and amortization                      --        3,580(b)                            3,580
     Interest                                                         --        3,142(d)                            3,142
                                                             -----------  -----------                    ----------------

          Total costs and expenses                                    --        7,126                               7,126
                                                             -----------  -----------                    ----------------

Net Income from Operations                                            --        7,126          20,210              13,084

Minority Interest in Earnings of Consolidated Subsidiary              --        1,191 (f)                           1,191
                                                             -----------  -----------    ------------    ----------------
Net Income                                                   $        --  $     8,317    $     20,210    $         11,893
                                                             ===========  ===========    ============    ================
Earnings Per Share
     Primary                                                 $        --                                 $           1.55
                                                             ===========                                 ================
     Fully Diluted                                           $        --                                 $           1.23
                                                             ===========                                 ================

Weighted Average Shares
     Primary                                                          --                                        7,663,483
                                                             ===========                                 ================
     Fully Diluted                                                    --                                        9,649,890
                                                             ===========                                 ================

The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent income from the Corporation in accordance with the terms of lease agreements between the REIT and the Corporation.
(b) To record depreciation expense on fixed assets transferred by NHC based on the estimated remaining life.
(c) To record interest income on first mortgage notes receivable transferred by NHC. The interest rate on $79,065 of the notes receivable is fixed at 10.25%. The interest rate on the balance of notes receivable is generally at prime plus 2%.
(d) To record interest expense on debt transferred from NHC related to real property.
(e) To record administrative expenses of the REIT based on expected operating and administrative miscellaneous expenses.
(f)      To record minority interest.
(g) The REIT intends to account for the leases with the Corporation as operating leases.

                 NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                        Pro Forma
                                                                       Adjustments
                                                                ------------------------
                                                    Actual        Debit        Credit          Pro Forma
                                                  -----------   ----------   -----------    ----------------
Revenues:
     Rent income                                  $        --                $     6,381(a) $          6,381
     Interest                                              --                      4,866(c)            4,866
                                                  -----------                -----------    ----------------
          Net revenues                                     --                     11,247              11,247
                                                  -----------                -----------    ----------------
Costs and Expenses:
     Operating and administrative                          --   $      225(e)                            225
     Provision for depreciation and amortization           --        2,566(b)                          2,566
     Interest                                              --        2,203(d)                          2,203
                                                  -----------   ----------                  ----------------
          Total costs and expenses                         --        4,994                             4,994
                                                  -----------   ----------                  ----------------

Net Income from Operations                                 --        4,994        11,247               6,253

Minority Interest in Earnings of Consolidated
   Subsidiary                                              --          569(f)                            569
                                                  -----------   ----------   -----------    ----------------
Net Income                                        $        --   $    5,563   $    11,247    $          5,684
                                                  ===========   ==========   ===========    ================

Earnings Per Share
     Primary                                      $        --                               $           0.71
                                                  ===========                               ================
     Fully Diluted                                $        --                               $           0.57
                                                  ===========                               ================

Weighted Average Shares

     Primary                                               --                                      8,023,656
                                                  ===========                               ================
     Fully Diluted                                         --                                      9,921,944
                                                  ===========                               ================

The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent income from the Corporation in accordance with the terms of lease agreements between the REIT and the Corporation.
(b) To record depreciation expense on fixed assets transferred by NHC based on the estimated remaining life.
(c) To record interest income on first mortgage notes receivable transferred by NHC. The interest rate on $83,371 of the notes receivable is fixed at 10.25%. The interest rate on the balance of notes receivable is generally at prime plus 2%.
(d) To record interest expense on debt transferred from NHC related to real property.
(e) To record administrative expenses of the REIT based on expected operating and administrative miscellaneous expenses.
(f)      To record minority interest.
(g) The REIT intends to account for the leases with the Corporation as operating leases.

                 NATIONAL HEALTH REALTY, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                Pro Forma
                                                                               Adjustments
                                                                      ------------------------------
                                                         Actual           Debit           Credit          Pro Forma
                                                      -------------   -------------   --------------    -------------
Assets:
     Cash                                             $          --   $       1,000(a)                  $       1,000
     Real Estate Properties:
          Land                                                   --          19,836(a)                         19,836
          Fixed Assets                                           --         114,497(a)                        114,497
                                                      -------------   -------------                     -------------
          Real Estate Properties, Net                            --         134,333                           134,333
     Mortgage loans receivable                                   --          97,140(b)                         97,140
                                                      -------------   -------------                     -------------
          Total Assets                                $          --   $     232,473                     $     232,473
                                                      =============   =============                     =============

Liabilities and Stockholders' Equity:
     Liabilities:
          Long-term notes and bonds payable           $          --                   $       86,858(a) $      86,858
                                                      -------------                   --------------    -------------
          Total Liabilities                                      --                           86,858           86,858

     Minority interest in consolidated subsidiaries                                           15,056(c)        15,056

     Stockholders' equity                                        --   $      15,056(c)        48,475(a)       130,559
                                                                                              97,140(b)
                                                      -------------   -------------   --------------    -------------
          Total Liabilities and Stockholders' Equity  $          --   $      15,056   $      247,529    $     232,473
                                                      =============   =============   ==============    =============

                                                      =============                                     =============
Book value per share                                  $          --                                     $       16.27
                                                      =============                                     =============
Shares outstanding                                               --                                         8,023,656
                                                      =============                                     =============


The REIT's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record the transfer of cash, real property and related debt from NHC at net book value.
(b) To record the transfer of first mortgage notes receivable from NHC at net book value.
(c)      To record minority interest.
(d) The REIT intends to account for the leases with the Corporation as operating leases.

               NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES,
            SUCCESSOR TO NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1996
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                               Pro Forma
                                                                              Adjustments
                                                                      ---------------------------
                                                        Actual            Debit         Credit         Pro Forma
                                                    ---------------   -------------   -----------   ---------------
Revenues:
   Net patient revenues                             $       341,818                                 $       341,818
   Other revenues                                            46,842   $       9,037(d)                       37,805
                                                    ---------------   -------------                 ---------------
        Net revenues                                        388,660           9,037                         379,623
                                                    ---------------   -------------                 ---------------
Costs and Expenses:
   Operating and administrative                             334,987          11,173(a)                      346,454
                                                                                294(e)
   Provision for depreciation and amortization               13,634                   $     3,580(b)         10,054
   Interest                                                  10,753                         3,142(c)          7,611
                                                    ---------------   -------------   -----------   ---------------

        Total costs and expenses                            359,374          11,467         6,722           364,119
                                                    ---------------   -------------   -----------   ---------------

Net income before taxes                                      29,286          20,504         6,722            15,504
Provision for income taxes                                       --           6,122(f)         --(g)         (6,122)
                                                    ---------------   -------------   -----------   ---------------
Net Income                                          $        29,286   $      26,626   $     6,722   $         9,382
                                                    ===============   =============   ===========   ===============

Earnings Per Unit/Share:
   Primary                                          $          3.44                                 $          1.04
                                                    ===============                                 ===============
   Fully Diluted                                    $          2.98                                 $          1.02
                                                    ===============                                 ===============
Weighted Average Units/Shares:
   Primary                                                8,496,299                                       9,051,854
                                                    ===============                                 ===============
   Fully Diluted                                         10,455,706                                      11,011,261
                                                    ===============                                 ===============


The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent expense in accordance with the Lease terms between the REIT and the Corporation on assets intended to be transferred to the REIT and leased by the Corporation.
(b)      To remove depreciation expense on assets transferred.
(c)      To remove interest expense on debt transferred to the REIT.
(d) To remove interest income on mortgage notes receivable transferred to the REIT.
(e)      To record state franchise taxes based on expected corporate structure.
(f)      To record federal and state income taxes.
(g) The Corporation would have recorded non-recurring income tax benefits of $3,964 related to the change in the Corporation's tax status.

        NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES, SUCCESSOR TO
                   NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                    Pro Forma
                                                                                   Adjustments
                                                                           ---------------------------
                                                              Actual          Debit          Credit          Pro Forma
                                                          --------------   ------------    -----------    ---------------
Revenues:
          Net patient revenues                            $      189,240                                  $       189,240
          Other revenues                                          22,814   $      4,866(d)                         17,948
                                                          --------------   ------------                   ---------------
               Net revenues                                      212,054          4,866                           207,188
                                                          --------------   ------------                   ---------------
Costs and Expenses:
          Operating and administrative                           183,969          6,381(a)                        190,517
                                                                                    167(e)
          Provision for depreciation and amortization              7,712                        $2,566(b)           5,146
          Interest                                                 6,073                         2,203(c)           3,870
                                                          --------------   ------------    -----------    ---------------

               Total costs and expenses                          197,754          6,548          4,769            199,533
                                                          --------------   ------------    -----------    ---------------

Net income before taxes                                           14,300         11,414          4,769              7,655
Provision for income taxes                                            --          2,960(f)          --(g)          (2,960)
                                                          --------------   ------------    -----------    ---------------
Net Income                                                $       14,300   $     14,374    $     4,769    $        4,695
                                                          ==============   ============    ===========    ===============

Earnings Per Unit/Share:
          Primary                                         $         1.62                                  $          0.50
                                                          ==============                                  ===============
          Fully Diluted                                   $         1.41                                  $          0.50
                                                          ==============                                  ===============

Weighted Average Units/Shares:
          Primary                                              8,829,472                                        9,385,027
                                                          ==============                                  ===============
          Fully Diluted                                       10,727,760                                       11,283,315
                                                          ==============                                  ===============


The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record rent expense in accordance with the Lease terms between the Corporation and the REIT on assets intended to be transferred to the REIT and leased by the Corporation.
(b)      To remove depreciation expense on assets transferred.
(c)      To remove interest expense on debt transferred to the REIT.
(d) To remove interest income on mortgage notes receivable transferred to the REIT.
(e)      To record state franchise taxes based on expected corporate structure.
(f)      To record federal and state income taxes.
(g) The Corporation would have recorded non-recurring income tax benefits of $4,649 related to the change in the Corporation's tax status.

        NATIONAL HEALTHCARE CORPORATION AND SUBSIDIARIES, SUCCESSOR TO
                   NATIONAL HEALTHCARE L.P. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 Pro Forma
                                                                                Adjustments
                                                                     --------------------------------
                                                         Actual           Debit            Credit          Pro Forma
                                                     --------------  ---------------    -------------    --------------
Assets:
     Current Assets                                  $      126,279  $         2,518(c)                  $      148,447
                                                                              19,650(d)
     Property and equipment                                 201,866                     $     134,333(a)         67,533
     Assets held by other parties                            21,472                                              21,472
     Other Assets                                           112,888            2,131(c)        97,140(b)         17,879
                                                     --------------  ---------------    -------------    --------------
          Total Assets                               $      462,505  $        24,299    $     231,473    $      255,331
                                                     ==============  ===============    =============    ==============

Liabilities and Partners' Capital:
     Current liabilities                             $      102,279                                      $      102,279
     Debt serviced by other parties                          32,024                                              32,024
     Long-term debt                                         144,867  $        86,858(a)                          58,009
     Subordinated convertible notes                          28,839                                              28,839
     Deferred income                                         15,945                                              15,945
     Minority interest in consolidated subsidiaries             784                                                 784
     Partners' capital                                      137,767           47,475(a) $       4,649(c)             --
                                                                              97,140(b)        19,650(d)
                                                                              17,451(e)
     Stockholders' Equity                                        --                            17,451(e)         17,451
                                                     --------------  ---------------    -------------    --------------
          Total Liabilities & Stockholders' Equity   $      462,505  $       248,924    $      41,750    $      255,331
                                                     ==============  ===============    =============    ==============

Book value per unit/share                            $        15.55                                      $         1.85
                                                     ==============                                      ==============
Units/Shares outstanding                                  8,862,187                                           9,417,742
                                                     ==============                                      ==============


The Corporation's anticipated transactions, reflected on a pro forma basis, are as follows:

(a) To record the transfer of real property and related debt to the REIT at net book value.
(b) To record the transfer of first mortgage notes receivable to the REIT at net book value.
(c)      To record deferred income taxes at a 40% rate.
(d) Subsequent to June 30, 1997 but prior to this filing, NHC sold subordinated convertible debentures of $20,000. The debentures are convertible into Corporation shares only. Since the debentures mandatorily convert to equity on January 1, 1998, this amount has been reflected above as an addition to partners' capital.
(e)      To reclassify partners' capital.
(f) The Corporation intends to account for the distribution of assets (and related debt) to the REIT at net book value and the subsequent leasing of the real estate assets as operating leases.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NHC

         OVERVIEW

         NHC is a leading provider of long-term health care services. NHC operates or manages 110 long-term health care centers with 13,775 beds in ten states. NHC provides nursing care as well as ancillary therapy services to patients in a variety of settings including long-term nursing centers, managed care specialty units, subacute care units, Alzheimer's care units, homecare programs, and facilities for assisted living. NHC also operates retirement centers.

         RESULTS OF OPERATIONS

         The following table and discussion sets forth items from the consolidated statements of income as a percentage of net revenues for the unaudited periods ended June 30, 1997 and 1996 and audited years ended December 31, 1996, 1995 and 1994.

                           PERCENTAGE OF NET REVENUES

                                                       Six Months
                                                      Ended June 30,       Year Ended December 31,
                                                    ------------------     -----------------------
                                                     1997       1996       1996     1995     1994
                                                    ------     -------     ----     ----     ----
Revenues:
         Net patient revenues                         89.2%       88.0%    87.9%    87.8%    90.2%
         Other revenues                               10.8        12.0     12.1     12.2      9.8
                                                    ------     -------    -----    -----    -----
                  Net revenues                       100.0       100.0    100.0    100.0    100.0
                                                    ------     -------    -----    -----    -----
Costs and expenses:
         Salaries, wages and benefits                 55.5        55.5     53.9     53.8     52.7
         Other operating                              31.3        31.5     32.2     31.2     33.0
         Depreciation and amortization                 3.6         3.4      3.6      4.2      4.6
         Interest                                      2.9         3.4      2.8      4.8      4.4
                                                    ------     -------    -----    -----    -----
                  Total costs and expenses            93.3        93.8     92.5     94.0     94.7
                                                    ------     -------    -----    -----    -----
         Net Income                                    6.7%        6.2%     7.5%     6.0%     5.3%
                                                    ======     =======    =====    =====    =====



         The following table sets forth the increase in certain items from the consolidated statements of income as compared to the prior period.


                      PERIOD TO PERIOD INCREASE (DECREASE)

                                                     (Unaudited)
                                                      Six Months
                                                        Ended
                                                       June 30,                              Year Ended December 31,
                                                 ----------------------            -----------------------------------------
                                                     1997 vs. 1996                    1996 vs. 1995        1995 vs. 1994
                                                 ----------------------            --------------------  -------------------
(dollars in thousands)                            Amount       Percent               Amount     Percent    Amount    Percent
                                                 --------      --------            ---------    -------  ---------   -------
Revenues:
         Net patient revenues                    $ 27,555         17.0             $ 33,849       11.0%     $38,247     14.2%
         Other revenues                               715          3.2                3,854        9.0       13,809     47.3
                                                 --------      -------             --------     ------      -------   ------
                  Net revenues                     28,270         15.4               37,703       10.7       52,056     17.4
                                                 --------      -------             --------     ------      -------   ------
Costs and expenses:
         Salaries, wages and benefits              15,623         15.3               20,660       10.9       31,322     19.9
         Other operating                            8,373         14.4               15,925       14.6       10,664     10.8
         Depreciation & amortization                1,542         25.0                 (915)      (6.3)         967      7.1
         Interest                                     (96)        (1.6)              (6,138)     (36.3)       3,841     29.4
                                                 --------      -------             --------     ------      -------   ------
                  Total costs and expenses         25,442         14.8               29,532        9.0       46,794     16.5
                                                 --------      -------             --------     ------      -------   ------
Net income                                       $  2,828         24.7%            $  8,171       38.7%     $ 5,262     33.2%
                                                 ========      =======             ========     ======      =======   ======

         NHC's owned or leased long-term health care centers and contract therapy services provided 78% of net revenues in 1996, 76% in 1995, and 76% in 1994. Homecare programs provided 13% of net revenues in 1996, 15% in 1995 and 16% in 1994.

         The overall census in owned or leased centers for the six months ended June 30, 1997 and also for the six months ended June 30, 1996 was 93.2%. The overall census in owned or leased centers for 1996 was 93.6% compared to 93.0% in 1995 and 92.8% in 1994. The census excluding acquisitions and new openings was 93.8%, 93.0% and 94.5%, respectively, for the same periods. NHC opened a net of 190 new owned, leased or managed beds in 1996.

         HEALTH CARE REVENUES

         NHC's principal business is operating and managing long-term health care centers, including the provision of routine and ancillary services. Approximately 60% of NHC's net revenues in 1996 and 1995 and 61% in 1994 are from participation in Medicare and Medicaid programs. Amounts paid under these programs are generally based on a facility's allowable costs or a fixed rate subject to program cost ceilings. Revenues are recorded at standard billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. Amounts earned under the Medicare and Medicaid programs are subject to review by the third party payors and as disclosed in the notes to the financial statements, by the Office of the Inspector General. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. (See "Business -- The Corporation -- Legal Proceedings"). However, substantial cash payments may be required at the time of finalization if material adjustments are made by auditors.
         Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. NHC has submitted various requests for exceptions to Medicare routine cost limitations for reimbursement. NHC has received approval on certain requests, and others are pending approval. NHC will record revenues associated with the approved requests when such approvals, including cost report audits, are assured.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996. Results for the six month period ended June 30, 1997 include a 25% increase over the same period in 1996 in net income, a 19% increase in fully diluted earnings per unit, and a 15% increase in net revenues.

         The increased revenues for the six months ended June 30, 1997 reflect the continued growth of operations. Compared to the six month period a year ago, NHC has increased the number of owned, leased, and managed long-term care beds by 1,025 beds from 12,750 beds to 13,775 beds. The number of homecare locations has increased from 31 locations to 33 locations. Also contributing to increased revenues are improvements in both private pay and third party payor rates.

         Revenues improved during first six months of 1997 also due to increased emphasis on rehabilitative and managed care services. NHC has extended its rehabilitative services into additional geographic areas and to additional customers.

         Revenues from management services, which are included in the Statements of Income in Other Revenues, increased 4.4% for the six month period in 1997 compared to the same period in 1996 from $16.3 million to $17.0 million due to the increased number of beds being managed for others and due to increased management fees. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general.

         Total costs and expenses for the 1997 six month period increased $25.4 million or 14.8% to $197.8 million from $173.2 million. Salaries, wages and benefits, the largest operating costs of this service company, increased $15.6 million or 15.3% to $117.6 million from $102.0 million. Other operating expenses increased $8.4 million or 14.4% to $66.3 million for the 1997 second quarter compared to $58.0 million in the 1996 period. Depreciation and amortization increased 25.0% to $7.7 million. Interest costs decreased $0.1 million or 1.6% to $6.1 million from $6.2 million for last year.

         Increases in salaries, wages and benefits are attributable to the increase in staffing levels due to long-term care bed additions, assisted living expansions, homecare expansions, and the increased emphasis on rehabilitative services. Also contributing to higher costs of labor are inflationary increases for salaries and the associated benefits.

         Operating costs have increased due to the increased number of beds in operation, the opening of three new assisted living projects, the expansion of homecare services, the expansion of rehabilitative and managed care services, and the growth in management services provided to others.

         Depreciation and amortization increased as a result of NHC's placing of newly constructed or purchased assets in service and due to capital improvements at existing properties.

         The total census at owned and leased centers for the six months averaged 93.2% compared to an average of 93.2% for the same six months a year ago.

         YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995. In 1996, NHC achieved record earnings while growing in the variety and quality of services offered. Results for 1996 included a 39% increase in net income, a 29% increase in primary earnings per unit, and a 11% increase in net revenues.

         The growth in revenues in 1996 occurred in long-term care, in rehabilitative and managed care and in management services.

         Improved revenues in long-term care were due in part to increased numbers of owned beds having been placed in service. In 1996, 130 beds were opened or acquired in owned and leased centers. Furthermore, 111 long-term care beds which had been added in 1995 had improved occupancy rates in 1996. Also contributing to improved revenues in long-term care were increases in types and levels of services being offered and in private pay and third party payor rates. Increases in third party payor rates were held down in part by the negative impact of routine cost limits for Medicare certified nursing homes. During 1996 and 1995, NHC had 48 and 44, respectively, owned or leased centers which operated at Medicare costs higher than the ceiling.

         Homecare revenues improved due to increased payor rates and number of visits at NHC's 16 additional Tennessee locations. At all locations, there were 754,000 visits in 1996 compared to 717,000 visits in 1995.

         Revenues also improved during 1996 as a result of NHC's increased emphasis on rehabilitative and managed care services. To boost the ability to offer physical, speech and occupational therapy to greater numbers of patients, NHC increased its staff of professionally licensed therapists from nearly 800 last year to over 1,000 in 1996. Over 585 companies, including school systems, hospitals, home care companies and outpatient clinics contracted for NHC's rehabilitative services in 1996, which number is up from 420 companies in 1995.

         Revenues from management services, which are included in the Statements of Income in Other Revenues, increased 13% in 1996 from $28,719,000 to $32,363,000 due to increased management fees and increased interest income from higher principal amounts on loans to managed centers. In 1996, 60 additional long-term care beds came under management contract. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general.

         Increases in salaries, wages and benefits in 1996 were attributable to the increase in staffing levels due to long-term care bed additions and the increased emphasis on rehabilitative services. Also contributing to higher costs of labor were inflationary increases for salaries and the associated benefits.

         Operating costs increased due to the increased numbers of beds in operation, the expansion of rehabilitative and managed care services, the growth in management services provided to others, and due to the increase in rent expense as explained below.

         Depreciation expense and interest expense both decreased compared to last year due primarily to capital transactions which occurred in 1995. During December 1995, NHI prepaid debt on which NHC had also been obligated in the amount of $20,544,000. In addition, NHC was released from its obligation on approximately $25,324,000 of debt which had been transferred to NHI in 1991. Since NHC is no longer obligated on transferred debt in the amount of $45,868,000, debt serviced by other parties and assets under arrangement with other parties was reduced by $45,868,000.

         The leases with NHI provide that NHC shall continue to make non-obligated debt service rent payments equal to the debt service including principal and interest on the obligated debt which was prepaid and from which NHC has been released as a direct obligor. As a result, other operating expenses are increased by the amount of the rent payments, depreciation is decreased by the amount of depreciation formerly charged on assets under arrangement with other parties and interest expense is decreased by the amount of interest expense formerly associated with the debt serviced by other parties.

         YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994. In 1995, NHC achieved rapid annual growth in earnings, earnings per unit, and revenues. Net income totaled $21,115,000, a 33% increase over the comparable prior year amount. Fully diluted earnings per unit totaled $2.31, a 28% increase. Net revenues totaled $350,957,000, a 17% increase. NHC's net margin ratio, which is defined as net income divided by net revenues, increased to 6.0% from 5.3% in 1994 illustrating that in 1995 NHC grew its revenues at a faster rate than its expenses.

         The growth in net patient revenues in 1995 occurred in long-term care, homecare, and rehabilitative and managed care.

         Improved revenues in long-term care were due primarily to increased types and levels of services being offered and to increases in private pay and third party billing rates. Also, the total number of owned or leased beds increased from 6,295 beds at the end of 1994 to 6,406 beds at the end of 1995. During 1995 and 1994, NHC had 44 and 41, respectively, owned or leased centers which operated at Medicare costs higher than the routine cost limits, which were frozen at 1993 levels by the 1993 Tax Reform Act.

         Homecare revenues improved due to increased payor rates and increased numbers of visits at NHC's 28 Florida and Tennessee homecare locations. There were 717,000 homecare visits in 1995 compared to 674,000 visits in 1994.

         Revenues also improved during 1995 due to continued emphasis on rehabilitative and managed care services. To boost the ability to offer physical, speech and occupational therapy to greater numbers of patients, NHC increased its staff of professionally licensed therapists by 19% in 1995 and by 40% in 1994. NHC has also determined to provide high acuity medical services and has signed managed care contracts with 34 private insurance companies to provide subacute care to their insurees, offering a less expensive alternative to acute care and rehabilitative hospitals. NHC also is expanding its network of regional contract offices which are staffed by experienced case managers and which assure appropriate placement and payment for subacute patients in the NHC system.

         The growth in other revenues in 1995 occurred primarily in the areas of revenues from management services, advisory fees from NHI, and interest income. Other revenues are more fully detailed in Note 5 to the financial statements.

         Revenues from management services of $28,719,000, which are included in the Statements of Income in Other Revenues, increased 51% in 1995 due to the increased number of beds being managed for others, increased amounts and types of management and other support services being offered, and increased interest income from higher principal amounts on loans to managed centers. In 1995, two long-term care centers and 273 long-term care beds came under new management contracts. Management fees are generally based upon a percentage of net revenues of the managed center and therefore tend to increase as a facility matures and as prices rise in general. NHC's management contracts are generally long-term (up to ten years) and include equity participation agreements and the right of first refusal upon the sale of the property.

         Revenues from advisory fees received from NHI of $3,265,000 represent a 52% increase over 1994 and are based upon a formula which measures the increase in NHI's funds from operations over a base year.

         Revenues from interest income totaled $6,462,000 and represent a 33% increase over 1994 and are in part from NHC's investment in loan participation agreements. Loan participation agreements may generally be sold in the market should NHC require additional capital.

         Increases in salaries, wages and benefits in 1995 are attributable to the increase in staffing levels due to the increased emphasis on rehabilitative services, homecare expansions and long-term care bed additions. Also contributing to higher costs of labor are inflationary increases for salaries and the associated benefits. Labor costs are the most significant costs of NHC.

         Operating costs have increased due to the expansion of rehabilitative and managed care services, the expansion of homecare services, the growth in managed services and the increased numbers of beds in operation.

         Depreciation and amortization increased as a result of NHC's placing of newly constructed or purchased assets in service and due to capital improvements at existing properties.

         Interest expense increased due to additional borrowing for newly constructed long-term care beds and due to increased interest rates on floating rate debt. Approximately 35% of NHC's long-term debt was at floating rates at the end of 1995.

         GROWTH AND DEVELOPMENT

         The Corporation plans to continue to expand NHC's continuum of care to the elderly by offering a comprehensive range of services through related or separately structured health care centers, homecare programs, specialized care units, pharmacy operations, rehabilitative services, assisted living centers and retirement centers.

         During the first six months of 1997, the Company added a net total of 893 licensed long-term care beds, of which 336 are owned or leased and 577 of which are managed for other parties. Additionally, 252 assisted living units in three newly constructed projects were opened.

         During 1996, NHC grew its long-term health care business by acquiring or constructing additions totaling 130 licensed beds at owned or leased health care centers and totaling 60 licensed beds at managed health care centers, all located in Florida. All in all, 190 owned, leased or managed beds were added in 1996. These additions increased the total number of owned, leased or managed centers to 100 and the total number of licensed beds to 12,882.

        At June 30, 1997, NHC had 871 beds under development at 12 owned or leased centers and six managed health care centers in various locations. These beds are either under construction or a Certificate of Need has been received from the appropriate state agency authorizing the construction of additional centers or beds.

         NHC has identified the assisted living market as an expanding area for the delivery of health care and hospitality services. Assisted living centers provide basic room and board functions for the elderly with on-staff availability to assist in minor medical and living needs on an as needed basis. NHC currently operates ten assisted living projects, eight of which are located within the physical structure of a long-term care center or retirement center and two of which are freestanding. The two freestanding projects opened in 1996. It is expected that NHC will start construction of four additional assisted living projects in 1997. Certificates of need are not required to build assisted living projects.

        LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

        During the first six months of 1997, the Company generated net cash of $23.7 million from operating activities, $14.1 million from the collection of long-term notes receivable, $23.2 million debt proceeds, $0.5 million from the issuance of partnership units, and $5.0 million from the collection of receivables. Of these funds, $21.4 million was used for additions to and acquisitions of property and equipment; $18.0 million for investment in long-term notes receivable and loan participation agreements; $4.6 million for payments on debt; and $10.4 million for cash distributions to partners. Cash and cash equivalents increased $10.3 million during the quarter.

        During 1996 NHC spent approximately $69,970,000 on construction, acquisitions and routine capital expenditures, $17,466,000 on cash distributions to partners, $8,161,000 as principal payments and financing costs on debt, and $34,798,000 to invest in notes receivable and marketable securities. These and other cash needs were financed through cash on hand; cash flow from operations of $51,961,000; the collection of long-term notes receivable, loan participation agreements, investments and receivables related to stock options of $44,284,000; the issuance of $29,183,000 of debt and the issuance of partnership units for $1,378,000.

        NHC has guaranteed approximately $69,362,000 of debt of certain health care centers which NHC manages for others. At June 30, 1997, NHC expects to have no additional liability as a result of its debt guarantees.

        NHC's current cash on hand, marketable securities, short-term notes receivable, operating cash flows and, as needed, its borrowing capacity are expected to be adequate to finance NHC's and the Corporation's operating requirements and growth and development plans for 1997 and into 1998. If additional capital is necessary, NHC's balance sheet ratios are at commercially reasonable levels to obtain additional capital. The current ratio is 1.2:1 at June 30, 1997 and working capital is $24,000,000. The ratio of long-term debt to equity, as defined in our banking relationships to include both deferred income and subordinated convertible notes as equity, is 1:1 at June 30, 1997.

        For all financial instruments except the subordinated convertible notes, NHC believes that the financial statement carrying amounts approximate fair value at June 30, 1997 and at December 31, 1996. The fair value of the subordinated convertible notes were estimated based on quoted market prices.

        NEW ACCOUNTING PRONOUNCEMENTS

        In 1996, NHC adopted Statement of Financial Accounting Standards No.
121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". The adoption of the provisions of these accounting pronouncements did not have a material impact on NHC's financial condition or results of operations.

        Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") has been issued effective for years ending after December 15, 1997. This statement establishes standards for computing and presenting earnings per share. NHC is required to adopt the provisions of SFAS 128 in the fourth quarter of 1997 and does not expect adoption thereof to have a material effect on NHC's financial position or results of operations.

        Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure" ("SFAS 129") has been issued effective for years ending after December 15, 1997. This statement establishes standards for disclosing information about an entity's capital structure. NHC will be required to adopt the provisions of SFAS 129 in the fourth quarter of 1997 and does not expect adoption thereof to have a material impact on NHC's financial position or results of operations.


         CASH DISTRIBUTIONS

         NHC management intends to distribute approximately 60% of ordinary taxable income to unitholders during 1997. Management expects that NHC's cash distribution will never be lower than the maximum federal tax rate to individuals unless there is a material change in our present tax rate system.

         IMPACT OF INFLATION

         Reimbursement rates under the Medicare and Medicaid programs generally reflect the underlying increases in costs and expenses resulting from inflation. For this reason, the impact of inflation on profitability has not been significant.

THE CORPORATION

         The Corporation will be the successor to NHC. Management's Discussion and Analysis of Results of Operations and Financial Condition from NHC's Annual Report to Partners for the year ended December 31, 1996 is included elsewhere in this registration statement.

         On a pro forma basis at June 30, 1997, the Corporation's working capital has increased from $24,000,000 to $46,168,000 and its current ratio has increased from 1.23 to 1.45 primarily as a result of the issuance of $20,000,000 of subordinated convertible debentures. Partners' capital/stockholders' equity has been reduced from $137,767,000 to $17,451,000 primarily to reflect the transfer of the equity in the assets transferred to the REIT. The results of operations on a pro forma basis for the year ended December 31, 1996 and the six months ended June 30, 1997 reflect reductions in interest income and depreciation and interest expense based on the transfer of the Notes, Owned Healthcare Facilities, Assumed Liabilities and Other Assets transferred to the REIT. Operating and administrative expenses have increased to reflect the additional lease and other expenses to be incurred based on the terms of the operating leases with the REIT.

         The Corporation believes that available cash and funds generated from operations will be sufficient to satisfy capital expenditures, working capital, and debt requirements.

         NHC is currently negotiating the sale of $20 Million in 5.75% Subordinated Convertible Notes, and prior to November 15, 1997 at the sole option of NHC, an additional $10 Million 5.75% Subordinated Convertible Notes (the "1818 Fund Notes"), to The 1818 Fund II, L.P. (the "Fund") pursuant to a private placement. It is anticipated that the terms of the 1818 Fund Notes will provide that, upon the completion of the Plan of Restructure, the 1818 Fund Notes will automatically convert into common stock of the Corporation at $36 per share. The Fund will therefore become a stockholder of the Corporation, but not of the REIT. If the Plan of Restructure shall not have taken place prior to January 5, 1998, the Fund may at its option convert the 1818 Fund Notes into limited partnership Units of NHC at $53 per Unit. If the Plan of Restructure then occurs after such conversion, the Fund will become a stockholder in both the Corporation and the REIT. In addition, the 1818 Fund Notes would also be granted registration rights which could be requested on or after January 5, 1998 or could be registered incidental to a registration by the Corporation of its own securities. It is anticipated that the Corporation would also agree to file a shelf registration with respect to the 1818 Fund Notes pursuant to Rule 415 within 18 months after the sale. The registration rights would survive the Plan of Restructure and inure to the benefit of any holder of the 1818 Fund Notes. Finally, the Corporation would have a right after 42 months following the sale, to prepay or redeem the 1818 Fund Notes in whole (but not in part) at a price equal to the then outstanding principal and accrued interest.

THE REIT

         The REIT is a newly formed entity intended to qualify for federal income tax purposes as a real estate investment trust and incorporated in Maryland on September 26, 1997. The REIT originally issued 1,000 shares of common stock to NHC for $1,000 cash on October 15, 1997.

         LIQUIDITY AND CAPITAL RESOURCES

         The REIT was organized to maintain the Owned Healthcare Facilities and Notes transferred to the REIT from NHC. The REIT received the Owned Healthcare Facilities, Notes, Assumed Liabilities and Other Assets from NHC in exchange for approximately 8,060,000 shares of the REIT's common stock. The REIT has reserved an additional 1,896,000 shares of common stock for conversion of subordinated convertible notes held by the Corporation.

        A portion of the Assumed Liabilities is currently cross-defaulted with other NHC liabilities which will be assumed by the Corporation. In addition, a majority of the Notes are collateral for part of the Assumed Liabilities and for certain debt that will be assumed by the Corporation and for certain debt of National Health Investors, Inc. and National Health Corporation. In the event that the Corporation, National Health Investors, Inc. or National Health Corporation defaulted on these debt obligations, the REIT could lose its interest in the Notes or the Owned Healthcare Facilities.

         The REIT has entered into an advisory services agreement with the Corporation whereby services related to investment activities and day-to-day management and operations are provided to the REIT by the Corporation. Because of the competitive restrictions contained in the advisory services agreement, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments. The REIT expects to continue to engage in transactions with the Corporation but does not anticipate purchasing from, leasing to, or financing other operations.

         The REIT intends to pay quarterly dividends to its stockholders in an amount at least sufficient to satisfy the distribution requirements of a real estate investment trust. Such requirements necessitate that at least 95% of the REIT's taxable income be distributed annually. The primary source for dividends will be rental and interest income it earns on the Owned Healthcare Facilities and the Notes transferred to the REIT from NHC.

         RESULTS OF OPERATIONS

         The REIT's results of operations will depend upon the rental and interest income it earns on the Owned Healthcare Facilities and Notes transferred to the REIT from NHC. Because of the competitive restrictions contained in its advisory services agreement with the Corporation, the REIT does not intend to seek further health care-related investment opportunities or to provide lease or mortgage financing for such investments.

         PRO FORMA RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On a pro forma basis, the REIT would have had $20,210,000 and $11,247,000 in revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The increase on an annual basis from 1996 to 1997 is primarily attributable to additional rental and interest income on the Owned Healthcare Facilities and Notes acquired during late 1996 and early 1997 and to increases in rent under the lease agreements.

         On a pro forma basis, the REIT would have had $7,126,000 and $4,994,000 in expenses for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The REIT's pro forma depreciation and interest expenses reflect the book basis and estimated lives of the Owned Healthcare Facilities received by the REIT and the interest rates and terms on the Assumed Liabilities. The increase on an annual basis from 1996 to 1997 is primarily attributable to additional expenses on Owned Healthcare Facilities acquired and debt assumed during late 1996 and early 1997.

         The REIT is in the process of negotiating a new credit agreement to replace the liabilities assumed from the Corporation. The REIT expects that the rental and interest income it earns on the health care centers and mortgage notes receivable will be sufficient to satisfy its capital expenditures, working capital, and debt requirements.

                                   MANAGEMENT

NHC

         GENERAL PARTNERS: NHC has three general partners identified in the Amended and Restated Agreement of Limited Partnership (the "LP Agreement"):

         1. Managing General Partner: NHC, Inc., a Tennessee corporation. The authorized, issued and outstanding stock of NHC, Inc. is owned by its board of directors and senior management, a total of 14 individuals. W. Andrew Adams, NHC's President, owns approximately 52% of the voting securities of NHC, Inc. and Robert G. Adams, Senior Vice President and Chief Operating Officer, owns 19.3%. No other person owns in excess of 9.4%.

         2. Administrative General Partner: National Health Corporation, a Tennessee corporation ("National"). National's Board of Directors is identical to that of NHC, Inc. All of the authorized, issued and outstanding stock of National Health Corporation is owned by the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust. Trustees are Olin O. Williams, a director of both NHC, Inc. and National and Richard F. LaRoche, Jr., NHC's Senior Vice President and General Counsel.

         3. Individual General Partner: W. Andrew Adams. Mr. Adams is the Chairman of the Board and Chief Executive Officer of NHC.

         Pursuant to the LP Agreement, the three general partners are collectively referred to as "General Partners". The General Partners own, in aggregate, a general partnership interest in NHC representing a 1% interest in the profits, losses and distributions of NHC.

         DIRECTORS AND EXECUTIVE OFFICERS: As a limited partnership, NHC is managed by the managing general partner, NHC, Inc. NHC, Inc.'s Board of Directors is divided into three classes. The Directors hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table sets forth the directors of both the managing and administrative general partners of NHC, as well as the executive officers of
NHC:


                                                                       Director of
                                                                        Managing                            Officer of
                                                                         General                             Managing
                                                    Position           Partner or          Current            General
                                                    with NHC              NHC's            Term as          Partner or
                                                  or Managing          Predecessor         Director         Predecessor
             Name                    Age        General Partner           Since            Expires             Since
             ----                    ---        ---------------        -----------         --------         -----------

W. Andrew Adams                      52      Chairman of the              Since
                                             Board/Chief               1995 (CEO)
                                             Executive Officer         1974 (Pres.)          1999              1973

Dr. J. K. Twilla                     70      Director                     1972               1998               ---

Dr. Olin O. Williams                 67      Director                     1971               2000               ---

Ernest G. Burgess, III               58      Director                     1991               1999              1975

Robert G. Adams                      50      Sr. Vice President/
                                             Chief Operating
                                             Officer and
                                             Director                     1993               2000              1985
Richard F. LaRoche, Jr.              52      Sr. Vice President
                                             and
                                             General Counsel               --                 --               1974

Steven A. Strawn                     40      Vice President/
                                             Operations                    --                 --               1992

Donald K. Daniel                     51      Vice President/
                                             Controller                    --                 --               1977

David L. Lassiter                    43      Vice President/
                                             Corporate Affairs             --                 --               1995

Charlotte A. Swafford                49      Treasurer                     --                 --               1985

                                                                       Director of
                                                                        Managing                            Officer of
                                                                         General                             Managing
                                                  Position             Partner or          Current            General
                                                  with NHC                NHC's            Term as          Partner or
                                                or Managing            Predecessor         Director         Predecessor
    Name                             Age      General Partner             Since            Expires             Since
    ----                             ---      ---------------          -----------         --------         -----------
Julia W. Powell                      48      Vice President/
                                             Patient Services              --                --                1985

Joanne G. Batey                      53      Vice President/
                                             Homecare                      --                --                1989

D. Gerald Coggin                     46      Vice President/
                                             Government
                                             Affairs and
                                             Rehabilitation
                                             Services                      --                 --               1991

Kenneth D. DenBesten                 45      Vice President/               --                 --               1992
                                             Finance

         Drs. Twilla and Williams each were physicians in private practice in Tennessee for more than 30 years.

         Mr. W. Andrew Adams has been Chairman of the Board and Chief Executive Officer since 1995. He was president from 1981 until 1983 of the National Council of Health Centers, the trade association for multi-facility long-term health care center companies, and served as Chairman of the Multi-facility Committee of the American Health Care Association from 1992 through 1994. He has an M.B.A. degree from Middle Tennessee State University. Mr. Adams serves on the Board of Trust of David Lipscomb University, Nashville, Tennessee, is President and Chairman of the Board of Directors of National Health Investors, Inc. and serves on the Board of SunTrust Bank in Nashville, Tennessee.

         Mr. Robert Adams (Senior Vice President, Chief Operating Officer and Director) has served both as Administrator and as Regional Administrator, holding the last position from 1977 to 1985. He has a B.S. degree from Middle Tennessee State University. Mr. Robert Adams and Mr. W. Andrew Adams are brothers.

         Mr. Burgess (Director) served as NHC' s Senior Vice President for Operations from 1975 through 1994. He has an M.S. degree from the University of Tennessee.

         Mr. LaRoche (Senior Vice President) has been Senior Vice President since 1985, and General Counsel since 1971. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. His responsibilities include acquisitions and finance. Mr. LaRoche also serves on the Board of National Health Investors, Inc.

         Mr. Strawn (Vice President/Operations) has been with NHC since 1979. He trained in NHC's A.I.T. program and then served both as administrator and Regional Vice president before being appointed to the present position in 1995. He has a B.S. degree from Middle Tennessee State University.

         Mr. Daniel (Vice President and Controller) joined NHC in 1977 as Controller. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas. He is a certified public accountant.

         Mr. Lassiter (Vice President/Corporate Affairs) joined NHC in 1995. From 1988 to 1995, he was Executive Vice President, Human Resources and Administration for Vendell Healthcare. From 1980-1988, he was in human resources positions with Hospital Corporation of America and HealthTrust Corporation. Mr. Lassiter has B.S. and M.B.A. degrees from the University of Tennessee.

         Ms. Swafford (Treasurer) has been Treasurer of NHC since 1985. She joined NHC in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer. She has a B.S. degree from Tennessee Technological University.

         Ms. Powell (Vice President/Patient Services) has been with NHC since 1974. She has served as a nurse consultant and director of patient assessment computerized services for NHC. Ms. Powell has a bachelor of science in nursing from the University of Alabama, Birmingham, and a master's of art in sociology with an emphasis in gerontology from Middle Tennessee State University. She co-authored Patient Assessment Computerized in 1980 with Dr. Carl Adams, NHC's founder.

         Ms. Batey (Vice President/Homecare) has been with NHC since 1976. She served as homecare coordinator for five years before being named Vice president in 1989. Prior to that she was director of communication disorders services. Ms. Batey received her bachelor's and master's degrees in speech pathology from Purdue University.

         Mr. Coggin (Vice President/Government Affairs and Rehabilitation Services) has been employed by NHC since 1973. He has served as both Administrator and Regional Vice President before being appointed to the present position. He received a B.A. degree from David Lipscomb University and a M.P.H. degree from the University of Tennessee. He is responsible for NHC's rehabilitation, managed care and legislative activities.

         Mr. DenBesten (Vice President/Finance) has served as Vice President of Finance since 1992. From 1987 to 1992, he was employed by Physicians Health Care, most recently as Chief Operating Officer. From 1984-1986, he was employed by Health America Corporation as Treasurer, Vice president of Finance and Chief Financial Officer. Mr. DenBesten received a B.S. degree in business administration and an M.S. degree in finance from the University of Arizona.

         The above officers serve in identical capacities for NHC and its two corporate general partners: NHC, Inc., and National Health Corporation.

         EXECUTIVE COMPENSATION

         INTRODUCTION. Pursuant to Article V of the LP Agreement of NHC, the General Partners are given the full, exclusive and complete discretion in the management and control of the business of NHC. Pursuant to Article 5.7, the General Partners do not receive compensation for serving as general partners. In compliance with the LP Agreement the General Partners hire and compensate all of the officers of the partnership and of the corporate general partners. The General Partners' goals in executive compensation and compensation at all levels within NHC are derived from the following priorities: First, to encourage the achievement of the highest levels of quality in its fields of endeavor; and second, to provide the strongest incentive possible in order to average, over a five year period, a 20% return on partners equity. With these goals in mind, the General Partners' executive compensation program is based on employee performance rewarded as follows: (1) the achievement of a return on investment for limited partners; (2) returns generated from unit performance based incentive plans; and (3) from base salary. The following text and tables describe the various components of this plan as were attained and applied during 1996.

         TOTAL COMPENSATION: Table I sets forth certain information concerning the total compensation paid by the administrative general partner and reimbursed to it by NHC for the year ended December 31, 1996 to the three executive officers of NHC.



                                     TABLE I
                            NATIONAL HEALTHCARE L.P.
                           SUMMARY COMPENSATION TABLE
                                    1996-1994

                                                                                 Long Term Compensation
                                                                      ---------------------------------------
                       Annual Compensation(1)                                 Awards               Payouts
--------------------------------------------------------------------  -------------------------  ------------
          (a)            (b)       (c)        (d)          (e)           (f)           (g)          (h)           (i)

                                                        Other annual   Restricted     Options/                  All Other
Name and                                                Compensation  Stock Awards      SARs     LTIP Payouts  Compensation
Principal Position      Year     Salary ($) Bonus ($)(2)    ($)(3)         ($)          (#)(4)        ($)          ($)
------------------      ----     ---------- ----------  ------------  ------------    --------   ------------  ------------
W. Andrew Adams         1996      129,757     451,693         8,147      -0-               -0-      -0-            -0-
CEO                     1995      129,964     579,200       121,350      -0-            40,000      -0-            -0-
                        1994      132,349     359,920        78,789      -0-            40,000      -0-            -0-

Robert G. Adams         1996      140,279     225,846         8,269      -0-               -0-      -0-            -0-
Senior Vice President   1995      145,647     646,227         6,452      -0-            30,000      -0-            -0-
& COO                   1994      216,384     383,430        26,828      -0-            25,000      -0-            -0-

Richard F. LaRoche, Jr. 1996      135,784     225,846        18,823      -0-               -0-      -0-            -0-
Sr. VP                  1995      142,639     380,365         8,453      -0-            30,000      -0-            -0-
                        1994      134,150     190,467        15,637      -0-            25,000      -0-            -0-

(1) Compensation deferred at the election of an executive has been included in salary column (d).
(2) 1996 Performance Bonus has not yet been determined and is not included in this table.
(3)        Includes (a) life insurance benefit, (b) 401-K matching contribution,
           (c) nonqualified deferred compensation matching contribution, (d) ESOP contribution.
(4) The 1995 awards are NHC Unit Options issued at $31.00 per unit. These officers also received stock options from National Health Investors, Inc. in 1993 and 1995, which are disclosed in that company's Form 10-K.

           The non-employee Directors of NHC, Inc. (the Managing General Partner of NHC) are paid $2,500 per meeting attended. There were five board meetings during 1996 and no board member missed a meeting.

         OPTION PLANS

         At the 1994 annual meeting of the Partners, the 1994 Unit Option Plan was adopted and approved by the Unitholders. A total of 1,200,000 Units were reserved for issuance upon exercise of options to be granted by the Board of Directors of the Managing General Partner.

         No options were granted to key employees during 1996, however, pursuant to the Plan, non-employee directors each receive an option to purchase 5,000 units on the date of the annual partnership meeting and for the closing Unit price that day. 15,000 Units were granted to the three non-employee Directors at $38.625 per unit on March 21, 1996.

         At December 31, 1996, options to purchase 2,500 Units at $11.25 per unit are outstanding, an option to purchase 5,000 Units at $24.88 per Unit is outstanding to one director, options to purchase 6,500 Units at $25.12 per Unit are outstanding to six employees, options to purchase 15,000 Units are outstanding at $38.625 per Unit to three directors and options to purchase 361,000 Units at $31.00 per Unit are outstanding to 31 key employees.

         Table II shows as to the three executive officers: (i) the number of Units as to which options have been granted from January 1, 1996 through December 31, 1996 under the Unit Option Plans; (ii) the percentage of all Units granted represented by these individuals (iii) the option exercise price per Unit and the expiration date; and (iv) the potential realizable value of these options assuming both a five percent and ten percent Unit price appreciation over the next four years.



                                    TABLE II
                            NATIONAL HEALTHCARE L.P.
                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                December 31, 1996

                                                                                             Potential Realizable Value at
                                                                                                Assumed Annual Rates of
                                                                                             Unit Price Appreciation for
                                                                                                    Option Term(2)
                                                                                             -----------------------------
             (a)                  (b)             (c)              (d)             (e)           (f)            (g)
                                              % of Total
                                             Options/SARs
                                              Granted to
                             Options/SARs    Employees in   Exercise or Base
     Executive Officers      Granted (#)(1)   Fiscal Year     Price ($/Sh)    Expiration Date    5%($)         10%($)
---------------------------- ------------- --------------   ----------------- --------------- ----------    ----------
W. Andrew Adams, CEO              -0-             -0-             -0-             -0-            -0-           -0-

Robert G. Adams, Sr., VP,         -0-             -0-             -0-             -0-            -0-           -0-
COO

Richard F. LaRoche, Jr., Sr. VP   -0-             -0-             -0-             -0-            -0-           -0-


(1) No options were awarded during 1996 to executive officers.
(2) Based on remaining option term (if any) and annual compounding

         Table III identifies for the same three person group all options exercised during 1996, the value realized upon exercise, and the unrealized value of the balance of options outstanding.




                                    TABLE III
                            NATIONAL HEALTHCARE L.P.
               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
                                December 31, 1996

                                                                                                  Value of Unexercised
                                                                                                      In-the Money
                                                                          Number of Unexercised     Options/SARs at
                                                                       Options/SARs at FY-End (#)      FY-End ($)
                                                                       --------------------------   ----------------
                                  Shares acquired on                          Exercisable/            Exercisable/
        Executive Officer            Exercise (#)     Value Realized ($)(1)   Unexercisable           Unexercisable
-------------------------------   ------------------  ---------------------   -------------           -------------
W. Andrew Adams, CEO                     -0-                -0-                 40,000/0               $500,000/0

Robert G. Adams, Sr., VP,  COO           -0-                -0-                 30,000/0                375,000/0

Richard F. LaRoche, Jr., Sr. VP          -0-                -0-                 30,000/0                375,000/0

(1) Market value of underlying securities at exercise date, minus the exercise or base price.

         NHC maintains several non-qualified deferred compensation plans for its key employees, one of which provides a matching contribution (15%) for all deferred compensation used to purchase Units of limited partnership interest held by an independent trustee. The matching contribution is forfeited to NHC unless the employee achieves eight years of vesting service before withdrawing funds from the Trustee account. Mr. LaRoche participated in this plan during 1996. Other than as described herein or as identified in Tables I, II and III, NHC has no other long-term incentive plans for its executive officers.

         EMPLOYEE STOCK OWNERSHIP PLAN

         In 1986 the Administrative General Partner adopted as its Employee Stock Ownership Plan and Trust ("ESOP") the ESOP previously sponsored by NHC's corporate predecessor. The ESOP is a qualified pension plan under Section 401(a) of the Internal Revenue Code. The Administrative General Partner makes contributions to the ESOP for all employees and is reimbursed for same by NHC. Employees make no contributions. All contributions are used by the ESOP to purchase "qualifying employer securities" which is the Common Stock of the Administrative General Partner. These securities are allocated among participating employees of the Administrative General Partner who participate in the ESOP in the ratio of the employee's wages to the total wages of all participating employees during that fiscal year. Participating employees are all employees, including officers, who have earned one year of service by working more than 1,000 hours during the fiscal year.

         On January 20, 1988, the Administrative General Partner of NHC formed a Leveraged Employee Stock Purchase Plan (Leveraged ESOP). During 1988, the Leveraged ESOP borrowed, in two separate transactions, $88.5 million from four commercial banks, the proceeds of which were used to purchase additional stock in the Administrative General Partner. The Administrative General Partner, in turn, purchased eight (8) health care centers from NHC and contracted with NHC to manage these centers for a 20-year period. The Administrative General Partner also loaned $8.5 million to City Center, Ltd. to construct a 15-story office building in Murfreesboro, Tennessee, approximately 60% of which is occupied by NHC. In late 1988, the Administrative General Partner entered into a Loan Agreement with NHC and advanced $50,000,000 to NHC to be used by NHC to pay off its existing $30,000,000 revolving line of credit, with the balance to be used for acquisition, development and general working capital needs. In September of 1988, the original ESOP was merged into the Leveraged ESOP so that as of December 31, 1995, the employees still participated in only one qualified plan. On December 28, 1990, the Leveraged ESOP borrowed $50,000,000 from three commercial lenders, the proceeds of which were used as an equity contribution to the Administrative General Partner, which in turn loaned said proceeds to NHC at 8.48% fixed rate of interest. The proceeds were used for acquisition and new construction.

         The Leveraged ESOP is administered by an Administrative Committee, currently consisting of Ernest G. Burgess, III (Director), Donald K. Daniel and Charlotte Swafford (officers of NHC), which is appointed by the Board of Directors of the administrative general partner. The Trustees of the Leveraged ESOP are Dr. Olin O. Williams, a director, and Richard F. LaRoche, Jr., NHC's Senior Vice President and General Counsel.

         The amounts contributed to the ESOP in 1996 and allocated to NHC's executive officers are included in Table I, and total $19,458.

         EMPLOYEE UNIT PURCHASE PLAN

         NHC has established its Employee Unit Purchase Plan for employees. Pursuant to the Plan, eligible employees may purchase units through payroll deductions at the lesser of the closing asked price of the units as reported on the American Stock Exchange on the first trading or the last trading day of each year. At the end of each year, funds accumulated in the employee's account will be used to purchase the maximum number of units at the above price. NHC makes no contribution to the purchase price. 21,665 units were issued pursuant to the Plan in January, 1997, with all payroll deductions being made in 1996.

         All employees (including officers and directors) may elect to participate in the Plan if they meet minimum employment requirements. The maximum payroll deduction is the employee's normal monthly pay. Participating employee's rights under the plan are nontransferable. Prior to the end of a year, a participant may elect to withdraw from the Plan and the amount accumulated as a result of his payroll deductions shall be returned to him without interest. Any terminated employee immediately ceases to be a participant and also receives his or her prior contributions.

         In no event may a participant in the Plan purchase thereunder during a calendar year, units having a fair market value more than $25,000.

         The units purchased pursuant to the Plan are freely tradeable, except for any shares held by an "affiliate" of NHC, which would be subject to the limitations of Rule 144.

         Only Mr. LaRoche and Mr. Robert Adams of NHC's executive officers participated in this Plan during 1996 and the positive spread between the purchase price and the then fair market price for these individuals is included in Table I.

         1975 PERFORMANCE BONUS PLAN

         In 1975 NHC implemented a performance Bonus Plan which was reaffirmed and readopted by the unitholders in 1994. This plan provides for the Chairman of the Board to allocate, with the approval of the non-employee directors, the bonus at the end of each fiscal year. The total amount available for bonuses under the plan is 20% of NHC's net income (without regard to NHI lease payments or Advisory fee income) after a 20% return on partners' equity as determined at the beginning of that fiscal year. Bonuses of $3,093,901 were paid under this plan to a total of 125 employees for fiscal year 1995.

         401(K) PLAN

         NHC and its affiliates offer a 401(k) Plan for all employees who are over 18 years of age. The Board of Directors has authorized a matching contribution to be made for 50% of contributions with contributions being matched up to 2.5% of quarterly gross wages. No employee may contribute more than 15% of wages to the Plan, and employees who earn more than $66,000 were limited to a contribution of no more than $3,500. These matching funds will be used to purchase Units on the open market, which Units will vest in the employees account only after the employee has achieved five years of vesting service. Forfeited units are allocated among remaining participants. A total of $1,170,000 was contributed to the Plan as matching contributions for 1996.

         EMPLOYEE LOAN AND BONUS PROGRAMS

         On December 31, 1986, NHC's unitholders adopted an Employee Stock Financing Plan (the "Financing Plan"). The Plan was designed to enable key employees of the Corporation to finance the exercise of unit options granted to them by the Board of Directors and only if authorized by the Board. Under the Plan, NHC may finance the exercise of any unit options by the acceptance of the employees' full recourse promissory note bearing interest at a fixed rate equal to 2.5% below New York prime on the date of the note, with interest payable quarterly and principal due and payable on ninety days notice, but no longer than 60 months. The notes are secured by Units having a fair market value equal to twice the note amount.

         The following tables shows, as to each executive officer whose indebtedness exceeded $60,000, the largest aggregate amount of such indebtedness since December 31, 1994 and the present outstanding balance.

                                                                                            Financing Plan
                                                                                -----------------------------------------
                                                                                   Largest                  Balance out-
                                                                                  Aggregate                standing as of
                                                                                 Indebtedness                   6/30/97
                                                                                -------------              --------------
W. Andrew Adams                     President & Chief                          $ 4,101,131.00               $3,426,131.00
                                    Executive Officer

Robert G. Adams                     Sr. Vice President &                         2,426,309.00                1,920,059.00
                                    Director

Richard F. LaRoche, Jr.             Sr. Vice President &                         2,418,076.00                2,136,826.00
                                    Secretary

Ernest G. Burgess                   Director                                     1,309,368.00                1,028,118.00

J. K. Twilla                        Director                                       169,750.00                       -0-

Olin O. Williams                    Director                                       679,462.50                  595,087.50
                                                                               --------------               -------------
All Executive Officers                                                         $11,104,096.50               $9,106,221.50
& Directors as a Group (6)                                                     ==============               =============


Obligations to repay the Financing Plan loans are an asset of NHC (and will become assets of the Corporation), but are not reflected as increasing partnership equity (or stockholder equity) until paid. From time to time the Board has declared a special key employee bonus, directing that the proceeds of same be used to retire some or all of these financing plan notes. These bonuses are included in Table I.

THE REIT

         DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors of the REIT will be divided into three classes. The REIT Directors will hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the REIT's Board of Directors for a term of one year. The following table sets forth the initial directors of the REIT:


             Name                                                Officer of
             ----                      Current                  NHC's Managing
                                       Term as                General Partner or
                                       Director                  Predecessor
                                       Expires                      Since
                                       --------               ------------------
J. K. Twilla                             2001                        ---
Robert G. Adams                          2000                        1985
Olin O. Williams                         2000                        ---
W. Andrew Adams                          1999                        1973
Ernest G. Burgess, III                   1999                        1975


         Each of the directors of the Corporation are currently directors of NHC and their biographies are included above.

     Outside directors receive $2,500 per meeting attended. In addition, outside directors will receive a stock option to purchase 5,000 shares of REIT common stock at a purchase price equal to the closing price of the REIT Shares on the initial date of trading and will be automatically granted an option to purchase 1,000 shares of REIT common stock at the closing price on the date of the REIT's annual meeting.

     The REIT's day to day operations will be conducted by personnel provided by the Corporation. The REIT will have two executive officers, W. Andrews Adams as President and Richard F. LaRoche, Jr., as secretary, both of whom are also officers of the Corporation. See "Relationship Between the REIT and the Corporation After the Restructure -- Advisory, Administrative Services and Facilities Agreement".

     The compensation of Mr. Adams and Mr. LaRoche will be set by the Board of Directors of the Corporation and the obligations of the Corporation pursuant to the REIT Advisory Agreement. Any compensation paid by the Corporation is credited against the Advisory fee paid to the Corporation.

     STOCK OPTION PLAN

     The REIT Board of Directors and the sole shareholder of the REIT have approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "REIT Stock Option Plan"), under which options to purchase shares of the REIT's common stock are available for grant to consultants, advisors, directors and employees of the REIT, providing an equity interest in the REIT and additional compensation based on appreciation of the value of such stock.

     The REIT Stock Option Plan allows for options to purchase in the aggregate up to 500,000 shares of REIT common stock to be granted by the REIT Board of Directors. The REIT Board of Directors may, in its discretion grant incentive stock options ("ISO's"), non-qualified stock options or stock appreciation rights ("SAR's")

     In addition, the REIT Stock Option Plan provides that the non-employee directors will receive a non-qualified stock option to purchase 5,000 shares of REIT common stock at a purchase price equal to the closing price of the REIT Shares on the initial date of trading and will be automatically granted an option to purchase 5,000 shares of REIT common stock annually on the date of the REIT's annual meeting with an exercise price equal to the closing price on the date of such annual meeting.

     The REIT Stock Option Plan provides that the exercise price of an ISO option must not be less than the fair market value of the REIT common stock on the trading day next preceding the date of the grant. Payment for shares of REIT common stock to be issued upon exercise of an option may be made either in cash, REIT common stock or any combination thereof, at the discretion of the option holder. Options are nontransferable, other than by will, the laws of descent and distribution or pursuant to certain domestic relations orders. REIT Shares subject to options granted under the REIT Stock Option Plan that expire, terminate or are canceled without having been exercised in full become available again for option grants.

     The REIT Stock Option Plan is administered by the REIT Board of Directors, or, at the discretion of the REIT Board of Directors, a committee of directors. Subject to certain limitations, the REIT Board and its committee have the authority to determine the recipients, as well as the exercise prices, exercise periods, length and other terms of stock options granted pursuant to the REIT Stock Option Plan. In making such determinations, the REIT Board may take into account the nature of the services rendered or to be rendered by option recipients, and their past, present or potential contributions to the REIT.

     The number of shares of REIT common stock that may be granted under the REIT Stock Option Plan or under any outstanding options granted thereunder will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the REIT common stock or any spin-off, spin-out or other significant distribution of the REIT's assets to its stockholders for which the REIT receives no consideration.

     Generally, in the event an option holder is terminated as an employee by reason of disability or death, the holder or his or her representative may exercise the option for a period of 12 months following such termination unless the Board of Directors elects, in its sole discretion, to extend the exercise period. If the employment of an option holder is terminated for "cause," as defined in the REIT Stock Option Plan, the unexercised options expire. In the event the option holder is terminated as an employee for any reason other than disability, death or cause, the holder may exercise his or her option for a period of three months following termination, unless extended by agreement of the REIT.

     In the event of a dissolution or liquidation of the REIT or a merger or consolidation or acquisition in which the REIT is not the surviving corporation, each outstanding option will become fully exercisable and each holder will have the right, within 60 days prior to such dissolution, liquidation, merger, consolidation or acquisition, to exercise his or her options, in whole or in part.

     Either non-qualified or incentive stock options may be granted under the REIT Stock Option Plan. No federal income tax consequences occur to either the REIT or the optionee upon the REIT's grant or issuance of a non-qualified stock option. Upon an optionee's exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the REIT common stock purchased pursuant to the exercise of the option and the exercise price of the option. However, if the REIT common stock purchased upon exercise of the option is not transferable or is subject to a substantial risk of forfeiture, then the optionee will not recognize income until the stock becomes transferable or is no longer subject to such a risk of forfeiture (unless the optionee makes an election under Internal Revenue Code Section 83(b) to recognize the income in the year of exercise, which election must be made within 30 days of the option exercise). The REIT will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee in the year in which such income is recognized by the optionee. Upon a subsequent disposition of the shares of REIT common stock, the optionee will recognize a capital gain to the extent the sales proceeds exceed the optionee's cost of the shares plus the previously recognized ordinary income.

     Incentive stock options granted under the REIT Stock Option Plan are intended to qualify for a favorable tax treatment under Internal Revenue Code
Section 422. No individual may be granted incentive stock options under the REIT Stock Option Plan exercisable for the first time during any calendar year and having an aggregate fair market value in excess of $100,000. If the recipient of an incentive stock option disposes of the underlying shares before the end of certain holding periods (essentially the later of one year after the exercise date or two years after the grant date), he or she will generally recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the fair market value of the REIT common stock on the exercise date. If a disposition does not occur until after the expiration of the holding periods, the recipient will generally recognize a capital gain equal to the excess of the disposition price over the price paid by the recipient on the exercise date. The REIT generally will not be entitled to a tax deduction for compensation expense on account of the original sales to employees, but may be entitled to deduction if a participant disposes of stock received upon exercise of an incentive stock option under the REIT Stock Option Plan prior to the expiration of the holding periods.

     The only options which the REIT Board of Directors has determined to grant under the REIT Stock Option Plan to date are the options to purchase 5,000 shares of REIT common stock to be granted to non-employee directors on the first trading date after the Effective Time.

THE CORPORATION

     DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Corporation will be divided into three classes. The Directors will hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified. As each of their terms expire, the successor shall be elected to a three-year term. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table sets forth the initial directors of the Corporation:


                                                                   Officer of
                                           Current               NHC's Managing
                                           Term as             General Partner or
                                          Director                 Predecessor
              Name                         Expires                    Since
              ----                        --------             ------------------
J. K. Twilla                                2001                       ---

                                                                   Officer of
                                           Current               NHC's Managing
                                           Term as             General Partner or
                                          Director                 Predecessor
              Name                         Expires                    Since
              ----                        ---------                -----------
Lawrence C. Tucker                          2001                       ---
Robert G. Adams                             2000                      1985
Olin O. Williams                            2000                       ---
W. Andrew Adams                             1999                      1973
Ernest G. Burgess, III                      1999                      1975

         Each of the directors of the Corporation are currently directors of NHC (and their biographical information is set forth above) with the exception of Mr. Tucker.

         Mr. Tucker has been with Brown Brothers Harriman & Co. ("BBH&Co."), a private banking company, for 31 years and became a general partner in January 1979. Mr. Tucker currently serves as a member of the Steering Committee of BBH&Co. He is responsible for the corporate finance activities of BBH&Co., including management of the 1818 Fund's, private equity investing partnerships with committed capital exceeding $1 billion. Mr. Tucker is a director of WorldCom, Inc., Riverwood International Corporation and WellCare Management Group, Inc. Mr. Tucker has a B.S. degree from Georgia Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania.

         The executive officers of the Corporation will be the same as the current officers of NHC. See "Management -- NHC." In addition, the employees of the Corporation will be provided pursuant to the Employee Services Agreement between the Corporation and National. The Corporation does not have employment agreements with any of its employees and anticipates that the compensation received by its executive officers will be in line with the compensation received by such officers as officers of NHC. See "Management -- NHC -- Executive Compensation."

         Outside directors receive $2,500 per meeting attended. In addition, outside directors will receive a stock option to purchase 10,000 shares of REIT common stock at a purchase price equal to the closing price of the Corporation Shares on the initial date of trading and will be automatically granted an option to purchase 10,000 shares of Corporation common stock at the closing price on the date of the Corporation's annual meeting.

         The Corporation's Board of Directors and the sole shareholder of the Corporation have approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "Corporation Stock Option Plan"), under which options to purchase shares of the Corporation's common stock are available for grant to consultants, advisors, directors and employees of the Corporation, providing an equity interest in the Corporation and additional compensation based on appreciation of the value of such stock.

         The Corporation Stock Option Plan allows for options to purchase in the aggregate up to 1,000,000 shares of Corporation common stock to be granted by the Corporation Board of Directors. The Corporation Board of Directors may, in its discretion grant incentive stock options ("ISO's"), non-qualified stock options or stock appreciation rights ("SAR's")

         In addition, the Corporation Stock Option Plan provides that the non-employee directors will receive a non-qualified stock option to purchase 10,000 shares of Corporation common stock at a purchase price equal to the closing price of the Corporation Shares on the initial date of trading and will be automatically granted an option to purchase 10,000 shares of Corporation common stock annually on the date of the Corporation's annual meeting with an exercise price equal to the closing price on the date of such annual meeting.

         The Corporation Stock Option Plan provides that the exercise price of an ISO option must not be less than the fair market value of the Corporation common stock on the trading day next preceding the date of the grant. Payment for shares of Corporation common stock to be issued upon exercise of an option may be made either in cash, Corporation common stock or any combination thereof, at the discretion of the option holder. Options are nontransferable, other than by will, the laws of descent and distribution or pursuant to certain domestic relations orders. Corporation Shares subject to options granted under the Corporation Stock Option Plan that expire, terminate or are canceled without having been exercised in full become available again for option grants.

         The Corporation Stock Option Plan is administered by the Corporation Board of Directors, or, at the discretion of the Corporation Board of Directors, a committee of directors. Subject to certain limitations, the Corporation Board and its committee have the authority to determine the recipients, as well as the exercise prices, exercise periods, length and other terms of stock options granted pursuant to the Corporation Stock Option Plan. In making such determinations, the Corporation Board may take into account the nature of the services rendered or to be rendered by option recipients, and their past, present or potential contributions to the Corporation.

         The number of shares of Corporation common stock that may be granted under the Corporation Stock Option Plan or under any outstanding options granted thereunder will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the Corporation common stock or any spin-off, spin-out or other significant distribution of the Corporation's assets to its stockholders for which the Corporation receives no consideration.

     Generally, in the event an option holder is terminated as an employee by reason of disability or death, the holder or his or her representative may exercise the option for a period of 12 months following such termination unless the Board of Directors elects, in its sole discretion, to extend the exercise period. If the employment of an option holder is terminated for "cause," as defined in the Corporation Stock Option Plan, the unexercised options expire. In the event the option holder is terminated as an employee for any reason other than disability, death or cause, the holder may exercise his or her option for a period of three months following termination, unless extended by agreement of the Corporation.

     In the event of a dissolution or liquidation of the Corporation or a merger or consolidation or acquisition in which the Corporation is not the surviving corporation, each outstanding option will become fully exercisable and each holder will have the right, within 60 days prior to such dissolution, liquidation, merger, consolidation or acquisition, to exercise his or her options, in whole or in part.

     Either non-qualified or incentive stock options may be granted under the Corporation Stock Option Plan. No federal income tax consequences occur to either the Corporation or the optionee upon the Corporation's grant or issuance of a non-qualified stock option. Upon an optionee's exercise of a non-qualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Corporation common stock purchased pursuant to the exercise of the option and the exercise price of the option. However, if the Corporation common stock purchased upon exercise of the option is not transferable or is subject to a substantial risk of forfeiture, then the optionee will not recognize income until the stock becomes transferable or is no longer subject to such a risk of forfeiture (unless the optionee makes an election under Internal Revenue Code Section 83(b) to recognize the income in the year of exercise, which election must be made within 30 days of the option exercise). The Corporation will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee in the year in which such income is recognized by the optionee. Upon a subsequent disposition of the shares of Corporation common stock, the optionee will recognize a capital gain to the extent the sales proceeds exceed the optionee's cost of the shares plus the previously recognized ordinary income.

     Incentive stock options granted under the Corporation Stock Option Plan are intended to qualify for a favorable tax treatment under Internal Revenue Code
Section 422. No individual may be granted incentive stock options under the Corporation Stock Option Plan exercisable for the first time during any calendar year and having an aggregate fair market value in excess of $100,000. If the recipient of an incentive stock option disposes of the underlying shares before the end of certain holding periods (essentially the later of one year after the exercise date or two years after the grant date), he or she will generally recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the fair market value of the Corporation common stock on the exercise date. If a disposition does not occur until after the expiration of the holding periods, the recipient will generally recognize a capital gain equal to the excess of the disposition price over the price paid by the recipient on the exercise date. The Corporation generally will not be entitled to a tax deduction for compensation expense on account of the original sales to employees, but may be entitled to deduction if a participant disposes of stock received upon exercise of an incentive stock option under the Corporation Stock Option Plan prior to the expiration of the holding periods.

     The only options which the Corporation Board of Directors has determined to grant under the Corporation Stock Option Plan to date are the options to purchase 10,000 shares of Corporation common stock to be granted to non-employee directors on the first trading date after the Effective Time.

     The Corporation has also established several non-qualified deferred compensation plans for its key employees similar to the plans offered by NHC, one of which provides a matching contribution (15%) for all deferred compensation used to purchase shares of common stock held by an independent trustee. The matching contribution is forfeited to the Corporation unless the employee achieves eight years of vesting service before withdrawing funds from the Trustee account. The Corporation will grant credit to employees for years of service with NHC.

     EMPLOYEE STOCK PURCHASE PLAN

     The Corporation has established its Employee Stock Purchase Plan for employees. Pursuant to the Plan, eligible employees may purchase shares of Common Stock through payroll deductions at the lesser of the closing asked price of the stock as reported on the American Stock Exchange on the first trading or the last trading day of each plan year. At the end of each plan year, funds accumulated in the employee's account will be used to purchase the maximum number of Shares at the above price. The Corporation makes no contribution to the purchase price.

     All employees (including officers and directors) may elect to participate in the Employee Stock Purchase Plan if they meet minimum employment requirements. The maximum payroll deduction is the employee's normal monthly pay. Participating employee's rights under the Plan are nontransferable. Prior to the end of a year, a participant may elect to withdraw from the Plan and the amount accumulated as a result of his payroll deductions shall be returned to him without interest. Any terminated employee immediately ceases to be a participant and also receives his or her prior contributions.

     In no event may a participant in the Employee Stock Purchase Plan purchase thereunder during a calendar year, units having a fair market value more than $25,000.

     The Shares purchased pursuant to the Plan are freely tradeable, except for any shares held by an "affiliate" of the Corporation, which would be subject to the limitations of Rule 144.

     EMPLOYEE STOCK OWNERSHIP PLAN

     The Corporation has adopted as its Employee Stock Ownership Plan and Trust ("ESOP") the ESOP previously sponsored by NHC. The ESOP is a qualified pension plan under Section 401(a) of the Internal Revenue Code. National Health Corporation ("National") makes contributions to the ESOP for all employees and is reimbursed for same by the Corporation. Employees make no contributions. All contributions are used by the ESOP to purchase "qualifying employer securities" which is the Common Stock of the Administrative General Partner. These securities are allocated among participating employees of the Administrative General Partner who participate in the ESOP in the ratio of the employee's wages to the total wages of all participating employees during that fiscal year. Participating employees are all employees, including officers, who have earned one year of service by working more than 1,000 hours during the fiscal year. The Corporation's ESOP will assume the debt on NHC's Leveraged ESOP as described under "Management -- NHC -- Executive Compensation."

     The Corporation's ESOP will be administered by an Administrative Committee, currently consisting of Ernest G. Burgess, III (Director), Donald K. Daniel and Charlotte Swafford (officers of the Corporation), which is appointed by the Board of Directors of the Corporation. The Trustees of the ESOP are Dr. Olin 0. Williams, a director, and Richard F. LaRoche, Jr., the Corporation's Senior Vice President and General Counsel.

     PERFORMANCE BONUS PLAN

      The Corporation has adopted a Performance Bonus Plan. This plan provides for the Chairman of the Board to allocate, with the approval of the non-employee directors, the bonus at the end of each fiscal year. The total amount available for bonuses under the plan is 20% of the Corporation's net income (without regard to NHI lease payments or NHI Advisory fee income or the REIT Lease payments or REIT Advisory Fee income) after a 20% return on stockholders' equity as determined at the beginning of that fiscal year.

     401(K) PLAN

     The Corporation will offer a 401(k) Plan for all employees who are over 18 years of age. The Board of Directors has authorized a matching contribution to be made for 50% of contributions with contributions being matched up to 2.5% of quarterly gross wages. No employee may contribute more than 15% of wages to the Plan, and employees who earn more than $66,000 were limited to a contribution of no more than $3,500. These matching funds will be used to purchase Shares on the open market, which Shares will vest in the employees account only after the employee has achieved five years of vesting service. Forfeited Shares will be allocated among remaining participants.

     EMPLOYEE LOAN AND BONUS PROGRAMS

      The Corporation has adopted an Employee Stock Financing Plan (the "Financing Plan"). The Plan was designed to enable key employees of the Corporation to finance the exercise of stock options granted to them by the Board of Directors and only if authorized by the Board. Under the Plan, the Corporation may finance the exercise of any options by the acceptance of the employees' full recourse promissory note bearing interest at a fixed rate equal to 2.5% below New York prime on the date of the note, with interest payable quarterly and principal due and payable on ninety days notice, but no longer than 60 months. The notes are secured by Shares having a fair market value equal to twice the note amount.

     Obligations to repay the Financing Plan loans are an asset of the Corporation, but are not reflected as increasing Equity until paid. From time to time the Board may declare a special key employee bonus, directing that the proceeds of same be used to retire some or all of these financing plan notes.

                              CERTAIN TRANSACTIONS


W. ANDREW ADAMS

     NHC has successfully developed a continuing care retirement community in Nashville, Tennessee (Richland Place) and is pursuing similar projects in Tennessee and Florida. Having identified Murfreesboro, Rutherford County, Tennessee as a viable market, the Company invited a number of potential residents to serve as a focus group to assist in the location and design of the project. After reviewing a number of potential locations, management and the focus group chose a twenty-two acre tract with extensive frontage on US Highway 231 as the optimum location. This site was owned and occupied by Mr. and Mrs. W. Andrew Adams, NHC's chief executive officer. After negotiations and appraisal, the Company acquired in 1993 and 1994 (by exchange of like kind property and cash) the site from Mr. and Mrs. Adams for a total valuation of $1,500,000, which the Company believes to be equal to or even less than comparable property in the market. Mr. and Mrs. Adams are currently renting the residence on the site on a month to month basis and for a fair market value.

NATIONAL

     In January, 1988, NHC sold the assets of eight health care centers (1,121 licensed beds) to National for a total consideration of $40,000,000. The consideration consisted of $30,000,000 in cash and a $10,000,000 note receivable due December 31, 2007. The note receivable earns interest at 8.5% per annum. NHC has agreed to manage the centers under a 20-year management contract for management fees comparable to those in the industry. NHC has a receivable from National for management fees of approximately $3.2 million at December 31, 1996. As of December 31, 1996, National had borrowed $2,153,000 form NHC to finance the construction of additions at two health care centers. These notes are unsecured, mature in 1998 and require monthly principal and interest payments, with interest at the prime rate.

     In January, 1988, NHC obtained long-term financing of $8.5 million from National for its new headquarters building. The note requires quarterly principal and interest payments with interest at 9%. At December 31, 1996, the outstanding balance was approximately $5.5 million. The building is owned by a separate partnership of which NHC is the general partner and the other building tenants are limited partners. NHC has guaranteed the debt service of the building partnership (and the Corporation will receive this general partnership interest). In addition, NHC's bank credit facility and the senior secured notes were financed through National and National's ESOP. NHC's interest costs, financing expenses and principal payments are equal to those incurred by National. In October 1991, NHC borrowed $10.0 million from National. This term note requires quarterly interest payments at 8.5% with the entire principal due at maturity in 1998.

     The Corporation and National intend to enter into an Employee Services Agreement (the "Employee Services Agreement") whereby the Corporation will lease all of its employees from National. Pursuant to the Employee Lease Agreement, The Corporation will reimburse National for the gross payroll of employees provided to the Corporation plus a monthly fee equal to one percent of such month's gross payroll, but in shall such fee be less than the actual cost of administering the payroll and personnel department. The Employee Services Agreement may be terminated by either at anytime with or without notice.

     National will be responsible for: the employment of all persons necessary to conduct the business of the Corporation and set all wages and salaries, and provide all fringe benefits; utilization of any qualified leveraged employee stock ownership plan; payment of pensions, and establishment or continue and carry out pension, profit sharing, bonus, purchase, option, savings, thrift and other incentive and employee benefit plans; purchase and payment of insurance; the indemnification and purchase of insurance on behalf of any fiduciary of any employee benefit plans and health insurance on behalf of any fiduciary of such plans.

     In the Employee Services Agreement, the Corporation agrees to indemnify, defend and hold harmless National from any damages caused by a misrepresentation by the Corporation, litigation arising from the acts or failure to act of the Corporation or its agents in accordance with law or the Employee Services Agreement, any employment matters relating to the employees as a result of gross negligence or intentional misconduct by the Corporation or the failure of the Corporation to obtain and/or follow specific advice and direction from National in matters of employee separation and/or discipline. In addition, National agrees to indemnify and defend and hold harmless the Corporation from any damages caused by reason of or resulting from or relating to employee separation and/or discipline of National employees.

     In connection with the Plan of Restructure, with respect to approximately 806,000 of the Units owned by National, instead of receiving REIT Shares, National will receive approximately 806,000 OP Units. National will receive the OP Units in order to preserve the ownership restrictions required for the REIT to qualify as a real estate investment trust. Therefore, after the Effective Time, National will own approximately 794,000 REIT Shares and 806,000 OP Units.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

NHC

     The following table sets forth certain information as to the number of general and limited partnership Units of NHC beneficially owned as of July 31, 1997 (a) by each person (including any "group" as that term is used in Section 13(d) (3) of the Exchange Act) who is known to NHC to own beneficially 5% or more of the outstanding Units (8,862,187 Units as of July 31, 1997), (b) by each director of the Managing or Administrative General Partner, and (c) by all executive officers and directors of NHC, Managing General Partner and the Administrative General Partner as a group. Members of management of NHC listed below are all members of management and/or the Board of Directors of the Managing and Administrative General Partners, but they disclaim that they are acting as a "group" and the table below is not reflective of them acting as a group:


              Names and Addresses                          Number of Units                         Percentage of
              of Beneficial Owner                       Beneficially Owned (1)                      Total Units
              -------------------                       ----------------------                     -------------
W. Andrew Adams, President and                                   1,062,173                              12.00%
Individual General Partner
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J. K. Twilla, Director                                          73,155                                .82%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                                      99,340                               1.12%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert  G. Adams, Director & Sr. V.P.                              438,073                               4.94%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                                        178,592                               2.02%
2239 Shannon Drive
Murfreesboro, TN  37129

Richard F. LaRoche, Jr., Sr. V.P.                                  374,685                               4.23%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation, (2)                                 1,271,058                              14.34%
  Admin. General Partner
P. O. Box 1398
Murfreesboro, TN  37133

NHC, Inc., Managing General Partner                                 87,715                                .99%
P. O. Box 1398
Murfreesboro, TN  37133

Albert O. Nicholas                                                 443,600                               5.00%
6002 North Highway 83
Hartland, WI  53029

All Executive Officers, Directors of the                         3,579,988                              40.40%
  Corporate General Partners and the
  Corporate General Partners as a Group

(1) Assumes exercise of unit options and convertible subordinated debentures outstanding. See "Management -- NHC -- Option Plans."

(2) Does not include 99,495 Units owned by a revocable trust under NHC's deferred compensation plan or 239,600 Units owned by National for the benefit of a third party, of which National may be deemed the beneficial owner. National disclaims beneficial ownership of such Units.

THE REIT

     Since its incorporation, the REIT has been and until the Distribution occurs will be a wholly-owned subsidiary of NHC. As a result, NHC currently owns 100% of the outstanding REIT Shares. Immediately following the Effective Time of the Plan of Restructure, the REIT will be beneficially owned by each person and with the same percentage ownership as NHC is currently owned except that National will own approximately 794,000 REIT Shares and 806,000 OP Units and there will be approximately 806,000 fewer REIT Shares outstanding. See "Certain Transactions - National."

     After applying certain ownership attribution rules of the Code, the two largest shareholders of the REIT will be (i) W. Andrew Adams and other members of his family, and (ii) National Health Corporation. See "Federal Income Tax Considerations - The REIT - Taxation as a Real Estate Investment Trust." The following table sets forth certain information as to REIT Shares estimated to be beneficially owned after the Effective Time.


                                                      Number of REIT Shares                       Percentage of
       Names and Addresses                         Beneficially Owned After the            Total REIT Shares After the
       of Beneficial Owner                               Restructure (1)                          Restructure (2)
       -------------------                         ----------------------------            ---------------------------
W. Andrew Adams, President and                                1,062,173                              10.61%
Individual General Partner
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J. K. Twilla, Director                                       73,155                               0.73%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                                   99,340                               0.99%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert  G. Adams, Director & Sr. V.P.                           438,073                               4.37%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                                     178,592                               1.78%
2239 Shannon Drive
Murfreesboro, TN  37129

Richard F. LaRoche, Jr., Sr. V.P.                               374,685                               3.74%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation,                                    794,000                               7.93%
  Admin. General Partner
P. O. Box 1398
Murfreesboro, TN  37133


All Executive Officers, Directors of the                      2,221,215                              22.18%
 REIT


(1)      Assumes exercise of options outstanding.
(2) Based on an estimated 10,013,400 to be outstanding immediately after the Effective Time.

THE CORPORATION

     Since its incorporation, the Corporation has been and until the Merger occurs will be a wholly-owned subsidiary of NHC. As a result, NHC currently owns 100% of the outstanding Shares. Immediately following the Effective Time of the Plan of Restructure, the Corporation will be beneficially owned by each person and with the same percentage ownership as NHC except that the 1818 Notes, if issued, will immediately be converted into approximatley 555,555 Shares at the Effective Time. The following table sets forth certain information as to Shares estimated to be beneficially owned after the Effective Time.


                                                   Number of Corporation Shares                    Percentage of
       Names and Addresses                         Beneficially Owned After the            Total Corporation Shares After the
       of Beneficial Owner                               Restructure (1)                          Restructure (2)
       -------------------                         ----------------------------            ---------------------------
W. Andrew Adams, Director, CEO                                1,062,173                              10.61%
1927 Memorial Blvd.
Murfreesboro, TN  37129

Dr. J.K. Twilla, Director                                        73,155                               0.73%
525 Golf Club Lane
Smithville, TN  37166

Dr. Olin O. Williams, Director                                   99,340                               0.99%
2007 Riverview Drive
Murfreesboro, TN  37139

Robert G. Adams, Director & Sr.V.P.                             438,073                               4.37%
2217 Tomahawk Trace
Murfreesboro, TN  37129

Ernest G. Burgess, Director                                     178,592                               1.78%
2239 Shannon Drive
Murfreesboro, TN  37129

Lawrence C. Tucker, Director (3)                                555,555                               5.13%
59 Wall Street
New York, NY  10005

Richard F. LaRoche, Jr., Sr.V.P.                                374,685                               3.74%
2103 Shannon Drive
Murfreesboro, TN  37130

National Health Corporation (4)                               1,271,058                              11.75%
P.O. Box 1398
Murfreesboro, TN  37133

1818 Fund                                                       555,555                               5.13%
59 Wall Street
New York, New York  10005


All Executive Officers, Directors of the                      2,776,770                              25.66%
 Corporation


(1)      Assumes exercise of options outstanding.
(2) Based on an estimated 10,819,400 to be outstanding immediately after the Effective Time.
(3) Mr. Tucker is a general partner of 1818 Fund and may be deemed to be the beneficial owner of the Shares owned by the 1881 Fund. Mr. Tucker disclaims beneficial ownership.
(4) Does not include 99,495 Units owned by a revocable trust under NHC'S deferred compensation plan or 239,600 Units owned by National for the benefit of a third party of which National may be deemed the beneficial owner. National disclaims beneficial ownership of such Shares.

                            DESCRIPTION OF SECURITIES


SHARES OF THE CORPORATION

     COMMON STOCK

     The Corporation is authorized to issue 30,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share.

     Holders of the Shares are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. Holders of the Shares are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Corporation, holders of the Shares are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Shares. Holders of the Shares, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Shares. All of the Shares outstanding are fully paid and nonassessable.

     The Corporation's board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

     The preferred stock and the variety of characteristics available for it offers the Corporation flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of the Corporation Shares. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights which would enable the holder to block such a transaction. Although the Corporation's board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Corporation, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the Corporation's best interests or in which stockholders could or would receive a premium for their Corporation Shares over the market price.

     The Corporation's board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The certificate of incorporation of the Corporation (the "Corporation Certificate") provides that directors of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to prohibited dividends or distribution or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The provision does not apply to claims against directors for violations of certain laws, including federal securities laws. If the DGCL is amended to authorize further elimination or limitation of director's liability, then the liability of directors of the Corporation shall automatically be limited to the fullest extent provided by law. The Corporation Certificate and the bylaws of the Corporation (the "Corporation Bylaws") also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

     BUSINESS COMBINATIONS

     Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined therein) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with such person) for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (a) by directors who are also officers of the corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 of the DGCL may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Corporation that are not negotiated with and approved by the Corporation's board of directors.

     TRANSFER AGENT AND REGISTRATION

     The transfer agent and registrar for the Shares will be SunTrust Bank, Atlanta.

SHARES OF THE REIT

     COMMON STOCK

     The REIT is authorized to issue 30,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

     Each REIT Share is entitled to one vote on each matter submitted to a vote of stockholders. There is no right of cumulative voting in connection with the election of directors. Any of the REIT Shares issued and sold hereunder will be fully paid and nonassessable. Holders of the REIT Shares are entitled to receive, pro rata, dividends declared by the REIT board of directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding up of the REIT, holders of the REIT Shares are entitled to share ratably in the assets available for distribution to stockholders. There are no pre-emptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to the REIT Shares.

     PREFERRED STOCK

     The REIT's board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the number of shares constituting any series, and the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption.

     The preferred stock and the variety of characteristics available for it offers the REIT flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of the REIT Shares. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights which would enable the holder to block such a transaction. Although the REIT board of directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the REIT, the board of directors could act in a manner that would discourage or prevent a transaction some stockholders might believe is in the REIT's best interests or in which stockholders could or would receive a premium for their REIT Shares over the market price.

     The REIT's board of directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of stock.

     REIT PROVISIONS

     The REIT Charter contains certain limitations on the number of shares of the REIT's stock that any one stockholder may own, which limitations are designed to ensure that the REIT maintains its status as a real estate investment trust.

     Upon demand of the REIT, each stockholder must disclose to the REIT such information with respect to direct and indirect ownership of stock owned (or deemed to be owned after applying the rules applicable to real estate investment trusts under the Code) as the REIT board of directors deems reasonably necessary in order that the REIT may fully comply with the real estate investment trust provisions of the Code. Proposed transferees of stock must also satisfy the board, upon demand, that such transferees will not cause the REIT to fall out of compliance with such provisions.

     The Code generally prevents a company from qualifying as a real estate investment trust if more than 50% in value of its stock is owned, directly or indirectly, by five or fewer individuals, which includes certain entities treated as individuals (the "Closely-Held Rule"). The REIT Charter prohibits a stockholder from owning more than 9.8% of any other class of capital stock of the REIT. Any shares of common stock in excess of such limit are deemed to be "Excess Shares". Excess Shares shall be deemed automatically to have been converted into a class separate and distinct from the class from which converted and from any other class of Excess Shares, each such class being designated "Excess Shares of [stockholder's name]" or in the event of excess preferred stock, "Excess Preferred Stock of [stockholder's name]". No Excess Shares may be voted, nor considered outstanding for the purpose of determining a quorum at any meeting of stockholders. Any dividends or other distributions payable upon the Excess Shares may, in the discretion of the REIT, be paid into a non-interest bearing account and released to the stockholder only at such time as he or she ceases to be the holder of Excess Shares. The REIT, upon authorization of the board of directors, may redeem any or all Excess Shares, and from the date of the giving of notice of redemption such shares shall cease to be outstanding and the stockholder shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares. The redemption price will be based on the trading prices of the class of stock from which the Excess Shares being redeemed were converted, and is payable, without interest, only upon the liquidation of the REIT. However, the REIT Charter contains provisions under which the holder of Excess Shares may cause the REIT to rescind such redemption by selling (and notifying the REIT of such sale), within 30 days after notice of the redemption, a number of the shares held by such holder equal to the number of Excess Shares. In addition, Excess Shares held by any holder may be converted back into shares of the original class and series of stock if the holder sells such shares prior to their being called for redemption.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Maryland General Corporate Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders from money damages, excluding liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The REIT Charter contains such a provision, which eliminates such liability to the maximum extent permitted by the MGCL.

     The REIT Charter obligates the REIT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, at the request of the REIT, serves or has served another entity and who is made a party to the proceeding by reason of his service in that capacity. The MGCL also permits the REIT to indemnify and advance expenses to any person who served a predecessor of the REIT in any of the capacities described above and to any employee or agent of the REIT or a predecessor of the REIT.

     The MGCL requires a corporation (unless its charter provides otherwise, which the REIT Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines. settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise tot he proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the REIT, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the REIT as authorized by the bylaws and (b) a written undertaking by or in his behalf to repay the amount paid or reimbursed by the REIT if it shall ultimately be determined that the standard of conduct was not met. The REIT will indemnify all of its officers and directors to the fullest extent permitted under Maryland law.

     BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law (the "MGCL"), certain "Business Combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the REIT's outstanding voting stock (an "Interested Stockholder") must be: (a) recommended by the REIT's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the REIT's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote that is not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the REIT's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "Business Combination" with the REIT for a period of five years following the date he becomes an Interested Stockholder. These provisions of MGCL do not apply, however, to Business Combinations that are approved or exempted by the board of directors prior to a person's becoming an Interested Stockholder. The REIT may expressly elect not to be governed by these provisions, in whole or in part, by so providing in its Charter or by adopting a charter amendment.

     CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of the REIT. "Control shares" are shares that, if aggregated with all other shares previously acquired that the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the REIT's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the REIT may itself present the question at any stockholders' meeting.

     Subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control shares acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control shares acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter's rights do not apply in the context of control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to the acquisitions approved or excepted by the REIT Charter or REIT Bylaws prior to a control share acquisition.

     The limitation on ownership of stock set forth in the REIT Charter, as well as Maryland business combination and control share acquisition statutes could have the effect of discouraging offers to acquire the REIT and of increasing the difficulty of consummating any such offer.

     TRANSFER AGENT AND REGISTRAR

     SunTrust Bank in Nashville will act as transfer agent and registrar for the REIT Shares.

OPERATING PARTNERSHIP AGREEMENT

The following summary of the Operating Partnership Agreement describes the material provisions of such agreement. This summary is qualified in its entirety by reference to the Operating Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     MANAGEMENT

     The Operating Partnership was organized as a Delaware limited partnership in October, 1997. The REIT is the sole general partner of, and will hold approximately 91% of the economic interests in, the Operating Partnership. The REIT will hold a one percent general partner interest in the Operating Partnership and the balance will be held as a limited partner interest. The REIT will conduct substantially all of its business through the Operating Partnership and its subsidiaries. It is contemplated that National Health Corporation initially will be the sole limited partner of the Operating Partnership.

     Pursuant to the Operating Partnership Agreement, the REIT, as the sole general partner of the Operating Partnership, generally has full, exclusive and complete responsibility and discretion in the management, operation and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of OP Units.

     The limited partners of the Operating Partnership have agreed that in the event of any conflict in the fiduciary duties owed by the REIT to its stockholders and by the REIT, as general partner of the Operating Partnership, to such limited partners, the REIT may act in the best interests of the REIT's stockholders without violating its fiduciary duties to such limited partners or being liable for any resulting breach of its duties to the limited partners.

     The Operating Partnership Agreement provides that all business activities of the REIT, including all activities pertaining to the acquisition and operation of properties, must be conducted through the Operating Partnership, and that the Operating Partnership must be operated in a manner that will enable the REIT to satisfy the requirements for being classified as a real estate investment trust.

     REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

     The Operating Partnership provides that the limited partners may not remove the REIT as general partner of the Operating Partnership. The REIT may not transfer any of its interests as general or limited partner in the Operating Partnership except (i) in connection with a merger or sale of all or substantially all of its assets pursuant to a transaction for which it has obtained the requisite approval in accordance with the terms of the Operating Partnership Agreement (ii) if the limited partners holding at least three-fourths of the OP Units (excluding OP Units owned by the REIT) consent to such transfer or (iii) to certain affiliates of the REIT.

     AMENDMENTS OF THE OPERATING PARTNERSHIP AGREEMENT

     Amendments to the Operating Partnership Agreement may be proposed by the REIT or by limited partners owning at least 25% of the OP Units.

     Generally, the Operating Partnership Agreement may be amended with the approval of the REIT, as general partner, and limited partners (including the REIT) holding a majority of the OP Units. Certain amendments that would, among other things, convert a limited partner's interest into a general partner's interest, modify the limited liability of a limited partner, alter the interest of a partner in profits or losses or the right to receive any distributions, alter or modify the redemption right described above, or cause the termination of the Operating Partnership at a time or on terms inconsistent with those set forth in the Operating Partnership Agreement must be approved by the REIT and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, the REIT, as general partner, will have the power, without the consent of the limited partners, to amend the Operating Partnership Agreement as may be required to (1) add to the obligations of the REIT as general partner or surrender any right or power granted to the REIT as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Operating Partnership Agreement; (3) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Operating Partnership Agreement; (4) reflect a change of an inconsequential nature that does not materially adversely affect the limited partners, or cure any ambiguity, correct or supplement any provisions of the Operating Partnership Agreement not inconsistent with law or with other provisions of the Operating Partnership Agreement, or make other changes concerning matters under the Operating Partnership Agreement that are not otherwise inconsistent with the Operating Partnership Agreement or law; or
(5) satisfy any requirements of federal or state law. Certain provisions affecting the rights and duties of the REIT as general partner (e.g., restrictions on the REIT's power to conduct businesses other than owning OP Units; restrictions relating to the issuance of securities of the REIT and related capital contributions to the Operating Partnership; restrictions relating to certain extraordinary transactions involving the REIT or the Operating Partnership) may not be amended without the approval of a majority or, in certain instances, a supermajority of the OP Units not held by the REIT.

     TRANSFER OF OP UNITS; SUBSTITUTE LIMITED PARTNERS

     The Operating Partnership Agreement provides that limited partners generally may transfer their OP Units without the consent of any other person, but may substitute a transferee as a limited partner only with the prior written consent of the REIT as the sole general partner of the Operating Partnership. In addition, limited partners may not transfer OP Units in violation of certain regulatory and other restrictions set forth in the Operating Partnership Agreement.

     ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

     The REIT is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional OP Units to the REIT, to the limited partners or to other persons for such consideration and on such terms and conditions as the REIT deems appropriate. If additional OP Units are issued to the REIT, then the REIT must (i) issue additional shares of Common Stock and must contribute to the Operating Partnership the entire proceeds received by the REIT from such issuance or (ii) issue additional OP Units to all partners in proportion to their respective interests in the Operating Partnership. In addition, the REIT may cause the Operating Partnership to issue to the REIT additional partnership interests in different series or classes, which may be senior to the OP Units, in conjunction with an offering of securities of the REIT having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. Consideration for additional partnership interests may be cash or other property or assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

     EXTRAORDINARY TRANSACTIONS

     The Operating Partnership Agreement provides that the REIT may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or any recapitalization or change of outstanding shares of Common Stock (a "Business Combination"), unless the holders of OP Units will receive, or have the opportunity to receive, the same consideration per OP Unit as holders of Common Stock receive per share of Common Stock in the transaction; the REIT may not engage in such transaction unless limited partners holding at least 51% of the OP Units held by limited partners vote to approve the Business Combination.

     EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     The Operating Partnership Agreement generally provides that the REIT, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the REIT carried out its duties in good faith. In addition, the REIT is not responsible for any misconduct or negligence on the part of its agents, provided the REIT appointed such agents in good faith. The REIT may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the REIT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     The Operating Partnership Agreement also provides for indemnification of the REIT, the directors and officers of the REIT, and such other persons as the REIT may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

     TAX MATTERS

     The REIT will be the tax matters partner of the Operating Partnership and, as such, will have the authority to make tax elections under the Code on behalf of the Operating Partnership.

     TERM

     The Operating Partnership will continue in full force and effect until _______________, or until sooner dissolved pursuant to the terms of the Operating Partnership Agreement.


                   COMPARISON OF STOCKHOLDER/UNITHOLDER RIGHTS

     NHC is a limited partnership existing under the laws of the State of Delaware, and the rights of the holders of the Units as such are governed in part by the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement. The Corporation is incorporated in the State of Delaware, and the rights of the holders of the Shares are governed in part by the DGCL, the Corporation Certificate and the Corporation Bylaws. The REIT is incorporated under the laws of the State of Maryland, and the rights of the holders of the REIT Shares as such are governed in part by the MGCL, the REIT Charter and the REIT Bylaws.

     The following summary compares a number of differences between ownership of the Units and ownership of the Shares and the REIT Shares and the effects relating thereto. This summary is not intended to be complete and is qualified in its entirety by reference to the Delaware Revised Limited Partnership Act, the DGCL, the MGCL, and the constituent documents of NHC, the Corporation and the REIT. See also "Description of Securities."


                                                        ISSUER

                 UNITS                                  SHARES                                REIT SHARES

                  NHC                               The Corporation                            The REIT

                                                       TAXATION
                 UNITS                                  SHARES                                REIT SHARES
Under current law, NHC does not         The Corporation is a taxable entity      The REIT is a taxable entity with
pay tax on its net income.              with respect to its income after         respect to its income after
However, in order to continue its       allowable deductions and credits.        allowable deductions and credits.
current operations and remain a         Stockholders will have taxable           As a REIT, the REIT may
partnership for tax purposes for        income from the Corporation's            generally deduct from its taxable
periods beginning after December        operations only to the extent that       income an amount equal to the
31, 1997, it will have to pay tax at a  taxable dividends and other              dividends paid to its Shareholders.
rate of 3.5% of gross income.           distributions are declared and paid      Stockholders will have taxable
Otherwise, it will be taxed as a        on the Shares.  See "Federal Income      income from the REIT's
corporation.  Each Unitholder           Tax Considerations."                     operations only to the extent that
annually includes the holder's share                                             taxable dividends and other
of the income and gain and, subject                                              distributions are declared and paid
to certain limitations, the losses,                                              on the REIT Shares. See "Federal
deductions and credits of NHC in                                                 Income Tax Considerations."
computing taxable income without
regard to any cash distributed to the
limited partner.  Generally, cash
distributions to holders of Units are
not taxable, unless such distributions
exceed the limited partner's basis in
the Units.  See "Federal Income
Tax Considerations."

A tax-exempt limited partner's          No portion of the earnings of, or any    No portion of the earnings of, or
share of NHC's taxable income           dividends received from, the             any dividends received from, the
constitutes unrelated business          Corporation will generally constitute    REIT will generally constitute
taxable income to the tax-exempt        unrelated business taxable income to     unrelated business taxable income
unitholder. See "Federal Income         tax-exempt stockholders, except to       to tax-exempt stockholders,
Tax Considerations."                    the extent their investment in stock     except to the extent their
                                        of the Corporation is considered         investment in stock of the REIT is
                                        debt-financed.  See "Federal Income      considered debt-financed. See
                                        Tax Considerations."                     "Federal Income Tax
                                                                                 Considerations."

                                              DISTRIBUTIONS AND DIVIDENDS

                 UNITS                                  SHARES                                REIT SHARES

The Managing General Partner of         The board of directors of the            The MGCL provides that the
NHC has the discretion  under the       Corporation has the discretion to        Board of Directors of the REIT
Partnership Agreement to make           determine whether or not and when        has the discretion to determine
distributions of NHC's Cash             to declare and pay dividends and the     whether or not and when to
Available for Distribution.  Cash       amount of any dividend.  Holders of      declare and pay dividends and the
Available for Distribution generally    the Shares will have no contractual      amount of any dividend.
means NHC's cash less (i) cash          right to receive dividends.              However, in order to qualify as a
expenses, liabilities and obligations                                            real estate investment trust for
of NHC and (ii) reserves                                                         federal tax purposes the REIT
established by the Managing                                                      must distribute at least 95% of the
General Partner in its sole                                                      REIT's taxable income.  See
discretion for capital expenditures,                                             "Federal Income Tax
and other improvements, retirement                                               Considerations-- The REIT--
of indebtedness, operations or                                                   Annual Distribution
contingencies and liabilities.                                                   Requirements."  Holders of REIT
                                                                                 Shares will have no contractual
                                                                                 right to receive dividends.

                                                      MANAGEMENT

                 UNITS                                  SHARES                                REIT SHARES

The business and affairs of NHC         The business and affairs of the          The business and affairs of the
are managed by the Managing             Corporation are managed by or            REIT are managed by or under
General Partner, NHC, Inc.              under the direction of the board of      the direction of the board of
                                        directors of the Corporation.  The       directors of the REIT. The
                                        personnel in control of the              personnel in control of the REIT
                                        Corporation will be substantially the    will be identical to that of NHC.
                                        same as that of NHC.

Subject to the procedure prescribed     Holders of the Shares will have the      Holders of the REIT Shares will
in the Partnership Agreement, the       ability to elect members of the board    have the ability to elect members
Managing General Partner may be         of directors with a plurality of the     of the board of directors with a
removed by vote of (i) 50% or           votes cast for such election and to      plurality of the votes cast for such
greater of the Units together with      remove the board of directors with a     election and to remove the board
the unanimous consent of the board      majority vote of the common stock        of directors with a majority vote
of directors of the Managing            outstanding and entitled to vote.        of the common stock outstanding
General Partner or (ii)                                                          and entitled to vote.
approximately 70% of the Units.


                                                     VOTING RIGHTS

                 UNITS                                  SHARES                                REIT SHARES
Under Delaware law and the              Holders of the Shares will have the      Holders of the REIT Shares will
Partnership Agreement, limited          right to vote on matters specified by    have the right to vote on matters
partners have voting rights with        Delaware law affecting the               specified by Maryland law
respect to (i) the removal and          corporate structure of the               affecting the corporate structure
replacement of the Managing             Corporation, including election of       of the REIT, including election of
General Partner, (ii) the merger of     the board of directors.  Stockholders    the board of directors.
NHC, (iii) the sale of all or           of the Corporation will have the         Stockholders of the REIT will
substantially all of the assets         right to vote on all matters on which    have the right to vote on all
owned, directly or indirectly, by       stockholders must be permitted to        matters on which stockholders
NHC, (iv) the dissolution of NHC,       vote including ,as a general matter,     must be permitted to vote
and (v) material amendments to the      election of directors, fundamental       including, as a general matter,
Partnership Agreement, subject to       changes in the Corporation, sale of      election of directors, fundamental
certain limitations.                    all or substantially all of the assets   changes in the REIT, sale of all or
                                        of the Corporation and amendments        substantially all of the assets of
                                        to the Corporation Certificate.          the REIT and amendments to the
                                                                                 REIT Charter.


Each Unit entitles the holder           Each Share entitles its holder to cast   Each REIT Share entitles its
thereof who is admitted as a limited    one vote on each matter presented to     holder to cast one vote on each
partner to the Partnership to cast      the stockholders.                        matter presented to the
one vote on all matters presented to                                             stockholders.
limited partners.



Approval of any matter submitted        Approval of any matter submitted to      Approval on any matter submitted
to limited partners generally           the stockholders generally requires      to the stockholders generally
requires the affirmative vote of        the affirmative vote of holders of       requires the affirmative vote of
limited partners holding more than      more than 50% of the Shares              more than 50% of the REIT
50% of the Units then outstanding.      outstanding and entitled to vote.        Shares outstanding and entitled to
The removal of the Managing             Certain matters require the              vote.  Certain matters require the
General Partner requires the            affirmative vote of approximately        affirmative vote of approximately
affirmative vote of 70% of the          70% of the outstanding Shares,           70% of the outstanding Shares,
outstanding Units, except that a        except that a vote of more than 50%      except that a vote of more than
vote of 50% of the outstanding          is required for such matters if the      50% is required for such matters
Units is sufficient to remove the       board of directors of the                if the board of directors of the
Managing General Partner if the         Corporation unanimously consents.        Corporation unanimously
board of directors of the Managing                                               consents.
General Partner unanimously
consents.

Holders of 10% of the Units held        Amendment of the Corporation             Amendment of the REIT Charter
by limited partners may propose         Certificate or Bylaws requires           or the REIT Bylaws requires
amendments to the Partnership           approval of a majority of the            approval of a majority of the
Agreement.                              members of the board of directors        board of directors and, in certain
                                        and, in certain cases, approval by       cases, approval by the
                                        the stockholders.                        stockholders.



Any action that may be taken at a       Stockholders may act by written          Stockholders may act by
meeting of limited partners may be      consent in lieu of a meeting with a      unanimous  written consent in lieu
taken by written consent in lieu of a   number of votes sufficient for such      of a meeting.
meeting executed by limited             action.
partners sufficient to authorize such
action at a meeting of limited
partners.

                                                   SPECIAL MEETINGS

                 UNITS                                  SHARES                                REIT SHARES
Special meetings of the Unitholders     Special meetings of stockholders         Special meetings of stockholders
may be called by the Managing           can only be called by the board of       can only be called by the board of
General Partner or by Unitholders       directors or president.                  directors or president.
holding at least 10% of the
outstanding Units.


                                                   CONVERSION RIGHTS

                 UNITS                                  SHARES                                REIT SHARES

The Units are not convertible into      The Shares are not convertible into      The REIT Shares are not
any other securities.                   any other securities.                    convertible into any other
                                                                                 securities.

                                                      REDEMPTION

                 UNITS                                  SHARES                                REIT SHARES

The Units are not subject to            The Shares are not subject to            The REIT Shares are not subject
mandatory or optional redemption.       mandatory or optional redemption.        to mandatory or optional
                                                                                 redemption.

                                                  LIQUIDATION RIGHTS

                 UNITS                                  SHARES                                REIT SHARES

In the event of the liquidation of      In the event of a liquidation of the     In the event of a liquidation of the
NHC the assets of NHC remaining         Corporation, the holders of the          REIT, the holders of the REIT
after payments to creditors of NHC      Shares would be entitled to share        Shares would be entitled to share
(except partners of NHC) are            ratably in any assets remaining after    ratably in any assets remaining
distributed pro rata to the general     satisfaction of obligations to           after satisfaction of obligations to
partners of NHC to satisfy amounts      creditors and any liquidation            creditors and any liquidation
due the general partners pursuant to    preferences on any series of             preferences on any series of
the Partnership Agreement; next         preferred stock of the Corporation       preferred stock of the REIT that
pro rata to partners of NHC for         that may then be outstanding.            may then be outstanding.
loans (and other indebtedness)
made by such partners to NHC;
next to partners of NHC in
accordance with their capital
accounts; and finally to the partners
of NHC in accordance with their
ownership interests in NHC.

                                              RIGHT TO COMPEL DISSOLUTION

                 UNITS                                  SHARES                                REIT SHARES
Under the Partnership Agreement,        Under Delaware law, holders of           Stockholders of the REIT may not
limited partners may compel             Common Stock may compel                  unilaterally compel the dissolution
termination of NHC by the               dissolution of the Corporation,          of the REIT.  A majority of the
affirmative vote of the holders of      absent prior action by the board of      board of directors is required to
70% of the outstanding REIT Units.      directors, only if all holders consent   adopt a resolution declaring the
                                        in writing.  A plan of dissolution       advisability of the REIT's
                                        unanimously adopted by the board         dissolution and direct that the
                                        of directors must be approved by a       proposed plan of dissolution be
                                        majority of the Common Stock             submitted to the stockholders,
                                        outstanding and entitled to vote.        who must approve the plan by
                                                                                 affirmative vote of two-thirds
                                                                                 of the votes entitled to be cast
                                                                                 on the matter. Stockholders of
                                                                                 the REIT may under certain
                                                                                 circumstances, petition a court
                                                                                 of equity to dissolve the REIT.


                                                   LIMITED LIABILITY

                 UNITS                                  SHARES                                REIT SHARES

In general, holders of the Units are    The Shares, upon receipt by the          The REIT Shares, upon receipt by
limited partners in a Delaware          Unitholders, will be fully paid and      the Unitholders, will be fully paid
limited partnership, and do not have    nonassessable.  Stockholders             and nonassessable.  Stockholders
personal liability for obligations of   generally will not have personal         generally will not have personal
NHC.                                    liability for obligations of the         liability for obligations of the
                                        Corporation.                             REIT.


                                              LIQUIDITY AND MARKETABILITY

                 UNITS                                  SHARES                                REIT SHARES

The Units are freely transferable       The Shares will be freely                The REIT Shares will be freely
and are currently listed and traded     transferable and application has         transferable and application has
on AMEX.                                been made for listing the Shares on      been made for listing the REIT
                                        AMEX.                                    Shares on AMEX.


                                                CONTINUITY OF EXISTENCE

                 UNITS                                  SHARES                                REIT SHARES

The Partnership Agreement               The Corporation Certificate              The REIT Charter provides for
provides for NHC to continue in         provides for perpetual existence,        perpetual existence, subject to
existence until December 31, 2085,      subject to Delaware law.                 Maryland law.
unless earlier terminated in
accordance with the Partnership
Agreement.



                                                      SEC FILINGS

                 UNITS                                  SHARES                                REIT SHARES
NHC is subject to the reporting         The Corporation will be subject to       The REIT will be subject to the
requirements of the Exchange Act        the reporting requirements of the        reporting requirements of the
and files annual and quarterly          Exchange Act and will file annual        Exchange Act and will file annual
reports thereunder.  NHC also           and quarterly reports thereunder.        and quarterly reports thereunder.
provides annual reports to its          The Corporation also will provide        The REIT will also provide
limited partners.                       annual reports to its stockholders.      annual reports to its stockholders.


                                                 CERTAIN LEGAL RIGHTS

                 UNITS                                  SHARES                                REIT SHARES

Delaware law allows a limited           Delaware law affords stockholders        Maryland law affords
partner to institute legal action on    of a corporation rights to bring         stockholders no similar such right.
behalf of NHC (a partnership            stockholder derivative actions when
derivative action) to recover           the board of directors has failed to
damages from a third party or a         institute an action against third
general partner where the general       parties or directors of the
partner has failed to institute the     corporation, and class actions to
action.  In addition, a limited         recover damages from directors for
partner may have rights to institute    violations of their fiduciary duties.
legal action on behalf of the limited   Stockholders may also have rights to
partner or all other similarly          bring actions in federal courts to
situated limited partners (a class      enforce federal rights.  These rights
action) to recover damages from a       are comparable to the rights of the
general partner for violations of       limited partners in the Partnership.
fiduciary duties to the limited
partners.  Limited partners may also
have rights to bring actions in
federal courts to enforce federal
rights.


                               RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOK AND RECORDS

                 UNITS                                  SHARES                                REIT SHARES

Upon reasonable demand, at the          Under Delaware law, upon written         Under Maryland law, a
limited partner's own expense and       request, at reasonable times and for     stockholder may inspect during
for a purpose reasonably related to     a proper purpose reasonably related      usual business hours the bylaws,
his interest in NHC, a limited          to a stockholder's interest as a         minutes of the proceedings of the
partner may have access, at             stockholder, any stockholder of          stockholders and any voting trust
reasonable times, to certain            record shall have the right to           agreements on file at the REIT's
information regarding the status of     examine and copy the Corporation's       principal office.  Upon written
the business and financial condition    stock ledger, a list of its              request, any stockholder may
of NHC, tax returns, governing          stockholders and its other books and     review a statement showing all
instruments of NHC and a current        records.  In certain circumstances       stock and securities issued by the
list of the partners of  NHC,           under Delaware law, stockholders         REIT during a specified period  of
provided that the Managing General      may not have the same right to           not more than 12 months before
Partner may keep confidential any       information regarding the                the date of the request.  In
trade secrets or any other              Corporation that they currently have     addition, stockholders owning at
information the disclosure of which     with respect to information              least 5% of any class of securities
could damage NHC or violate any         regarding NHC.                           of the REIT may, upon written
agreement or applicable law.                                                     request, inspect during usual
                                                                                 business hours a statement of the REIT's
                                                                                 assets and liabilities and a list of the
                                                                                 REIT's stockholders. Stockholders of the
                                                                                 REIT will have generally less access to the
                                                                                 records of the REIT than do the Unitholders
                                                                                 with respect to NHC.


                                                     SUBORDINATION

                 UNITS                                  SHARES                           REIT SHARES

Subordinated to claims of creditors     Subordinated to claims of creditors      Subordinated to claims of
of NHC.                                 of the Corporation.                      creditors of the REIT.

FIDUCIARY DUTIES

     Delaware courts have generally held that a general partner of a limited partnership is liable for a breach of fiduciary duty only when he acts in bad faith by ignoring the provisions of the partnership agreement. It should be noted that, with respect to issues or concerns not governed by the express terms of the limited partnership agreement, general principles of fiduciary duty law will apply. In those circumstances, a general partner holds a fiduciary duty to the limited partnership (as do the officers and directors of a corporate general partner) to exercise the utmost good faith, fairness and loyalty. However, section 17-403(b) of the Delaware Revised Limited Partnership Act provides that contractual provisions in the partnership agreement addressing the liability of a general partner to limited partnership and to other partners may modify the general fiduciary duties standard.

     The Partnership Agreement provides that no General Partner shall have liability to the Unitholders for the return of their capital contributions or for any loss, damage, liability or expense arising out of the Partnership Agreement or the business of NHC except as caused by gross negligence, misconduct in the performance of his or its fiduciary duties to NHC, violation of any of the provisions of the Partnership Agreement or as otherwise provided in the Partnership Agreement. Under the Partnership Agreement, the Partnership is required to indemnify general partners and the officers, directors, employees and agents of the general partners against liabilities and expenses incurred by the general partners or such persons if (i) the general partner or such person acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of NHC and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) the general partner's or such person's conduct did not constitute actual fraud, gross negligence or willful misconduct. See "Description of Securities -- Shares of the Corporation -- Limitation of Liability and Indemnification Matters" and "-- Shares of the REIT -- Limitation of Liability and Indemnification Matters" for description of provisions relating to the liability and indemnification of the directors of the Corporation and the REIT, respectively.

                        FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS SHOULD BE READ IN ITS ENTIRETY BY ALL UNITHOLDERS OF NHC. THIS DISCUSSION IS A SUMMARY ONLY, AND IS NOT INTENDED TO ADDRESS THE SPECIFIC TAX SITUATION OF EACH UNITHOLDER. EACH UNITHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE FORMATION OF THE REIT AND THE CORPORATION, THE PLAN OF RESTRUCTURE, THE OWNERSHIP OF SHARES AND REIT SHARES AND THE TAXATION OF THE REIT AS A REAL ESTATE INVESTMENT TRUST. NO RULING FROM THE IRS, OR FROM ANY OTHER TAXING AUTHORITY, WILL BE SOUGHT OR OBTAINED AS TO ANY OF THE FOLLOWING TAX CONSIDERATIONS. MOREOVER, THE IRS IS NOT BOUND BY THE DISCUSSION OR THE OPINIONS OF SPECIAL REIT OR TAX COUNSEL SET FORTH BELOW.

INTRODUCTION

     GENERAL SUMMARY ONLY. The following is a general summary of material federal income tax consequences of the Plan of Restructure, and the taxation of the REIT as a real estate investment trust. The discussion is based upon current interpretations of the Code, applicable U.S. treasury regulations and administrative interpretations thereunder, and case law, any of which could change at any time, even on a retroactive basis. Because of the complexity of tax laws, and the varying tax situations of different taxpayers, each Unitholder should consult his own tax advisor. This summary of federal income tax consequences has been prepared by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, special counsel to NHC and the Corporation ("Tax Counsel") and Goodwin, Proctor & Hoar, LLP, Boston, Massachusetts, special counsel to NHC and the REIT ("REIT Counsel").

     OPINION OF TAX COUNSEL. In the opinion of Tax Counsel, which opinion is attached hereto and is subject to such qualifications and assumptions contained therein, the following summary describes in general the material U.S. federal income tax consequences of the Plan of Restructure.

     NO RULINGS. No rulings have been, or will be, sought from the IRS or from any other taxing authority as to any of the matters described in this Proxy Statement/Prospectus. In the absence of any such rulings, no assurances can be given that the IRS will agree with this discussion. Neither Tax Counsel nor REIT Counsel can offer any assurance that the applicable law will not change adversely, that the assumptions underlying the following discussion and opinions will prove to be accurate, or that the courts will agree with the conclusions of Tax Counsel or REIT Counsel in the event of a challenge by the IRS.

CERTAIN DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS, SHARES AND REIT SHARES

     NHC is organized as a limited partnership under the laws of the State of Delaware. A partnership is not generally subject to federal income taxation. Instead, a partnership generally acts as a conduit, and the tax consequences of its operations are reflected in the personal income tax returns of its partners. In the Plan of Restructure, NHC Unitholders will receive common stock of the REIT, which intends to qualify and elect to be taxed as a real estate investment trust, and common stock of the Corporation.

     A significant difference between owning Units and owning REIT Shares involves the treatment and amount of income (or loss) reportable by investors. As Unitholders, investors must take into account their distributive shares of all separately reportable items of NHC's income or loss, regardless of the amount of any distributions of cash to the Unitholders. That information is supplied to each Unitholder annually on a Form K-1. Under Code Section 469(k), net income from publicly traded partnerships, such as NHC, constitutes portfolio income. Under the passive loss rules, portfolio income cannot be offset by passive losses, but can be offset by net investment interest expense. Moreover, each partner in a publicly traded partnership must treat loss (if any) from the partnership as separate from income or loss from any other publicly traded partnership, and also as separate from any income or loss from passive activities. As of January 1, 1998, however, a publicly traded limited partnership will generally be taxed as a corporation.

     In contrast, as a shareholder of the REIT, an investor is taxed based on the amount of distributions received from the REIT. The taxable portion of such distributions will generally depend on the amount of the REIT's earnings and profits. Each REIT shareholder will receive a Form 1099 reporting the amount of taxable and nontaxable distributions paid to him during the preceding year. The character of this income is not dependent on its character to the REIT, and is generally ordinary income to the shareholders. Under the passive loss rules, this income is generally further classified as portfolio income. Furthermore, while losses incurred by a partnership are reportable to the partners, should the REIT incur a taxable loss, that amount will not be passed through to its shareholders.

     The Corporation will not be a pass-through entity such as NHC or a quasi pass-through entity like the REIT. Instead, the Corporation's earnings will be taxed at the corporate level and, to the extent distributions are made to the Corporation's shareholders, such distributions will be taxed at the shareholder level to the extent of the Corporation's accumulated and current earnings and profits.

THE REIT

     FORMATION OF THE REIT - TAX CONSEQUENCES

     NONRECOGNITION RULE OF CODE SECTION 351. Under the general rule of Code
Section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control of the corporation. Control is defined in Section 368(c) as the ownership of eighty percent (80%) of the voting stock and eighty percent (80%) of each class of non-voting stock of a corporation.

     In exchange for the Owned Healthcare Facilities, the Notes and the Other Assets, subject to the Assumed Liabilities, NHC will receive one hundred percent (100%) of the outstanding stock of the REIT. NHC will then immediately distribute all of such stock to its Unitholders. As a result of this distribution, NHC will hold the REIT Shares immediately after its transfer of assets to the REIT, but it will hold them for only an instant. Whether such a two-step transaction should be collapsed or integrated for purposes of determining whether the "immediately after" requirement of Section 351 is satisfied has frequently been the subject of interpretation by the IRS and courts.

     In the case of a partnership that contributes its assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests," the IRS has ruled that the "immediately after" requirement of
Section 351 is satisfied. Revenue Ruling 84-111, 1984-2 C.B. 88. This is so even though the identities of the actual contributor or transferor of property to the corporation and the ultimate recipient of the corporate stock were not the same. While this ruling involves a partnership that liquidates as a result of its distribution of shares in a corporation, the ruling is enlightening because
Section 351 was found to apply despite the short period during which the partnership held the stock. Although NHC will actually merge into the Corporation, thereby ceasing to exist as a separate entity, it will be treated as liquidating for tax purposes.

     Similarly, Code Section 351(c) provides that in determining control for these purposes, the fact that a corporate transferor distributes part or all of the stock it received in a transaction subject to Section 351 to its shareholders will not be taken into account. While the Code contains no analogous provision for such distributions by a partnership, Tax Counsel believes it is appropriate for the same result to follow, and that the general nonrecognition rule of Section 351 would apply to NHC's contribution of assets to the REIT, except as otherwise provided below.

     INVESTMENT COMPANY EXCEPTION. An exception to the general rule of nonrecognition under Code Section 351 is found in subsection 351(e), which provides that Section 351 shall not apply to a "transfer of property to an investment company." The Regulations state that a transfer is considered to be to an investment company if: (i) the transfer is to, inter alia, a real estate investment trust, and (ii) the transfer results, directly or indirectly, in the diversification of the transferors' interests. Regulation ss. 1.351 - 1(c) (1).

     As described elsewhere in this Proxy Statement/Prospectus, NHC and the REIT intend that the REIT qualify and be taxed as a real estate investment trust.
In that regard, REIT Counsel has rendered an opinion that the form of organization of the REIT will permit it to be so classified. Therefore, it is anticipated that one of the two investment company definitional requirements will be met.

     With respect to the second requirement, a transfer ordinarily results in the diversification of the transferors' interests if two or more persons transfer non-identical assets to a corporation in the exchange. Regulation ss. 1.351-1(c) (5). Since NHC is the only transferor, the second requirement of an investment company is absent, and therefore, the general nonrecognition Rule of
Section 351 should apply to the incorporation of the REIT.

     CODE SECTION 357. Code Section 357 generally permits a corporation, in addition to issuing stock in a Code Section 351 transaction, to assume liabilities of the transferor, without causing the transferor to recognize gain or be precluded from obtaining the benefits of Code Section 351. This rule does not apply, however, if either (i) the principal purpose for the assumption was tax avoidance (or was not a bona fide business purpose), or (ii) the liabilities exceeded the transferor's basis in the contributed assets. NHC has represented that the Assumed Liabilities do not exceed NHC's adjusted tax basis in the Owned Healthcare Facilities, the Notes and the Other Assets, and that the principal purpose of the REIT's assumption of the Assumed Liabilities is not the avoidance of taxes.

     OTHER TAX CONSEQUENCES. NHC will have a tax basis in the REIT Shares it receives generally equal to its basis in the assets it contributes to the REIT, net of the amount of the NHC liabilities the REIT assumes or acquires in the transfer. NHC's holding period for the REIT Shares it receives in the exchange will include its holding period in the capital and Section 1231 assets it transfers to the REIT. If any of the assets NHC contributes to the REIT are deemed not to be capital or Section 1231 assets, then NHC's holding period in the REIT Shares will be bifurcated; the holding period for that portion of the REIT Shares received in exchange for such other assets would begin on the day following the date of the exchange.

     Pursuant to Code Section 1032, the REIT will not recognize any gain or loss on the receipt of the NHC assets and assumption of NHC liabilities in exchange for the issuance of the REIT Shares. The initial tax bases of the assets received will generally equal their tax basis in the hands of NHC immediately prior to the exchange. The REIT's holding period for each asset acquired in the exchange will generally include NHC's holding period for that asset.

     THE DISTRIBUTION - TAX CONSEQUENCES

     Code Section 731(b) provides that a partnership will not recognize gain upon its distribution of property or money to its partners. As to the partners, Code Section 731(a)(1) generally provides that no gain or loss shall be recognized by a partner upon a distribution to him of property, other than money. For purposes of Section 731(a), "marketable securities" are generally treated as money. Marketable securities are defined to include, in part, (i) stock that is, as of the date of distribution, actively traded within the meaning of Code Section 1092(d)(1) and (ii) other equity interests that, pursuant to their terms or any other arrangement, are readily convertible into, or exchangeable for, money or marketable securities. Regulations promulgated under Section 731(c) provide that stock is actively traded if it is of a type that is, as of the date of distribution, listed on a national securities exchange. It is anticipated that as of the Effective Time the REIT Shares will be approved for listing on the American Stock Exchange, although such listing will not be effective until after the Effective Time. Furthermore, while the Operating Partnership units will not be listed on an exchange, they will be convertible into REIT Shares.

     However, Section 731(a) does not apply to the distribution of marketable securities in a "qualified partnership liquidation" if (i) such securities were received by the partnership in a nonrecognition transaction for substantially all of the partnership's assets, (ii) such securities are distributed by the partnership within 90 days after their receipt by the partnership, and (iii) the partnership is liquidated before the beginning of the partnership's first taxable year beginning after December 31, 1997. For purposes of this transitional rule, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code Section 7704(b) that is an existing partnership as defined in Section 10211(c)(2) of the Revenue Act of 1987.

     NHC is a publicly traded and existing partnership as so defined. The REIT Shares and the Shares will be issued to NHC in exchange for all of NHC's assets under the nonrecognition rule of Section 351 and will be issued within 90 days of their receipt by NHC. As discussed below in The Corporation -- The Merger, the Distribution and Merger will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997. Accordingly, Tax Counsel believes it is more likely than not that Code Section 731(c) would not apply to the Distribution.

     Under Code Section 732(b), a Unitholder's aggregate initial tax basis in his REIT Shares and the Shares will be generally equal to the Unitholder's adjusted basis in his Units, decreased by the amount of any marketable securities treated as money and increased by the amount of any gain recognized as a result thereof, which shall be allocated between the REIT Shares and the Shares generally based upon the relative adjusted bases to NHC of the REIT Shares and the Shares.

     Each Unitholder may have multiple holding periods for the REIT Shares and the Shares received, depending upon the holding periods and character of the various assets transferred by NHC to the REIT and the Corporation. The holding period of the portion of the REIT Shares and the Shares attributable to capital assets and Code Section 1231 assets transferred by NHC to the REIT or the Corporation will include NHC's holding period for those assets. The holding period for REIT Shares and the Shares attributable to other NHC assets, if any, will begin on the day following the Effective Time. The period during which Unitholders have held their Units will have no impact on their holding period in REIT Shares or the Shares.

     TAXATION AS A REAL ESTATE INVESTMENT TRUST

     GENERAL PRINCIPLES. The Code provides special tax treatment for organizations that qualify and elect to be taxed as real estate investment trusts. If certain conditions are met (see "Requirements for Qualification" below), entities that primarily invest in real estate or mortgages secured by real estate and would otherwise be taxed as regular corporations may elect real estate investment trust status so that they are, with certain limited exceptions, not taxed at the corporate level on their ordinary net income or capital gains distributed currently to their shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that typically results from the use of corporate investment vehicles. The REIT will elect to be taxed as a real estate investment trust as soon as practicable after it meets the necessary requirements.

     Upon consultation with its advisers, the REIT believes that it is in a position to qualify for treatment as a real estate investment trust for the year ending December 31, 1998, upon filing of its election to be taxed as a real estate investment trust, and intends to operate so as to meet the requirements under the Code for qualification as a real estate investment trust, commencing with its taxable year ending December 31, 1998 and thereafter. The REIT also believes, after consultation with its advisers, that it has been organized, has operated and will operate in such a manner as to qualify for taxation as a real estate investment trust under the Code. No assurance can be given, however, that such requirements have been or will be met.

     OPINION OF REIT COUNSEL. In the opinion of REIT Counsel, commencing with the REIT's taxable year ending December 31, 1998, the REIT will qualify to be taxed as a real estate investment trust under the Code, provided that (i) the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed in a timely fashion and (ii) the REIT and the Operating Partnership operate in accordance with various assumptions and factual representations made by NHC, the REIT and the Operating Partnership concerning their business, properties and operations. It must be emphasized that REIT Counsel's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by NHC, the REIT and the Operating Partnership concerning their business and properties as set forth in this Proxy Statement/Prospectus. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, REIT Counsel's opinion is based upon the factual representations of NHC, the REIT and the Operating Partnership concerning its business and properties as set forth in this Proxy Statement/Prospectus. Moreover, such qualification and taxation as a real estate investment trust depends upon the REIT's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by REIT Counsel. Accordingly, no assurance can be given that the actual results of the REIT's operations for any one taxable year will satisfy such requirements. See "Risk Factors -- The REIT -- Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust."

     The opinion of REIT Counsel is also based upon existing law as currently applicable, U.S. treasury regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in the opinion. Moreover, unlike a private letter ruling (which will not be sought), an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the status of the REIT as a real estate investment trust.

     If the REIT qualifies for taxation as a real estate investment trust, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to its stockholders. The real estate investment trust provisions of the Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

FEDERAL INCOME TAXATION OF THE REIT

     Upon consultation with its advisers, the REIT believes that it is in a position to qualify for treatment as a real estate investment trust for the year ended December 31, 1998, upon filing of its election to be taxed as a real estate investment trust, and intends to operate so as to meet the requirements under the Code for qualification as a real estate investment trust, commencing with its taxable year ended December 31, 1998 and thereafter. The REIT also believes, after consultation with its advisers, that it has been organized, has operated and will operate in such a manner as to qualify for taxation as a real estate investment trust under the Code. No assurance can be given, however, that such requirements have been or will be met.

OPINION OF REIT COUNSEL

     Goodwin, Procter & Hoar LLP has acted as special REIT tax counsel to the REIT in connection with the formation of the REIT and the REIT's election to be taxed as a real estate investment trust. In the opinion of Goodwin, Procter & Hoar LLP, commencing with the REIT's taxable year ended December 31, 1998, the REIT will qualify to be taxed as a real estate investment trust under the Code, provided that (i) the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed in a timely fashion and (ii) the REIT and the Operating Partnership operate in accordance with various assumptions and factual representations made by the REIT concerning their business, properties and operations. It must be emphasized that Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the REIT concerning their business and properties. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, Goodwin, Procter & Hoar LLP's opinion is based upon the factual representations of the REIT and the Operating Partnership concerning its business and properties. Moreover, such qualification and taxation as a real estate investment trust depends upon the REIT's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the REIT's operations for any one taxable year will satisfy such requirements. See "Risk Factors -- The REIT -- Adverse Consequences of The REIT's Failure to Qualify as a Real Estate Investment Trust."

     The opinion of Goodwin, Procter & Hoar LLP is also based upon existing law as currently applicable, IRS regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in the opinion. Moreover, unlike a private letter ruling (which will not be sought), an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the status of the real estate investment trust as a REIT.

     If the REIT qualifies for taxation as a real estate investment trust, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     Even if the REIT qualifies for taxation as a real estate investment trust, however, the REIT will be subject to federal income tax, as follows: First, the REIT will be taxed at regular corporate rates on its undistributed REIT taxable income.


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The REIT may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. Second, under certain circumstances, the REIT may be subject to the "alternative minimum tax." Third, if the REIT has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the REIT should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Sixth, if the REIT fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (unless the REIT has elected to retain and pay income tax on a portion of its net long-term capital gain) and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the REIT should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the REIT subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the REIT, then, to the extent of the excess of
(a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a real estate investment trust, the REIT must elect to be so treated and must meet the requirements, discussed below, relating to the REIT's organization, sources of income, nature of assets and distributions of income to stockholders.

     ORGANIZATIONAL REQUIREMENTS

     The Code defines a real estate investment trust as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the real estate investment trust requirements,
(iv) that is neither a financial institution nor an insurance real estate investment trust subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100 Stockholder Requirement" and "Five or Fewer Requirement") will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the REIT from a concentration of ownership of its stock that would cause the REIT to fail the Five or Fewer Requirement, the REIT's Certificate provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into Excess Stock. See "Description of Securities -- Shares of the REIT -- REIT Provisions." Because of the absence of authority on this issue, however, there is no assurance that the operation of the Excess Stock or other provisions contained in the Certificate will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing the REIT to violate the Five or Fewer Requirement. If there were a concentration of ownership that would cause the REIT to violate the Five or Fewer Requirement, and the operation of the Excess Stock or other provisions contained in the Certificate were not held to cure such violation, the REIT would be disqualified as a real estate investment trust. In rendering its opinion that the REIT is organized in a manner that permits the REIT to qualify as a real estate investment trust, Goodwin, Procter & Hoar LLP is relying on the representation of the REIT that the ownership of its stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement, and Goodwin, Procter & Hoar LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in the Certificate preclude the REIT from failing the Five or Fewer Requirement.

     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. The REIT's taxable year is the calendar year.

     In the case of a real estate investment trust that is a partner in a partnership, treasury regulations provide that the real estate investment trust will be deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the REIT's proportionate share of the assets, liabilities and items of income with respect to


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any partnership, including the Operating Partnership, in which it holds an interest will be treated as assets, liabilities and items of income of the REIT for purposes of applying the requirements described herein.

     INCOME TESTS

     To maintain qualification as a real estate investment trust, three gross income requirements must be satisfied annually.

     - First, at least 75% of the REIT's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. The REIT, however, is permitted under new tax legislation to receive up to one percent of all amounts received or accrued during a taxable year with respect to a property from certain impermissible tenant services.

     - Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. The REIT, however, is permitted under new tax legislation to receive up to one percent of all amounts received or accrued during a taxable year with respect to a property from certain impermissible tenant services.

     Rents received or deemed to be received by the REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     - First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     - Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant") or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

     - Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

     - Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, under new tax legislation, a real estate investment trust can furnish or render otherwise impermissible services to tenants if the amount treated as received by the REIT from such services does not exceed one percent of all amounts received or accrued with respect to the property. The amount treated as received for any such impermissible service must be at least 150 percent of the direct cost of the REIT in furnishing or rendering such service or providing such management or operation.

     The REIT does not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above). The REIT does not derive, and does not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

     If the REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions generally will be available if (i) the REIT's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the REIT attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the REIT would be entitled to the benefit of these relief provisions. For example, if the REIT fails to satisfy the gross income tests because nonqualifying income that the REIT intentionally incurs exceeds the limits on such income, the IRS could conclude that the REIT's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Opinion of REIT Counsel," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. See "Risk Factors -- The REIT -- Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust."



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ASSET TESTS

         At the close of each quarter of its taxable year, the REIT also must satisfy three tests relating to the nature and diversification of its assets.

         - First, at least 75% of the value of the REIT's total assets must be represented by real estate assets, cash, cash items and government securities.

         - Second, no more than 25% of the REIT's total assets may be represented by securities other than those in the 75% asset class.

         - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the REIT may not exceed 5% of the value of the REIT's total assets, and the REIT may not own more than 10% of any one issuer's outstanding voting securities.

         After initially meeting the asset tests at the close of any quarter, the REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The REIT maintains, and will continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

         ANNUAL DISTRIBUTION REQUIREMENTS

         In order to be taxed as a real estate investment trust, the REIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the REIT's "REIT taxable income" (computed without regard to the dividends-paid deduction and the REIT's capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the REIT satisfies the foregoing distribution requirements, to the extent that the REIT does not distribute all of its net capital gain or "REIT taxable income" as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year,
(b) 95% of its capital gain net income for that year (unless the REIT has elected to retain and pay income tax on a portion of its net long-term capital gain) and (c) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the REIT disposes of any asset subject to the Built-In Gain Rules during the applicable Recognition Period, the REIT will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset. The REIT intends to make timely distributions sufficient to satisfy the annual distribution requirements.

         It is expected that the REIT's "REIT taxable income" will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the REIT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the REIT, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the REIT, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, the REIT may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

         Under certain circumstances, the REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the REIT's deduction for dividends paid for the earlier year. Thus, the REIT may be able to avoid being taxed on amounts distributed as deficiency dividends. The REIT will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If the REIT fails to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, the REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the REIT fails to qualify will not be deductible by the REIT nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the REIT is entitled to relief under specific statutory provisions, the REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in

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all circumstances the REIT would be entitled to such statutory relief. For example, if the REIT fails to satisfy the gross income tests because nonqualifying income that the REIT intentionally incurs exceeds the limit on such income, the IRS could conclude that the REIT's failure to satisfy the tests was not due to reasonable cause. See "Risk Factors -- The REIT -- Adverse Consequences of the REIT's Failure to Qualify as a Real Estate Investment Trust."

TAXATION OF U.S. STOCKHOLDERS

         As used herein, the term "U.S. Stockholder" means a holder of Common Stock for United States federal income tax purposes who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

         DISTRIBUTIONS GENERALLY

         Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the REIT's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that the REIT makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's REIT Shares and the amount of such distribution in excess of a U.S. Stockholder's tax basis in its REIT Shares will be taxable as gain realized from the sale of its REIT Shares. Dividends declared by the REIT in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the REIT and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the REIT during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the REIT.

         The REIT will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the REIT up to the amount required to be distributed in order to avoid imposition of the 4% excise tax as discussed in "-- Opinion of Tax Counsel" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the REIT's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

         The REIT may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the REIT so elects for a taxable year, the REIT's shareholders would include in income as long-term capital gains their proportionate share of such portion of the REIT's undistributed long-term capital gains for the taxable year as the REIT may designate. A stockholder would be deemed to have paid his share of the tax paid by the REIT on such undistributed capital gains, which would be credited or refunded to the shareholder. The shareholder's basis in his shares of REIT Shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by the REIT) included in the stockholder's long-term capital gains.

         CAPITAL GAIN DIVIDENDS

         Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT 's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his REIT Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain tax of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts, and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the REIT. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains, including, for example the extent, if any, to which capital gain dividends or undistributed capital gains from the REIT will be taxed to individuals at the new rates for mid-term capital gains and unrecaptured section 1250 gain, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

         PASSIVE ACTIVITY LOSS AND INVESTMENT INTEREST LIMITATIONS

         Distributions from the REIT and gain from the disposition of REIT Shares will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive losses" against such income. Dividends from

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the REIT (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest limitation. Capital gains from the disposition of REIT Shares (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.

         CERTAIN DISPOSITIONS OF SHARES

         In general, any gain or loss realized upon a taxable disposition of the REIT Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the REIT Shares have been held for more than one year, (or, in the case of individuals, trusts, and estates, mid-term capital gain or loss if the shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if the shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of REIT Shares by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the REIT or undistributed capital gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of REIT Shares may be disallowed if other REIT Shares are purchased within 30 days before or after the disposition.

         TREATMENT OF TAX-EXEMPT STOCKHOLDERS

         Distributions from the REIT to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally, will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry its REIT Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for federal income tax purposes but for the application of the "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and
(ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

         The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the REIT, including any reporting requirements.

         In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the REIT if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the REIT is not so effectively connected.

         A distribution by the REIT that is not attributable to gain from the sale or exchange by the REIT of a United States real property interest and that is not designated by the REIT as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of the REIT's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

         Distributions by the REIT that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

         Although tax treaties may reduce the REIT's withholding obligations, the REIT generally will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the REIT designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the REIT's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the REIT's current or accumulated earnings and profits. If the amount of tax withheld by the REIT with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

         Unless the REIT Share constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of REIT Shares by a Non-U.S. Stockholder generally will not be subject to United States federal income taxation. The REIT Share will not constitute a United States real property interest if the REIT is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the REIT will be a domestically controlled REIT and therefore that sales of REIT Shares will not be subject to taxation under FIRPTA. However, because the REIT will be publicly traded, no assurance can be given that the REIT will continue to be a domestically controlled REIT. If the REIT were not a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of REIT Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the REIT Shares were "regularly traded" on an established securities market (such as AMEX on which the REIT will be listed) and on the size of the selling stockholder's interest in the REIT. If the gain on the sale of REIT Shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of REIT Shares and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions. In any event, a purchaser of REIT Shares from a Non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased REIT Shares are "regularly traded" on an established securities market (such as AMEX) or if the REIT is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of REIT Shares may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

         Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, REIT Shares. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security Number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

         U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

         Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Stockholders. Non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

OTHER TAX CONSIDERATIONS

         STATE AND LOCAL TAX

         The REIT and its operating subsidiaries may be subject to state and local tax in states and localities in which they do business or own property. The tax treatment of the REIT and its operating subsidiaries and the holders of REIT Shares in such jurisdictions may differ from the federal income tax treatment described above.

         As previously noted, the Code requires the use of broad attribution rules to determine certain direct and indirect stock ownership. Because of the breadth of these rules, it may not be possible for the REIT to maintain complete ownership records, as described above, or to know whether a violation of the 100 Stockholder Requirement or Five or

Fewer Requirement have occurred. For example, a shareholder of the REIT would be deemed to own REIT Shares owned by his parents, children, spouse, siblings and, in certain instances, his proportionate interest of shares owned by another corporation, partnership, estate or trust in which the shareholder has an interest. Accordingly, no assurances can be given that the REIT will be able to satisfy these requirements and at all times qualify as a real estate investment trust.

         TAX AND ACCOUNTING INCOME MAY VARY

         Due to differences between accounting rules for federal income tax purposes and generally accepted accounting principles for financial reporting purposes, the REIT's taxable income may vary from its net income for financial reporting purposes. For tax purposes, the REIT will use the accrual method of accounting.

         EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP ON QUALIFICATION OF THE REIT AS A REAL ESTATE INVESTMENT TRUST

         Substantially all of the REIT's investments are through the Operating Partnership. In addition, the Operating Partnership holds interests in certain Owned Healthcare Facilities through subsidiary partnerships. The REIT's interest in these partnerships may involve special tax considerations. Such considerations include (i) the allocations of items of income and expense, which could affect the computation of taxable income of the REIT, (ii) the status of the Operating Partnership, and other subsidiary partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes, and (iii) the taking of actions by the Operating Partnership and subsidiary partnerships that could adversely affect the REIT's qualification as a real estate investment trust. In the opinion of REIT Counsel, based on certain representations of the REIT and its subsidiaries, each of the Operating Partnership and the other subsidiary partnerships in which the Operating Partnership has an interest will be treated for federal income tax purposes as a partnership (and not as an association taxable as a corporation). If any of the Operating Partnership or other subsidiary partnerships in which the Operating Partnership has an interest were treated as an association taxable as a corporation, the REIT would fail to qualify as a real estate investment trust for a number of reasons.

ALTERNATIVE MINIMUM TAX

         The REIT's operations could generate items of tax preference under the alternative minimum tax. For example, the REIT's alternative minimum taxable income may be adjusted to take into account the difference between depreciation allowable for regular tax purposes and depreciation allowable for purposes of the alternative minimum tax. The REIT's shareholders are also subject to the alternative minimum tax to the extent that it exceeds their regular tax. The shareholders should therefore consult their own tax advisors as to the possible application of the alternative minimum tax rules.

ERISA CONSIDERATIONS

         The assets of certain pension plans, profit sharing plans and Keogh Plans (collectively "Qualified Plans") must be valued annually. In addition, valuation may become necessary in connection with distributions to participants or beneficiaries, or for other reasons. Each year the trustee or custodian of an individual retirement account ("IRA") must furnish to the person who has established the IRA a statement which indicates the value of the IRA at the end of the preceding calendar year. Otherwise, the assets of an IRA need to be valued only in rare circumstances. The REIT does not contemplate providing shareholders with an annual appraisal of its properties. However, it is anticipated that a public trading market will develop for the REIT Shares, and this market may provide sufficient data to value the REIT Shares.

         Fiduciaries of Qualified Plans subject to the Employee Retirement Income Securities Act of 1974, as amended ("ERISA"), should also consider whether (i) under the fiduciary standards of ERISA an investment in the REIT is prudent because of possible limitations on the marketability of the REIT Shares, (ii) an investment in the REIT satisfies ERISA's diversification requirements and (iii) such fiduciaries have authority to hold REIT Shares under the appropriate governing instrument and Title I of ERISA. Fiduciaries of an "IRA" should similarly note that an IRA may only make investments that are authorized by the appropriate governing instrument.

         Fiduciaries of Qualified Plans should also consider ERISA's prohibition on improper delegation of control over or responsibility for "plan assets." Qualified Plan and IRA fiduciaries should note that the Department of Labor, which has certain administrative responsibilities over these employee benefit plans, issued regulations defining "plan assets" on November 13, 1986. Under the regulations, the assets of an entity in which employee benefit plans make equity investments will not be treated as plan assets if interests in the entity are (i) freely transferable, (ii) widely held and (iii) registered pursuant to the Securities Exchange Act of 1934 or sold to the plan in a public offering pursuant to a registration statement under the Securities Act of 1933. It is anticipated that the REIT Shares will be freely transferable, widely held, and registered pursuant to the Exchange Act.

         If the REIT does not satisfy the above-described conditions, the assets of the REIT could be deemed to be plan assets under ERISA. In such case,
(i) the prudence standards and other provisions of Part 4 of Title I of ERISA (which impose liability on fiduciaries) would extend to investments made by the REIT (which could materially impact the operations of the REIT); (ii) the persons who have investment discretion over the assets of Qualified Plans which hold REIT Shares could be liable under Part 4 of Title I for investments made by the REIT which do not conform to such ERISA standards; and (iii) certain transactions that the REIT might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA.

         Finally, the tax-exempt status of an IRA could be lost if an investment in the REIT constituted a prohibited transaction under Section 408(e) (2) of the Code by reason of the REIT engaging in a prohibited transaction with the individual who established the IRA or his beneficiary.

         Qualified Plans and IRAs contemplating the retention of REIT Shares are urged to consult their tax advisors.

THE CORPORATION

         FORMATION. The formation of the Corporation by NHC is intended to qualify as a tax free incorporation under Code Section 351. Under Section 351, neither the Corporation nor NHC would generally recognize gain upon formation of the Corporation.

         THE MERGER. The Merger (together with the Distribution) will be treated for federal income tax purposes as a complete termination and liquidation of NHC in which NHC Unitholders receive shares in the Corporation and shares in the REIT in exchange for their Units. The merger of NHC into the Corporation will be treated as a contribution of NHC's assets (other than those contributed to the REIT or the Operating Partnership) to the Corporation, which would generally be tax free under Code Section 351. Under the general rule of Code Section 351, no gain or loss is recognized upon the transfer of property to a corporation by the transferors of such property solely in exchange for stock in the corporation if immediately thereafter the transferors are in control of the corporation. Control is defined in Section 368(c) as the ownership of eighty percent (80%) of the voting stock and eighty percent (80%) of each class of non-voting stock of a corporation.

         In the case of a partnership that contributes its assets to a corporation in exchange for corporate stock and immediately thereafter liquidates by distributing the stock to its partners "in proportion to their partnership interests," the IRS has ruled that the "immediately after" requirement of Section 351 is satisfied. Revenue Ruling 84-111, 1984-2 C.B. 88. This is so even though the identities of the actual contributor or transferor of property to the corporation and the ultimate recipient of the corporate stock were not the same. While this ruling involves a partnership that liquidates as a result of its distribution of shares in a corporation, the ruling is enlightening because Section 351 was found to apply despite the short period during which the partnership held the stock. Although NHC will actually merge into the Corporation, thereby ceasing to exist as a separate entity, it will be treated as liquidating for tax purposes.

         Similarly, Code Section 351(c) provides that in determining control for these purposes, the fact that a corporate transferor distributes part or all of the stock it received in a transaction subject to Section 351 to its shareholders will not be taken into account. While the Code contains no analogous provision for such distributions by a partnership, Tax Counsel believes it is appropriate for the same result to follow, and that it is more likely than not that the general nonrecognition rule of Section 351 would apply to constructive contribution of assets to the Corporation, except as otherwise provided below.

         Code Section 357 generally permits a corporation, in addition to issuing stock in a Section 351 transaction, to assume liabilities of the transferor, without causing the transferor to recognize gain or be precluded from obtaining the benefits of Code Section 351. This rule does not apply, however, if either (i) the principal purpose for the assumption was tax avoidance (or was not a bona fide business purpose), or (ii) the liabilities exceeded the transferor's basis in the contributed assets. NHC has represented that the liabilities to be assumed by the Corporation or subject to assets constructively contributed to the Corporation do not exceed NHC's adjusted tax bases in the assets constructively contributed to the Corporation, and that the principal purpose of the Corporation's assumption of such liabilities is not the avoidance of taxes.

         NHC will have a tax basis in the Shares it receives generally equal to NHC's basis in the assets it constructively contributes to the Corporation, net of the amount of the NHC liabilities the Corporation assumes or acquires in the transfer. NHC's holding period for the Shares it receives in the exchange will include NHC's holding period in the capital and Section 1231 assets it transfers to the Corporation. If any of the assets NHC contributes to the Corporation are deemed not to be capital or Section 1231 assets, then NHC's holding period in the Shares will be bifurcated; the holding period for that portion of the Shares received in exchange for such other assets would begin on the day following the date of the exchange.

         Pursuant to Code Section 1032, the Corporation will not recognize any gain or loss on the receipt of the NHC assets and assumption of NHC liabilities in exchange for the issuance of the Shares. The initial tax bases of the assets received will generally equal their tax basis in the hands of NHC immediately prior to the exchange. The Corporation's holding period for each asset acquired in the exchange will generally include NHC's holding period for that asset.

         Generally, under Code Section 731, NHC's Unitholders would not recognize gain upon the complete liquidation of their limited partnership interests in NHC in exchange for the Shares and the REIT shares.

         Code Section 731(b) provides that a partnership will not recognize gain upon its distribution of property or money to its partners. As to the partners, Code Section 731(a)(1) generally provides that no gain or loss shall be recognized by a partner upon a distribution to him of property, other than money. For purposes of Section 731(a), "marketable securities" are generally treated as money. Marketable securities are defined to include, in part, (i) stock that is, as of the date of distribution, actively traded within the meaning of Code Section 1092(d)(1) and (ii) other equity interests that, pursuant to their terms or any other arrangement, are readily convertible into, or exchangeable for, money or marketable securities. Regulations promulgated under Section 731(c) provide that stock is actively traded if it is of a type that is, as of the date of distribution, listed on a national securities exchange. It is anticipated that as of the Effective Time the Shares will be approved for listing on the American Stock Exchange, though such listing will not be effective until January 2, 1998.

         However, Section 731(a) does not apply to the distribution of marketable securities in a "qualified partnership liquidation" if (i) such securities were received by the partnership in a nonrecognition transaction for substantially all of the partnership's assets, (ii) such securities are distributed by the partnership within 90 days after their receipt by the partnership, and (iii) the partnership is liquidated before the beginning of the partnership's first taxable year beginning after December 31, 1997. For purposes of this transitional rule, a "qualified partnership liquidation" is a complete liquidation of a publicly traded partnership as defined in Code
Section 7704(b) that is an existing partnership as defined in Section 10211(c)(2) of the Revenue Act of 1987.

         NHC is a publicly traded and existing partnership as so defined. The REIT Shares and the Shares will be issued to NHC in exchange for all of its assets under the nonrecognition rule of Section 351 and will be issued within 90 days of their receipt by NHC. The Distribution and Merger will be treated for federal income tax purposes as a complete termination and liquidation of NHC, which is to be effective prior to NHC's first taxable year after December 31, 1997. Accordingly, Tax Counsel believes it is more likely than not that Code Section 731(c) would not apply to the Merger.

         Under Code Section 732(b), a Unitholder's aggregate initial tax basis in his REIT Shares and the Shares will be generally equal to the Unitholder's adjusted basis in his Units, decreased by the amount of any marketable securities treated as money and increased by the amount of any gain recognized as a result thereof, which shall be allocated between the REIT Shares and the Shares generally based upon the relative adjusted bases to NHC of the REIT Shares and the Shares.

         Each Unitholder may have multiple holding periods for the REIT Shares and the Shares received, depending upon the holding periods and character of the various assets transferred by NHC to the REIT and the Corporation. The holding period of the portion of the REIT Shares and the Shares attributable to capital assets and Code Section 1231 assets transferred by NHC to the REIT or the Corporation will include NHC's holding period for those assets. The holding period for REIT Shares and the Shares attributable to other NHC assets, if any, will begin on the day following the Effective Time. The period during which Unitholders have held their Units will have no impact on their holding period in REIT Shares or the Shares.

STATE AND LOCAL TAXES

         The REIT, the Corporation, and each of their shareholders may be subject to state or local taxation in various states or local jurisdictions, including those in which they transact business or reside. Moreover, the tax treatment in such jurisdictions may differ from the federal income tax treatment. For instance, while some states recognize the status of real estate investment trusts as corporations and permit them to substantially eliminate corporate-level taxation via deductible distributions, other states may not. Each Unitholder should therefore consult with his own tax advisor as to the actual or potential impact of federal, state and local taxation on the Plan of Restructure and the holding of REIT Shares and Shares.

UNITHOLDERS SHOULD SEEK THEIR OWN TAX ADVICE

         The preceding is a brief summary of the tax considerations potentially affecting NHC, its Unitholders, the REIT and the Corporation and their respective shareholders. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions, which may apply retroactively. Moreover, the discussion does not address considerations that may adversely affect the treatment of certain Unitholders (such as corporations, foreign and tax-exempt investors). In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, ALL UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS OF THE FORMATION OF THE REIT AND THE CORPORATION, THE PLAN OF RESTRUCTURE, AND THE OWNING AND DISPOSING OF REIT SHARES AND SHARES OF THE CORPORATION.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Distribution of the Shares and the REIT Shares being offered hereby will be passed upon for the REIT by McQuire Woods Battle & Boothe LLP, Baltimore, Maryland and the Corporation by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee.


                                    EXPERTS

         The consolidated financial statements and schedules of NHC at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 and the audited balance sheet of the REIT as of September 26, 1997 which are included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                     Page
                                                                                     ----
NATIONAL HEALTHCARE L.P.

Report of Independent Public Accountants                                             F-2
Consolidated Statements of Income                                                    F-3
Consolidated Balance Sheets                                                          F-4
Consolidated Statements of Cash Flows                                                F-5
Consolidated Statements of Partners' Capital                                         F-6
Notes to Consolidated Financial Statements                                           F-7

Interim Condensed Consolidated Statements of Income                                  F-18
Interim Condensed Consolidated Balance Sheets                                        F-19
Interim Condensed Consolidated Statements of Cash Flows                              F-21
Interim Condensed Consolidated Statements of Changes in Partners' Capital            F-23
Notes to Interim Condensed Consolidated Financial Statements                         F-24

NATIONAL HEALTH REALTY, INC.

Report of Independent Public Accountants                                             F-27
Balance Sheet dated October 15, 1997                                                 F-28
Notes to Balance Sheet                                                               F-29

To the Partners of National HealthCare L.P.:

         We have audited the accompanying consolidated balance sheets of National HealthCare L.P. (a Delaware partnership) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of National HealthCare L.P.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National HealthCare L.P. and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Nashville, Tennessee
February 3, 1997

                            NATIONAL HEALTHCARE L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except unit amounts)

Year Ended December 31                                                  1996             1995            1994
                                                                   --------------   --------------   ------------
Revenues:
    Net patient revenues                                             $    341,818     $    307,969     $  269,722
    Other revenues                                                         46,842           42,988         29,179
                                                                     ------------     ------------     ----------
       Net revenues                                                       388,660          350,957        298,901
                                                                     ------------     ------------     ----------

Costs and Expenses:
    Salaries, wages and benefits                                          209,645          188,985        157,663
    Other operating                                                       125,342          109,417         98,753
    Depreciation and amortization                                          13,634           14,549         13,582
    Interest                                                               10,753           16,891         13,050
                                                                     ------------     ------------     ----------
       Total costs and expenses                                           359,374          329,842        283,048
                                                                     ------------     ------------     ----------

Net Income                                                           $     29,286     $     21,115     $   15,853
                                                                     ============     ============     ==========

Earnings Per Unit:
    Primary                                                          $       3.44     $       2.65     $     2.02
    Fully diluted                                                            2.98             2.31           1.80

Weighted Average Units Outstanding:
    Primary                                                             8,496,299        7,953,651      7,834,375
    Fully diluted                                                      10,455,706        9,971,867      9,807,241

Net Income Allocable to Partners:
    General Partners                                                 $        293     $        211     $      159
    Limited Partners                                                       28,993           20,904         15,694
                                                                     ============     ============     ==========

                                                                     $     29,286     $     21,115     $   15,853
                                                                     ============     ============     ==========


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



December 31                                                                                         1996          1995
-----------                                                                                       --------      --------
Assets
 Current Assets:
   Cash and cash equivalents                                                                    $    1,881     $   4,835
   Cash held by trustees                                                                             2,274         1,721
   Marketable securities                                                                            17,968         1,514
   Accounts receivable, less allowance for doubtful accounts of $4,739 and $4,441, respectively     50,902        47,285
   Notes receivable                                                                                  2,515         2,538
   Loan participation agreements                                                                       ---        27,579
   Inventory, at lower of cost (first-in, first-out method) or market                                3,572         3,075
   Prepaid expenses and other assets                                                                   982           893
                                                                                                ----------     ---------
      Total current assets                                                                          80,094        89,440
                                                                                                ----------     ---------

 Property, Equipment and Assets Under Arrangement With Other Parties:
   Property and equipment, at cost                                                                 234,934       165,265
   Accumulated depreciation and amortization                                                      (48,171)      (38,265)
   Assets under arrangement with other parties, net                                                 22,538        29,921
                                                                                                ----------     ---------
      Net property, equipment and assets under arrangement with other parties                      209,301       156,921
                                                                                                ----------     ---------

Other Assets:
   Bond reserve funds, mortgage replacement reserves and other deposits                                141         1,789
   Unamortized financing costs                                                                       1,601         1,937
   Notes receivable                                                                                 95,206        86,178
   Notes receivable from National                                                                   12,153        12,271
   Minority equity investments and other                                                             6,244         6,955
                                                                                                ----------     ---------
      Total other assets                                                                           115,345       109,130
                                                                                                ----------     ---------
                                                                                                $  404,740     $ 355,491
                                                                                                ==========     =========

Liabilities and Partners' Capital
Current Liabilities:
   Current portion of long-term debt                                                            $    8,574     $   8,558
   Trade accounts payable                                                                           11,835         6,142
   Accrued payroll                                                                                  28,963        23,876
   Amount due to third party payors                                                                 13,135         9,800
   Accrued interest                                                                                    501         1,822
   Other current liabilities                                                                         9,795         8,849
                                                                                                ----------     ---------
      Total current liabilities                                                                     72,803        59,047
                                                                                                ----------     ---------

Long-term Debt, Less Current Portion                                                               124,678       100,871
Debt Serviced by Other Parties, Less Current Portion                                                32,857        40,771
Minority Interests in Consolidated Subsidiaries                                                        791           812
Commitments, Contingencies and Guarantees Subordinated Convertible Notes                            28,908        30,000
Deferred Income                                                                                     16,166        15,091
Partners' Capital:
   General partners                                                                                  1,408         1,290
   Limited partners, less notes receivable and cumulative unrealized gains and losses on
        securities                                                                                 127,129       107,609
                                                                                                ----------     ---------
   Total partners' capital                                                                         128,537       108,899
                                                                                                ----------     ---------
                                                                                                $  404,740     $ 355,491
                                                                                                ==========     =========

 The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

   Year Ended December 31                                                                   1996         1995         1994
                                                                                         ----------   ----------   ----------
   CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                                           $ 29,286     $ 21,115     $ 15,853
      Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                                        12,453       14,081       13,147
         Provision for doubtful accounts receivable                                           1,654        2,182        2,118
         Amortization of intangibles and deferred charges                                     1,083        1,845          848
         Amortization of deferred income                                                       (295)        (497)        (403)
         Equity in earnings of unconsolidated investments                                      (313)        (347)        (450)
         Distributions from unconsolidated investments and other                                210          236          333
      Changes in assets and liabilities:
         Increase in accounts receivable                                                     (5,271)      (1,095)     (20,095)
         Increase in inventory                                                                 (497)        (123)         (19)
         (Increase) decrease in prepaid expenses and other assets                               (89)         680       (1,012)
         Increase (decrease) in trade accounts payable                                        5,693      (10,910)      12,331
         Increase in accrued payroll                                                          5,087        5,232        4,663
         Increase in amounts due to third party payors                                        3,335        5,404          769
         Increase (decrease) in accrued interest                                             (1,321)        (401)       1,235
         Increase in other current liabilities                                                  946        2,456        2,057
                                                                                           --------     --------     --------
             Net cash provided by operating activities                                       51,961       39,858       31,375
                                                                                           --------     --------     --------

   CASH FLOWS FROM INVESTING ACTIVITIES:
         Additions to and acquisitions of property and equipment, net                       (69,970)     (29,435)      (9,599)
         Investments in notes receivable and loan participation agreements                  (20,170)     (30,694)    (112,069)
         Collections of long-term notes receivable and loan participation agreements         38,862       39,157       80,199
         Increase (decrease) in minority equity investments and other                          (441)         210       (3,984)
         (Increase) decrease in marketable securities, net                                  (14,628)       2,361        2,140
         Sales of investments                                                                 1,900          ---          136
                                                                                           --------     --------     --------
            Net cash used in investing activities                                           (64,447)     (18,401)     (43,177)
                                                                                           --------     --------     --------

   CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from debt issuance                                                         29,183        2,368       34,225
         Increase in cash held by trustees                                                     (553)        (117)        (315)
         (Increase) decrease in minority interests in subsidiaries                              (21)          10           35
         Issuance of partnership units                                                        1,378          820          773
         Collections of receivables from exercise of options                                  3,522          795          437
         (Increase) decrease in bond reserve funds, mortgage replacement reserves and
            other deposits                                                                    1,648          (69)         (57)
         Payments on debt                                                                    (8,138)      (6,767)      (4,360)
         Cash distributions to partners                                                     (17,466)     (14,702)     (17,639)
         Increase in financing costs                                                            (21)        (402)         ---
                                                                                           --------     --------     --------
            Net cash provided by (used in) financing activities                               9,532      (18,064)      13,099
                                                                                           --------     --------     --------
   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (2,954)       3,393        1,297
   CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                             4,835        1,442          145
                                                                                           --------     --------     --------
   CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $  1,881     $  4,835     $  1,442
                                                                                           ========     ========     ========

   Year Ended December 31                                                                    1996         1995         1994
                                                                                           --------     --------     --------

   SUPPLEMENTAL INFORMATION:
   Cash payments for interest expense                                                      $ 12,074     $ 17,292     $ 11,815
                                                                                           --------     --------     --------
   During 1996 and 1995, NHC was released from its liability on debt serviced by others by the respective lenders.
      Debt serviced by other parties                                                       $ (5,136)    $(45,868)    $    ---
                                                                                           ========     ========     ========

      Assets under arrangement with other parties                                          $  5,136     $ 45,868     $    ---
                                                                                           ========     ========     ========

      The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                           NATIONAL HEALTHCARE L.P.

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                     (in thousands, except unit amounts)


                                                                  Unrealized
                                                    Receivables   Gains                                Total
                                         Number      from Sale    (Losses) on   General    Limited     Partners'
                                        of Units     of Units     Securities    Partner    Partners    Capital
                                       ----------  ------------   -----------   -------    ---------   --------
 BALANCE AT DECEMBER 31, 1993           7,796,433     $ (15,134)     $ ---        $1,027    $106,633   $ 92,526
                                        ---------     ---------      -----         -----     -------    -------
   Net income                                 ---           ---        ---           159      15,694     15,853
   Collection of receivables                  ---           437        ---           ---         ---        437
   Units sold                              29,732           ---        ---           ---         773        773
   Unrealized gains on securities             ---           ---        480           ---         ---        480
   Cash distributions declared
     ($1.17 per unit)                         ---           ---        ---           (91)     (8,972)    (9,063)
                                        ---------       -------      -----         -----     -------    -------
 BALANCE AT DECEMBER 31, 1994           7,826,165       (14,697)       480         1,095     114,128    101,006
                                        ---------      --------      -----         -----     -------    -------

   Net income                                 ---           ---        ---           211      20,904     21,115
   Collection of receivables                  ---           795        ---           ---         ---        795
   Units sold                             526,949       (12,294)       ---           131      12,983        820
   Unrealized losses on securities            ---           ---       (135)          ---         ---       (135)
   Cash distributions declared
     ($1.88 per unit)                         ---           ---        ---          (147)    (14,555)   (14,702)
                                        ---------       -------      -----         -----     -------    -------
 BALANCE AT DECEMBER 31, 1995           8,353,114       (26,196)       345         1,290     133,460    108,899
                                        ---------       -------      -----         -----     -------    -------
   Net income                                 ---           ---        ---           293      28,993     29,286
   Collection of receivables                  ---         3,522        ---           ---         ---      3,522
   Units sold                              43,035           ---        ---           ---       1,378      1,378

 Units issued in conversion of             71,810           ---        ---           ---       1,092      1,092
    convertible debentures to
 partnership units
   Unrealized gains on securities             ---           ---      1,826           ---         ---      1,826
 Cash distributions declared
     ($2.08 per unit)                         ---           ---        ---          (175)    (17,291)   (17,466)
                                        ---------      --------     ------        ------    --------   --------
 BALANCE AT DECEMBER 31, 1996           8,467,959      $(22,674)    $2,171        $1,408    $147,632   $128,537
                                        =========      ========     ======        ======    ========   ========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Presentation--

  The consolidated financial statements include the accounts of National HealthCare L.P. and its subsidiaries (NHC). Investments are accounted for on either the cost or equity method. All material intercompany balances, profits, and transactions have been eliminated in consolidation, and minority interests are reflected in consolidation. Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

Use of Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Health Care Revenues--

  NHC's principal business is operating and managing long-term health care centers, including the provision of routine and ancillary services. Approximately 60% of NHC's net revenues in 1996 and 1995 and 61% in 1994 are from participation in Medicare and Medicaid programs. Amounts paid under these programs are generally based on a facility's allowable costs or a fixed rate subject to program cost ceilings. Revenues are recorded at standard billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $110,795,000, $103,186,000 and $82,443,000 for 1996, 1995 and
1994, respectively. Amounts earned under the Medicare and Medicaid programs are subject to review by the third party payors. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews. NHC generally expects final determinations to occur two to three years subsequent to the year in which amounts are earned. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. NHC has submitted various requests for exceptions to Medicare routine cost limitations for reimbursement. NHC has received approval on certain requests, and others are pending approval. NHC will record revenues associated with the approved requests when such approvals, including cost report audits, are assured.

Provision for Doubtful Accounts--

  Provisions for estimated uncollectible accounts and notes receivable are included in other operating expenses.

Property, Equipment and Assets Under Arrangement with Other Parties--

  NHC uses the straight-line method of depreciation over the expected useful lives of property and equipment estimated as follows: buildings and improvements, 20-40 years; equipment and furniture, 3-15 years; and properties under arrangement with other parties, 10-20 years. The provision for depreciation includes the amortization of properties under capital leases and properties under arrangement with National Health Investors, Inc. (NHI) (See
Note 3).

  Expenditures for repairs and maintenance are charged against income as incurred. Betterments are capitalized. NHC removes the costs and related allowances from the accounts for properties sold or retired, and any resulting gains or losses are included in income. NHC includes interest costs incurred during construction periods in the cost of buildings ($1,428,000 in 1996 and $1,057,000 in 1995).

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" (SFAS 121). NHC adopted the provisions of SFAS 121 effective January 1, 1996. The effect of adoption of SFAS 121 is not material to NHC's financial statements. In accordance with SFAS 121, NHC evaluates the recoverability of the carrying values of its properties on a property by property basis.

Investments in Marketable Securities--

  NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115).

Intangible Assets--

  Any excess of cost over net assets of companies purchased is amortized generally over 40 years using the straight-line method. Deferred financing costs are amortized principally by the interest method over the terms of the related loans.

Income Taxes--

  NHC is not a taxable entity. Accordingly, no provision for income taxes has been made in the Consolidated Statements of Income.

  The earnings of NHC are taxable to the individual partners. Partners are required to report their distributive share of the income, gain, loss, deductions and credits of the partnership on their individual income tax returns.

  The Revenue Act of 1987 contains provisions which cause some publicly traded partnerships to be taxed as corporations. Because NHC was in existence and publicly traded on December 17, 1987, it will continue to be treated as a partnership for the 1987 through 1997 taxable years.

  NHC adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) effective January 1, 1993. SFAS 109 generally requires NHC to record any income tax provisions or income taxes payable based on the liability method. NHC management believes, based on current information, that the initial recognition of any income tax assets or liabilities that would be recorded in 1998, the year that master limited partnerships become taxable as a corporation, would not be material to NHC's financial condition or results of operations.

Concentration of Credit Risks--

  NHC's credit risks primarily relate to cash and cash equivalents, cash held by trustees, accounts receivable, marketable securities, notes receivable and loan participation agreements. Cash and cash equivalents are primarily held in bank accounts and overnight investments. Cash held by trustees is primarily invested in commercial paper and certificates of deposit with financial institutions. Accounts receivable consist primarily of amounts due from patients (funded approximately 80% through Medicare, Medicaid, and other contractual programs and approximately 20% through private payors) in the states of Alabama, Florida, Georgia, Kentucky, Missouri, South Carolina, Tennessee, and Virginia and from other health care companies for management services. NHC performs continual credit evaluations of its clients and maintains allowances for doubtful accounts on these accounts receivable. Marketable securities are held primarily in two accounts with brokerage institutions. Notes receivable relate primarily to secured loans with health care facilities and to secured notes receivable from officers, directors and supervisory employees as discussed in Notes 13 and 14. NHC also has notes receivable from National Health Corporation as discussed in Note 4.

  NHC's financial instruments, principally its notes receivable (which are predominantly with Florida Convalescent Centers, Inc.) are subject to the possibility of loss of the carrying values as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices which may make the instruments less valuable. NHC obtains various collateral and other protective rights, and continually monitors these rights, in order to reduce such possibilities of loss. NHC evaluates the need to provide for reserves for potential losses on its financial instruments based on management's periodic review of its portfolio on an instrument by instrument basis. See Notes 13 and 14 for additional information on the notes receivable.

Cash and Cash Equivalents--

  Cash equivalents include highly liquid investments with an original maturity of less than three months.

NOTE 2 - ORGANIZATION OF THE PARTNERSHIP:

  The general partners of NHC are as follows: (1) NHC, Inc. (the "Managing General Partner"), a Tennessee corporation, which is owned by its board of directors and senior management of NHC; (2) National Health Corporation ("National" and "Administrative General Partner"), a Tennessee corporation, which is owned by the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust (the "ESOP"); and (3) W. Andrew Adams, NHC Inc.'s President (the "Individual General Partner"). The Managing General Partner, the Administrative General Partner and the Individual General Partner are collectively called "the General Partners". The General Partners own a general partnership interest in NHC representing a 1% interest in the profits, losses and distributions of NHC.

NOTE 3 - RELATIONSHIP WITH NATIONAL HEALTH INVESTORS, INC.:

Leases--

  On October 17, 1991, concurrent with NHC's conveyance of real property to NHI, NHC leased from NHI the real property of 40 long-term care centers and three retirement centers. Each lease is for an initial term expiring December 31, 2001, with two additional five-year renewal terms at the option of NHC, assuming no defaults. NHC accounts for the leases as operating leases.

  During the initial term and first renewal term of the leases, NHC is obligated to pay NHI annual base rent on all 43 facilities of $15,238,000. If NHC exercises its option to extend the leases for the second renewal term, the base rent will be the then fair rental value as negotiated by NHC and NHI.

  The leases also obligate NHC to pay as debt service rent all payments of interest and principal due under each mortgage to which the conveyance of the facilities was subject. The payments are required over the remaining life of the mortgages as of the conveyance date, but only during the term of the lease. Payments for debt service rent are being treated by NHC as payments of principal and interest if NHC remains obligated on the debt ("obligated debt service rent") and as operating expense payments if NHC has been relieved of the debt obligation by the lender ("non-obligated debt service rent"). See "Accounting Treatment of the Transfer" for further discussion.

  In addition to base rent and debt service rent, in each year after 1992, NHC must pay percentage rent to NHI equal to 3% of the amount by which gross revenues of each facility in such later year exceed the gross revenues of such facility in 1992. Percentage rent for 1996 and 1995 was approximately $1,817,000 and $1,237,000, respectively.

  Each lease with NHI is a "triple net lease" under which NHC is responsible for paying all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership of the facilities. NHC is obligated at its expense to maintain adequate insurance on the facilities' assets.

  NHC has a right of first refusal with NHI to purchase any of the properties transferred from NHC should NHI receive an offer from an unrelated party during the term of the lease or up to 180 days after termination of the related lease.

  Base rent expense to NHI was $15,238,000 in 1996, 1995 and 1994 and non-obligated debt service rent to NHI was $5,048,000 in 1996. At December 31, 1996, the approximate future minimum base rent and non-obligated debt service rent commitments to be paid by NHC on non-cancelable operating leases with NHI during the initial term are as follows:

                         1997                      20,298,000
                         1998                      20,354,000
                         1999                      20,372,000
                         2000                      20,409,000
                         2001                      20,486,000
                         Thereafter                    ---

Advisory Agreement--

  NHC has entered into an Advisory Agreement with NHI whereby services related to investment activities and day-to-day management and operations are provided to NHI by NHC as Advisor. The Advisor is subject to the supervision and policies established by NHI's Board of Directors.

  Either party may terminate the Advisory Agreement on 90 days notice at any time. NHI may terminate the Advisory Agreement for cause at any time.

  For its services under the Advisory Agreement, NHC's annual compensation is calculated to be $3,100,000, $2,827,000, and $2,570,000 in 1996, 1995 and 1994,
respectively. However, the payment of such annual compensation is conditional upon NHI having sufficient funds from operations to pay annual dividends of $2.00 per share and upon NHI paying such dividends. NHI met this condition in 1996, 1995 and 1994.

Accounting Treatment of the Transfer--

  NHC has accounted for the conveyance in 1991 of assets (and related debt) to NHI and the subsequent leasing of the real estate assets as a "financing/leasing" arrangement. Since NHC remains obligated on certain of the transferred debt, the obligated debt and applicable asset balances have been reflected on the Consolidated Balance Sheets as "assets under arrangement with other parties" and "debt serviced by other parties". The net book value equity of the assets transferred has been transferred from NHC to NHI. As NHC utilizes the applicable real estate over the lease term, its Consolidated Statements of Income will reflect the continued depreciation of the applicable assets over the lease term, the continued interest expenses on the obligated debt balances and the additional base and non-obligated debt service rents (as an operating expense) payable to NHI each year. NHC has recovery provisions from NHI if NHC is required to service the debt through a default by NHI.

Release from Debt Serviced by Other Parties--

  In 1996 and 1995, NHI prepaid debt on which NHC had also been obligated in the amounts of $5,136,000 and $20,544,000, respectively. In addition, in 1995, NHC was released from its obligation on approximately $25,324,000 of the transferred debt. Since NHC is no longer obligated on this transferred debt, debt serviced by other parties and assets under arrangement with other parties have been reduced by $5,136,000 and $45,868,000 in 1996 and 1995, respectively. The leases with NHI provide that NHC shall continue to make non-obligated debt service rent payments equal to the debt service including principal and interest on the obligated debt which was prepaid and from which NHC has been released.

NOTE 4 - RELATIONSHIP WITH NATIONAL HEALTH CORPORATION:

Sale of Health Care Centers--

  On January 20, 1988, NHC sold the assets (inventory, property and equipment) of eight health care centers (1,121 licensed beds) to National, the administrative general partner of NHC, for a total consideration of $40,000,000. The consideration consisted of $30,000,000 in cash and a $10,000,000 note receivable due December 31, 2007. The note receivable earns interest at 8.5%. NHC has agreed to manage the centers under a 20-year management contract for management fees comparable to those in the industry. NHC has a receivable from National for management fees of approximately $3,184,000 and $1,864,000 at December 31, 1996 and 1995, respectively.

  NHC's basis in the assets sold was approximately $24,255,000. The resulting profit of $15,745,000 was deferred and will be amortized into income beginning with the collection of the note receivable (up to $12,000,000) with the balance ($3,745,000) of the profit being amortized into income on a straight-line basis over the management contract period.

  As of December 31, 1996, National had borrowed $2,153,000 from NHC to finance the construction of additions at two health care centers. The notes require monthly principal and interest payments. The interest rate is equal to the prime rate, and the notes mature in 1998.

Financing Activities--

  On January 20, 1988, NHC obtained long-term financing of $8,500,000 for its new headquarters building from National through the National Health Corporation Leveraged Employee Stock Ownership Plan and Trust. The note requires quarterly principal and interest payments with interest at 9%. At December 31, 1996 and 1995, the outstanding balance on the note was approximately $5,520,000 and $5,961,000, respectively. The building is owned by a separate partnership of which NHC is the general partner and building tenants are limited partners.
NHC has guaranteed the debt service of the building partnership.

  In addition, NHC's bank credit facility and the senior secured notes described in Note 10 were financed through National and National's ESOP. NHC's interest costs, financing expenses and principal payments are equal to those incurred by National. In October 1991, NHC borrowed $10,000,000 from National. The term note payable requires quarterly interest payments at 8.5%. The entire principal is due at maturity in 1998.

Duties as Administrative General Partner--

  The personnel conducting the business of NHC are employees of National, which provides payroll services, provides employee fringe benefits, and maintains certain liability insurance. NHC pays to National all the costs of personnel employed for the benefit of NHC, as well as an administrative fee ($1,820,000 in 1996) equal to 1% of payroll costs.

   National maintains and makes contributions to its ESOP for the benefit of eligible employees.

NOTE 5 - OTHER REVENUES:

  Revenues from management services include management fees, interest income on notes receivable, and revenues from other services provided to managed long-term care centers. "Other" revenues include non-health care related earnings.

(in thousands)
             Year Ended December 31                                                      1996           1995          1994
             ----------------------                                                      ----           ----          ----
             Revenues from managed services                                           $32,363        $28,719       $19,035
             Guarantee fees                                                               693            814           936
             Advisory fees from NHI                                                     3,100          3,265         2,138
             Dividends and other realized gains (losses) on securities                    932            450           (47)
             Equity in earnings of unconsolidated investments                             313            347           450
             Interest income                                                            4,386          6,457         4,817
             Other                                                                      5,055          2,936         1,850
                                                                                      -------        -------       -------
                                                                                      $46,842        $42,988       $29,179
                                                                                      =======        =======       =======

NOTE 6 - EARNINGS PER UNIT:

  Primary earnings per unit is based on the weighted average number of common and common equivalent units outstanding. Common equivalent units result from dilutive unit options computed using the treasury stock method.

  Fully diluted earnings per unit assumes, in addition to the above, that the 6% subordinated convertible notes were converted at the date issued with earnings being increased for interest expense thereon.

  The following table summarizes the earnings and the average number of common units and common equivalent units used in the calculation of primary and fully diluted earnings per unit.

(dollars in thousands, except per unit amounts)

Year Ended December 31                            1996             1995              1994
----------------------                            ----             ----              ----
Primary:
  Weighted average common units                 8,421,523        7,920,795         7,796,508
  Stock options                                    74,776           32,856            37,867
                                               ----------       ----------         ---------

  Average common units outstanding              8,496,299        7,953,651         7,834,375
                                               ==========       ==========         =========

  Earnings                                     $   29,286       $   21,115         $  15,853
                                               ==========       ==========         =========

  Earnings per unit, primary                   $     3.44       $     2.65         $    2.02
                                               ==========       ==========         =========

Fully Diluted:
  Weighted average common units                 8,421,523        7,920,795         7,796,508
  Stock options                                   108,045           78,206            37,867
  Convertible subordinated notes                1,926,138        1,972,866         1,972,866
                                               ----------       ----------         ---------
  Assumed average common units
    outstanding                                10,455,706        9,971,867         9,807,241
                                               ==========       ==========         =========

  Earnings                                     $   31,136       $   23,007         $  17,653
                                               ==========       ==========         =========
  Earnings per unit, fully diluted             $     2.98       $     2.31         $    1.80
                                               ==========       ==========         =========

NOTE 7 - PROPERTY, EQUIPMENT AND ASSETS UNDER ARRANGEMENT WITH OTHER PARTIES:

         Property and equipment, at cost, consist of the following:

(in thousands)

December 31                                                         1996               1995
-----------                                                         ----               ----
Land                                                              $ 20,607          $ 21,117
Buildings and improvements                                          99,564            67,576
Furniture and equipment                                             70,947            58,772
Construction in progress                                            43,816            17,800
                                                                  --------          --------
                                                                  $234,934          $165,265
                                                                  ========          ========

         Assets under arrangement with other parties, net of accumulated depreciation, consist of the following:

(in thousands)

December 31                                                          1996             1995
-----------                                                          ----             ----
Land                                                               $ 2,313          $  2,612
Buildings and improvements                                          15,885            22,625
Fixed equipment                                                      1,664             2,008
Mortgage notes receivable                                            2,676             2,676
                                                                   -------          --------
                                                                   $22,538          $ 29,921
                                                                   =======          ========

NOTE 8 - ACQUISITIONS AND DISPOSITIONS:

         In July 1996, NHC purchased, for total consideration of approximately $4,680,000, a 120 bed long-term health care center located in West Plains, Missouri. NHC had managed the health care center since its opening in 1982. Also in July 1996, NHC purchased, for total consideration of approximately $6,500,000, a long-term health care center with assisted living apartments located in Naples, Florida. There are 60 long-term health care beds and 36 assisted living apartments.

         The purchase prices for the acquisitions above were allocated to the underlying assets based on their relative fair market values. The Consolidated Statement of Income for 1996 includes the results of operations from the respective dates of acquisition.

NOTE 9 - INVESTMENTS IN MARKETABLE SECURITIES:

         NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with SFAS 115.

         The adoption of SFAS 115 did not have a material effect on NHC's financial position or results of operations.

         Proceeds from the sale of investments in debt and equity securities during the years ended December 31, 1996 and 1995 were $1,669,000 and $2,696,000 respectively. Gross investment gains of $92,000 and $335,000 were realized on these sales during the years ended December 31, 1996 and 1995. Gross investment losses of $41,000 were realized on these sales during the year ended December 31, 1996. Realized gains and losses from securities sales are determined on the specific identification of the securities.

NOTE 10 - DEBT AND LEASE COMMITMENTS:

Long-Term Debt--

         Long-term debt and debt serviced by other parties consist of the following:



                                                  Weighted Average       Final          Debt Service by
                                                   Interest Rate       Maturities         Other Parties           Long-Term Debt
                                                --------------------   ----------         -------------           --------------
  (in thousands)
  December 31                                                                          1996        1995         1996        1995
  -----------                                                                          ----        ----         ----        ----
  Bank revolving credit facility, interest
    payable periodically, principal due at
    maturity                                       variable, 6.7%         1999      $   ---    $    ---     $ 28,000    $    ---
  Bank credit facility, principal and
    interest payable quarterly                     variable, 6.0          2009          ---         ---       14,831      15,518
  Senior secured notes, principal and
    interest payable semiannually                       8.4               2005       17,567      19,462       24,397      27,860
  First mortgage notes, principal and
    interest payable quarterly                     variable, 6.8          2002          ---         ---       22,106      22,612
  Notes and other obligations, principal and
    interest payable in periodic installments           6.4          1997-2019        4,443       9,822       30,679      30,065
  First mortgage revenue bonds, principal
    payable in periodic installments,
    interest payable monthly                       variable, 4.5     2000-2010       14,086      14,861          ---         ---
  Unsecured term note payable to National,
    interest payable quarterly, principal
    payable at maturity                                 8.5               1998          ---         ---       10,000      10,000
                                                                                    -------    --------     --------    --------
                                                                                     36,096      44,145      130,013     106,055
  Less current portion                                                               (3,239)     (3,374)      (5,335)     (5,184)
                                                                                    -------    --------     --------    --------
                                                                                    $32,857    $ 40,771     $124,678    $100,871
                                                                                    =======    ========     ========    ========

    The bank credit facility and the senior secured notes were borrowed through NHC's administrative partner, National. NHC granted certain credits and interest rate concessions related to its management fees from National in obtaining these loans.

    The debt identified above as senior secured notes is cross-defaulted with other NHC and NHI liabilities and is cross-collateralized to the extent of approximately $24,397,000 of other debt.

    To obtain the consent of various lenders to the transfer of assets, NHI guaranteed certain NHC debt which was not transferred to NHI. A default by NHI under its obligations would default the debt or guarantees of NHC.

    The aggregate maturities of long-term debt and debt serviced by others for the five years subsequent to December 31, 1996 are as follows:

                                  Long-term        Debt Serviced
                                    Debt             By Others                 Total
                                  ---------        -------------            ----------
1997                             $ 5,335,000       $3,239,000              $ 8,574,000
1998                               6,450,000        2,496,000                8,946,000
1999                              32,931,000        3,995,000               36,926,000
2000                              34,414,000        3,895,000               38,309,000
2001                               6,293,000        3,284,000                9,577,000

         Certain property and equipment of NHC and NHI are pledged as collateral on long-term debt or capital lease obligations. Other property and assets are available for use as collateral as needed.

         Certain loan agreements require maintenance of specified operating ratios as well as specified levels of cash held in escrow, working capital and partners' capital by NHC and NHI. All such covenants have been met by NHC, and management believes that NHI is in compliance with the loan covenants.

Lease Commitments--

         Operating expenses for the years ended December 31, 1996, 1995, and 1994 include expenses for leased premises and equipment under operating leases of $25,036,000, $18,820,000, and $16,692,000, respectively. See Note 3 for the approximate future minimum base rent and non-obligated debt service rent commitments on non-cancelable operating leases with NHI.

Construction and Financing Commitments--

         NHC is committed to spend approximately $25,217,000 for ongoing construction contracts and to provide financing to managed facilities in the amount of $3,423,000 for ongoing construction contracts in 1997. NHC's cash on hand, marketable securities, short-term notes receivable, operating cash flow and, as needed, its borrowing capacity are expected to be adequate to fund these commitments.

NOTE 11 - SUBORDINATED CONVERTIBLE NOTES:

         At December 31, 1996, $28,908,000 of 6% subordinated convertible notes ("the notes") remain outstanding. The notes mature July 1, 2000. Interest is payable quarterly. The notes are convertible at the option of the holder at any time into units of NHC at a price of $15.2063 per unit, subject to adjustment for certain changes in the number of units outstanding. The notes may be redeemed at the option of NHC, but only if NHC has elected to be taxed as a corporation and only if the market price of NHC's units is such as to guarantee certain specified returns to the holders of the notes. During 1996, $1,092,000 of the notes were converted into 71,810 units. NHC has reserved an additional 1,901,057 units for conversion of the notes.

NOTE 12 - CONTINGENCIES AND GUARANTEES:

Litigation--

         There is certain litigation incidental to NHC's business, none of which, in management's opinion, would be material to the financial position or results of operations of NHC.

         In March 1996, Florida Convalescent Centers, Inc. (FCC), an independent Florida corporation for whom NHC manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew one management contract. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value. FCC responded by requesting the court to interpret the parties' rights under their contractual arrangements. FCC also sued to obtain possession of the center for which it alleged the management contract had been terminated. This suit has now been dismissed, and the issue of possession will be decided in connection with the original suit. The remaining suit is still in the preliminary stages and no hearing date has been scheduled.

         In January 1997, FCC notified NHC that it will not renew the four contracts which mature in 1997 but has agreed that NHC will remain as manager until a final decision is reached in the remaining suit. The balance of the contracts may be terminated in the years 1998-2002.

Third Party Reviews--

         Amounts earned under Medicare, Medicaid and other governmental programs are subject to review by third party payors. NHC has recently been notified that audits or reviews by the Office of the Inspector General have commenced at certain long-term care centers. NHC intends to continually monitor the progress of these audits and reviews.

Professional Liability and Other Insurance--

         NHC carries a professional liability insurance policy ($1,000,000 per claim with additional umbrella coverage in the amount of $5,000,000 in the aggregate per annum) for coverage from liability claims and losses incurred in its health care business. The policy is a fixed premium and occurrence form policy and has no provisions for a retrospective refund or assessment due to actual loss experience. In the opinion of management, NHC's insurance coverage is adequate to cover settlement of outstanding claims against NHC.

         NHC has assumed certain risks related to health insurance and workers compensation insurance claims of the employees of National and the managed facilities. The liability for reported claims and estimates for incurred but unreported claims of the managed facilities is $5,078,000 and $4,433,000 at December 31, 1996 and December 31, 1995, respectively. The liability is included in other current liabilities in the Consolidated Balance Sheets. NHC remits for the claims with regards to National's employees utilized by NHC on a monthly basis. The amounts are subject to adjustment for actual claims incurred.

Guarantees and Related Events--

         In order to obtain management agreements and to facilitate construction or acquisition of certain health care centers which NHC manages for others, NHC has guaranteed some or all of the centers' first mortgage bond debt (principal and interest). For this service, NHC charges an annual guarantee fee of 1% to 2% of the outstanding principal balance guaranteed, which fee is in addition to NHC's management fee. The principal amount outstanding under the guarantees is approximately $72,919,000 (net of available debt service reserves) at variable and fixed interest rates with a weighted average rate of 5.1% at December 31, 1996.

         In management's opinion, these guarantee fees approximate fees that NHC would currently charge to enter into similar guarantees.

         All of the guaranteed indebtedness is secured by first mortgages, pledges of personal property, accounts receivable and, in certain instances, by the personal guarantees of the owners of the facilities. The borrower has granted second mortgages over the relevant properties in favor of NHC. Such rights may be enforced if NHC is required to pay under its guarantees.

         NHI has guaranteed certain of the debts of NHC. NHC has agreed to indemnify and hold harmless NHI against any and all loss, liability or harm incurred by NHI as a result of having to perform under its guarantee of any or all of the guaranteed debt.

         NHC has entered into an interest rate cap arrangement with a managed entity under which NHC has guaranteed that the entity's weighted average interest rate on its first and second mortgage debt will not exceed 9.0%. The entity's first mortgage debt is tax-exempt, floating-rate bonds and its second mortgage debt is owed to NHC. The bond debt outstanding under the arrangement is $16,100,000 and the weighted average rate of both debts is 6.7% at December 31, 1996. NHC is obligated under the agreement only for the term of its management contract, as extended, and only so long as the tax-exempt bonds are outstanding. At December 31, 1996, NHC expects to have no additional liability as a result of this interest rate cap arrangement.

NOTE 13 - NOTES RECEIVABLE:

         Notes receivable generally consist of loans and accrued interest to managed health care centers (predominantly FCC) and retirement centers for construction costs, development costs incurred during construction and working capital during initial operating periods. The notes generally require monthly payments with maturities ranging from five to twenty-five years. The majority of the notes mature in 2004. Interest on the notes is generally at prime plus 2% or at a fixed rate of 10.25%, payable monthly. The collateral for the notes consists of first and second mortgages, certificates of need, personal guarantees and stock pledges.

NOTE 14 - PARTNERS' CAPITAL:

         NHC has Incentive Option Plans which provide for the granting of options to key employees and directors to purchase units at no less than market value on the date of grant. The options may be exercised immediately, but NHC may purchase the units at the grant price if employment is terminated prior to six years from the date of grant. The maximum term of the options is five years. The following table summarizes option activity:

                                                                    Number of        Weighted Average
                                                                      Units           Exercise Price
Options outstanding December 31, 1993                                    5,000               $11.25
Options granted                                                        485,500                25.15
Options exercised                                                          ---                  ---

Options outstanding December 31, 1994                                  490,500                25.00
Options granted                                                        376,000                30.76
Options exercised                                                      489,000                25.14
                                                                       -------                -----

Options outstanding December 31, 1995                                  377,500                30.56
Options granted                                                         15,000                38.63
Options exercised                                                        2,500                11.25
                                                                       -------                -----
Options outstanding December 31, 1996                                  390,000               $30.99

         At December 31, 1996, all options outstanding are exercisable. Exercise prices on the exercisable options range from $11.25 to $38.63. The weighted average remaining contractual life of options outstanding at December 31, 1996 is 2.9 years.

         Additionally, NHC has an employee unit purchase plan which allows employees to purchase ownership units of NHC through payroll deductions. The plan allows employees to terminate participation at any time.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. NHC has adopted the disclosure-only provisions of SFAS 123. As a result, no compensation cost has been recognized for NHC's stock-based compensation plans. Management believes that any compensation cost attributable to stock-based compensation plans is immaterial.

         In connection with the exercise of certain stock options, NHC has received interest-bearing (ranging from 3.5% to 6.25%), full recourse notes in the amount of $22,674,000 at December 31, 1996. The notes are secured by units of NHC or shares of NHI having a fair market value of not less than 150% of the amount of the note. The principal balances of the notes are reflected as a reduction of partners' capital in the consolidated financial statements.


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and cash equivalents; Cash held by trustees; Bond reserve funds, mortgage replacement reserves and other deposits; Loan participation agreements; and Accrued interest--

         The fair value approximates the carrying amount because of the short maturity or the nature of these instruments.

Marketable securities--

         The fair value is estimated based on quoted market prices and is the same as the carrying amount.

Notes receivable--

         The fair value of NHC's notes receivable is estimated based on the current rates offered by NHC or comparable parties for the same or similar type of notes receivable of the same or similar maturities and is approximately the same as the carrying amount.

Long-term debt and Debt serviced by other parties--

         The fair value is estimated based on the current rates offered to NHC for similar debt of the same maturities and is approximately the same as the carrying amounts.

Subordinated convertible notes--

         The fair values are estimated based on quoted market prices and approximate $82,995,000 and $76,942,000 at December 31, 1996 and December 31, 1995, respectively, as compared to carrying values of $28,908,000 and $30,000,000 at December 31, 1996 and December 31, 1995, respectively.

                            NATIONAL HEALTHCARE L.P.

              INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                      Three Months Ended           Six Months Ended
                                                                            June 30                     June 30
                                                                  --------------------------   -------------------------
                                                                      1997           1996         1997          1996
                                                                  ------------   -----------   -----------   -----------
                                                                        (in thousands                (in thousands
                                                                     except unit amounts)         except unit amounts)
 REVENUES:
    Net patient revenues                                            $   94,657    $   81,078    $  189,240    $  161,685
    Other revenues                                                      11,534        10,551        22,814        22,099
                                                                    ----------    ----------    ----------    ----------
          Net revenues                                                 106,191        91,629       212,054       183,784
                                                                    ----------    ----------    ----------    ----------

 COSTS AND EXPENSES:
    Salaries, wages and benefits                                        58,414        50,137       117,629       102,006
    Other operating                                                     33,214        29,653        66,340        57,967
    Depreciation and amortization                                        3,977         3,135         7,712         6,170
    Interest                                                             3,244         2,697         6,073         6,169
                                                                    ----------    ----------    ----------    ----------
          Total costs and expenses                                      98,849        85,622       197,754       172,312
                                                                    ----------    ----------    ----------    ----------

 NET INCOME                                                         $    7,342    $    6,007    $   14,300    $   11,472
                                                                    ==========    ==========    ==========    ==========

 EARNINGS PER UNIT:
    Primary                                                         $      .83    $      .70    $     1.62    $     1.34
                                                                    ==========    ==========    ==========    ==========
    Fully diluted                                                   $      .72    $      .62    $     1.41    $     1.18
                                                                    ==========    ==========    ==========    ==========

 WEIGHTED AVERAGE UNITS OUTSTANDING:
    Primary                                                          8,861,960     8,586,893     8,829,472     8,578,654
    Fully diluted                                                   10,759,346    10,518,688    10,727,760    10,527,339

 CASH DISTRIBUTIONS PAID PER UNIT                                   $      .60    $      .52    $     1.20    $     1.04
                                                                    ==========    ==========    ==========    ==========

 NET INCOME ALLOCABLE TO PARTNERS:
    General Partners                                                $       73    $       60    $      143    $      115
    Limited Partners                                                     7,269         5,947        14,157        11,357
                                                                    ----------    ----------    ----------    ----------
                                                                    $    7,342    $    6,007    $   14,300    $   11,472
                                                                    ==========    ==========    ==========    ==========

The accompanying notes to interim condensed consolidated financial statements are an integral part of these statements.

                            NATIONAL HEALTHCARE L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                                                       June 30        December 31
                                                                                         1997             1996
                                                                                      -----------     -----------
                                                                                      (unaudited)
 CURRENT ASSETS:
    Cash and cash equivalents                                                           $ 12,193        $  1,881
    Cash held by trustees                                                                  3,752           2,274
    Marketable securities                                                                 17,298          17,968
    Accounts receivable, less allowance for doubtful accounts of $5,472
           and $4,079                                                                     78,586          50,902
    Notes receivable                                                                       9,189           2,515
    Inventory at lower of cost (first-in, first-out method) or market                      4,077           3,572
    Prepaid expenses and other assets                                                      1,184             982
                                                                                        --------        --------
 Total current assets                                                                    126,279          80,094
                                                                                        --------        --------

 PROPERTY AND EQUIPMENT AND ASSETS UNDER
   ARRANGEMENT WITH OTHER PARTIES:
    Property and equipment at cost                                                       256,345         234,934
    Less accumulated depreciation and amortization                                       (54,479)        (48,171)
    Assets under arrangement with other parties                                           21,472          22,538
                                                                                        --------        --------
      Net property, equipment and assets under arrangement with other parties            223,338         209,301
                                                                                        --------        --------

 OTHER ASSETS:
    Bond reserve funds, mortgage replacement reserves and other deposits                     282             141
    Unamortized financing costs                                                            1,505           1,601
    Notes receivable                                                                      93,980          95,206
    Notes receivable from National                                                        10,647          12,153
    Minority equity investments and other                                                  6,474           6,244
                                                                                        --------        --------
      Total other assets                                                                 112,888         115,345
                                                                                        --------        --------
                                                                                        $462,505        $404,740
                                                                                        ========        ========

 The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            NATIONAL HEALTHCARE L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                            LIABILITIES AND CAPITAL

                                                                 June 30               December 31
                                                                  1997                     1996
                                                              ------------              ----------
                                                               (Unaudited)
CURRENT LIABILITIES:
    Current portion of long-term debt                           $  7,865               $   8,574
    Trade accounts payable                                        29,361                  11,835
    Accrued payroll                                               30,259                  28,963
    Amount due to third-party payors                              21,725                  13,135
    Accrued interest                                               1,067                     501
    Other current liabilities                                     12,002                   9,795
                                                                --------               ---------
         Total current liabilities                               102,279                  72,803
                                                                --------               ---------

LONG-TERM DEBT, less current portion                             144,867                 124,678

DEBT SERVICED BY OTHER PARTIES, LESS
   CURRENT PORTION                                                32,024                  32,857

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES                      784                     791

COMMITMENTS, CONTINGENCIES AND GUARANTEES

SUBORDINATED CONVERTIBLE NOTES                                    28,839                  28,908

DEFERRED INCOME                                                   15,945                  16,166

PARTNERS' CAPITAL:
    General partners                                               1,447                   1,408
    Limited partners                                             136,320                 127,129
                                                                --------               ---------
         Total partners' capital                                 137,767                 128,537
                                                                --------               ---------

                                                                $462,505               $ 404,740
                                                                ========               =========


 The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  NATIONAL HEALTHCARE L.P. INTERIM CONDENSED
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)


                                                                                     Six Months Ended
                                                                                          June 30
                                                                                     -----------------
                                                                                     1997         1996
                                                                                     ----         ----
                                                                                        (in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
   Net income                                                                     $   14,300  $   11,472
   Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
      Depreciation                                                                     7,342       5,785
      Provision for doubtful accounts                                                  1,253       1,140
   Amortization of intangibles and deferred charges                                      418         638
      Amortization of deferred income                                                   (221)       (130)
      Equity in earnings of unconsolidated investments                                   (40)       (107)
      Distributions from unconsolidated investments                                      154         180
   Changes in assets and liabilities:
      (Increase) Decrease in accounts receivable                                     (28,937)      1,362
      Increase in inventory                                                             (505)       (504)
      Increase in prepaid expenses and other assets                                     (202)        (84)
      Increase in trade accounts payable                                              17,527       3,355
      Increase (Decrease) in accrued payroll                                           1,296      (3,753)
      Increase (Decrease) in amounts due to third party payors                         8,590      (6,130)
      Increase (Decrease) in accrued interest payable                                    566        (746)
      Increase in other current liabilities                                            2,206         172
                                                                                  ----------  ----------
                                                                                      23,747      12,650
                                                                                  ----------  ----------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
   Additions to and acquisitions of property and equipment, net                      (21,379)    (11,592)
   Investment in long-term notes receivable and loan participation agreements        (18,022)    (15,132)
   Collection of long-term notes receivable and loan participation agreements         14,080      24,654
   Increase in minority equity investments and other                                    (574)     (2,850)
   (Increase) Decrease in debt and equity securities                                     362     (15,395)
                                                                                 -----------  ----------
                                                                                     (25,533)    (20,315)
                                                                                 -----------  ----------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
   Proceeds from debt issuance                                                        23,166      13,311
   Increase in cash held by trustee                                                   (1,478)     (1,358)
   Decrease in minority interest in subsidiaries                                          (7)         (3)
   Increase (Decrease) in bond reserve funds, mortgage replacement reserves
      and other deposits                                                                (141)      1,081
   Issuance of partnership units                                                         539         571
   Collection of receivables                                                           5,014       3,340
   Payments on debt                                                                   (4,601)     (3,639)
   Cash distributions to partners                                                    (10,384)     (8,708)
   Increase in financing costs                                                           (10)        (94)
                                                                                 -----------  -----------
                                                                                      12,098       4,501
                                                                                 -----------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  10,312      (3,164)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                         1,881       4,835
                                                                                 -----------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                         $    12,193  $    1,671
                                                                                 ===========  ==========

Supplemental Information:
  Cash payments for interest expense                                             $     6,920  $    6,920
                                                                                 ===========  ==========

 The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.
            INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                     Six Months Ended
                                                                                          June 30
                                                                                     -----------------
                                                                                     1997         1996
                                                                                     ----         ----
                                                                                      (in thousands)
During the six months ended June 30, 1996, NHC was released from its liability on debt serviced by others by the respective lenders
   Debt serviced by other parties                                                   $ (3,841)    $(3,841)
   Assets under arrangement with other parties                                         3,841       3,841

During the six months ended June 30, 1997 and June 30, 1996, respectively
   $69,000 and $686,000 of convertible subordinated debentures were converted into 4,534 and 45,112 units of NHC's partnership units:
      Convertible subordinated debentures                                                (69)       (686)
      Financing costs                                                                      1           1
      Accrued interest                                                                    (1)         (5)
      Partner's capital                                                                   69         690

                            NATIONAL HEALTHCARE L.P.

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                     RECEIVABLES         UNREALIZED                                        TOTAL
                                     NUMBER OF       FROM SALE OF       GAINS(LOSSES)      GENERAL       LIMITED         PARTNERS'
                                       UNITS            UNITS           ON SECURITIES      PARTNERS      PARTNERS         CAPITAL
                                       -----            -----           -------------      --------      --------         -------
BALANCE AT 12/31/96                 8,467,959         $(22,674)            $2,171          $1,408        $147,632        $128,537

Net income                                 --               --                 --             143          14,157          14,300
Collection of
  receivables                              --            5,014                 --              --              --           5,014
Units sold                            389,694          (11,577)                --              --          12,116             539
Units in conversion of
  convertible debentures
  to partnership units                  4,534               --                 --              --              69              69
Unrealized losses on
  securities                               --               --               (308)             --              --            (308)
Cash distributions
  ($1.20 per unit)                         --               --                 --            (104)        (10,280)        (10,384)
                                    ---------         --------             ------          ------        --------        --------

BALANCE AT 6/30/97                  8,862,187         $(29,237)            $1,863          $1,447        $163,694        $137,767
                                    =========          =======             ======          ======        ========        ========

BALANCE AT 12/31/95                 8,353,114         $(26,196)            $  345          $1,290        $133,460        $108,899

Net income                                 --               --                 --             115          11,357          11,472
Collection of
  receivables                              --            3,340                 --              --              --           3,340
Units sold                             24,270               --                 --              --             571             571
Units in conversion of
  convertible debentures
  to partnership units                 45,112               --                 --              --             690             690
Unrealized losses on
  securities                               --               --               (191)             --              --            (191)
Cash distributions
  ($1.04 per unit)                         --               --                 --             (87)         (8,621)         (8,708)
                                    ---------         --------             ------          ------        --------         -------

BALANCE AT 6/30/96                  8,422,496         $(22,856)            $  154          $1,318        $137,457        $116,073
                                    =========         ========             ======          ======        ========        ========




  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            NATIONAL HEALTHCARE L.P.

          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 June 30, 1997
                                  (Unaudited)


Note 1 - CONSOLIDATED FINANCIAL STATEMENTS:

         The financial statements for the six months ended June 30, 1997 and 1996, which have not been examined by independent public accountants, reflect, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results of the operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 1997. The interim condensed balance sheet at December 31, 1996 is taken from the audited financial statements at that date. The interim condensed financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto, for the periods ended December 31, 1996, December 31, 1995, and December 31, 1994.

Note 2 - OTHER REVENUES:


                                                       Three Months Ended        Six Months Ended
                                                             June 30                 June 30
                                                       --------------------      ----------------
                                                       1997            1996      1997        1996
                                                       ----            ----      ----        ----
                                                          (in thousands)         (in thousands)
Revenue from managed centers                             $ 8,713    $ 7,943    $16,995     $16,284
Guarantee fees                                               150        185        312         365
Advisory fee from NHI                                        776        797      1,551       1,594
Earnings on securities                                       370         64        891         125
Equity in earnings of unconsolidated investments              24       (59)         24         101
Interest income                                              968      1,133      1,949       2,722
Other                                                        533        488      1,092         908
                                                         -------    -------    -------     -------
                                                         $11,534    $10,551    $22,814     $22,099
                                                         =======    =======    =======     =======

         Revenues from managed centers include management fees and interest income on notes receivable from the managed centers. "Other" revenues include non-health care related earnings.

Note 3 - INVESTMENT IN MARKETABLE SECURITIES:

         NHC considers its investments in marketable securities as available for sale securities and unrealized gains and losses are recorded in partners' capital in accordance with SFAS 115.

         The adoption of SFAS 115 did not have a material effect on NHC's financial position or results of operations.

         Proceeds from the sale of investments in debt and equity securities for the period ended June 30, 1996 was $511,000. Gross investment gains of $149,000 were realized on these sales during the period ended June 30, 1997. Realized gains and losses from securities sales are determined on the specific identification of the securities.

Note 4 - GUARANTEES:

         In order to obtain management agreements and to facilitate the construction or acquisition of certain health care centers which NHC manages for others, NHC has guaranteed some or all of the debt (principal and interest) on those centers. For this service NHC charges an annual guarantee fee of 1% to 2% of the outstanding principal balance guaranteed, which fee is in addition to NHC's management fee. The principal amounts outstanding under the guarantees is approximately $69,362,000 (net of available debt service reserves) at variable and fixed interest rates with a weighted average of 4.7% at June 30, 1997.

         NHC has entered into an interest rate cap arrangement with a managed entity under which NHC has guaranteed that the entity's weighted average interest rate on its first and second mortgage debt will not exceed 9.0%. The entity's first mortgage debt is tax-exempt, floating-rate bonds and its second mortgage debt is owed to NHC. The bond debt outstanding under the arrangement is $15,600,000 and the weighted average rate of both debts is 6.9% at June 30, 1997. NHC is obligated under the agreement only for the term of its management contract, as extended, and only so long as the tax-exempt bonds are outstanding. At June 30, 1997, NHC expects to have no additional liability as a result of this interest rate cap arrangement.

NOTE 5 - NEW ACCOUNTING PRONOUNCEMENTS:

         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure," ("SFAS 129"), SFAS 129 establishes standards for disclosing information about an entity's capital structure. NHC will be required to adopt SFAS 129 in the fourth quarter of 1997. Management does not expect the adoption to have a material impact on NHC's financial position results of operations or cash flows.

         Statement of Financial Accounting Standards No. 128,"Earnings per Share," ("SFAS 128") has been issued effective for fiscal periods ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share. NHC is required to adopt the provisions of SFAS No. 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, convertible debt, options and warrants. Management does not expect the adoption to have a material impact on NHC's financial position, results of operations or cash flows.

Note 6 - LEGAL PROCEEDINGS:

         In March 1996, Florida Convalescent Centers, Inc. (FCC), an independent Florida corporation for whom the company manages sixteen licensed nursing centers in Florida, gave NHC notice of its intent not to renew a management contract at one of the centers. Pursuant to written agreements between the parties, NHC valued the center, offering to either purchase the center at the price so valued or require FCC to pay to NHC certain deferred compensation based upon that value. FCC responded on March 26, 1996, by filing a Declaratory Judgment suit in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida, requesting the court to interpret the parties' rights under their contractual arrangements. Since that time, FCC has amended the suit to allege, among other items, that NHC has "self-dealt" with or mismanaged the centers, that the deferred compensation creates a usurious rate of interest, and that the recorded mortgages securing FCC's debt to NHC do not secure the payment of the deferred compensation. NHC has denied all allegations and conclusions. The suit is still in the preliminary stages and no trial date has been scheduled.

         In January, 1997, NHC was notified that FCC currently does not intend to renew an additional four contracts which mature in 1997, but FCC agreed that NHC will remain as manager until a final decision is reached by the Sarasota Court. The balance of the FCC contracts may be terminated in the years 2001-2003.

         NHC is also a defendant in a lawsuit styled Braeuning et al vs. National HealthCare L.P. et al filed "under seal" in the U. S. District Court of the Northern district of Florida on April 9, 1996. The court removed the seal from the complaint - but not the file itself - on March 20, 1997 and service of process occurred on July 8, 1997 with the government participating as an intervening plaintiff. The suit alleges that NHC has submitted cost reports and routine cost limit exception requests containing "fraudulent allocation of routine nursing services to ancillary service cost centers" and improper allocation of skilled nursing service hours in four managed centers, all in the state of Florida. The suit was filed under the Qui Tam provisions of the Federal False Claims Act, commonly referred to as the "Whistleblower Act".

         In regard to the allegations contained in the lawsuit, NHC believes that the cost report information of its centers have been either appropriately filed or, upon appropriate amendment, will reflect adjustments only for the correction of unintentional misallocations. Prior to the filing of the suit, the Company had commenced an in-depth review of the nursing time allocation process at its owned, leased and managed centers. A significant number of amended cost reports have been filed and the Company continues to schedule and prepare revised cost reports and exception requests. It is anticipated that any years in question will be reviewed prior to there being further action in this matter at the judicial level. The Company is fully cooperating with the government in an attempt to determine dollar amounts involved, and intends to aggressively pursue an amicable settlement of this matter. The cost report periods under review include periods from 1991 through 1995.

         NHC would be responsible for any settlement related to its owned facilities and to the extent that managed centers have settlements, NHC's 6% management fee would be impacted. NHC's revenue policy is to not reflect routine cost limit exception requests as income until the process, including cost report audits, is completed. NHC cannot predict at this time the ultimate outcome of the suit but will strongly defend its actions in this matter.

         As reported in NHC's 1996 10-K, in October 1996 two managed centers in Florida were audited by representatives of the regional office of the Office of the Inspector General ("OIG"). As part of these audits, the OIG reviewed various records of the facilities relating to allocation of nursing hours and contracts with suppliers of outside services. At one center the OIG indicated during an exit conference that it had no further questions but has not yet issued a final report. At the second facility - which is one of four named in the Braeuning lawsuit - the OIG determined that certain records were insufficient and NHC supplied the additional requested information. These audits have been incorporated into the lawsuit.

         Florida is one of the states in which governmental officials are conducting "Operation Restore Trust", a federal/state program aimed at detecting and eliminating fraud and abuse by providers in the Medicare and Medicaid programs. The OIG has increased its investigative actions in Florida (and has now opened a Tennessee office) as part of Operation Restore Trust. NHC will continue to review and monitor the cost reporting process and its compliance with all government reimbursement standards, but cannot predict whether the OIG or other government officials will take further action or request additional information as a result of the Braeuning suit or any other audit that may be conducted in the future.

Note 7 - SUBSEQUENT EVENTS

         The Board of Directors of the Managing General Partner of NHC has unanimously approved in principle the following effective December 31, 1997:
(i) the formation of National Health Realty, Inc. (the "REIT" and a wholly-owned subsidiary of NHC) and the formation of NHR/OP, L.P. (the "Operating Partnership" and a subsidiary of the REIT), (ii) the transfer to the Operating Partnership 17 licensed nursing homes, six assisted living centers, one retirement center (the "Owned Healthcare Facilities"), certain promissory notes (the "Notes"), certain other assets (the "Other Assets") and certain debt (the "Assumed Liabilities"), (iii) the formation of National HealthCare Corporation (the "Corporation" and a wholly-owned subsidiary of NHC), (iv) the distribution of REIT Shares to NHC's unitholders and (v) the merger of NHC with and into the Corporation. The Operating Partnership is expected to lease the Owned Healthcare Facilities to the Corporation. Each lease will be a "triple net" lease with (i) an initial fixed term expiring December 31, 2007, (ii) an option for NHC to renew for two additional five-year periods on identical terms as the initial period, and (iii) a right of first refusal for NHC to purchase the Owned Healthcare Facilities.

         The Corporation Board of Directors and the sole shareholder of the Corporation have approved the 1997 Stock Appreciation Rights Plan (the "Corporation Stock Option Plan"). The Corporation Stock Option Plan allows for options to purchase up to 1,000,000 shares of Corporation common stock to be granted by the Corporation Board of Directors. The Corporation Board of Directors may grant incentive stock options ("ISO's"), non-qualified stock options or stock appreciation rights. The Corporation Stock Option Plan provides that the exercise price of an ISO must not be less than the fair market value of the Corporation stock.

After the initial capitalization of National Health Realty, Inc. as discussed in Note 1 to National Health Realty, Inc.'s financial statement is effected, we expect to be in a position to render the following audit report.


                              ARTHUR ANDERSEN LLP

Nashville, Tennessee
October 15, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To National Health Realty, Inc.:

We have audited the accompanying balance sheet of NATIONAL HEALTH REALTY, INC. (a Maryland corporation and a wholly owned subsidiary of National HealthCare L.P.) as of October 15, 1997 (date of capitalization). This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of National Health Realty, Inc. as of October 15, 1997 in conformity with generally accepted accounting principles.

                          NATIONAL HEALTH REALTY, INC.


                                 BALANCE SHEET

                                OCTOBER 15, 1997




                                    ASSETS

          Cash and temporary investments                                       $          1,000
                                                                               ================



                     LIABILITIES AND STOCKHOLDERS' EQUITY

 STOCKHOLDERS' EQUITY:

          Preferred stock, $.01 par value; 10,000,000 shares authorized;
               none outstanding                                                $              -
          Common stock, $.01 par value; 30,000,000 shares authorized;
               1,000 shares issued and outstanding                                           10
          Additional paid-in capital                                                        990
                                                                               ----------------
                                                                               $          1,000
                                                                               ================





       The accompanying notes are an integral part of this balance sheet.

                          NATIONAL HEALTH REALTY, INC.


                             NOTES TO BALANCE SHEET

                                OCTOBER 15, 1997


         1.      ORGANIZATION

                 National Health Realty, Inc. (the "REIT" and a wholly owned subsidiary of National HealthCare L.P) was incorporated on September 26, 1997. The REIT has had no operations to date but issued 1,000 shares of common stock to National HealthCare
                 L.P ("NHC") on October 15, 1997 for consideration of $1,000.

         2.      FEDERAL INCOME TAXES

                 At the earliest possible date, after the spinoff from NHC, the REIT intends to qualify as a real estate investment trust under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to stockholders providing it distributes at least 95% of its real estate investment trust taxable income and meets certain other conditions.

         3.      PREFERRED STOCK

                 No shares of preferred stock are outstanding. Preferred stock may be issued from time to time without stockholder approval with terms and conditions established by the Board of Directors of the REIT.

        4.       Events subsequent to Date of Balance Sheet

                 NHC has announced its intentions to distribute shares of the REIT to its unitholders. NHC expects to form NHR/OP, L.P. (the "Operating Partnership" and a subsidiary of the REIT) and, immediately prior to the distribution of shares, will transfer to the Operating Partnership 17 licensed nursing homes, six assisted living centers, one retirement center (the "Owned Healthcare Facilities") and certain promissory notes (the "Notes") secured by mortgages on 23 nursing homes. NHC will convey its ownership in 15 of the Owned Healthcare Facilities. The remaining nine Owned Healthcare Facilities will be transferred pursuant to a 50-year capitalized lease. The transfer will be subject to certain assumed debts (the "Assumed Liabilities").

                 The Operating Partnership is expected to lease the Owned Healthcare Facilities to NHC pursuant to operating leases. Each operating lease will be a "triple net" lease with (i) an initial fixed term expiring December 31, 2007, (ii) an option for NHC to renew for two additional five-year periods on identical terms as the initial period, and (iii) a right of first refusal for NHC to purchase the Owned Healthcare Facilities.

                 NHC will retain all of the equipment, furnishings and personal property in the Owned Healthcare Facilities. In the event that a lease with NHC is terminated for any reason, either the Operating Partnership or a new tenant will have to replace all of the equipment and furnishings. Because the Operating Partnership has neither licenses nor employees to operate the Owned Healthcare Facilities, the termination of a lease or leases with NHC could have a material adverse effect on the REIT's results of operations.

                 NHC will advise the REIT under the supervision of the REIT's Board of Directors. The REIT's Board of Directors is ultimately responsible for the management of the REIT.

                 The Notes are secured by mortgages on additional nursing homes managed by NHC and have been pledged as collateral for part of the Assumed Liabilities. In addition, parties to certain of the Assumed Liabilities may not have consented to the transfer of the Assumed Liabilities. Thus, a default by NHC under its debt obligations could cause the Operating Partnership to lose its assets through foreclosure or other means.

                 A significant portion of the Notes transferred to the Operating Partnership is due from one company for which NHC manages 16 nursing homes. Although the Notes have been guaranteed by that company's primary shareholder, the default, bankruptcy, or other financial difficulty by the company or the guarantor could have a material adverse effect on the Operating Partnership's results of operations. NHC and the company are currently involved in a lawsuit regarding the management agreements of the 16 nursing homes.

                 The REIT does not intend to seek further healthcare-related investment opportunities or to provide lease or mortgage financing for such investments; consequently, the REIT's results of operations and financial condition are dependent upon the successful operation of the Owned Healthcare Facilities and the realizability of the Notes.

                 The REIT's Board of Directors has approved the adoption of the 1997 Stock Option and Stock Appreciation Rights Plan (the "REIT Stock Option Plan"). The REIT Stock Option Plan allows for options to purchase in the aggregate 500,000 shares of REIT common stock to be granted by the REIT's Board of Directors. The REIT's Board of Directors may, in its discretion, grant incentive stock options, non-qualified stock options, or stock appreciation rights.

                                   APPENDIX A


                PLAN OF RESTRUCTURE OF NATIONAL HEALTH CARE L.P.


         NATIONAL HEALTHCARE L.P. ("NHC"), and its two wholly owned subsidiaries, NATIONAL HEALTHCARE CORPORATION (the "Corporation"), and NATIONAL HEALTH REALTY, INC. (the "REIT") hereby adopt a plan of restructure (the "Plan") pursuant to and in accordance with the provisions of Sections 5.2(a)(xxvii) and 6.4(a) of the Amended and Restated Agreement of Limited Partnership of NHC, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act and Section 263 of the Delaware General Corporation Law and other applicable sections of the foregoing.

         4. Purpose of the Plan. The purpose of this Plan is to set forth the effective date and other terms of the restructure of NHC into the Corporation and REIT, as soon as the Plan is consummated. NHC has recently formed the Corporation and REIT as wholly owned subsidiaries. Upon adoption of the Plan and the effectiveness as set forth herein, the stock of the REIT will be distributed to the holders of the outstanding units (the "Units") of NHC in proportion to their ownership of outstanding Units (except with respect to Excess Stock, as later defined, the holder thereof shall be entitled to receive the consideration described in Paragraph 6 hereof); and NHC shall merge with and into the Corporation with the Corporation being the survivor thereof.

         5. Unitholder Approval. A resolution approving the Plan shall be submitted to the Unitholders of NHC for action on the resolution at a Special Meeting to be held at the offices of NHC no later than November 20, 1997. Consummation of the Plan shall be subject to: (i) adoption of the Plan by the affirmative vote of at least a majority of the Units outstanding on the Record Date for the meeting, and (ii) such rights to terminate or amend the Plan as are set forth herein. If the Plan is so adopted, then the directors and officers of the managing general partner of NHC shall cause this Plan to be implemented in accordance with the following terms, all of which must be accomplished on or before 12:00:01 a.m. central time on January 1, 1998.

         6. Contribution to REIT's Operating Partnership of Qualifying Assets and Assumption by REIT of Certain Liabilities. NHC has formed the REIT under the Maryland General Corporation Law and REIT has formed NHR/OP, L.P., a Delaware limited partnership (the "Operating Partnership"). NHC shall contribute to Operating Partnership the specified assets, subject to certain specified liabilities, effective at 4:00 p.m. central time on December 31, 1997 pursuant to the Contribution Agreement (the "Contribution Agreement") attached hereto as Exhibit A pursuant to which: (a) real estate located in Florida owned by NHC shall be leased to the Operating Partnership pursuant to a long term capitalized lease (the "Capitalized Lease"), (b) substantially all other real estate owned by NHC shall be conveyed by deed (the "Deeds") to the Operating Partnership pursuant to deed forms selected by officers of the managing general partner of NHC, (c) debt described in the Contribution Agreement secured by the real property located in South Carolina shall be paid by, but not assumed by, the Operating Partnership, (d) other debt of NHC described in the Contribution Agreement shall be assumed by the Operating Partnership, (e) the notes and related security including mortgages owned by NHC, as lender, specified in the Contribution Agreement shall be conveyed to the Operating Partnership, and (f) certain other assets having little or no book value on NHC's books, as specified in the Contribution Agreement, shall be conveyed to the Operating Partnership.

         7. Agreements Between REIT and Corporation. Immediately after the effectiveness of the matters described in paragraph 3 above, the following shall occur: (a) the Operating Partnership shall lease to the Corporation, and the Corporation shall lease from the Operating Partnership, pursuant to the Operating Lease (the "Operating Lease"), attached hereto as Exhibit B all real estate subject to the Contribution Agreement and, (b) the REIT, Operating Partnership and Corporation shall enter into the Advisory Agreement, attached hereto as Exhibit C. In the event of a title problem or dispute involving the real property subject to the Capitalized Lease or conveyed pursuant to the Deeds, to the maximum extent that NHC (or the Corporation, as successor to NHC after the Merger) has a claim against a predecessor-in-title or a title insurance company, NHC (or the Corporation as successor to NHC after the Merger) shall indemnify, defend and hold REIT harmless from all damages, but not otherwise. REIT and Operating Partnership, jointly and severally, shall indemnify, defend and hold NHC and Corporation harmless with respect to all debt assumed by or which REIT or Operating Partnership has agreed to pay in accordance with the foregoing. REIT and Operating Partnership agree, without the written consent of the Corporation, not to cause or suffer any such debt to be defaulted or otherwise breached. Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to all debt and all obligations of NHC except those specifically assumed by or which REIT or Operating Partnership have agreed to pay in accordance with the foregoing. Corporation agrees, without the written consent of REIT and Operating Partnership, not to cause or suffer any such debt to be defaulted or otherwise breached. The Corporation shall use its best efforts to provide to REIT and Operating Partnership financial statements of the Corporation, and any predecessor, and the unqualified opinion from a nationally recognized independent accounting firm with respect to such annual financial statements, and consents of auditors to the inclusion of such financial statements in any registration statements, private placement memoranda, filings on any exchange or with any regulatory body, if any, necessary or appropriate in order to enable REIT and Operating Partnership to comply with applicable registration and reporting requirements of federal and state securities laws or exchange requirements; and expenses relating to the foregoing shall be borne by the Corporation (including obtaining audits if required by the foregoing even if the Corporation does not otherwise need to obtain them) as long as the Corporation is the investment advisor of the REIT (whether pursuant to the Advisory Agreement attached hereto, any amendment thereof, or a replacement thereto) and for such period of time after such advisory relationship ends until such time as REIT and Operating Partnership no longer are legally required to include such financial statements in its SEC filings; the Corporation shall indemnify, defend and hold REIT and Operating Partnership harmless with respect to any damages caused by any errors or misstatements in such financial statements.

         8. Contingent Liabilities. The Corporation, by reason of the merger described below, shall assume and agree to pay (to the extent that NHC is liable therefor, subject to all of the defenses and offsets which are available to NHC) all absolute and contingent liabilities of NHC, except as follows, each of which shall be assumed by the REIT and Operating Partnership, jointly and severally, effective with the effectiveness of the Contribution
Agreement: (a) the absolute liabilities described in paragraph 3 above and described more fully in the Contribution Agreement, and (b) environmental and hazardous material liabilities relating to the land or improvements thereon which are subject to either the Capitalized Lease or the Operating Leases, described above, except those created from and after January 1, 1998 by the Corporation or its tenants, subcontractors, agents or employees.

         9. Issuance of REIT Shares to NHC; Distribution to Unitholders. In consideration for the Contribution Agreement REIT shall issue to NHC that number of shares of REIT common stock which is equal to the number of Units outstanding on the date of the Contribution Agreement; provided, however, the Excess Stock, as defined in the REIT Charter, which would have been issued to National Health Corporation ("National") shall, instead, entitle National to receive one Unit in the Operating Partnership ("OP Units") for each share of Excess Stock. NHC shall immediately thereafter distribute or cause to be distributed to each Unitholder of record immediately prior to the Effective Time, as later defined, one (1) share of REIT common stock for each Unit owned by the Unitholder subject to the proviso in the immediately preceding sentence. Such actions shall result in the spin out of the REIT, without the necessity of the surrender of unit certificates. All such actions shall be effective for all purposes on or before 11:59 p.m. central time, December 31, 1997; provided, however, the physical delivery of the certificates representing the REIT shares and OP Units shall take place as soon as practical thereafter. REIT and Corporation agree that all options and convertible debentures of NHC which grant rights to subscribe for NHC Units exercisable or convertible after December 31, 1997, shall be deemed to grant the right to acquire an equal number of shares of REIT shares and an equal number of Corporation shares as such right grants in Units of NHC. The exercise price for such options and receipt thereof shall be divided pro rata between REIT and Corporation (and the pro rata distribution shall be equal to the ratio that the closing price on the American Stock Exchange at the close of business on the first trading day in 1998 of REIT shares and Corporation shares bear to each other). The interest and principal and all other payments due under or obligations due as a result of such convertible debentures is to be paid and performed by the Corporation and if the conversion rights of any of such debt is exercised then the Corporation shall provide written notification thereof to REIT, and the REIT shall issue (upon payment of cash by Corporation to REIT in the amount of the par value for such REIT shares) REIT shares equal to the number of shares issued by Corporation upon such conversion; and REIT agrees, at the expense of

Corporation, to cause to be filed any registration statement relating to REIT shares required by agreements binding on Corporation or needed as determined in the sole discretion of Corporation. Notwithstanding the foregoing in this paragraph 6, the Convertible Debentures issued pursuant to the Note Purchase Agreement dated in October 1997 shall be convertible solely into Corporation shares and all obligations of NHC pursuant to such agreement (as well as the related Note and Registration Rights Agreement) shall be solely those of the Corporation.

         10. Merger. Effective as of 11:59 p.m., central time, December 31, 1997 (the "Effective Time") NHC shall merge with and into the Corporation pursuant to the Merger Agreement attached hereto as Exhibit D.

         11. Amendment or Abandonment of Plan. The Board of Directors of the managing general partner of NHC may modify or amend the Plan at any time prior to Unitholder approval. Such Board of Directors may abandon the Plan without Unitholder approval at any time prior to 11:59 p.m., central time, December 31, 1997 (either before or after Unitholder adoption) in its sole and absolute discretion if it deems such abandonment in the best interest of Unitholders.

         If the Plan is not implemented because it does not receive the requisite Unitholder vote or the other conditions specified herein are not met, or because the Board of Directors determines for some other reason that it is advisable to abandon the Plan, the business and legal structure of NHC will continue substantially in the present manner.

         12.     Miscellaneous.

                 (a) In connection with the Plan, the unit option plans of NHC will be terminated and the unit options outstanding thereunder as of December 31, 1997 to the extent not then exercised, will be cancelled to the maximum extent permitted contractually and by law.

                 (b) All other employee benefit plans of NHC which are not described in the Registration Statement on Form S-4 as employee benefits of the Corporation shall be cancelled on December 31, 1997.

                 (c) The Board of Directors of the managing general partner of NHC and the officers of NHC shall have the power to adopt all resolutions, and the officers of NHC shall have the power to execute, deliver, and file all instruments, documents and certificates in the offices of the Secretaries of State of the State of Tennessee, Delaware and Maryland or other offices, and to publish and give such notices, and to do any and all other or additional things (including the setting of record dates and the closing of stock transfer books), as are required by the laws of the State of Tennessee, Delaware and Maryland or other applicable laws, or as such Board of Directors or other officers may deem necessary, desirable or appropriate to carry out the provisions of this Plan.

                 (d) This Plan is attached to and is part of a Registration Statement on Form S-4 filed by the Corporation with the Securities and Exchange Commission, reference to which is hereby made for any and all purposes.

         Executed as of the _____ day of ________________, 1997.

                                 NATIONAL HEALTHCARE L.P.
                                 By its Managing General Partner NHC, Inc.



                                 By:
                                          ------------------------------------
                                          W. Andrew Adams, President


                                 NATIONAL HEALTHCARE CORPORATION



                                 By:
                                          ------------------------------------
                                          W. Andrew Adams, President

                                 NATIONAL HEALTH REALTY, INC.



                                 By:
                                          ------------------------------------
                                          W. Andrew Adams, President


                                 NHR/OP, L.P.
                                 By:  National Health Realty, Inc.,
                                        its general partner



                                 By:
                                          ------------------------------------
                                          W. Andrew Adams, President

                                 EXHIBIT INDEX


Exhibit A        Contribution Agreement
Exhibit B        Operating Lease Agreement
Exhibit C        Advisory Agreement
Exhibit D        Merger Agreement

                                   APPENDIX B


                              AGREEMENT OF MERGER

                                       OF

                            NATIONAL HEALTHCARE L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                                      AND

                        NATIONAL HEALTHCARE CORPORATION
                            (A DELAWARE CORPORATION)


         THIS AGREEMENT OF MERGER is made and entered into this ___ day of _________________, 1997 by and between NATIONAL HEALTHCARE L.P., a Delaware limited partnership ("NHC"), and NATIONAL HEALTHCARE CORPORATION, a Delaware corporation ("CORPORATION").

         WHEREAS, National HealthCare L.P. is a business limited partnership of the State of Delaware with its registered office therein located at 1013 Centre Road, City of Wilmington, County of New Castle; and

         WHEREAS, National HealthCare Corporation is a business corporation of the State of Delaware with its registered office therein located at 9 East Loockerman Street, City of Dover, County of Kent; and

         WHEREAS, Section 263 of the Delaware General Corporation Law and
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act permit the merger of a corporation and limited partnership; and

         WHEREAS, the Board of Directors of the Corporation and the Board of Directors of NHC, Inc., the Managing General Partner of NHC, deem it is advisable and to the advantage, welfare and best interests of said entities and their respective stockholders and unitholders to merge NHC with and into the Corporation pursuant to and in accordance with the provisions of Section 263 of the General Corporation Law of the State of Delaware, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act and Section 6.4(a) of the Amended and Restated Agreement of Limited Partnership of NHC, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly approved and adopted by the general partners and a majority of the limited partners of NHC and by the Board of Directors and stockholders of the Corporation, the parties agree as follows:
         1. Terms and Conditions of Merger; Method of Effecting Merger. Upon the Effective Time (as defined herein), NHC shall merge with and into the Corporation and the separate partnership existence of NHC shall cease, and the Corporation shall continue as the surviving corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The merger shall be effected by the filing of a Certificate of Merger with the Delaware Secretary of State.

         2. Effective Time. The effective date and time of the merger shall be 11:59 p.m., central time, December 31, 1997 (the "EFFECTIVE TIME").

         3. Manner of Converting Shares and Partnership Interests. Each issued and outstanding unit of limited partnership interest ("UNIT") of NHC shall, at the Effective Time, represent one share of common stock of the Corporation. New certificates will not be issued for the shares of the Corporation until the holder thereof subsequently sells, exchanges or surrenders the certificate to the Corporation's transfer agent. The shares of the Corporation issued prior to the merger shall not be converted or exchanged in any manner, but each said share which is issued as of the Effective Time shall be canceled without any action on the holder's part.

         4. Assumption of Rights and Liabilities by Corporation. At the Effective Time, NHC shall be merged into the Corporation which shall continue as the Surviving Corporation, and the Surviving Corporation shall become the owner, without transfer, of all rights, powers, assets, qualifications and property of NHC, and the Surviving Corporation shall become subject to all debts and liabilities of NHC in the same manner as if the Surviving Corporation had itself incurred them.

         5. Name. The Corporation shall continue its existence as the Surviving Corporation under its present name.

         6. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Corporation, as now in force and effect, shall continue to be the Certificate of Incorporation of said Surviving Corporation until amended and changed in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         7. Bylaws of Surviving Corporation. The present Bylaws of the Corporation, as now in force and effect, shall continue to be the Bylaws of said Surviving Corporation until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the General Corporation Law of the State of Delaware.

         8. Directors and Officers of Surviving Corporation. The directors and officers in office of the Corporation at the Effective Time shall be the members of the Board of Directors of and the officers of said Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

         9. Amendment or Abandonment of Agreement of Merger. The Board of Directors of NHC, Inc., the Managing General Partner of NHC, may modify or amend this Agreement of Merger at any time prior to approval by the holders of the Units (the "UNITHOLDERS"). Such Board of Directors may abandon the Agreement of Merger without Unitholder approval at any time prior to 11:59 p.m., central time, December 31, 1997 (either before or after Unitholder adoption) in its sole and absolute discretion if it deems such abandonment in the best interest of Unitholders. If the Agreement of Merger is not implemented because it does not receive the requisite Unitholder vote or the other conditions specified herein are not met, or because the Board of Directors of NHC, Inc. determines for some other reason that it is advisable to abandon the Agreement of Merger, the business and legal structure of NHC will continue substantially in the present manner.

         10. General Authorization. The Board of Directors and the proper officers of NHC, Inc. and of the Corporation and Surviving Corporation are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger provided for herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement of Merger as of the ____ day of ______________, 1997.

                                 NHC:

                                 NATIONAL HEALTHCARE L.P.
                                 By:  NHC, Inc., its Managing General Partner



                                 By:
                                    ------------------------------------------
                                 Printed Name:
                                              --------------------------------
                                 Title of Authorized Officer:
                                                              ----------------

                                 CORPORATION:

                                 NATIONAL HEALTHCARE CORPORATION



                                 By:
                                    ------------------------------------------
                                 Printed Name:
                                              --------------------------------
                                 Title of Authorized Officer:
                                                             -----------------

                          CERTIFICATE OF SECRETARY OF

                        NATIONAL HEALTHCARE CORPORATION
                            (a Delaware corporation)


         The undersigned, being the Secretary of National HealthCare Corporation, a Delaware corporation, does hereby certify that the holders of all of the outstanding stock of said corporation dispensed with a meeting and vote of shareholders, and all of the shareholders entitled to vote consented in writing, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, to the adoption of the foregoing Agreement of Merger.

         Executed on this ____ day of _________________, 1997.

                                      NATIONAL HEALTHCARE CORPORATION


                                      By:
                                               -------------------------------
                                               Richard F. LaRoche, Jr.
                                               Secretary

                          CERTIFICATE OF SECRETARY OF

                          THE MANAGING GENERAL PARTNER
                                       OF
                            NATIONAL HEALTHCARE L.P.
                        (a Delaware limited partnership)


         The undersigned, being the Secretary of NHC, Inc., a Tennessee corporation and the Managing General Partner of National HealthCare L.P., does hereby certify that the foregoing Agreement of Merger was submitted to the Unitholders of National HealthCare L.P. entitled to vote at a special meeting thereof for the purpose of acting on the Agreement of Merger. Due notice of the time, place, and purpose of said meeting was mailed to each Unitholder of said limited partnership at least 20 days prior to the date of the meeting. At said meeting, the Agreement of Merger was considered by the Unitholders entitled to vote and, a vote having been taken for the adoption or rejection by them of the Agreement of Merger, at least a majority of the outstanding units entitled to vote of the limited partnership was voted in favor of the adoption of the Agreement of Merger.

         Executed on this ____ day of _________________, 1997.

                                        NHC, INC., Managing General Partner of
                                        NATIONAL HEALTHCARE L.P.


                                        By:
                                                 -----------------------------
                                                 Richard F. LaRoche, Jr.
                                                 Secretary

                                                                      APPENDIX C

PROXY                                                                     PROXY



                            NATIONAL HEALTHCARE L.P.
                 SPECIAL MEETING OF PARTNERS, NOVEMBER 20, 1997
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                          THE MANAGING GENERAL PARTNER


        The undersigned hereby appoints W. Andrew Adams and Richard F.
LaRoche, or either of them, as proxies, with power of substitution, to vote all Units of the undersigned at the Special Meeting of Limited Partners of National HealthCare L.P. to be held on Thursday, November 20, 1997, at 9:00 a.m. Central Standard Time, at the Managing General Partners's Offices located at 100 Vine Street, Murfreesboro, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1) APPROVAL AND ADOPTION OF A PLAN OF RESTRUCTURE, PURSUANT TO WHICH NHC WILL MAKE A DISTRIBUTION OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF NATIONAL HEALTH REALTY, INC. TO THE HOLDERS OF NHC GENERAL AND LIMITED PARTNERSHIP UNITS IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND NHC WILL THEN MERGE WITH AND INTO NATIONAL HEALTHCARE CORPORATION.

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

(2) APPROVAL OF THE POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL VOTES IN FAVOR OF PROPOSAL (1) ABOVE; AND

        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

(3) SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


        [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN


                          (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                          (CONTINUED FROM OTHER SIDE)

        THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE UNITS WILL BE VOTED FOR THE PLAN OF RESTRUCTURE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                                DATED:                    , 1997
                                                      --------------------

                                                --------------------------------

                                                DATED:                    , 1997
                                                      --------------------

                                                --------------------------------
                                                Signature(s) of Unitholder(s)
                                                should correspond exactly with
                                                the name(s) printed hereon.
                                                Joint owners should each sign
                                                personally.  Executors,
                                                administrators, trustees, etc.,
                                                should give full title and
                                                authority.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law ("DGCL") applies to the Corporation and the relevant portion of the DGCL provides as follows:

 145.   INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

        (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act m good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
   (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

   The Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to The Corporation or its stockholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of The Corporation will be personally liable to The Corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

(iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefitted the Corporation and its stockholders.

   Under the Certificate of Incorporation and in accordance with Section 145 of the DGCL, the Corporation will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Corporation) by reason of the fact that such person was or is a director or officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. The Corporation will indemnify, pursuant to the standard enumerated in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed derivative action by or in the right of the Corporation.

   The Certification of Incorporation of the Corporation provides that the Corporation may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse the Corporation if it is ultimately determined that such person is not entitled to indemnification. The Corporation's Certificate of Incorporation also allows the Corporation, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Corporation would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. The Corporation maintains insurance for the benefit of the Corporation's officers and directors insuring such persons against certain liabilities, including civil liabilities under the securities laws. Additionally, the Corporation has entered into indemnification agreements with each of the Directors of the Corporation, which, among other things, provides that the Corporation will indemnify such Directors to the fullest extent permitted by the Certificate of Incorporation and the DGCL and will advance expenses of defending claims against such Directors.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) The following exhibits are filed as part of the Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

 Exhibit No.                                              Description
 -----------                                              -----------
 2.1             Plan of Restructure

 Exhibit No.                                              Description
 -----------                                              -----------
 2.2             Agreement of Merger

 3.1             Articles of Incorporation of National HealthCare Corporation

 3.2             Bylaws of National HealthCare Corporation

 4.1             Indenture between National HealthCare L.P. and First American National Bank, dated August
                 29, 1995 relating to 6.0% Convertible Senior Subordinated Debentures due 2000 aggregating
                 $30,000,000

 4.2             Indenture of Mortgage and Deed of Trust dated as of October 15, 1989 by and among National
                 HealthCorp L.P. and Boatmen's Trust Company, Corporate Trustee, and H.E. Bradford,
                 Individual Trustee, relating to $20,000,000 ___% First Mortgage Bonds due 2005

 4.3             Indenture of Trust and Security Agreement dated as of December 1, 1990 by and among
                 National Health Corporation Leveraged Employee Stock Ownership Trust, National Health
                 Corporation and National HealthCorp L.P. to State Street Bank and Trust Company of
                 Connecticut, National Association, as Indenture Trustee, and Barnett Banks Trust Company,
                 National Association, as Florida Co-Indenture Trustee

 4.4             First Supplemental Indenture of Trust and Security Agreement dated as of November 1, 1991 by and among National Health Corporation Leveraged Employee Stock Ownership Trust, National
                 Health Corporation and National HealthCorp L.P. to State Street Bank and Trust Company of
                 Connecticut, National Association, as Indenture Trustee, and Barnett Banks Trust Company,
                 National Association, as Florida Co-Indenture Trustee

 5               Legal Opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel to the Registrant, as to the due formation of the Corporation

 8 *             Legal Opinion of Harwell Howard Hyne Gabbert & Manner, P.C., counsel to the Registrant, as to the tax effect to securityholders

 10.1            Master Agreement of Lease dated as of October 17, 1991 by and among National Health
                 Investors, Inc. and National HealthCorp L.P.

 10.2            REIT Master Lease effective as of January 1, 1998, by and among National HealthCare
                 Corporation, National Health Realty, Inc. and NHR/OP, L.P.

 10.3            Advisory, Administrative Services and Facilities Agreement dated as of October 17, 1991 between National Health Investors, Inc. and National HealthCorp L.P.

 10.4            Advisory, Administrative Services and Facilities Agreement effective as of January 1, 1998, between National HealthCare Corporation, National Health Realty, Inc. and NHR/OP, L.P.

 10.5.1          Form of Service Agreement by and between National Health Corporation and National
                 HealthCare Corporation.

 10.5.2 *        Form of National HealthCare Corporation 1997 Employee Stock Purchase Plan

 10.5.3          Form of National HealthCare Corporation 1997 Stock Option of Stock Appreciation Rights Plan

 10.6            Loan and Security Agreement dated as of December 16, 1988 regarding the Registrant's guaranty of National Health Corporation Leveraged Employee Stock Ownership Trust's
                 obligation under $50,000,000 loan

 Exhibit No.                                              Description
 -----------                                              -----------
 10.7            Amended and Restated Revolving Credit Note dated as of September 1, 1995 by and between
                 National Health Corporation and National HealthCare L.P.

 10.8            Amended and Restated Revolving Credit Agreement dated as of September 1, 1995 by and between National Health Corporation and National HealthCare L.P.

 10.9            Third Amendment to Guarantee and Contingent Purchase Agreement dated as of October 14, 1993 by and among National HealthCare L.P., National Health Corporation and Third National Bank
                 in Nashville, as agent for the Banks

 10.10           Fourth Amendment to Guarantee and Contingent Purchase Agreement dated as of December 30,
                 1993 by and among National HealthCare L.P., National Health Corporation and Third National
                 Bank in Nashville, as agent for the Banks

 10.11           Fifth Amendment to Guarantee and Contingent Purchase Agreement dated as of September 1,
                 1995, by and among National HealthCare L.P., National Health Corporation and Third National
                 Bank in Nashville, as agent for the Banks

 10.12           Suretyship Agreement dated as of March 8, 1988 by and among City Center, Ltd., NHESOP, Inc.
                 and National HealthCorp L.P.

 10.13           Guaranty Agreement dated as of December 1, 1987 by and among National HealthCorp L.P.,
                 James O. McCarver and The Toronto-Dominion Bank

 10.14           Guaranty Agreement dated as of May 1, 1993 by and between National HealthCorp L.P. and
                 Societe Generale

 10.15           Guaranty Agreement dated as of March 5, 1991 by and between National HealthCorp L.P. and
                 The Bank of Tokyo, Ltd., New York Agency (Palm Beach County)

 10.16           Guaranty Agreement dated as of March 5, 1991 by and between National HealthCorp L.P. and
                 The Bank of Tokyo, Ltd., New York Agency (Dade County)

 10.17           Amendment to Guaranty Agreement dated as of October 17, 1991 by and among National
                 HealthCorp L.P., James O. McCarver and The Toronto-Dominion Bank

 10.18           Amendment to Guaranty Agreement dated as of July 22, 1992 by and among National HealthCorp
                 L.P., James O. McCarver and The Toronto-Dominion Bank

 10.19           Fourth Amendment to Guaranty Agreement dated as of June 30, 1995 by and among National
                 HealthCare L.P., James O. McCarver and The Toronto-Dominion Bank

 10.20           Subordination Agreement dated as of May 1, 1993 by and among National HealthCorp L.P.,
                 Societe Generale and Richland Place, Inc.

 10.21           Renewal Note dated as of December 31, 1993 in the principal amount of $10 million payable to National HealthCorp L.P. by National Health Corporation

 10.22           Second Deed of Trust Note dated as of January 20, 1988 in the principal amount of $10 million payable to National HealthCorp L.P. by NHESOP, Inc.

 10.23           First Amended Second Deed of Trust Note dated as of December 21, 1988 payable to National
                 HealthCorp L.P. by NHESOP, Inc.


 Exhibit No.                                              Description
 -----------                                              -----------
 10.24           Promissory Note dated as of January 15, 1996 in the principal amount of $2,797,511.28 payable to National Health Investors, Inc. by National HealthCare L.P.

 10.25           Renewal Term Note dated as of January 1, 1992 in the principal amount of $10 million payalbe to National Health Corporation by National HealthCorp L.P.

 10.26           Assumption and Modification Agreement dated as of October 17, 1991 by and among National
                 Health Investors, Inc., National HealthCorp L.P. and Third National Bank in Nashville,
                 Agent

 10.27           Amended and Restated Reimbursement Agreement dated as of December 1, 1986, and Amended and
                 Restated as of March 1, 1991, by and among Florida Convalescent Associates, National
                 HealthCorp L.P. and The Bank of Tokyo, Ltd., New York Agency

 10.28           Contribution and Assumption Agreement dated as of October 17, 1991 by and between National
                 HealthCorp L.P. and National Health Investors, Inc.

 21              Subsidiaries of the Registrant

 23              Consent of Arthur Andersen LLP, independent public accountants.

 24              Power of Attorney (included on the signature page hereto)

----------
* To be filed by amendment.


   (b) The Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 22.   UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   1. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   6. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became Effective.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Murfreesboro, State of Tennessee on the 3rd day of October, 1997.

                                     NATIONAL HEALTHCARE CORPORATION


                                          /s/ W. Andrew Adams
                                     By:  -------------------------------------
                                          W. Andrew Adams
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

   Each person whose signature to the Registration Statement appears below hereby appoints W. Andrew Adams and Richard F. LaRoche, Jr., and each of them, as his attorneys-in-fact to execute in the name and on behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated.

                  Signature                            Title                             Date
                  ---------                            -----                             ----
/s/ W. Andrew Adams                          Chairman, President, Chief           October 3, 1997
-------------------------------------------- Executive Officer and Director
W. Andrew Adams                              (Chief Executive Officer)


/s/ Donald K. Daniel                         Vice President, Controller,          October 3, 1997
-------------------------------------------- Chief Financial Officer and
Donald K. Daniel                             Chief Accounting Officer



/s/ J. K. Twilla                             Director                             October 3, 1997
---------------------------------------------
J. K. Twilla


                                             Director                             October __, 1997
---------------------------------------------
Olin O. Williams

/s/ Robert G. Adams                          Director                             October 3, 1997
---------------------------------------------
Robert G. Adams

/s/ Ernest G. Burgess                        Director                             October 3, 1997
---------------------------------------------
Ernest G. Burgess

                                             Director                             October __, 1997
---------------------------------------------
Lawrence C. Tucker

